As filed with the Securities and Exchange Commission on December 29 , 2017

Registration No. 333- 221723

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
ON
FORM S-4

ANDINA II HOLDCO CORP.

 (Exact Name of Each Registrant as Specified in its Charter)

Delaware	5561	N/A
(State or other jurisdiction of Incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

250 West 57th Street

 Suite 2223
New York, New York 10107
(646) 565-3861

 (Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Julio A. Torres, Chief Executive Officer
250 West 57th Street

 Suite 2223
New York, New York 10107
(646) 565-3861

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq.

Jeffrey M. Gallant, Esq.

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination contemplated by the merger agreement described in the included proxy statement/prospectus/information statement have been satisfied or waived.

If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [  ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [  ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001(3)	2,857,143	$10.24	$29,257,144.32	$3,642.52
Common Stock, par value $0.0001(4)	4,765,645	$10.24	$48,800,204.80	$6,075.63
Common Stock, par value $0.0001(5)	2,155,000	$10.24	$22,067,200	$2,747.37
Common Stock, par value $0.0001(6)	657,142	$10.24	$6,729,134.08	$837,78
Total			$106,853,683.20	$13,303.30	(7)

(1)

All securities being registered will be issued by Andina II Holdco Corp., a Delaware corporation (“Holdco”). In connection with the merger of Andina Acquisition Corp. II (“Andina” or “Parent”), a publicly-traded Cayman Islands exempted company, with and into Holdco and the merger of Andina II Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Holdco, with and into Lazy Days’ R.V. Center, Inc. ( “Lazydays” or the “Company”) as described in the proxy statement/prospectus/information statement forming a part of this registration statement, all of the outstanding ordinary shares, rights and warrants of Andina will be converted into common stock and warrants of Holdco. As a result of the merger and related transactions, Holdco will become the public company, and the current security holders of Andina and Lazydays will become security holders of Holdco.

(2)	Based on the market prices on November 17, 2017 of the ordinary shares of Andina (the company to which the Registrant will succeed after the merger and resultant redomestication to Delaware described in this registration statement and enclosed proxy statement/prospectus/information statement).

(3)	Represents shares of common stock of Holdco to be issued to the holders of common stock of Lazydays upon consummation of the business combination.

(4)	Represents shares of common stock to be issued to the holders of ordinary shares and rights of Andina upon consummation of the business combination. Includes shares of common stock issuable in exchange for outstanding units of Andina, each such unit consisting of one ordinary share, one right and one warrant.

(5)	Represents shares of common stock issuable upon exercise of outstanding Andina warrants, each warrant entitling the holder to purchase one-half of one ordinary share of Andina at a price of $11.50 per whole share commencing after Andina’s successful completion of a business combination. Pursuant to the terms of the warrants, each such warrant will automatically entitle the holder thereof to purchase one-half of one share of Holdco common stock in lieu of one-half of one ordinary share of Andina upon consummation of the business combination.

(6)	Represents shares of common stock issuable upon exercise of outstanding Andina unit purchase options to purchase up to 400,000 units of Andina.

(7)	Filing fee previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROPOSED MERGERS

YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Andina Acquisition Corp. II and Stockholders of Lazy Days’ R.V. Center, Inc.:

Andina Acquisition Corp II, a Cayman Islands exempted company (“Andina”), Andina II Holdco Corp., a Delaware corporation (“Holdco”) and wholly owned subsidiary of Andina, Andina II Merger Sub Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Holdco, Lazy Days’ R.V. Center, Inc., a Delaware corporation (“Lazydays” or the “Company”) and, solely for certain purposes set forth in the merger agreement, A. Lorne Weil, have entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which (a) Andina will merge with and into Holdco, with Holdco surviving and becoming a new public company (such new public company, “Surviving Pubco” and such merger, the “Redomestication Merger”) and (b) Merger Sub will merge with and into Lazydays, with Lazydays surviving and becoming a direct wholly owned subsidiary of Holdco (the “Transaction Merger” and together with the Redomestication Merger, the “Mergers”). In the Redomestication Merger, (i) each ordinary share of Andina will be exchanged for one share of common stock of Holdco (“Holdco Shares”), except that holders of ordinary shares of Andina sold in its initial public offering (“public shares”) shall be entitled to elect instead to receive a pro rata portion of Andina’s trust account, as provided in Andina’s charter documents, (ii) each Andina right will be exchanged for one-seventh of a Holdco Share and (iii) each Andina warrant will entitle the holder to purchase one-half of one Holdco Share at a price of $11.50 per whole share.

At the closing of the Transaction Merger, the outstanding shares of common stock of Lazydays will be converted into the right to receive 2,857,143 Holdco Shares and $85 million in cash, subject to adjustments based on Lazydays’ working capital and debt as of closing and also subject to any such Holdco Shares and cash that are issued and paid to Lazydays’ optionholders (the “Optionholders”) and participants under Lazydays’ transaction incentive plan (the “Bonus Payment Recipients”). See the section titled “Summary of the Proxy Statement/Prospectus/Information Statement” in the attached proxy statement/ prospectus/information statement for further information.

Andina’s units, ordinary shares, rights and warrants are currently listed on the Nasdaq Capital Market under the symbols ANDAU, ANDA, ANDAR and ANDAW, respectively. Holdco will apply for listing, to be effective at the effective time of the Mergers, of its common stock and warrants on Nasdaq under the proposed symbols LAZY and LAZYW, respectively. On [_______], 2018 , the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of Andina’s ordinary shares was $[___] per share.

Andina is holding a special meeting of its shareholders in order to obtain the shareholder approvals necessary to complete the Mergers and related matters. At the Andina special meeting, which will be held at [l] a.m. eastern time, on [l], 2018, at the offices of Graubard Miller, Andina’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, United States of America , unless postponed or adjourned to a later date, Andina will ask its shareholders to adopt the merger agreement thereby approving the Mergers and approve the other proposals described in this proxy statement/prospectus/information statement.

As described in this proxy statement/prospectus/information statement, certain stockholders of Lazydays who in the aggregate own approximately 86% of the outstanding shares of common stock of Lazydays are parties to a support agreement with Andina whereby such stockholders agreed to vote their shares of common stock of Lazydays in favor of approving the transactions contemplated by the merger agreement and vote against (A) certain alternative transaction proposals, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation, warranty or any other obligation or agreement of Lazydays under the merger agreement, and (C) any action, proposal, transaction or agreement that would reasonably be expected to (1) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transaction Merger, (2) result in the failure of any of the conditions to the obligations of Andina, Holdco or Merger Sub to consummate the Transaction Merger as set forth in the merger agreement or (3) change in any manner the voting rights of any shares of common stock of Lazydays. In addition, certain Andina shareholders who in the aggregate own 31.6% of the issued and outstanding Andina shares have agreed to vote such shares in favor of approving the transactions contemplated by the merger agreement.

In addition, following the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, being declared effective by the Securities and Exchange Commission and pursuant to the conditions set forth in the merger agreement, the stockholders of Lazydays who are party to the support agreement will each execute an action by written consent of the Lazydays stockholders adopting the merger agreement, thereby approving the Transaction Merger and related transactions. Therefore, holders of a sufficient number of shares of Lazydays capital stock required to adopt the merger agreement will adopt the merger agreement, and no meeting of stockholders of Lazydays to adopt the merger agreement and approve the Transaction Merger and related transactions will be held. Nevertheless, all stockholders of Lazydays will have the opportunity to elect to adopt the merger agreement, thereby approving the Transaction Merger and related transactions, by signing and returning to Lazydays a written consent.

After careful consideration, the respective Andina and Lazydays boards of directors have approved the merger agreement and the board of directors of Andina has approved the other proposals described in this proxy statement/prospectus/information statement, and each of the Andina and Lazydays boards of directors has determined that it is advisable to consummate the Mergers. The board of directors of Andina recommends that its shareholders vote “FOR” the proposals described in this proxy statement/prospectus/information statement, and the board of directors of Lazydays recommends that its stockholders sign and return to Lazydays the written consent indicating their approval of the Transaction Merger and adoption of the merger agreement and related transactions.

More information about Andina, Lazydays and the proposed transactions are contained in this proxy statement/prospectus/information statement. Andina and Lazydays urge you to read this proxy statement/prospectus/information statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 27.

Andina and Lazydays are excited about the opportunities the Mergers bring to both Andina shareholders and Lazydays stockholders, and thank you for your consideration and continued support.

Julio Torres	William P. Murnane
Chief Executive Officer	Chairman and Chief Executive Officer
Andina Acquisition Corp. II	Lazy Days’ R.V. Center, Inc.

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION, DATED DECEMBER 29 , 2017

ANDINA ACQUISITION CORP. II

250 West 57th Street

Suite 2223
New York, New York 10107

NOTICE OF EXTRAORDINARY GENERAL

MEETING

TO BE HELD ON [●], 2018

TO THE SHAREHOLDERS OF ANDINA ACQUISITION CORP. II:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of Andina Acquisition Corp. II (“Andina”), a Cayman Islands exempted company, will be held at [●] a.m. eastern time, on [●], 2018, at the offices of Graubard Miller, Andina’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, United States of America . You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

(1)	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 27, 2017, by and among Andina, Andina II Holdco Corp., a wholly owned subsidiary of Andina (“Holdco”), Andina II Merger Sub Inc., a wholly owned subsidiary of Holdco (“Merger Sub”), Lazy Days’ R.V. Center, Inc. (“Lazydays” or the “Company”), and, solely for certain purposes set forth in the merger agreement, A. Lorne Weil, an individual, which, among other things, provides for (a) the merger of Andina with and into Holdco, with Holdco surviving and becoming a new public company (the “Redomestication Merger”) and (b) the merger of Merger Sub with and into Lazydays, with Lazydays surviving and becoming a direct wholly owned subsidiary of Holdco (the “Transaction Merger” and together with the Redomestication Merger, the “Mergers”), and to approve the business combination contemplated by such agreement – we refer to this proposal as the “merger proposal;”

(2)	to elect eight directors who, upon consummation of the Mergers, will be the directors of Holdco — we refer to this proposal as the “director election proposal;”

(3)

to consider and vote upon separate proposals to approve the following material differences between the constitutional documents of Holdco and Andina’s current amended and restated memorandum and articles of association: (i) the name of the new public entity will be “Lazydays Holdings, Inc.” as opposed to “Andina Acquisition Corp. II”; (ii) Holdco has 100,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, as opposed to Andina having 100,000,000 authorized ordinary shares and 1,000,000 authorized preferred shares; (iii) Holdco’s corporate existence is perpetual as opposed to Andina’s corporate existence terminating if a business combination is not consummated by Andina within a specified period of time; and (iv) Holdco’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that Andina’s amended and restated memorandum and articles of association contains - we refer to these proposals collectively as the “charter proposals;”

(4)

to consider and vote upon a proposal to approve the adoption of the Holdco 2017 Long-Term Incentive Equity Plan (the “2017 Plan”) — we refer to this proposal as the “incentive compensation plan proposal;”

(5)

to consider and vote upon a proposal to approve a series of securities purchase agreements with [accredited] investors for the sale of convertible preferred stock, common stock, and warrants of Holdco for an aggregate purchase price of $88.5 million (the “PIPE Investment”) in private placements which will close simultaneously with the consummation of the Mergers – we refer to this proposal as the “PIPE proposal;” and

(6)	to consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, if Andina is unable to consummate the Mergers for any reason — we refer to this proposal as the “adjournment proposal.”

These items of business are described in the attached proxy statement/prospectus/information statement, which we encourage you to read in its entirety before voting. Only holders of record of Andina ordinary shares at the close of business on [●], 2018 are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.

After careful consideration, Andina’s board of directors has determined that the merger proposal, the director election proposal, the charter proposals, the incentive compensation plan proposal, the PIPE proposal and the adjournment proposal are fair to and in the best interests of Andina and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the merger proposal, “FOR” the election of all of the persons nominated by Andina’s management for election as directors, “FOR” each of the charter proposals, “FOR” the incentive compensation plan proposal, “FOR” the PIPE proposal and “FOR” the adjournment proposal, if presented.

All Andina shareholders are cordially invited to attend the extraordinary general meeting in person. To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a shareholder of record of Andina ordinary shares, you may also cast your vote in person at the extraordinary general meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the charter proposal, but will have no effect on the other proposals.

A complete list of Andina shareholders of record entitled to vote at the extraordinary general meeting will be available for ten days before the extraordinary general meeting at the principal executive offices of Andina for inspection by shareholders during ordinary business hours for any purpose germane to the extraordinary general meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Julio A. Torres

Julio A. Torres

Chief Executive Officer

[●], 2018

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES OF ANDINA WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS, AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES OF ANDINA CONVERTED INTO CASH. TO EXERCISE YOUR CONVERSION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE MERGER PROPOSAL AND DEMAND THAT ANDINA CONVERT YOUR SHARES OF ANDINA INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL BY CHECKING THE BOX ON THE PROXY CARD OR DELIVERING A CONVERSION NOTICE TO ANDINA’S TRANSFER AGENT AND TENDERING YOUR SHARES OF ANDINA TO ANDINA’S TRANSFER AGENT PRIOR TO THE VOTE AT THE MEETING. YOU MAY TENDER YOUR SHARES OF ANDINA BY EITHER DELIVERING YOUR ANDINA SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES OF ANDINA ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE MERGERS ARE NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES OF ANDINA IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW SUCH SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF ANDINA SHAREHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus/information statement is dated [●], 2018 and is first being mailed to Andina Acquisition Corp. II shareholders on or about [●], 2018.

The information in this proxy statement/prospectus/information statement is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commissions is effective. This proxy statement/prospectus/information statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 29 , 2017

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

ANDINA ACQUISITION CORP. II

PROSPECTUS FOR UP TO 7,622,788 SHARES OF COMMON STOCK

AND 2,812,142 SHARES OF COMMON STOCK UNDERLYING WARRANTS AND UNIT PURCHASE OPTIONS

OF

ANDINA II HOLDCO CORP.

The board of directors of each of Andina Acquisition Corp. II, a Cayman Islands exempted company (“Andina”), and Andina’s wholly-owned subsidiary, Andina II Holdco Corp., a Delaware corporation (“Holdco”), has unanimously approved the merger of Andina and Holdco (“Redomestication Merger”), with Holdco surviving the merger and becoming a public company (“Surviving Pubco”). In the Redomestication Merger, (i) each ordinary share of Andina will be exchanged for one share of common stock of Holdco (“Holdco Shares”), except that holders of ordinary shares of Andina sold in its initial public offering (“public shares”) shall be entitled to elect instead to receive a pro rata portion of Andina’s trust account, as provided in Andina’s charter documents, (ii) each Andina right will be exchanged for one-seventh of a Holdco Share and (iii) each Andina warrant will entitle the holder to purchase one-half of one Holdco Share at a price of $11.50 per whole share. Accordingly, this prospectus covers an aggregate of 4,765,645 Holdco Shares and 2,155,000 Holdco Shares issuable upon exercise of warrants to be issued by Holdco in exchange for the outstanding securities of Andina. This prospectus also covers an aggregate of 657,142 Holdco Shares that may be issued upon exercise of outstanding unit purchase options of Andina to purchase up to an aggregate of 400,000 Andina units.

Immediately following the consummation of the Redomestication Merger, Andina’s wholly-owned subsidiary, Andina II Merger Sub Inc., a Delaware corporation (“Merger Sub”), will merge with and into Lazy Days’ R.V. Center, Inc., a Delaware corporation (“Lazydays” or the “Company”), with the Company being the surviving entity of such merger (the “Transaction Merger” and together with the Redomestication Merger, the “Mergers”) and becoming a direct wholly-owned subsidiary of Surviving Pubco (the “Surviving Company”). Upon consummation of the Transaction Merger, the stockholders of Lazydays (the “Stockholders”) will receive their pro rata portion of: (i) 2,857,143 Holdco Shares; and (ii) $85,000,000 in cash, subject to adjustments based on Lazydays’ working capital and debt as of closing and also subject to any such Holdco Shares and cash that are issued and paid to Lazydays’ optionholders (the “Optionholders”) and participants under Lazydays’ transaction incentive plan (the “Bonus Payment Recipients”). Accordingly, this prospectus also covers the 2,857,143 Holdco Shares that will be issued by Holdco to the Stockholders, the Optionholders, and the Bonus Payment Recipients upon consummation of the Transaction Merger.

Proposals to approve the merger agreement and the other matters discussed in this proxy statement/prospectus/information statement will be presented at the extraordinary general meeting of Andina scheduled to be held on [●], 2018.

Andina’s units, ordinary shares, rights and warrants are currently listed on the Nasdaq Capital Market under the symbols ANDAU, ANDA, ANDAR and ANDAW, respectively. Holdco will apply for listing, to be effective at the effective time of the Mergers, of its common stock and warrants on Nasdaq under the proposed symbols LAZY and LAZYW, respectively. Holdco will not have units traded following consummation of the Mergers. It is a condition of the consummation of the Mergers that Holdco receive confirmation from Nasdaq that the Holdco Shares to be issued to the Stockholders, the Optionholders and the Bonus Payment Recipients pursuant to the merger agreement shall have been approved for listing on the exchange, except for the number of round lot holders, but there can be no assurance such condition will be met or that Holdco will obtain such confirmation from Nasdaq. If such condition is not met, these transactions will not be consummated unless such condition is waived by the Company.

Each of Andina and Holdco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus/information statement provides you with detailed information about the Mergers and other matters to be considered at the extraordinary general meeting of Andina’s shareholders. We encourage you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus/information statement. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus/information statement is dated [●], 2018, and is first being mailed to Andina securityholders on or about [●], 2018.

i

SUMMARY OF THE MATERIAL TERMS OF THE MERGERS

●	The parties to the merger agreement are Andina, Holdco, Merger Sub, Lazydays, and, solely for certain purposes set forth in the merger agreement, A. Lorne Weil. Pursuant to the merger agreement, (i) Andina will merge with and into Holdco in the Redomestication Merger with Holdco being the surviving entity of such merger and becoming a public company, and (ii) immediately after the consummation of the Redomestication Merger, Merger Sub will merge with and into Lazydays in the Transaction Merger with Lazydays being the surviving entity of such merger and becoming a direct wholly-owned subsidiary of Surviving Pubco. See the section in this summary entitled “The Merger Proposal.”

●	Lazydays operates recreational vehicle dealerships in Seffner, FL, Tucson, AZ and Loveland, Denver and Longmont, CO. Lazydays carries more than 2,500 new and pre-owned recreational vehicles, and also has over 300 service bays and two on-site campgrounds with over 700 recreational vehicle campsites. Lazydays welcomes over 500,000 visitors annually, and employs over 700 people in its facilities. See the section entitled “Business of Lazydays.”

●	Under the merger agreement, upon the consummation of the Redomestication Merger, (i) each ordinary share of Andina will be exchanged for one Holdco Share, except that holders of public shares shall be entitled to elect instead to receive a pro rata portion of Andina’s trust account, as provided in Andina’s charter documents, (ii) each Andina right will be exchanged for one-seventh of a Holdco Share and (iii) each Andina warrant will entitle the holder to purchase one-half of one Holdco Share at a price of $11.50 per whole share.

●	Under the merger agreement, upon consummation of the Transaction Merger, the Stockholders will receive their pro rata portion of: (i) 2,857,143 Holdco Shares; and (ii) $85,000,000 in cash, subject to adjustments based on Lazydays’ working capital and debt as of closing and also subject to any such Holdco Shares and cash that are issued and paid to the Optionholders and the Bonus Payment Recipients.

●

In addition to voting on the Mergers, the shareholders of Andina will vote to elect eight directors who, upon consummation of the Mergers, will be the directors of Holdco. See the section entitled “The Director Election Proposal.”

In addition to voting on the merger proposal, the shareholders of Andina will consider and vote on the following matters:

●

separate proposals to approve the following material differences between the constitutional documents of Holdco and Andina’s current amended and restated memorandum and articles of association: (i) the name of the new public entity will be “Lazydays Holdings, Inc.” as opposed to “Andina Acquisition Corp. II”; (ii) Holdco has 100,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, as opposed to Andina having 100,000,000 authorized ordinary shares and 1,000,000 authorized preferred shares; (iii) Holdco’s corporate existence is perpetual as opposed to Andina’s corporate existence terminating if a business combination is not consummated by Andina within a specified period of time; and (iv) Holdco’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that Andina’s amended and restated memorandum and articles of association contain. See the section entitled “The Charter Proposals.”

●	a proposal to approve the adoption of the Holdco 2017 Long-Term Incentive Equity Plan (the “2017 Plan”). See the section entitled “The Incentive Compensation Plan Proposal.”

●

a proposal to approve a series of securities purchase agreements with [accredited] investors for the sale of convertible preferred stock, common stock, and warrants of Holdco for an aggregate purchase price of $88.5 million (the “PIPE Investment”) in private placements which will close simultaneously with the consummation of the Mergers. See the section entitled “The PIPE Proposal.”

2

●	The merger agreement provides that either Andina or Lazydays may terminate the agreement if the Mergers are not consummated by June 30, 2018. Additionally, either Andina or Lazydays may terminate the merger agreement if Andina’s public shareholders do not approve the Mergers or if, upon consummation of the Mergers, Andina has less than $5,000,001 of net tangible assets after taking into account all holders of Andina’s public shares that validly exercise their conversion rights as described herein.

●	The merger agreement also provides that Lazydays may terminate the agreement by written notice to Andina if at any time prior to obtaining the Lazydays stockholder approval, the Board of Directors of Lazydays authorizes Lazydays to terminate the merger agreement as a result of it receiving a “Superior Proposal” (as defined in the merger agreement). If Lazydays terminates the Merger Agreement as a result of its receipt of a Superior Proposal, it shall be required to pay Andina an aggregate of $2,200,000 within one business day of such termination. See the section entitled “The Merger Agreement — Termination.”

●	After the Mergers, if management’s nominees are elected, the directors of Holdco will be [●] and [●], who were designated by Lazydays and will be in the class of directors that has the longest term in office from the Closing Date, [●] and B. Luke Weil who were designated by Andina, [●] and [●] who were designated by certain of the investors in the PIPE Investment and William Murnane and [●] who were designated by mutual agreement of Andina and Lazydays. After the Mergers, Messrs. Weil,[●],[●], [●] and [●] will be considered independent directors under the rules of the Nasdaq Capital Market (“Nasdaq”). See the section entitled “Management of Holdco Following the Mergers.”

●	Upon completion of the business combination, William Murnane, Chief Executive Officer of Lazydays, will become Chief Executive Officer of Holdco and Maura Berney, Chief Financial Officer of Lazydays, will become Chief Financial Officer of Holdco. See the section entitled “Management of Holdco Following the Business Combination.”

●	Certain of the Stockholders will not be able to sell any of the Holdco Shares that they receive as a result of the Transaction Merger (subject to limited exceptions) until the earlier of (i) the nine-month anniversary of the closing and (ii) the date on which Holdco consummates a liquidation, merger, stock exchange or other similar transaction in which Holdco is not the surviving company or which results in a change of control of Holdco. Such Stockholders will be required to enter into a lock-up agreement to such effect as a condition to the closing. See the section entitled “The Merger Agreement — Sale Restrictions.”

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement/ prospectus/information statement?	A.

Andina and Lazydays have agreed to a business combination under the terms of the Agreement and Plan of Merger, dated as of October 27, 2017, that is described in this proxy statement/prospectus/information statement. This agreement is referred to as the “merger agreement.” A copy of the merger agreement is attached to this proxy statement/prospectus/information statement as Annex A, and Andina and Lazydays encourage their shareholders/stockholders to read it in its entirety. Andina’s shareholders are being asked to consider and vote upon a proposal to adopt the merger agreement, which, among other things, provides for (a) the Redomestication Merger of Andina with and into Holdco, with Holdco surviving Redomestication Merger and (b) the Transaction Merger of Merger Sub with and into Lazydays, with Lazydays surviving the Transaction Merger and becoming a direct wholly owned subsidiary of Holdco and to approve the business combination contemplated by the merger agreement.

In addition to voting on the merger proposal, the shareholders of Andina will consider and vote on the following matters:

●	separate proposals to approve the following material differences between the constitutional documents of Holdco and Andina’s current amended and restated memorandum and articles of association: (i) the name of the new public entity will be “Lazydays Holdings, Inc.” as opposed to “Andina Acquisition Corp. II”; (ii) Holdco has 100,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, as opposed to Andina having 100,000,000 authorized ordinary shares and 1,000,000 authorized preferred shares; (iii) Holdco’s corporate existence is perpetual as opposed to Andina’s corporate existence terminating if a business combination is not consummated by Andina within a specified period of time; and (iv) Holdco’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that Andina’s amended and restated memorandum and articles of association contain. See the section entitled “The Charter Proposals.”

●	a proposal to approve the adoption of the 2017 Plan. See the section entitled “The Incentive Compensation Plan Proposal.”

●	a proposal to approve the PIPE Investment. See the section entitled “The PIPE Proposal.”

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In addition to the foregoing proposals, the shareholders may also be asked to consider and vote upon a proposal to adjourn the meeting to a later date or dates if Andina would be unable to consummate the Mergers at the meeting for any reason. See the section entitled “The Adjournment Proposal.”

Andina will hold the extraordinary general meeting of its shareholders to consider and vote upon these proposals.

This proxy statement/prospectus/information statement contains important information about the proposed Mergers and the other matters to be acted upon by shareholders of Andina at the extraordinary general meeting. Shareholders of Andina and stockholders of Lazydays should read this proxy statement/prospectus/information statement carefully.

Stockholders of Lazydays are entitled to sign and return the Lazydays written consent to adopt the merger agreement and approve the Transaction Merger and the other related transactions contemplated by the merger agreement.

This document serves as an information statement of Lazydays used to solicit the written consent of its Stockholders for the adoption of the merger agreement and the approval of the Transaction Merger and the other related transactions contemplated by the merger agreement.

The vote of Andina shareholders is important. Andina shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus/information statement.

Q.	I am an Andina right holder. Why am I receiving this proxy statement/prospectus/information statement?		As a holder of Andina rights, upon consummation of the Mergers, you will receive one-seventh of a Holdco Share for each right of Andina you hold. This proxy statement/prospectus/information statement includes important information about Holdco and the business of Holdco and its subsidiaries following consummation of the Mergers. Since holders of Andina rights will become holders of Holdco Shares upon consummation of the business combination, we urge you to read the information contained in this proxy statement/prospectus/information statement carefully.

Q.	I am an Andina warrant holder. Why am I receiving this proxy statement/prospectus/information statement?		As a holder of Andina warrants, upon consummation of the Mergers, you will be entitled to purchase one Holdco Share in lieu of one ordinary share of Andina at a purchase price of $11.50. This proxy statement/prospectus/information statement includes important information about Holdco and the business of Holdco and its subsidiaries following consummation of the Mergers. Since holders of Andina warrants may become holders of Holdco Shares after the consummation of the business combination, we urge you to read the information contained in this proxy statement/prospectus/information statement carefully.

Q.	Why is Andina proposing the Mergers?	A.	Andina was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

Andina completed its initial public offering of units, with each unit consisting of one ordinary share, one right to receive one-seventh of an ordinary share and one warrant to purchase one half of one ordinary share at a price of $11.50 per full share upon Andina’s completion of its initial business combination, on December 1, 2015, raising total gross proceeds of approximately $40,000,000. Since the initial public offering, Andina’s activity has been limited to the evaluation of business combination candidates.

Lazydays operates recreational vehicle dealerships in Seffner, FL, Tucson, AZ and Loveland, Denver and Longmont, CO. Lazydays carries more than 2,500 new and pre-owned recreational vehicles, and also has over 300 service bays and two on-site campgrounds with over 700 recreational vehicle campsites. Lazydays welcomes over 500,000 visitors annually, and employs over 700 people in its facilities. Based on its due diligence investigations of Lazydays and the industry in which it operates, including the financial and other information provided by Lazydays in the course of their negotiations, Andina believes that Lazydays has a very appealing growth profile and a compelling valuation. As a result, Andina believes that a business combination with Lazydays will provide Andina shareholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Merger Proposal — Andina’s Board of Directors’ Reasons for Approval of the Business Combination.”

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Q.	I am an Andina shareholder. Do I have conversion rights?	A.	If you are a holder of public shares, you have the right to demand that Andina convert such shares into cash provided that you vote either for or against the merger proposal. We sometimes refer to these rights to demand conversion of the public shares into a pro rata portion of the cash held in Andina’s trust account as “conversion rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” will not be converted to cash.

Under Andina’s amended and restated memorandum and articles of association, the Mergers may only be consummated if, upon consummation of the Mergers, Andina has at least $5,000,001 of net tangible assets after giving effect to all holders of public shares that properly demand conversion of their shares into cash.

Q.	How do I exercise my conversion rights as an Andina shareholder?	A.	If you are a holder of public shares and wish to exercise your conversion rights, you must (i) affirmatively vote either for or against the merger proposal and (ii) demand that Andina convert your shares into cash no later than the close of the vote on the merger proposal by (A) either checking the box on the proxy card or by submitting your request in writing to Andina’s transfer agent at the address listed at the end of this section and (B) delivering your shares to Andina’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System prior to the vote at the meeting. Any holder of public shares voting for or against the merger proposal will be entitled to demand that his shares be converted for a full pro rata portion of the amount then in the trust account (which was $[●], or $[●] per share, as of [●], 2018, the record date). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the Mergers. There are currently no owed but unpaid income taxes on the funds in the trust account. Your vote on any proposal other than the merger proposal will have no impact on the amount you will receive upon exercise of your conversion rights.

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If you (i) initially do not vote with respect to the merger proposal but then wish to vote for or against it, or (ii) wish to exercise your conversion rights but initially do not check the box on the proxy card providing for the exercise of your conversion rights and do not send a written request to Andina’s transfer agent to exercise your conversion rights, you may request Andina’s transfer agent to send you another proxy card on which you may indicate your intended vote or your intention to exercise your conversion rights. You may make such request by contacting Andina’s transfer agent at the address listed at the end of this section.

Any request for conversion, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the merger proposal at the extraordinary general meeting. If you deliver your shares for conversion to Andina’s transfer agent and later decide prior to the extraordinary general meeting not to elect conversion, you may request that Andina’s transfer agent return the shares (physically or electronically). You may make such request by contacting Andina’s transfer agent at the address listed at the end of this section.

Any corrected or changed proxy card or written demand of conversion rights must be received by Andina’s transfer agent prior to the vote taken on the merger proposal at the extraordinary general meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the meeting.

If a holder of public shares votes for or against the merger proposal and demand is properly made as described above, then, if the Mergers are consummated, Andina will convert these shares into a pro rata portion of funds deposited in the trust account. If you exercise your conversion rights, then you will be exchanging your ordinary shares of Andina for cash and will not be entitled to Holdco Shares in respect of such ordinary shares upon consummation of the Mergers.

If you are a holder of public shares and you exercise your conversion rights, it will not result in the loss of any Andina rights or warrants that you may hold. Your rights will automatically convert into Holdco Shares and your warrants will become exercisable to purchase one Holdco Share in lieu of one ordinary share of Andina for a purchase price of $11.50 per Holdco Share upon consummation of the Mergers.

Q.	Do I have appraisal rights if I object to the proposed Mergers?	A.

Neither Andina shareholders nor the holders of its units, rights or warrants have appraisal rights in connection with the Mergers.

The Lazydays Stockholders are entitled to appraisal rights in connection with the Transaction Merger under Delaware law. For more information about such rights, see the provisions of Section 262 of the Delaware General Corporation Law (the “DGCL”) attached hereto as Annex F and the section entitled “The Merger Proposal—Appraisal Rights”.

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Q.	What happens to the funds deposited in the trust account after consummation of the Mergers?	A.	After consummation of the Mergers, the funds then held in the trust account will be released and used to pay holders of the public shares who exercise conversion rights, to pay the cash merger consideration, to pay fees and expenses incurred in connection with the business combination with Lazydays (including fees of an aggregate of approximately $[●] million to various investment bankers in connection with the business combination), for expenses related to prior proposed business combinations that were not consummated and for working capital and general corporate purposes.

Q.	What happens if a substantial number of public shareholders vote in favor of the merger proposal and exercise their conversion rights?		Andina’s public shareholders may vote in favor of the business combination and still exercise their conversion rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of conversions by public shareholders. However, with fewer public shares and public stockholders, the trading market for the Holdco Shares may be less liquid than the market for Andina’s ordinary shares were prior to the Mergers and Holdco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with fewer funds available from the trust account, the working capital infusion from the trust account into Lazydays’ business will be reduced.

Q.	What will the pro forma ownership of Holdco be if the Mergers are consummated?	A.	As a result of the Mergers, assuming no Andina shareholders elect to convert their shares into cash, Lazydays will own approximately 26.2% of Holdco Shares to be outstanding immediately after the Mergers, Andina public shareholders will own approximately 31.3% of Holdco Shares, Andina’s initial founders will own approximately 12.0% of Holdco Shares, EarlyBirdCapital will own approximately 0.5% of Holdco shares and the PIPE investors will own approximately 30.0% of Holdco Shares, based on the number of Andina shares outstanding as of September 30, 2017 (in each case, not giving effect to any shares issuable to them upon exercise of warrants or conversion of Series A Preferred Stock). If 2,352,360 ordinary shares are converted into cash, which assumes the maximum conversion of Andina’s shares and providing for a minimum of $5,000,001 in net tangible assets after giving effect to payments to converting shareholders, Lazydays will own approximately 33.5% of Holdco Shares, Andina public shareholders will own approximately 12.4% of Holdco Shares, Andina’s initial founders will own approximately 15.3% of Holdco Shares, EarlyBirdCapital will own approximately 0.6% of Holdco Shares and the PIPE investors will own approximately 38.2% of Holdco Shares to be outstanding immediately after the Mergers (in each case, not giving effect to any shares issuable to them upon exercise of warrants or conversion of Series A Preferred Stock).

Q.	What happens if the Mergers are not consummated?	A.	If Andina does not complete the Mergers with Lazydays or another business combination by February 1, 2018 (or such later date as Andina shareholders may approve), it will trigger Andina’s automatic winding up, dissolution and liquidation pursuant to the terms of its amended and restated memorandum and articles of association. There is no limit on the number of extensions of time to complete a business combination that Andina may take (although Lazydays would have the right to terminate the merger agreement if the Mergers are not consummated on or before June 30, 2018). As a result, this has the same effect as if Andina had formally gone through a voluntary liquidation procedure under the Companies Law (2016 Revision) of the Cayman Islands. Accordingly, no vote would be required from Andina’s shareholders to commence such a voluntary winding up, dissolution and liquidation.

Q.	When do you expect the Mergers to be completed?	A.	It is currently anticipated that the Mergers will be consummated promptly following the Andina extraordinary general meeting which is set for [●], 2018; however, such meeting could be adjourned under certain circumstances, as described above. For a description of the conditions for the completion of the Mergers, see the section entitled “The Merger Agreement — Conditions to the Closing of the Mergers.”

Q.	What do I need to do now?	A.

Andina and Lazydays urge you to read carefully and consider the information contained in this proxy statement/prospectus/information statement, including the annexes, and to consider how the Mergers will affect you as a shareholder, rightholder and/or warrantholder of Andina or stockholder of Lazydays, as applicable.

If you are an Andina shareholder, you should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/information statement and on the enclosed proxy card.

If you are a Lazydays Stockholder, you may execute and return your written consent to Lazydays in accordance with the instructions provided.

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Q.	How do I vote my Andina ordinary shares?	A.	If you are a holder of record of Andina ordinary shares on the record date, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q.	If my Andina shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A.	No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	May I change my vote with respect to my shares of Andina after I have mailed my signed proxy card?	A.

Yes. Andina shareholders may send a later-dated, signed proxy card to Andina’s transfer agent at the address set forth below so that it is received prior to the vote at the extraordinary general meeting or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Andina’s transfer agent, which must be received by Andina’s transfer agent prior to the vote at the extraordinary general meeting.

Q.	I am an Andina shareholder; what happens if I fail to take any action with respect to the meeting?	A.	If you fail to take any action with respect to the meeting and the Mergers are approved by shareholders and consummated, you will become a stockholder of Holdco. As a corollary, failure to vote either for or against the merger proposal means you will not have any right in connection with the Redomestication Merger to exchange your shares for a pro rata share of the funds held in Andina’s trust account. If you fail to take any action with respect to the meeting and the Mergers are not approved, you will continue to be a shareholder and/or warrantholder of Andina.

Q.	I am a holder of Andina securities; what should I do with my stock and/or warrants certificates?	A.	Andina warrantholders should not submit their warrant certificates now and those shareholders who do not elect to have their Andina shares converted into the pro rata share of the trust account should not submit their share certificates now. After the consummation of the Mergers, Holdco’s transfer agent will send instructions to Andina securityholders regarding the exchange of their Andina securities for Holdco securities. Andina shareholders who exercise their conversion rights must deliver their share certificates to Andina’s transfer agent (either physically or electronically) prior to the vote at the meeting.

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Q.	I am an Andina shareholder; what should I do if I receive more than one set of voting materials?	A.	Andina shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus/information statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Andina shares.

Q.	I am a Lazydays Stockholder; what will I receive in the Transaction Merger?	A.

As a result of the Transaction Merger, the Lazydays Stockholders will become entitled to receive their pro rata portion of: (i) 2,857,143 Holdco Shares; and (ii) $85,000,000 in cash, subject to adjustments based on Lazydays’ working capital and debt as of closing and also subject to any such Holdco Shares and cash that are issued and paid to the Optionholders and the Bonus Payment Recipients.

For a more complete description of what Lazydays Stockholders will receive in the Transaction Merger, please see the section entitled “The Merger Proposal – Structure of the Mergers”.

Q.	As a Lazydays Stockholder, how does the board of directors of Lazydays recommend that I vote?	A.	After careful consideration, the Lazydays board of directors recommends that the Stockholders execute the written consent indicating their votes in favor of the adoption of the merger agreement and the approval of the Transaction Merger and the related transactions contemplated by the merger agreement.

Q.	Who can help answer my questions?	A.	If you are an Andina shareholder and you have questions about the Mergers or if you need additional copies of the proxy statement/prospectus/information statement or the enclosed proxy card you should contact:

Mr. Julio A. Torres Andina Acquisition Corp. II 250 West 57th Street, Suite 2223 New York, NY 10107 Tel: (646) 565-3861 Email: jtorres@andacq.com or:
Advantage Proxy, Inc. P.O. Box 13581 Des Moines, WA 98198 Toll Free Telephone: 877-870-8565 Main Telephone: 206-870-8565 E-mail: ksmith@advantageproxy.com

You may also obtain additional information about Andina from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek conversion of your shares, you will need to deliver your shares (either physically or electronically) to Andina’s transfer agent at the address below prior to the vote at the extraordinary general meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004

E-mail: mzimkind@continentalstock.com

If you are a Lazydays Stockholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the Mergers, including the procedures for voting your shares, you should contact:

Lazy Days R.V. Center, Inc.

6130 Lazy Days Blvd.

Seffner, Florida 33584

Attention: Chief Executive Officer

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

This summary highlights selected information from this proxy statement/prospectus/information statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Andina extraordinary general meeting and the Lazydays stockholder actions that are the subject of the written consent, including the Mergers, you should read this entire document carefully, including the merger agreement attached as Annex A to this proxy statement/prospectus/information statement. The merger agreement is the legal document that governs the Redomestication Merger and Transaction Merger and the other transactions that will be undertaken in connection with the Mergers. It is also described in detail in this proxy statement/prospectus/information statement in the section entitled “The Merger Agreement.”

The Parties

Andina

Andina Acquisition Corp. II is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Andina was incorporated under the laws of the Cayman Islands on July 1, 2015.

On December 1, 2015, Andina closed its initial public offering of 4,000,000 units, with each unit consisting of one ordinary share, one right to receive one-seventh of one ordinary share upon consummation of an initial business combination and one warrant each to purchase one half of one ordinary share at a purchase price of $11.50 per full share upon consummation of an initial business combination. The units from the initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $40,000,000. Simultaneously with the consummation of the initial public offering, Andina consummated the private sale of 310,000 units (“private units”) to its initial stockholders at $10.00 per unit for an aggregate purchase price of $3,100,000. A total of $40,600,000, was deposited into the trust account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The initial public offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-207037) that became effective on November 24, 2015.

On each of August 30, 2017 and October 31, 2017, Andina held an extraordinary general shareholder meeting to extend the date by which Andina had to consummate a business combination and as a result, now has until February 1, 2018 (or such later date as Andina shareholders may approve) to consummate the business combination with Lazydays. In connection with such meetings, holders of an aggregate of 1,160,069 public shares exercised their conversion rights and had their shares converted for a pro rata portion of the trust account at such dates. As of [●], 2018, the record date, there was approximately $[●] held in the trust account and there were 2,839,931 public shares outstanding.

After consummation of the Mergers, the funds in the trust account will be released and used to pay holders of the public shares who exercise conversion rights, to pay the cash merger consideration, to pay fees and expenses incurred in connection with the business combination with Lazydays (including fees of an aggregate of approximately $[●] million to various investment bankers in connection with the business combination), for expenses related to prior proposed business combinations that were not consummated and for working capital and general corporate purposes.

Andina units, ordinary shares, rights and warrants are listed on Nasdaq under the symbols ANDAU, ANDA, ANDAR and ANDAW, respectively.

The mailing address of Andina’s principal executive office is 250 West 57th Street, Suite 2223, New York, NY 10107. Its telephone number is (646) 565-3861. After the consummation of the Mergers, it will cease to exist.

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Holdco

Andina II Holdco Corp. is a wholly-owned subsidiary of Andina formed solely for the purpose of effectuating the Redomestication Merger described herein. Holdco was incorporated under the laws of the State of Delaware on October 24, 2017. Holdco owns no material assets and does not operate any business.

The mailing address of Holdco’s principal executive office is 250 West 57th Street, Suite 2223, New York, NY 10107. Its telephone number is (646) 565-3861. After the consummation of the Mergers, its principal executive office will be that of Lazydays, located at 6130 Lazy Days Blvd., Seffner, FL 33584 and its telephone number will be (813) 246-4999.

Merger Sub

Andina II Merger Sub Inc. is a wholly-owned subsidiary of Andina formed solely for the purpose of effectuating the Transaction Merger described herein. Merger Sub was incorporated under the laws of the State of Delaware on October 24, 2017. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 250 West 57th Street, Suite 2223, New York, NY 10107. Its telephone number is (646) 565-3861. After the consummation of the Mergers, it will cease to exist.

Lazydays

Lazydays operates recreational vehicle dealerships in Seffner, FL, Tucson, AZ and Loveland, Denver and Longmont, CO. Lazydays carries more than 2,500 new and pre-owned recreational vehicles, and also has over 300 service bays and two on-site campgrounds with over 700 recreational vehicle campsites. Lazydays welcomes over 500,000 visitors annually, and employs over 700 people in its facilities.

The mailing address of Lazydays’ principal executive office is 6130 Lazy Days Blvd., Seffner, FL 33584 and its telephone number is (813) 246-4999.

Emerging Growth Company

Each of Andina and Holdco is an “emerging growth company,” as defined under the JOBS Act. As emerging growth companies, Andina and Holdco are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Andina and Holdco have elected to take advantage of such extended transition period.

Holdco could remain an emerging growth company until the last day of its fiscal year following December 1, 2020 (the fifth anniversary of the consummation of its predecessor’s initial public offering). However, if Holdco’s non-convertible debt issued within a three-year period exceeds $1 billion or its total revenues exceed $1.07 billion or the market value of its ordinary shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, Holdco would cease to be an emerging growth company as of the following fiscal year.

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The Merger Proposal

The merger agreement provides for a business combination transaction by means of (a) the Redomestication Merger of Andina with and into Holdco, with Holdco surviving and becoming a new public company and (b) the Transaction Merger of Merger Sub with and into Lazydays, with Lazydays surviving and becoming a direct wholly owned subsidiary of Holdco.

Under the merger agreement, the Stockholders will receive their pro rata portion of: (i) 2,857,143 Holdco Shares; and (ii) $85,000,000 in cash, subject to adjustments based on Lazydays’ working capital and debt as of closing and also subject to any such Holdco Shares and cash that are issued and paid to the Optionholders and the Bonus Payment Recipients.

To provide a fund for payment to Holdco with respect to its post-closing rights to indemnification under the merger agreement for breaches of representations and warranties and covenants by Lazydays, there will be placed in escrow (with an independent escrow agent) $4,250,000 in cash and 142,857 of Holdco Shares (the “Indemnity Escrow Fund”). The aggregate liability for indemnification of Holdco will not exceed the Indemnity Escrow Fund. Other than with respect to actual fraud by Lazydays with respect to the representations and warranties made by Lazydays in the merger agreement or breaches of certain specified representations and warranties contained in the merger agreement, Holdco’s rights to indemnification from the Indemnity Escrow Fund will be its sole remedy with respect to any and all claims for money damages arising out of or relating to the merger agreement. See the section entitled “The Merger Proposal — Indemnification of Holdco.”

Additionally, of the merger consideration, $2,000,000 will be placed into escrow as the sole and exclusive remedy for amounts (if any) owed to Holdco for adjustments to the merger consideration based on Lazydays’ Closing Date Working Capital (as defined in the merger agreement) and Closing Date Debt Amount (as defined in the merger agreement) as of closing of the Transaction Merger. Assuming Lazydays’ Closing Date Working Capital and Closing Date Debt Amount as of the closing of the Transaction Merger are the same as Lazydays’ working capital and specified debt as of September 30, 2017, the aggregate adjustment to the cash merger consideration would be an additional $2,012,000.  Assuming that the total amount of escrows and holdbacks were distributed, the total number of Holdco Shares and cash that a Stockholder would receive in respect of one share of common stock of Lazydays would be 0.82 Holdco Shares and $24.95 of cash.

Certain of the Stockholders will not be able to sell any of the Holdco Shares that they receive as a result of the Transaction Merger (subject to limited exceptions) until the earlier of (i) the nine-month anniversary of the closing and (ii) the date on which Holdco consummates a liquidation, merger, stock exchange or other similar transaction in which Holdco is not the surviving company or which results in a change of control of Holdco. These Stockholders will be required to enter into a lock-up agreement to such effect as a condition to the closing.

See the section entitled “The Merger Proposal — Structure of the Transaction” for more information.

Andina and Lazydays plan to complete the Mergers promptly after the Andina extraordinary general meeting, provided that:

●	Andina’s shareholders have approved the merger proposal, director election proposal, charter proposals and the PIPE proposal;

●

Andina has net tangible assets of at least $5,000,001 upon consummation of the Mergers after taking into account all holders of Andina’s public shares that have properly exercised their conversion rights;

●

Holdco has received confirmation from Nasdaq that it meets all the requirements for listing of the Holdco Shares on such exchange other than the requirement to have a sufficient number of round lot holders; and

●	the other conditions specified in the merger agreement have been satisfied or waived.

After consideration of the factors identified and discussed in the section entitled “The Merger Proposal — Andina’s Board of Directors’ Reasons for Approval of the Business Combination,” Andina’s board of directors concluded that the Mergers met all of the requirements disclosed in the prospectus for its initial public offering, including that the business of Lazydays had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the merger agreement.

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As a result of the Mergers, assuming that no shareholders of Andina elect to convert their public shares into cash in connection with the Mergers as permitted by Andina’s amended and restated memorandum and articles of association, the Stockholders will own approximately [●]% of the shares of common stock of Holdco to be outstanding immediately after the Mergers and the former Andina shareholders will own approximately [●]% of Holdco’s outstanding shares of common stock. The remaining [●]% of Holdco’s outstanding shares of common stock would be owned by the investors in the PIPE Investment described below. If the maximum number of Andina public shares is converted into cash, such percentages will be approximately [●]%, [●]% and [●]%, respectively. The foregoing does not take into account any adjustments to the merger consideration.

If the merger proposal is not approved by Andina’s shareholders at the extraordinary general meeting, the director election proposal, charter proposals, the incentive compensation plan proposal and PIPE proposal will not be presented at the extraordinary general meeting for a vote.

The Director Election Proposal

The shareholders of Andina will also vote to elect eight directors who, upon consummation of the Mergers, will be the directors of Holdco. If management’s nominees are elected, the directors of Holdco will be Bryan Rich, Jr. and Jim Fredlake, who were designated by Lazydays and will be in the class of directors that has the longest term in office from the closing date of the Mergers, [●] and B. Luke Weil, who were designated by Andina, [●] and [●] who were designated by the PIPE investors and William Murnane and [●] who were designated by mutual agreement of Andina and Lazydays. See the section entitled “The Director Election Proposal.”

The Charter Proposals

The shareholders of Andina will also vote on separate proposals to approve the following material differences between the constitutional documents of Holdco and Andina’s current amended and restated memorandum and articles of association: (i) the name of the new public entity will be “Lazydays Holdings, Inc.” as opposed to “Andina Acquisition Corp. II”; (ii) Holdco has 100,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, as opposed to Andina having 100,000,000 authorized ordinary shares and 1,000,000 authorized preferred shares; (iii) Holdco’s corporate existence is perpetual as opposed to Andina’s corporate existence terminating if a business combination is not consummated by Andina within a specified period of time; and (iv) Holdco’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that Andina’s amended and restated memorandum and articles of association contains. Holdco’s amended and restated certificate of incorporation and bylaws to be in effect upon consummation of the Mergers are attached as Annex B to this proxy statement/prospectus/information statement. See the section entitled “The Charter Proposals.”

The Incentive Compensation Plan Proposal

The proposed 2017 Plan will reserve up to [●]% of Holdco ordinary shares following consummation of the merger for issuance in accordance with the plan’s terms. The purpose of the 2017 Plan is to assist in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of Holdco and its affiliates and promoting the creation of long-term value for shareholders of Holdco by closely aligning the interests of such individuals with those of other shareholders. The 2017 Plan authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of shareholder value. The plan is attached as Annex C to this proxy statement/prospectus/information statement. You are encouraged to read the 2017 Plan in its entirety.

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The PIPE Proposal

The shareholders of Andina will consider and vote upon a proposal to approve the PIPE Investment of convertible preferred stock, common stock, and warrants of Holdco for an aggregate purchase price of $88.5 million in private placements which will close simultaneously with the consummation of the Mergers. See the section entitled “The PIPE Proposal.”

The Adjournment Proposal

If Andina is unable to consummate the business combination at the time of the meeting for any reason, Andina’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary. See the section entitled “The Adjournment Proposal.”

Andina Initial Shareholders

As of [●], 2018, the record date for the Andina extraordinary general meeting, Andina’s shareholders prior to its initial public offering (the “initial shareholders”) beneficially owned and were entitled to vote an aggregate of 1,000,000 initial shares that were issued prior to Andina’s initial public offering. These individuals and entities, along with EarlyBirdCapital, Inc., the managing underwriter in Andina’s initial public offering, also purchased an aggregate of 310,000 private units simultaneously with the consummation of Andina’s initial public offering. The initial shares and private units currently constitute approximately 31.6% of the outstanding ordinary shares of Andina.

In connection with the initial public offering, each Andina initial shareholder agreed to vote the initial shares, the shares of Andina included in the private units, as well as any Andina ordinary shares acquired in the aftermarket, in favor of the merger proposal. The Andina initial shareholders have also indicated that they intend to vote their shares of Andina in favor of all other proposals being presented at the meeting. The initial shares of Andina and shares of Andina included in the private units have no redemption rights in the event a business combination is not effected in the required time period and will be worthless if no business combination is effected by Andina. In connection with the initial public offering, the Andina initial shareholders entered into an escrow agreement pursuant to which their initial shares of Andina are held in escrow and may not be transferred (subject to limited exceptions) until, with respect to 50% of such initial shares, the earlier of one year after the date of the consummation of an initial business combination and the date on which the closing price of Andina’s ordinary shares exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial business combination and, with respect to the remaining 50% of such initial shares, one year after the date of the consummation of an initial business combination, or earlier in each case if, subsequent to Andina’s initial business combination, it consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of common stock for cash, securities or other property. Upon closing of the business combination, the Holdco Shares the initial shareholders will receive upon consummation of the Mergers will be placed in escrow with the same terms as described above.

Date, Time and Place of Extraordinary General Meeting of Andina’s Shareholders

The extraordinary general meeting of the shareholders of Andina will be held at [●]:00 a.m., Eastern time, on [●], 2018, at the offices of Graubard Miller, Andina’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, United States of America, to consider and vote upon the merger proposal, the director election proposal, the charter proposals, the incentive compensation plan proposal, the PIPE proposal and/or if necessary, the adjournment proposal.

Voting Power; Record Date

Shareholders of Andina will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares of Andina at the close of business on [●], 2018, which is the record date for the extraordinary general meeting. Shareholders of Andina will have one vote for each ordinary share of Andina owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares of Andina you beneficially own are properly counted. Andina warrants do not have voting rights. On the record date, there were 4,149,931 ordinary shares of Andina outstanding, of which 2,839,931 were public shares with the rest being held by the Andina initial shareholders and EarlyBirdCapital.

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Quorum and Vote of Andina Shareholders

A quorum of Andina shareholders is necessary to hold a valid meeting. A quorum will be present at the Andina extraordinary general meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Andina initial shareholders and EarlyBirdCapital hold approximately 31.6% of the outstanding ordinary shares of Andina. Such shares will be voted in favor of the merger proposal and are expected to be voted in favor of all other proposals presented at the extraordinary general meeting. The proposals presented at the extraordinary general meeting will require the following votes:

●	The approval of the merger proposal will require the affirmative vote of the holders of not less than two-thirds of the Andina ordinary shares entitled to vote and voting in person or by proxy on such proposal at the extraordinary general meeting.

●

The election of directors requires a plurality vote of the ordinary shares present in person or represented by proxy and entitled to vote at the extraordinary general meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares of Andina not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

●	The approval of each of the charter proposals will require the affirmative vote of the holders of not less than two-thirds of the Andina ordinary shares entitled to vote and voting in person or by proxy on such proposal at the extraordinary general meeting.

●

The approval of the incentive compensation plan proposal will require the affirmative vote of a simple majority of the holders of Andina ordinary shares entitled to vote and voting in person or by proxy on such proposal at the extraordinary general meeting.

●

The approval of the PIPE proposal will require the affirmative vote of the holders of a simple majority of the holders of Andina ordinary shares entitled to vote and voting in person or by proxy on such proposal at the extraordinary general meeting.

●

The approval of the adjournment proposal will require the affirmative vote of the holders of a simple majority of the holders of Andina ordinary shares entitled to vote and voting in person or by proxy on such proposal at the extraordinary general meeting.

Abstentions present in person and by proxy are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the merger proposal, the charter proposals, the compensation plan proposal and the adjournment proposal (if presented). Broker non-votes will be considered present for the purposes of establishing a quorum, but as not being eligible to vote on a particular proposal. A broker non-vote will have no effect on the merger proposal, the charter proposals, the compensation plan proposal and the adjournment proposal (if presented). Abstentions and broker non-votes will have no effect on the director election proposal. Please note that holders of the public shares cannot seek conversion of their public shares unless they affirmatively vote for or against the merger proposal.

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The approval of the merger proposal, director election proposal, charter proposals and the PIPE proposal is a condition to the consummation of the business combination. In addition, if any one of the merger proposal, director election proposal, charter proposals or the PIPE proposal is not approved, the incentive compensation plan proposal will not be presented to the Andina shareholders for a vote.

Conversion Rights

Pursuant to Andina’s amended and restated memorandum and articles of association, a holder of public shares may demand that Andina convert such shares into cash if the Mergers are consummated. Holders of public shares will be entitled to receive cash for these shares only if they (i) affirmatively vote either for or against the merger proposal and (ii) demand that Andina convert their shares of Andina into cash no later than the close of the vote on the merger proposal by (A) either checking the box on the proxy card or by submitting your request in writing to Andina’s transfer agent and (B) delivering their shares of Andina to Andina’s transfer agent prior to the vote at the meeting. If the Mergers are not completed, these shares will not be converted into cash. If a holder of public shares properly demands conversion and votes for or against the merger proposal, Andina will convert each public share into a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Mergers. As of [●], 2018, the record date, this would amount to approximately $[●] per share. If a holder of public shares exercises its conversion rights, then it will be exchanging its ordinary shares of Andina for cash and will no longer own the shares. See the section entitled “Extraordinary General Meeting of Andina Shareholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public shareholder will not be converted to cash.

The Mergers will not be consummated if Andina has net tangible assets of less than $5,000,001 upon consummation of the Mergers after taking into account holders of public shares that have properly demanded conversion of their shares into cash. If Andina has less than the required amount of net tangible assets, the Mergers will not be consummated.

Holders of Andina rights and warrants will not have conversion rights with respect to such securities.

Appraisal Rights

Andina shareholders (including the initial shareholders) and holders of Andina’s rights and warrants do not have appraisal rights in connection with the Mergers under Cayman Islands law.

The Lazydays Stockholders are entitled to appraisal rights in connection with the Transaction Merger under Delaware law. For more information about such rights, see the provisions of Section 262 of the DGCL attached hereto as Annex F and the section entitled “The Merger Proposal—Appraisal Rights”.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Andina has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies.

If a shareholder of Andina grants a proxy, it may still vote its shares of Andina in person if it revokes its proxy before the extraordinary general meeting. A shareholder of Andina may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Andina Shareholders — Revoking Your Proxy.”

Interests of Andina’s Directors and Officers in the Mergers

When you consider the recommendation of Andina’s board of directors in favor of approval of the merger proposal, you should keep in mind that Andina’s initial shareholders, including its directors and executive officers, have interests in such proposal that are different from, or in addition to, your interests as a shareholder of Andina. These interests include, among other things:

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●

If the business combination with Lazydays or another business combination is not consummated by February 1, 2018 (or such later date as Andina shareholders may approve), Andina will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, the 1,000,000 shares of Andina held by Andina’s initial shareholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Andina’s initial public offering, would be worthless because Andina’s initial shareholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $[●] based upon the closing price of $[●] per share on Nasdaq on [●], 2018, the record date.

●

Andina’s initial shareholders, including its directors and officers, and EarlyBirdCapital purchased an aggregate of 310,000 private units from Andina for an aggregate purchase price of $3,100,000 (or $10.00 per private unit). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds Andina received from these purchases were placed in the trust account. Such units had an aggregate market value of $[●] based upon the closing price of $[●] per unit on Nasdaq on [●], 2018, the record date. The purchasers of the private units waived the right to participate in any redemption or liquidation distribution with respect to such private units. Accordingly, the Andina shares, rights and warrants underlying the private units will become worthless if Andina does not consummate a business combination by February 1, 2018 (or such later date as Andina shareholders may approve) .

●	The transactions contemplated by the merger agreement provide that B. Luke Weil, a director of Andina, will be a director of Holdco after the closing of the Mergers. As such, in the future he will receive any cash fees, stock options or stock awards that the Holdco board of directors determines to pay to its non-executive directors.

●	If Holdco is unable to complete a business combination within the required time period, B. Luke Weil will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Andina for services rendered or contracted for or products sold to Andina, but only if such a vendor or target business has not executed such a waiver.

●	Andina’s initial shareholders, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Andina’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Andina fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Andina may not be able to reimburse these expenses if the business combination with Lazydays or another business combination, is not completed by February 1, 2018 (or such later date as Andina shareholders may approve) . As of [●], 2018, the record date, Andina’s initial shareholders and their affiliates had incurred approximately $[●] of unpaid reimbursable expenses.

●

Since its inception, A. Lorne Weil and B. Luke Weil have made loans from time to time to Andina to fund certain capital requirements, including amounts necessary to be added to the trust account to secure the additional time Andina needed to consummate the business combination. As of the date of this proxy statement/prospectus/information statement, an aggregate of $[●] principal amount of these loans is outstanding. These loans are evidenced by non-interest bearing notes. Of this amount, an aggregate of $100,000 is evidenced by convertible promissory notes and is convertible at Mr. A. Lorne Weil’s election upon the consummation of an initial business combination into units of Andina, at a price of $10.00 per unit. If Mr. Weil converts the full amount of the notes into units of Andina, he would be issued an aggregate of 11,429 Holdco Shares and 10,000 warrants of Holdco. If the business combination is not consummated, the notes will not be repaid or converted and will be forgiven unless Andina has funds outside of the trust account then available to it to repay such notes.

●	If Andina is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, B. Luke Weil has agreed to advance Andina the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

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At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Andina or its securities, the Andina initial shareholders, Lazydays or the Stockholders and/or their respective affiliates may purchase shares of Andina from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of Andina or vote their shares of Andina in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares of Andina present and entitled to vote at the extraordinary general meeting to approve the merger proposal vote in its favor and that Andina have in excess of the required amount to consummate the Mergers under the merger agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus/information statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares of Andina, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Andina initial shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on Andina’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of Andina at a price lower than market and may therefore be more likely to sell the Andina shares he owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the Mergers to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares of Andina by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that Andina will have in excess of the required amount of cash available to consummate the Mergers as described above.

As of the date of this proxy statement/prospectus/information statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Andina will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Interests of Lazydays’ Directors and Officers in the Mergers

In considering the recommendation of the Lazydays board of directors with respect to approving the Transaction Merger and related transactions by written consent, the Stockholders should be aware that certain members of the board of directors and executive officers of Lazydays have interests in the Mergers that may be different from, or in addition to, your interests as a Stockholder. For example, some of Lazydays’ directors and executive officers are expected to become directors and/or executive officers of Surviving Pubco upon the closing of the Mergers. Specifically, William Murnane and Maura L. Berney, both of whom are currently executive officers of Lazydays, are expected to become executive officers of Surviving Pubco upon the closing of the Mergers, with Mr. Murnane serving as the Chief Executive Officer and Ms. Berney serving as the Chief Financial Officer of Surviving Pubco. Additionally, Mr. Murnane, Bryan Rich, Jr. and Jim Fredlake, all of whom are current directors of Lazydays, are expected to be designated to serve on the board of directors of Surviving Pubco following the closing of the Mergers. Nothing herein is intended to allege that any of the interests of the Lazydays’ directors and executive officers described above presented a conflict of interest for such directors and executive officers in connection with the Mergers.

Recommendation to Andina Shareholders

Andina’s board of directors believes that the merger proposal and the other proposals to be presented at the extraordinary general meeting are fair to and in the best interest of Andina’s shareholders and unanimously recommends that its shareholders vote “FOR” the merger proposal, “FOR” the election of all of the persons nominated by Andina’s management for election as directors, “FOR” each of the charter proposals, “FOR” the incentive compensation plan proposal, “FOR” the PIPE proposal and “FOR” the adjournment proposal, if presented.

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Support Agreement

Certain Lazydays Stockholders who in the aggregate own approximately 86% of the outstanding shares of common stock of Lazydays are parties to a support agreement with Andina whereby such Stockholders agreed to vote their shares of common stock of Lazydays in favor of approving the transactions contemplated by the merger agreement and vote against (A) certain alternative transaction proposals, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation, warranty or any other obligation or agreement of Lazydays under the merger agreement, and (C) any action, proposal, transaction or agreement that would reasonably be expected to (1) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transaction Merger, (2) result in the failure of any of the conditions to the obligations of Andina, Holdco or Merger Sub to consummate the Transaction Merger as set forth in the merger agreement or (3) change in any manner the voting rights of any shares of common stock of Lazydays.

Lazydays Solicitation of Written Consents

Following the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, being declared effective by the Securities and Exchange Commission, the Lazydays Stockholders who are party to the support agreement will each execute an action by written consent of the Lazydays Stockholders adopting the merger agreement, thereby approving the merger and related transactions. Therefore, holders of a sufficient number of shares of Lazydays capital stock required to adopt the merger agreement will adopt the merger agreement, and no meeting of Lazydays stockholders to adopt the merger agreement and approve the Transaction Merger and related transactions will be held. Nevertheless, votes to adopt the merger agreement will be solicited from all Lazydays Stockholders, and all Lazydays Stockholders will have the opportunity to elect to adopt the merger agreement, thereby approving the Transaction Merger and related transactions, by signing and returning to Lazydays a written consent.

The adoption of the merger agreement and the approval of the Transaction Merger and related transactions by the Stockholders of Lazydays require the affirmative votes of the holders of a majority of the outstanding Lazydays common stock. In addition to the requirement of obtaining such stockholder approval and appropriate regulatory approvals, each of the other closing conditions set forth in the merger agreement must be satisfied or waived.

Conditions to the Closing of the Mergers

General Conditions

Consummation of the transactions contemplated by the merger agreement is conditioned on, among other things, (i) the Andina shareholders approving the merger proposal, director election proposal, charter proposals and PIPE proposal, (ii) Lazydays’ stockholder approval having been obtained, (iii) Andina having at least $5,000,001 of net tangible assets upon consummation of the Mergers after taking into account the holders of Andina’s public shares that properly exercised their conversion rights, (iv) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) having expired or been terminated and no government statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) being in effect and which has the effect of prohibiting the consummation of the Mergers and (v) the PIPE Investment having been, or concurrently with the consummation of the Mergers shall be, completed.

Lazydays’ Conditions to Closing

The obligations of Lazydays to consummate the transactions contemplated by the merger agreement also are conditioned upon, among other things:

●	there being no material adverse effect with respect to Andina;

●	Andina shall be in compliance with public company reporting requirements under the Exchange Act;

●	the registration rights agreement shall be executed by the parties thereto and delivered to Lazydays;

●	receipt by Lazydays of opinions of Graubard Miller and Maples and Calder in agreed form;

●	certain persons shall have resigned from their positions with Andina, Holdco and Merger Sub;

●	the Holdco Shares shall have been approved for listing on Nasdaq (subject to the round lot holder requirement); and

●	the Redomestication Merger shall have been consummated.

Andina’s, Holdco’s and Merger Sub’s Conditions to Closing

The obligations of Andina, Holdco and Merger Sub to consummate the transactions contemplated by the merger agreement also are conditioned upon each of the following, among other things:

●	there being no material adverse effect with respect to Lazydays;

●	the lock-up agreements shall have been executed by the parties thereto and shall be in full force and effect;

●	receipt by Andina of an opinion of Stroock & Stroock & Lavan LLP in agreed form;

●

all outstanding indebtedness owed by any insider of Lazydays, subject to certain exceptions, shall have been repaid in full; (ii) all guarantees or similar arrangements pursuant to which Lazydays has guaranteed the payment or performance of any obligations of any Lazydays insider to a third party shall have been terminated; and (iii) no Lazydays insider shall own any direct equity interests in any subsidiary of Lazydays; and

●	the aggregate number of dissenting shares shall not exceed eight percent (8%) of the Lazydays common stock outstanding as of immediately prior to the effective time of the Transaction Merger.

There can be no assurance that all of the foregoing conditions will be satisfied or waived.

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The existence of the financial and personal interests of the Andina directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Andina and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the section entitled “Risk Factors” for a fuller discussion of this and other risks.

Termination

The merger agreement may be terminated at any time, but not later than the closing, subject to certain conditions set forth in the merger agreement, as follows:

●	by mutual written consent of Andina and Lazydays;

●	by either Andina or Lazydays in certain circumstances if the closing of the Mergers has not occurred on or before June 30, 2018;

●

by either Andina or Lazydays if a governmental entity shall have issued an order, or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order or other action is final and nonappealable;

●	by either Andina or Lazydays if the other party has materially breached any of its covenants or representations and warranties set forth in the merger agreement such that an applicable condition to closing of the Mergers would not be satisfied and is not cured within thirty days of a notice of such breach, provided that the terminating party is itself not in material breach of the merger agreement;

●	by Andina or Lazydays if, at the Andina extraordinary general meeting, the merger proposal, the director election proposal, the charter proposals, and the PIPE proposal are not approved by holders of Andina shares or Andina will have less than $5,000,001 of net tangible assets upon consummation of the Mergers and after giving effect to the exercise by the holders of public shares of their rights to convert the public shares held by them into cash;

●	by either Andina or Lazydays by written notice after Lazydays or Andina, as applicable, delivers a disclosure supplement under the merger agreement to Andina or Lazydays, as applicable, and the matter(s) disclosed in such disclosure supplement shall have resulted in a material adverse effect on Lazydays or Andina, as applicable; or

●	by Lazydays by written notice to Andina if at any time prior to obtaining the Lazydays stockholder approval, the Board of Directors of Lazydays authorizes Lazydays to terminate the merger agreement as a result of it receiving a “Superior Proposal” (as defined in the merger agreement).

If Lazydays terminates the merger agreement as a result of its receipt of a Superior Proposal as set forth in the merger agreement, it shall be required to pay Andina an aggregate of $2,200,000 within one business day of such termination.

Anticipated Tax Consequences of the Mergers

It is anticipated that the Redomestication Merger should qualify as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of guidance directly on point on how the provisions of Section 368(a) apply in the case of a merger of corporations with no active business and only investment-type assets, this result is not entirely free from doubt. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

If the Redomestication Merger qualifies as a reorganization under Section 368(a) of the Code, except as otherwise provided below in the sections entitled “ Anticipated Material Federal Income Tax Consequences of the Business Combination to Andina and Its Securityholders – U.S. Holders - — PFIC Considerations” and “ Anticipated Material Federal Income Tax Consequences of the Business Combination to Andina and Its Securityholders – U.S. Holders — Effect of Section 367,” a U.S. Holder (as defined in the section entitled “Anticipated Material Federal Income Tax Consequences of the Business Combination to Andina and Its Securityholders — General” below) of Andina securities should not recognize gain or loss upon the exchange of its Andina securities solely for Holdco securities pursuant to the Redomestication Merger. A U.S. Holder’s aggregate tax basis in the Holdco securities received in connection with the Redomestication Merger should be the same as his aggregate tax basis in the Andina securities surrendered in the transaction, increased by any amount included in the income of such U.S. Holder on such transaction under the passive foreign investment company, or “PFIC,” rules or Section 367(b) of the Code. See the discussion under “ Anticipated Material Federal Income Tax Consequences of the Business Combination to Andina and Its Securityholders – U.S. Holders — PFIC Considerations” and “ Anticipated Material Federal Income Tax Consequences of the Business Combination to Andina and Its Securityholders – U.S. Holders — Effect of Section 367,” below. The U.S. Holder’s holding period of the Holdco securities received in the Redomestication Merger generally should include the holding period of the Andina securities surrendered in the Redomestication Merger.

If the Redomestication Merger fails to qualify as a reorganization under Section 368(a) of the Code, a U.S. Holder of Andina securities generally would recognize gain or loss with respect to its Andina securities in an amount equal to the difference, if any, between the U.S. Holder’s adjusted tax basis in its Andina securities and the fair market value of the corresponding Holdco securities received in the Redomestication Merger. In such event, the U.S. Holder’s basis in the Holdco securities would be equal to their fair market value, and such U.S. Holder’s holding period for the Holdco securities would begin on the day following the date of the Redomestication Merger.

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Shareholders of Andina are encouraged to consult with their own tax advisors, because the tax consequences may be different among the shareholders depending on their personal circumstances.

Andina also believes that it will not incur any material amount of federal tax as a result of the Mergers.

For a description of the material federal income tax consequences of the Mergers, please see the information set forth in “The Merger Proposal — Anticipated Material Federal Income Tax Consequences of the Mergers to Andina and its Securityholders.”

Anticipated Accounting Treatment

The Mergers will be accounted for in accordance with the acquisition method of accounting. Under this method, the excess of the purchase price of the assets acquired over the book value as of the date of acquisition will be allocated first to the identifiable intangible assets, then any remaining excess to goodwill. All other assets and liabilities to be acquired are primarily estimated to be stated at their fair values, which approximates their recorded cost. In addition, a deferred tax liability will be provided on the difference between the value allocated and their tax basis.

Regulatory Matters

The Mergers and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act and filings with the Cayman Islands and the State of Delaware necessary to effectuate the transactions contemplated by the merger agreement.

Risk Factors

In evaluating the proposals to be presented at the extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus/information statement and especially consider the factors discussed in the section entitled “Risk Factors.”

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SELECTED HISTORICAL FINANCIAL INFORMATION

Andina is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Mergers.

Andina’s balance sheet data as of August 31, 2017 and statement of operations data for the nine months ended August 31, 2017 and 2016 are derived from Andina’s unaudited financial statements included elsewhere in this proxy statement/prospectus/information statement. Andina’s balance sheet data as of November 30, 2016 and 2015 and statement of operations data for the year ended November 30, 2016 and for the period from July 1, 2015 (inception) through November 30, 2015 are derived from Andina’s audited financial statements included elsewhere in this proxy statement/prospectus/information statement. Lazydays’ balance sheet data as of September 30, 2017 and statement of income data for the nine months ended September 30, 2017 and 2016 are derived from Lazydays’ unaudited financial statements included elsewhere in this proxy statement/prospectus/information statement. Lazydays’ balance sheet data as of December 31, 2016 and 2015 and statement of income data for the years ended December 31, 2016 and 2015 are derived from Lazydays’ audited financial statements included elsewhere in this proxy statement/prospectus/information statement.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following selected financial information in conjunction with each of Lazydays’ and Andina’s consolidate financial statements and related notes and “Lazydays’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Andina’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein.

Selected Historical Financial Information — Andina

(dollars in thousands, except share and per share amounts)

Income Statement Data:	Nine months ended August 31, 2017	Nine months ended August 31, 2016	Year ended November 30, 2016	Period from July 1, 2015 (inception) through November 30, 2015
Revenue	$—	$—	$—	$—
Loss from operations	(464)	(428)	(513)	(58)
Interest income	203	134	154	—
Net loss attributable to common shareholders	(261)	(294)	(359)	(58)
Basic and diluted net loss per share	(0.15)	(0.17)	(0.20)	(0.06)
Weighted average shares outstanding excluding shares subject to possible conversion – basic and diluted	1,779,784	1,749,392	1,753,259	1,000,000

Balance Sheet Data:	As of August 31, 2017	As of November 30, 2016	As of November 30, 2015
Working capital (deficiency)	$85	$302	$(487)
Trust account	40,607	40,651	—
Total assets	40,910	40,974	480
Total liabilities	218	21	513
Value of ordinary shares subject to possible conversion	35,692	35,953	—
Shareholders’ equity(deficiency)	5,000	5,000	(33)

Selected Historical Financial Information — Lazydays

(dollars in thousands, except share and per share amounts)

	Nine	Nine
	Months Ended	Months Ended	Year Ended	Year Ended
Income Statement and Dividend Data:	September 30, 2017	September 30, 2016	December 31, 2016	December 31, 2015
Revenue	$478,297	$451,175	$564,429	$511,901
Income from operations	26,020	19,172	19,568	18,196
Net income	11,883	8,816	7,783	9,030
Cash dividends declared	15,000	—	—	54,498

	As of	As of	As of
Balance Sheet Data:	September 30, 2017	December 31, 2016	December 31, 2015
Working capital	$18,806	$21,091	$18,353
Total assets	229,867	247,144	300,460
Total liabilities	175,538	190,110	251,222
Stockholders’ equity	54,329	57,034	49,238

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SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of August 31, 2017 combines the historical consolidated balance sheet of Lazydays as of September 30, 2017 with the historical balance sheet of Andina as of August 31, 2017, giving effect to the Mergers as if they had been consummated as of that date.

The following unaudited pro forma condensed combined income statement for the nine months ended August 31, 2017 combines the historical consolidated statement of income of Lazydays for the nine months ended September 30, 2017 with the historical consolidated statement of operations of Andina for the nine months ended August 31, 2017, giving effect to the Mergers as if they had occurred on December 1, 2015. The following unaudited pro forma condensed combined income statement for the year ended November 30, 2016 combines the historical consolidated statement of income of Lazydays for the year ended December 31, 2016 with the historical statement of operations of Andina for the year ended November 30, 2016, giving effect to the Mergers as if they had occurred on December 1, 2015.

The historical financial information of Lazydays was derived from the unaudited consolidated financial statements of Lazydays for the nine months ended September 30, 2017 and the audited consolidated financial statements of Lazydays for the years ended December 31, 2016 and 2015, included elsewhere in this proxy statement/prospectus/information statement. The historical financial information of Andina was derived from the unaudited condensed financial statements of Andina for the nine months ended August 31, 2017 and the audited financial statements of Andina for the year ended November 30, 2016 and for the period from July 1, 2015 (inception) through November 30, 2015, included elsewhere in this proxy statement/prospectus/information statement. This information should be read together with Lazydays’ and Andina’s audited and unaudited financial statements and related notes, “Lazydays’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Andina’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus/information statement.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Mergers, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Mergers.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Lazydays and Andina have not had any historical relationship prior to the Mergers. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of conversion into cash of Andina ordinary shares:

●	Scenario 1 – Assuming no conversions into cash: This presentation assumes that no Andina shareholders exercise conversion rights with respect to their ordinary shares upon consummation of the Mergers; and

●	Scenario 2 – Assuming conversions of 2,352,360 Andina ordinary shares into cash: This presentation assumes that Andina shareholders exercise their conversion rights with respect to a maximum of 2,352,360 ordinary shares upon consummation of the Mergers at a conversion price of approximately $10.24 per share. The maximum conversion amount is derived from the $5,000,001 minimum net tangible assets required after giving effect to payments to converting shareholders.

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Selected Unaudited Pro Forma Financial Information

(dollars in thousands, except per share amounts)

	Lazydays	Andina	Pro Forma Combined Assuming No Conversions into Cash	Pro Forma Combined Assuming Maximum Conversions into Cash
Statement of Operations Data – Nine Months Ended September 30, 2017 (Lazydays) and Nine Months Ended August 31, 2017 (Andina)
Revenues	$478,297	$—	$478,297	$478,297
Operating expenses	$78,179	$464	$80,886	$80,886
Operating income (loss)	$26,020	$(464)	$23,313	$23,313
Net income (loss) attributable to the Company’s stockholders	$11,883	$(261)	$7,358	$7,358
Net income (loss) per common share – basic and diluted		$(0.15)	$0.68	$0.86

Balance Sheet Data – As of September 30, 2017 (Lazydays) and August 31, 2017 (Andina)
Total current assets	$131,704	$303	$162,048	$137,960
Total assets	$229,867	$40,910	$332,197	$308,109
Total current liabilities	$112,898	$218	$113,016	$113,016
Total liabilities	$175,538	$218	$192,423	$192,423
Total stockholders’ equity	$54,329	$5,000	$80,068	$55,980

	Lazydays	Andina	Pro Forma Combined Assuming No Conversions into Cash	Pro Forma Combined Assuming Maximum Conversions into Cash
Statement of Operations Data – Year Ended December 31, 2016 (Lazydays) and Year Ended November 30, 2016 (Andina)
Revenues	$564,429	$—	$564,429	$564,429
Operating expenses	$96,694	$513	$100,990	$100,990
Operating income (loss)	$19,568	$(513)	$15,272	$15,272
Net income (loss) attributable to the Company’s stockholders	$7,783	$(359)	$479	$479
Net income (loss) per common share – basic and diluted		$(0.20)	$0.04	$0.06

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COMPARATIVE PER SHARE DATA

The following table sets forth the per share data of Andina and Lazydays on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended November 30, 2016 and the nine months ended August 31, 2017 after giving effect to the Mergers, (1) assuming no Andina shareholders exercise conversion rights with respect to their ordinary shares upon the consummation of the Mergers; and (2) assuming that Andina shareholders exercise their conversion rights with respect to a maximum of 2,352,360 ordinary shares upon consummation of the Mergers.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus/information statement, and the historical financial statements of Andina and Lazydays and related notes that are included elsewhere in this proxy statement/prospectus/information statement. The unaudited Andina and Lazydays pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus/information statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Andina and Lazydays would have been had the companies been combined during the periods presented.

	Lazydays	Andina	Pro Forma Combined Assuming No Conversions into Cash	Pro Forma Combined Assuming Maximum Conversions into Cash
	(dollars in thousands, except share and per share amounts)
Nine Months Ended September 30, 2017 (Lazydays) and Nine Months Ended August 31, 2017 (Andina)
Net income (loss) attributable to the Company’s stockholders	$11,883	$(261)	$7,358	$7,358
Stockholders’ equity	54,329	5,000	80,068	55,980
Weighted average shares outstanding – basic and diluted		1,779,784	10,845,882	8,514,492
Basic and diluted net income (loss) per share		(0.15)	0.68	0.86
Stockholders’ equity per share – basic and diluted		2.81	7.38	6.57

Year Ended December 31, 2016 (Lazydays) and Year Ended November 30, 2016 (Andina)
Net income (loss) attributable to the Company’s stockholders	$7,783	$(359)	$479	$479
Weighted average shares outstanding – basic and diluted		1,753,259	10,844,882	8,487,967
Basic and diluted net income (loss) per share		(0.20)	0.04	0.06

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RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus/information statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus/information statement.

Risks Related to Holdco’s Business and Operations Following the Mergers with Lazydays

The value of your investment in Holdco following consummation of the Mergers will be subject to the significant risks affecting Lazydays and inherent in the industry in which it operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus/information statement. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its shares of common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to the “Company,” “we,” “us” and “our” are intended to refer to Lazydays unless the context clearly indicates otherwise.

Risks Related to Lazydays’ Business

The Company’s business is affected by the availability of financing to it and its customers.

The Company’s business is affected by the availability of financing to it and its customers. Generally, RV dealers, including the Company, finance their purchases of inventory with financing provided by lending institutions. As of September 30, 2017, the Company has up to $140 million in committed financing under a floor plan financing facility (the “Floor Plan Facility”). As of September 30, 2017, the Company had $83.9 million floor plan notes payable outstanding with $56.1 million of additional borrowing capacity under the Floor Plan Facility. As of September 30, 2017, substantially all of the invoice cost of new RV inventory and 11% of book value of used RV inventory was financed under the Floor Plan Facility. A decrease in the availability of this type of wholesale financing or an increase in the cost of such wholesale financing could prevent the Company from carrying adequate levels of inventory, which may limit product offerings and could lead to reduced sales and revenues.

Furthermore, many of the Company’s customers finance their RV purchases. Although consumer credit markets have improved, consumer credit market conditions continue to influence demand, especially for RVs, and may continue to do so. There continue to be fewer lenders, more stringent underwriting and loan approval criteria, and greater down payment requirements than in the past. If credit conditions or the credit worthiness of the Company’s customers worsen, and adversely affect the ability of consumers to finance potential purchases at acceptable terms and interest rates, it could result in a decrease in the sales of the Company’s products and have a material adverse effect on the Company’s business, financial condition and results of operations.

Fuel shortages, or high prices for fuel, could have a negative effect on the Company’s business.

Gasoline or diesel fuel is required for the operation of RVs. There can be no assurance that the supply of these petroleum products will continue uninterrupted, that rationing will not be imposed or that the price of or tax on these petroleum products will not significantly increase in the future. Shortages of gasoline and diesel fuel have had a material adverse effect on the RV industry as a whole in the past and any such shortages or substantial increases in the price of fuel could have a material adverse effect on the Company’s business, financial condition or results of operations.

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The Company’s success will depend to a significant extent on the well-being, as well as the continued popularity and reputation for quality, of the Company’s manufacturers, particularly Thor Industries, Inc., Tiffin Motorhomes, Winnebago Industries, Inc., Forest River, Inc. and the REV Group, Inc.

Thor Industries, Inc., Tiffin Motorhomes, Winnebago Industries, Inc., Forest River, Inc. and the REV Group, Inc. supplied approximately 31%, 23%, 19%, 17% and 6%, respectively, of the Company’s new RV inventory as of September 30, 2017. The Company depends on its manufacturers to provide it with products that compare favorably with competing products in terms of quality, performance, safety and advanced features. Any adverse change in the production efficiency, product development efforts, technological advancement, marketplace acceptance, reputation, marketing capabilities or financial condition of the Company’s manufacturers could have a substantial adverse impact on the Company’s business. Any difficulties encountered by any of the Company’s manufacturers resulting from economic, financial, or other factors could adversely affect the quality and amount of products that they are able to supply to the Company and the services and support they provide to the Company.

The interruption or discontinuance of the operations of the Company’s manufacturers could cause the Company to experience shortfalls, disruptions, or delays with respect to needed inventory. Although the Company believes that adequate alternate sources would be available that could replace any manufacturer as a product source, those alternate sources may not be available at the time of any interruption, and alternative products may not be available at comparable quality and prices.

Any change, non-renewal, unfavorable renegotiation or termination of the Company’s supply arrangements for any reason could have a material adverse effect on product availability and cost and the Company’s financial performance.

The Company’s supply arrangements with manufacturers are typically governed by dealer agreements, which are customary in the RV industry. The Company’s dealer agreements with manufacturers are generally made on a location-by-location basis, and each retail location typically enters into multiple dealer agreements with multiple manufacturers. The terms of the Company’s dealer agreements are typically subject to:

● the Company meeting all the requirements and conditions of the manufacturer’s applicable programs;

● the Company meeting certain retail sales objectives;

● the Company performing services and repairs for all owners of the manufacturer’s RVs (regardless from whom the RV was purchased) that are still under warranty and the Company carrying the manufacturer’s parts and accessories needed to service and repair the manufacturer’s RVs in stock at all times;

● the Company actively advertising and promoting the manufacturer’s RVs; and

● the Company indemnifying the manufacturer under certain circumstances.

The Company’s dealer agreements designate a specific geographical territory for the Company, exclusive to the Company, provided that the Company is able to meet the material obligations of the applicable dealer agreement.

In addition, many of the Company’s dealer agreements contain contractual provisions concerning minimum advertised product pricing for current model year units. Wholesale pricing is generally established on a model year basis and is subject to change in the manufacturer’s sole discretion. In certain cases, the manufacturer may also establish a suggested retail price, below which the Company cannot advertise that manufacturer’s RVs. Any change, non-renewal, unfavorable renegotiation or termination of these dealer agreements for any reason could have a material adverse effect on product availability and cost and the Company’s financial performance.

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The Company’s business is impacted by general economic conditions in its markets, and ongoing economic and financial uncertainties may cause a decline in consumer spending that may adversely affect its business, financial condition and results of operations.

The Company depends on consumer discretionary spending and, accordingly, the Company may be adversely affected if its customers reduce, delay or forego their purchases of the Company’s services, protection plans and products as a result of:

● job losses;

● bankruptcies;

● higher consumer debt and interest rates;

● reduced access to credit;

● higher energy and fuel costs;

● relative or perceived cost, availability and comfort of RV use versus other modes of travel, such as air travel and rail;

● falling home prices;

● lower consumer confidence;

● uncertainty or changes in tax policies and tax rates; or

● uncertainty due to national or international security concerns.

Decreases in the number of customers, average spend per customer or retention and renewal rates for the Company’s consumer services and plans would negatively affect the Company’s financial performance. A prolonged period of depressed consumer spending could have a material adverse effect on the Company’s business. In addition, adverse economic conditions may result in an increase in the Company’s operating expenses due to, among other things, higher costs of labor, energy, equipment and facilities. Due to recent fluctuations in the U.S. economy, the Company’s sales, operating and financial results for a particular period are difficult to predict, making it difficult to forecast results for future periods. Additionally, the Company is subject to economic fluctuations in local markets that may not reflect the general economic conditions of the broader U.S. economy. Any of the foregoing factors could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company depends on its ability to attract and retain customers.

The Company’s future success depends in large part upon the Company’s ability to attract and retain customers for its services, protection plans, products and resources. The extent to which the Company achieves growth in its customer base materially influences the Company’s profitability. Any number of factors could affect the Company’s ability to grow its customer base. These factors include consumer preferences and general economic conditions, the Company’s ability to maintain its retail locations, weather conditions, the availability of alternative products, significant increases in gasoline prices, the disposable income of consumers available for discretionary expenditures and the external perception of the Company’s brands. Any significant decline in the Company’s customer base, the rate of growth of its customer base or customer demand could have a material adverse effect on its business, financial condition and results of operations.

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Competition in the market for services, protection plans and products targeting the RV lifestyle or RV enthusiast could reduce the Company’s revenues and profitability.

The market for services, protection plans and products targeting the RV lifestyle or RV enthusiast is highly fragmented and competitive. Competition in the RV market is driven by price, product and service features, technology, performance, reliability, quality, availability, variety, delivery and customer service. In addition to competing with other dealers of new and used RVs, the Company competes directly or indirectly with major national insurance and warranty companies, providers of roadside assistance and providers of extended service contracts.

Additional competitors may enter the businesses in which the Company currently operates. If any of the Company’s competitors successfully provides a broader, more efficient or attractive combination of services, protection plans and products to the Company’s target customers, the Company’s business results could be materially adversely affected. The Company’s inability to compete effectively with existing or potential competitors could have a material adverse effect on the Company’s business, financial condition and results of operations.

Some of the Company’s existing competitors have, and some of the Company’s future competitors may have, greater financial, personnel, and other resources, more well-established brands or reputations and broader customer bases than the Company and, as a result, these competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities and changes in customer preferences. Some of these competitors may have customer bases that are more geographically balanced than the Company’s and, therefore, may be less affected by an economic downturn in a particular region or market. Competitors with greater resources also may be able to offer lower prices, additional products or services or other incentives that the Company cannot match or does not offer. Industry consolidations may also create competitors with broader and more geographic coverage.

The Company’s expansion into new, unfamiliar markets presents increased risks that may prevent it from being profitable in these new markets. Delays in opening or acquiring new retail locations could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company intends to expand in part by building or acquiring new retail locations in new markets. As a result, the Company may have less familiarity with local consumer preferences and could encounter difficulties in attracting customers due to a reduced level of consumer familiarity with the Company’s brands. Other factors that may impact the Company’s ability to open or acquire new retail locations in new markets and operate them profitably, many of which are beyond the Company’s control, include:

● the Company’s ability to identify suitable acquisition opportunities or new locations, including the Company’s ability to gather and assess demographic and marketing data to determine consumer demand for the Company’s products in the locations the Company selects;

● the Company’s ability to negotiate favorable lease agreements;

● the Company’s ability to secure product lines;

● the availability of construction materials and labor for new retail locations and the occurrence of significant construction delays or cost overruns;

● the Company’s ability to accurately assess the profitability of potential acquisitions or new locations;

●the Company’s ability to secure required governmental permits and approvals;

● the Company’s ability to hire and train skilled operating personnel, especially management personnel;

● the Company’s ability to provide a satisfactory product mix that is responsive to the needs of its customers living in the geographic areas where new retail locations are built or acquired;

● the Company’s ability to supply new retail locations with inventory in a timely manner;

● the Company’s competitors building or leasing retail locations near the Company’s retail locations or in locations the Company has identified as targets;

● regional economic and other factors in the geographic areas in which the Company expands; and

● general economic and business conditions affecting consumer confidence and spending and the overall strength of the Company’s business.

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Once the Company decides on a new market and identifies a suitable location or acquisition opportunity, any delays in opening or acquiring or developing new retail locations could impact the Company’s financial results. It is possible that events, such as delays in the entitlements process or construction delays caused by permitting or licensing issues, material shortages, labor issues, weather delays or other acts of god, discovery of contaminants, accidents, deaths or injuries could delay planned openings or force the Company to abandon planned openings altogether.

As the Company grows, the Company will face the risk that its existing resources and systems, including management resources, accounting and finance personnel and operating systems, may be inadequate to support its growth. There can be no assurance that the Company will be able to retain the personnel or make the changes in its systems that may be required to support its growth. Failure to secure these resources and implement these systems on a timely basis could have a material adverse effect on the Company’s results of operations. In addition, hiring additional personnel and implementing changes and enhancements to the Company’s systems will require capital expenditures and other increased costs that could also have a material adverse impact on the Company’s results of operations.

The Company’s expansion into new markets may also create new challenges including an increase in information to be processed by the Company’s information management systems and diversion of management attention from existing operations. To the extent that the Company is not able to meet these additional challenges, the Company’s sales could decrease and the Company’s operating expenses could increase, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Finally, the size, timing, and integration of any future new retail location openings or acquisitions may cause substantial fluctuations in the Company’s results of operations from quarter to quarter. Consequently, the Company’s results of operations for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year. These fluctuations could have a material adverse effect on the Company’s business, financial condition and results of operations.

As a result of the above factors, there can be no assurance that the Company will be able to operate retail locations in new markets on a profitable basis. The failure to operate retail locations in new markets on a profitable basis could have a material adverse effect on the Company’s business, financial condition and results of operations.

Unforeseen expenses, difficulties, and delays encountered in connection with expansion through acquisitions could inhibit the Company’s growth and negatively impact its profitability.

The Company’s success will depend, in part, on the ability of the Company to make successful acquisitions and to integrate the operations of acquired retail locations, including centralizing certain functions to achieve cost savings and pursuing programs and processes that promote cooperation and the sharing of opportunities and resources among the Company’s retail locations and consumer services and plans. Unforeseen expenses, difficulties and delays encountered in connection with rapid expansion through acquisitions could inhibit the Company’s growth, which could have a negative impact on the Company’s profitability.

Additionally, the Company may be unable to identify suitable acquisition candidates or consummate acquisitions. Increased competition for acquisition candidates or increased asking prices by acquisition candidates may increase purchase prices for acquisitions to levels beyond the Company’s financial capability or to levels that would be unlikely to provide the returns required by the Company’s acquisition criteria. Acquisitions also may become more difficult or less attractive in the future as the Company continues to acquire the most attractive dealers. In addition, the Company may encounter difficulties in integrating the operations of acquired dealers with its own operations or managing acquired dealers and stores profitably without substantial costs, delays, or other operational or financial problems.

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The Company’s ability to continue to grow through the acquisition of additional retail locations will depend upon various factors, including the following:

● the availability of suitable acquisition candidates at attractive purchase prices;

● the ability to compete effectively for available acquisition opportunities;

● the availability of cash on hand, borrowed funds or Holdco Shares with a sufficient market price to finance acquisitions;

● the ability to obtain any requisite third party or governmental approvals; and

● the absence of one or more third parties attempting to impose unsatisfactory restrictions on the Company in connection with their approval of acquisitions.

As a part of the Company’s acquisition strategy, the Company has engaged and will continue to engage in acquisition discussions with various dealerships. In connection with these acquisition discussions, the Company and each potential acquisition candidate exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms, and conditions of the potential acquisition. Potential acquisition discussions may take place over a long period of time and involve difficult business integration and other issues, including in some cases, management succession, employee transitions and related matters. As a result of these and other factors, potential acquisitions that may from time to time appear likely to occur may not be consummated. In addition, the Company may have disagreements with potential acquisition targets, which could lead to litigation. Any of these factors or outcomes could result in a material adverse effect on the Company’s business, financial condition and results of operations.

Failure to maintain the strength and value of the Company’s brands could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s success depends on the value and strength of the Lazydays brands. The Lazydays name and Lazydays brands are integral to the Company’s business as well as to the implementation of the Company’s strategies for expanding its business. Maintaining, enhancing, promoting and positioning the Company’s brands, particularly in new markets where the Company has limited brand recognition, will depend largely on the success of the Company’s marketing efforts and its ability to provide high quality services, protection plans, products and resources and a consistent, high quality customer experience. The Company’s brands could be adversely affected if the Company fails to achieve these objectives, if the Company fails to comply with local laws and regulations, if the Company is subject to publicized litigation or if the Company’s public image or reputation were to be tarnished by negative publicity. Some of these risks are not within the Company’s control, such as the effects of negative publicity regarding the Company’s manufacturers, suppliers or third party providers of services or negative publicity related to members of management. Any of these events could result in decreases in revenues. Further, maintaining, enhancing, promoting and positioning the Company’s brand image may require the Company to make substantial investments in areas such as marketing, store operations, community relations, store graphics and employee training, which could adversely affect the Company’s cash flow. Furthermore, efforts to maintain, enhance or promote the Company’s brand image may ultimately be unsuccessful. These factors could have a material adverse effect on the Company’s business, financial condition and results of operations.

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The Company’s failure to successfully order and manage its inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s success depends upon the Company’s ability to successfully manage the Company’s inventory and to anticipate and respond to product trends consumer demands in a timely manner. The Company’s products appeal to consumers who are, or could become, RV owners. The preferences of these consumers cannot be predicted with certainty and are subject to change. Further, the retail consumer industry, by its nature, is volatile and sensitive to numerous economic factors, including consumer preferences, competition, market conditions, general economic conditions and other factors outside of the Company’s control. The Company typically orders products well in advance of the following selling season. The extended lead times for many of the Company’s purchases may make it difficult for the Company to respond rapidly to new or changing product trends, increases or decreases in consumer demand or changes in prices. If the Company misjudges either the market for the Company’s products or its consumers’ purchasing habits in the future, the Company’s revenues may decline significantly and the Company may not have sufficient inventory to satisfy consumer demand or sales orders or the Company may be required to discount excess inventory, either of which could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s same store sales may fluctuate and may not be a meaningful indicator of future performance.

The Company’s same store sales may vary from quarter to quarter. A number of factors affect and will continue to affect the Company’s same store sales results, including:

● changes or anticipated changes to regulations related to the products the Company offers;

● consumer preferences and buying trends;

● overall economic trends;

● the Company’s ability to identify and respond effectively to local and regional trends and customer preferences;

● the Company’s ability to provide quality customer service that will increase its conversion of shoppers into paying customers;

● competition in the regional market of a store;

● atypical weather patterns;

● changes in the Company’s product mix;

● changes to local or regional regulations affecting the Company’s stores;

● changes in sales of consumer services and plans and retention and renewal rates for the Company’s annually renewing consumer services and plans; and

● changes in pricing and average unit sales.

An unanticipated decline in revenues or same store sales could have a material adverse effect on the Company’s business, financial condition and results of operations.

The cyclical nature of the Company’s business has caused its sales and results of operations to fluctuate. These fluctuations may continue in the future, which could result in operating losses during downturns.

The RV industry is cyclical and is influenced by many national and regional economic and demographic factors, including:

● terms and availability of financing for retailers and consumers;

● overall consumer confidence and the level of discretionary consumer spending;

● population and employment trends;

● income levels; and

● general economic conditions, including inflation, deflation and recessions.

As a result of the foregoing factors, the Company’s sales and results of operations have fluctuated, and the Company expects that they will continue to fluctuate in the future.

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The Company’s business is seasonal and this leads to fluctuations in sales and revenues.

The Company has experienced, and expects to continue to experience, variability in revenue, net income and cash flows as a result of annual seasonality in its business. Because the Company’s largest dealership is located in the southern United States, demand for services, protection plans, products and resources generally increases during the winter season when people move south for the winter or vacation in warmer climates, while sales and profits are generally lower during the summer months. In addition, unusually severe weather conditions in some geographic areas may impact demand.

For the years ended December 31, 2016 and 2015, the Company generated 56% and 58% of its annual revenue in the first and second fiscal quarters, respectively, which include the winter months. The Company incurs additional expenses in the first and second fiscal quarters due to higher purchase volumes, increased staffing in the Company’s retail locations and program costs. If, for any reason, the Company miscalculates the demand for its products or its product mix during the first and second fiscal quarters, the Company’s sales in these quarters could decline, resulting in higher labor costs as a percentage of sales, lower margins and excess inventory, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Due to the Company’s seasonality, the possible adverse impact from other risks associated with its business, including atypical weather, consumer spending levels and general business conditions, is potentially greater if any such risks occur during the Company’s peak sales seasons.

The Company’s business may be adversely affected by unfavorable conditions in its local markets, even if those conditions are not prominent nationally.

The Company’s performance is subject to local economic, competitive, weather and other conditions prevailing in geographic areas where it operates. Since a large portion of the Company’s sales are generated in Florida, the Company’s results of operations depend substantially on general economic conditions and consumer spending habits in the Southeastern United States. In the event that this geographic area experiences a downturn in economic conditions, it could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company may not be able to expand geographically and any geographic expansion may not adequately insulate the Company from the adverse effects of local or regional economic conditions.

The Company may not be able to satisfy its debt obligations upon the occurrence of a change in control under its Senior Secured Credit Facilities or Floor Plan Facility.

As of September 30, 2017, the Company had an existing credit agreement that included a $13.0 million term loan (the “Term Loan Facility”) and $7.0 million of commitments for revolving loans (the “Revolving Credit Facility” and, together with the Term Loan Facility, as amended, the “Senior Secured Credit Facilities”). Additionally, the Company also has up to $140 million in committed financing under the Floor Plan Facility. As of September 30, 2017, the Company had $9.6 million of term loans outstanding under the Senior Secured Credit Facilities, net of $0.1 million of unamortized original issue discount, $0.0 million of revolving borrowings outstanding under the Senior Secured Credit Facilities and $83.6 million in floor plan notes payable outstanding under the Floor Plan Facility, net of $0.3 million of unamortized original issue discount, with $7.0 million of additional borrowing capacity under the Revolving Credit Facility and $56.1 million of additional borrowing capacity under the Floor Plan Facility.

The consummation of the Transaction Merger will result in a Change of Control as defined in the documentation governing the Senior Secured Credit Facilities and the Floor Plan Facility. Upon the occurrence of a Change of Control, which is an event of default under the Senior Secured Credit Facilities and the Floor Plan Facility, in the absence of waivers from the lenders under the Senior Secured Credit Facilities and the Floor Plan Facility or amendments to the Senior Secured Credit Facilities and the Floor Plan Facility, the holders of the affected indebtedness will have the right to declare all outstanding obligations under the Senior Secured Credit Facilities and the Floor Plan Facility, as applicable, immediately due and payable and to terminate the availability of future advances to the Company. There can be no assurance that the Company’s lenders will agree to an amendment of the Senior Secured Credit Facilities and/or the Floor Plan Facility or a waiver of any such event of default. There can be no assurance that the Company will have sufficient resources available to satisfy all of its obligations under the Senior Secured Credit Facilities and the Floor Plan Facility if no waiver or amendment is obtained. In the event the Company was unable to satisfy these obligations, it could have a material adverse impact on the Company’s business, financial condition and results of operations.

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The Company’s ability to operate and expand its business and to respond to changing business and economic conditions will depend on the availability of adequate capital.

The operation of the Company’s business, the rate of the Company’s expansion and the Company’s ability to respond to changing business and economic conditions depend on the availability of adequate capital, which in turn depends on cash flow generated by the Company’s business and, if necessary, the availability of equity or debt capital. The Company also requires sufficient cash flow to meet its obligations under its existing debt agreements. The Term Loan Facility requires the Company to make monthly principal payments of the outstanding principal amount thereof, which totaled $1.3 million and $1.6 million for the nine months ended September 30, 2017 and 2016, respectively, and $1.9 million and $0.1 million for the years ended December 31, 2016 and 2015, respectively. Additionally, the Company paid total cash interest on its Senior Secured Credit Facilities of $0.4 million and $0.5 million for the nine months ended September 30, 2017 and 2016, respectively, and $0.6 million and $0.06 million for the years ended December 31, 2016 and 2015, respectively, and the Company paid total floor plan interest expense on its Floor Plan Facility of $2.8 million and $1.7 million for the nine months ended September 30, 2017 and 2016, respectively, and $2.3 million and $1.3 million for the years ended December 31, 2016 and 2015, respectively. See “ Lazydays ’ Management’s Discussion and Analysis and Results of Operations — Liquidity and Capital Resources.”

The Company is dependent to a significant extent on its ability to finance its new and certain of its used RV inventory under the Floor Plan Facility. Floor plan financing arrangements allow the Company to borrow money to purchase new RVs from the manufacturer or used RVs on trade-in or at auction and pay off the loan when the Company sells the financed RV. The Company may need to increase the capacity of its existing Floor Plan Facility in connection with its acquisition of dealerships and overall growth. In the event that the Company is unable to obtain such incremental financing, the Company’s ability to complete acquisitions could be limited.

The Company cannot assure you that its cash flow from operations or cash available under its Revolving Credit Facility or its Floor Plan Facility will be sufficient to meet its needs. If the Company is unable to generate sufficient cash flows from operations in the future, and if availability under its Revolving Credit Facility or its Floor Plan Facility is not sufficient, the Company may have to obtain additional financing. If the Company obtains additional capital through the issuance of equity of Holdco, the interests of existing stockholders of Holdco will be diluted. If the Company incurs additional indebtedness, such indebtedness may contain significant financial covenants and other negative covenants that may significantly restrict the Company’s ability to operate. The Company cannot assure you that it could obtain additional financing on favorable terms or at all.

The documentation governing the Company’s Senior Secured Credit Facilities and its Floor Plan Facility contain restrictive covenants that may impair the Company’s ability to access sufficient capital and operate its business.

The documentation governing the Company’s Senior Secured Credit Facilities and its Floor Plan Facility contain various provisions that limit the Company’s ability to, among other things:

● incur additional indebtedness;

● incur certain liens;

● consolidate or merge;

● alter the business conducted by the Company and its subsidiaries;

● make investments, loans, advances, guarantees and acquisitions;

● sell assets, including capital stock of its subsidiaries;

● enter into certain sale and leaseback transactions;

● pay dividends on capital stock or redeem, repurchase or retire capital stock or certain other indebtedness;

● engage in transactions with affiliates; and

● enter into agreements restricting its subsidiaries’ ability to pay dividends.

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In addition, the restrictive covenants contained in the documentation governing the Senior Secured Credit Facilities and the Floor Plan Facility require the Company to maintain specified financial ratios. See “Lazydays’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”. The Company’s ability to comply with those financial ratios may be affected by events beyond its control, and its failure to comply with these ratios could result in an event of default.

The restrictive covenants contained in the documentation governing the Senior Secured Credit Facilities and the Floor Plan Facility may affect the Company’s ability to operate and finance its business as it deems appropriate. The Company’s inability to meet obligations as they become due or to comply with various financial covenants contained in the instruments governing its current or future indebtedness could constitute an event of default under the instruments governing the Company’s indebtedness.

If there were an event of default under the instruments governing the Company’s indebtedness, the holders of the affected indebtedness could declare all of the affected indebtedness immediately due and payable, which, in turn, could cause the acceleration of the maturity of all of the Company’s other indebtedness. The Company may not have sufficient funds available, or the Company may not have access to sufficient capital from other sources, to repay any accelerated debt. Even if the Company could obtain additional financing, the terms of such financing may not be favorable to the Company. In addition, substantially all of the Company’s assets are subject to liens securing the obligations under the Senior Secured Credit Facilities and the Floor Plan Facility. If amounts outstanding under the Senior Secured Credit Facilities and the Floor Plan Facility were accelerated, the Company’s lenders could foreclose on these liens and the Company could lose substantially all of its assets. Any event of default under the instruments governing the Company’s indebtedness could have a material adverse effect on the Company’s business, financial condition and results of operations.

Natural disasters, whether or not caused by climate change, unusual weather condition, epidemic outbreaks, terrorist acts and political events could disrupt business and result in lower sales and otherwise adversely affect the Company’s financial performance.

The occurrence of one or more natural disasters, such as tornadoes, hurricanes, fires, floods, hail storms and earthquakes, unusual weather conditions, epidemic outbreaks such as Ebola, Zika virus or measles, terrorist attacks or disruptive political events in certain regions where the Company’s stores are located could adversely affect the Company’s business and result in lower sales. Severe weather, such as heavy snowfall or extreme temperatures, may discourage or restrict customers in a particular region from traveling to the Company’s stores or utilizing the Company’s products, thereby reducing the Company’s sales and profitability. Natural disasters including tornadoes, hurricanes, floods, hail storms and earthquakes may damage the Company’s stores or other operations, which may materially adversely affect the Company’s financial results. Any of these events could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company depends on its relationships with third party providers of services, protection plans, products and resources and a disruption of these relationships or of these providers’ operations could have an adverse effect on the Company’s business and results of operations.

The Company’s business depends in part on developing and maintaining productive relationships with third party providers of services, protection plans, products and resources that the Company markets to its customers. Additionally, the Company relies on certain third party providers to support its services, protection plans, products and resources, including insurance carriers for the Company’s property and casualty insurance and extended service contracts, banks and captive financing companies for vehicle financing and refinancing. The Company cannot accurately predict when, or the extent to which, it will experience any disruption in the supply of products from its vendors or services from its third party providers. Any such disruption could negatively impact the Company’s ability to market and sell its services, protection plans, products and resources, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

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With respect to the insurance programs that the Company offers, the Company is dependent on the insurance carriers that underwrite the insurance to obtain appropriate regulatory approvals and maintain compliance with insurance regulations. If such carriers do not obtain appropriate state regulatory approvals or comply with such changing regulations, the Company may be required to use an alternative carrier or change its insurance products or cease marketing certain insurance related products in certain states, which could have a material adverse effect on the Company’s business, financial condition and results of operations. If the Company is required to use an alternative insurance carrier or change its insurance related products, it may materially increase the time required to bring an insurance related product to market. Any disruption in the Company’s service offerings could harm the Company’s reputation and result in customer dissatisfaction.

Additionally, the Company provides financing to qualified customers through a number of third party financing providers. If one or more of these third party providers ceases to provide financing to the Company’s customers, provides financing to fewer customers or no longer provides financing on competitive terms, or if the Company is unable to replace the current third party providers upon the occurrence of one or more of the foregoing events, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

A portion of the Company’s revenue is from financing, insurance and extended service contracts, which depend on third party lenders and insurance companies. The Company cannot assure you that third party lending institutions will continue to provide financing for RV purchases.

A portion of the Company’s revenue comes from the fees the Company receives from lending institutions and insurance companies for arranging financing and insurance coverage for the Company’s customers. The lending institution pays the Company a fee for each loan that it arranges. If these lenders were to lend to the Company’s customers directly rather than through the Company, the Company would not receive a fee. In addition, if customers prepay financing the Company arranged within a specified period (generally within six months of making the loan), the Company is required to rebate (or “chargeback”) all or a portion of the commissions paid to the Company by the lending institution. The Company’s revenues from financing fees and vehicle service contract fees are recorded net of a reserve for estimated future chargebacks based on historical operating results. Lending institutions may change the criteria or terms they use to make loan decisions, which could reduce the number of customers for whom the Company can arrange financing, or may elect to not continue to provide these products with respect to RVs. The Company’s customers may also use the internet or other electronic methods to find financing alternatives. If any of these events occur, the Company could lose a significant portion of its income and profit.

Furthermore, new and used vehicles may be sold and financed through retail installment sales contracts entered into between the Company and third-party purchasers. Prior to entering into a retail installment sales contract with a third-party purchaser, the Company typically has a commitment from a third-party lender for the assignment of such retail installment sales contract, subject to final review, approval and verification of the retail installment sales contract, related documentation and the information contained therein. Retail installment sales contracts are typically assigned by the Company to third-party lenders simultaneously with the execution of the retail installment sales contracts. Contracts in transit represent amounts due from third-party lenders from whom pre-arranged assignment agreements have been determined, and to whom the retail installment sales contract have been assigned. The Company recognizes revenue when the applicable new or used vehicle is delivered and the Company has assigned the retail installment sales contract to a third-party lender and collectability is reasonably assured. Funding from the third-party lender is provided upon receipt, final review, approval and verification of the retail installment sales contract, related documentation and the information contained therein. Retail installment sales contracts are typically funded within ten days of the initial approval of the retail installment sales contract by the third-party lender. Contracts in transit are included in current assets in the Company’s consolidated financial statements included elsewhere in this prospectus and totaled $17.3 million as of September 30, 2017, $9.4 million as of December 31, 2016 and $10.0 million as of December 31, 2015. Any defaults on these retail installment sales contracts could have a material adverse effect on the Company’s business, financial condition and results of operations.

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If the Company is unable to retain senior executives and attract and retain other qualified employees, the Company’s business might be adversely affected.

The Company’s success depends in part on its ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. Competition for these types of personnel is high. The Company may be unsuccessful in attracting and retaining the personnel it requires to conduct its operations successfully and, in such an event, the Company’s business could be materially and adversely affected. The Company’s success also depends to a significant extent on the continued service and performance of the Company’s senior management team, including its Chairman and Chief Executive Officer William Murnane. The loss of any member of the Company’s senior management team could impair its ability to execute its business plan and could therefore have a material adverse effect on the Company’s business, results of operations and financial condition. The Company does not currently maintain key man life insurance policies on any member of its senior management team or other key employees. The Company has entered into an employment agreement with William Murnane, its Chairman and Chief Executive Officer. Holdco has entered into new employment agreements with William Murnane and Maura Berney, the Company’s Chief Financial Officer, which will be effective upon the consummation of the Mergers. Neither Holdco nor the Company has entered into any other employment agreements with other persons.

The Company’s business depends on its ability to meet its labor needs.

The Company’s success depends in part upon its ability to attract, motivate and retain a sufficient number of qualified employees, including market managers, general managers, sales managers, department managers and sales associates. Qualified individuals of the requisite caliber may be scarce in some areas. If the Company is unable to hire and retain sales associates capable of consistently providing a high level of customer service, as demonstrated by, among other qualities, their enthusiasm for the Company’s culture and knowledge of the Company’s products, the Company’s business could be materially adversely affected. Although none of the Company’s employees is currently covered by collective bargaining agreements, the Company’s employees may elect to be represented by labor unions in the future. If Company employees were to so elect, the Company’s labor costs could increase. Additionally, competition for qualified employees could require the Company to pay higher wages to attract the required number of employees. An inability to recruit and retain a sufficient number of qualified employees in the future may delay the planned openings of new stores. Any such delays, any material increases in employee turnover rates at existing stores or any increases in labor costs could have a material adverse effect on the Company’s business, financial condition or results of operations.

The Company primarily leases its retail locations. If the Company is unable to maintain those leases or locate alternative sites for retail locations in its target markets and on terms that are acceptable to it, the Company’s revenues and profitability could be adversely affected.

The Company leases most of the real properties where it has operations, including, as of September 30, 2017, four of the five Lazydays retail locations in three states. The Company’s leases generally provide for fixed monthly rentals with escalation clauses and range from five to twenty years. There can be no assurance that the Company will be able to maintain its existing retail locations as leases expire, extend the leases or be able to locate alternative sites in its target markets and on favorable terms. Any failure to maintain its existing retail locations, extend the leases or locate alternative sites on favorable or acceptable terms could have a material adverse effect on the Company’s business, financial condition and results of operations.

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The Company’s business is subject to numerous federal, state and local regulations.

The Company’s operations are subject to varying degrees of federal, state and local regulation, including regulations with respect to the Company’s RV sales, RV financing, marketing, direct mail, roadside assistance programs and insurance activities. New regulatory efforts may be proposed from time to time that may affect the way the Company operates its businesses. For example, in the past a principal source of leads for the Company’s direct response marketing efforts was new vehicle registrations provided by motor vehicle departments in various states. Currently, all states restrict access to motor vehicle registration information.

The Company is also subject to federal and state consumer protection and unfair trade practice laws and regulations relating to the sale, transportation and marketing of motor vehicles. Federal, state and local laws and regulations also impose upon vehicle operators various restrictions on the weight, length and width of motor vehicles that may be operated in certain jurisdictions or on certain roadways. Certain jurisdictions also prohibit the sale of vehicles exceeding length restrictions. Federal and state authorities also have various environmental control standards relating to air, water, noise pollution and hazardous waste generation and disposal which affect the Company’s business and operations.

Further, certain federal and state laws and regulations affect the Company’s activities. Areas of the Company’s business affected by such laws and regulations include, but are not limited to, labor, advertising, consumer protection, real estate, promotions, quality of services, intellectual property, tax, import and export, anti-corruption, anti- competition, environmental, health and safety. Compliance with these laws and others may be onerous and costly, at times, and may be inconsistent from jurisdiction to jurisdiction which further complicates compliance efforts.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law on July 21, 2010, established the Consumer Financial Protection Bureau (the “CFPB”), an independent federal agency funded by the United States Federal Reserve with broad regulatory powers and limited oversight from the United States Congress. Although automotive dealers are generally excluded, the Dodd-Frank Act could lead to additional, indirect regulation of automotive dealers, in particular, their sale and marketing of finance and insurance products, through its regulation of automotive finance companies and other financial institutions. In March 2013, the CFPB issued supervisory guidance highlighting its concern that the practice of automotive dealers being compensated for arranging customer financing through discretionary markup of wholesale rates offered by financial institutions (“dealer markup”) results in a significant risk of pricing disparity in violation of The Equal Credit Opportunity Act (the “ECOA”). The CFPB recommended that financial institutions under its jurisdiction take steps to address compliance with the ECOA, which may include imposing controls on dealer markup, monitoring and addressing the effects of dealer markup policies, and eliminating dealer discretion to markup buy rates and fairly compensating dealers using a different mechanism.

In addition, the Patient Protection and Affordable Care Act (the “Affordable Care Act”), which was signed into law on March 23, 2010, may increase the Company’s annual employee health care costs that it funds and has increased the Company’s cost of compliance and compliance risk related to offering health care benefits. Efforts to modify, repeal or otherwise invalidate all, or certain provisions of, the Affordable Care Act and/or adopt a replacement healthcare reform law may impact the Company’s employee healthcare costs. At this time, there is uncertainty concerning whether the Affordable Care Act will be repealed or what requirements will be included in a new law, if enacted. If health care costs rise, the Company may experience increased operating costs, which may adversely affect the Company’s business, financial condition and results of operations.

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Furthermore, the Company’s property and casualty insurance programs that it offers through third party insurance carriers are subject to state laws and regulations governing the business of insurance, including, without limitation, laws and regulations governing the administration, underwriting, marketing, solicitation or sale of insurance products. The Company’s third party insurance carriers are required to apply for, renew, and maintain licenses issued by state, federal or foreign regulatory authorities. Such regulatory authorities have relatively broad discretion to grant, renew and revoke such licenses. Accordingly, any failure by such parties to comply with the then current licensing requirements, which may include any determination of financial instability by such regulatory authorities, could result in such regulatory authorities denying third party insurance carriers’ initial or renewal applications for such licenses, modifying the terms of licenses or revoking licenses that they currently possess, which could severely inhibit the Company’s ability to market these insurance products. Additionally, certain state laws and regulations govern the form and content of certain disclosures that must be made in connection with the sale, advertising or offer of any insurance program to a consumer. The Company reviews all marketing materials it disseminates to the public for compliance with applicable insurance regulations. The Company is required to maintain certain licenses and approvals in order to market insurance products.

The Company has instituted various and comprehensive policies and procedures to address compliance. However, there can be no assurance that employees, contractors, vendors or the Company’s agents will not violate such laws and regulations or the Company’s policies and procedures.

Regulations applicable to the sale of extended service contracts could materially impact the Company’s business and results of operations.

The Company offers extended service contracts that may be purchased as a supplement to the original purchaser’s warranty. These products are subject to complex federal and state laws and regulations. There can be no assurance that regulatory authorities in the jurisdictions in which these products are offered will not seek to regulate or restrict these products. Failure to comply with applicable laws and regulations could result in fines or other penalties including orders by state regulators to discontinue sales of the warranty products in one or more jurisdictions. Such a result could materially and adversely affect the Company’s business, results of operations and financial condition.

The Company currently transfers the majority of the administration and liability obligations associated with these extended service contracts to a third party upon purchase by the customer. State laws and regulations, however, may limit or condition the Company’s ability to transfer these administration and liability obligations to third parties, which could in turn impact the way revenue is recognized from these products. Failure to comply with these laws could result in fines or other penalties, including orders by state regulators to discontinue sales of these product offerings as currently structured. Such a result could materially and adversely affect the Company’s business, financial condition and results of operations.

If state dealer laws are repealed or weakened, the Company’s dealerships will be more susceptible to termination, non-renewal or renegotiation of dealer agreements.

State dealer laws generally provide that a manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with written notice setting forth good cause and stating the grounds for termination or non-renewal. Some state dealer laws allow dealers to file protests or petitions or attempt to comply with the manufacturer’s criteria within a specified notice period to avoid the termination or non-renewal. Manufacturers have been lobbying and continue to lobby for the repeal or revision of state dealer laws. Although the lobbying efforts have been unsuccessful to date, if dealer laws are repealed in the states in which the Company operates, manufacturers may be able to terminate the Company’s dealer agreements without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of state dealer laws, it may also be more difficult for the Company to renew its dealer agreements upon expiration.

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The ability of a manufacturer to grant additional dealer agreements is based on a number of factors which the Company cannot control. If manufacturers grant new dealer agreements in areas near the Company’s existing markets, such new dealer agreements could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s failure to comply with certain environmental regulations could adversely affect the Company’s business, financial condition and results of operations.

The Company’s operations involve the use, handling, storage and contracting for recycling and/or disposal of materials such as motor oil and filters, transmission fluids, antifreeze, refrigerants, paints, thinners, batteries, cleaning products, lubricants, degreasing agents, tires and propane. Consequently, the Company’s business is subject to federal, state and local requirements that regulate the environment and public health and safety. The Company may incur significant costs to comply with such requirements. The Company’s failure to comply with these regulations and requirements could cause the Company to become subject to fines and penalties or otherwise have an adverse impact on the Company’s business. In addition, the Company has indemnified certain of its landlords for any hazardous waste which may be found on or about property the Company leases. If any such hazardous waste were to be found on property that the Company occupies, a significant claim giving rise to the Company’s indemnity obligation could have a negative effect on the Company’s business, financial condition and results of operations.

Climate change legislation or regulations restricting emission of “greenhouse gases” could result in increased operating costs and reduced demand for the RVs the Company sells.

The United States Environmental Protection Agency has adopted rules under existing provisions of the federal Clean Air Act that require a reduction in emissions of greenhouse gases from motor vehicles. The adoption of any laws or regulations requiring significant increases in fuel economy requirements or new federal or state restrictions on vehicles and automotive fuels in the United States could adversely affect demand for those vehicles and could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may be unable to enforce its intellectual property rights and the Company may be accused of infringing the intellectual property rights of third parties which could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company owns a variety of registered trademarks and service marks. The Company believes that its trademarks have significant value and are important to its marketing efforts. If the Company is unable to continue to protect the trademarks and service marks for its proprietary brands, if such marks become generic or if third parties adopt marks similar to the Company’s marks, the Company’s ability to differentiate its products and services may be diminished. In the event that the Company’s trademarks or service marks are successfully challenged by third parties, the Company could lose brand recognition and be forced to devote additional resources to advertising and marketing new brands for its products.

From time to time, the Company may be compelled to protect its intellectual property, which may involve litigation. Such litigation may be time-consuming, expensive and distract the Company’s management from running the day-to-day operations of its business, and could result in the impairment or loss of the involved intellectual property. There is no guarantee that the steps the Company takes to protect its intellectual property, including litigation when necessary, will be successful. The loss or reduction of any of the Company’s significant intellectual property rights could diminish the Company’s ability to distinguish its products from competitors’ products and retain its market share for its proprietary products. The Company’s inability to effectively protect the Company’s proprietary intellectual property rights could have a material adverse effect on the Company’s business, results of operations and financial condition.

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Other parties also may claim that the Company infringes on their proprietary rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against the Company or the payment of damages. These claims could have a material adverse effect on the Company’s business, financial condition and results of operations.

If the Company is unable to maintain or upgrade its information technology systems or if the Company is unable to convert to alternate systems in an efficient and timely manner, the Company’s operations may be disrupted or become less efficient.

The Company depends on a variety of information technology systems for the efficient operation of its business. The Company relies on hardware, telecommunications and software vendors to maintain and periodically upgrade many of these information technology systems so that the Company can continue to operate its business. Various components of the Company’s information technology systems, including hardware, networks, and software, are licensed to the Company by third party vendors. The Company relies extensively on its information technology systems to process transactions, summarize results and efficiently manage its business. Additionally, because the Company accepts debit and credit cards for payment, the Company is subject to the Payment Card Industry Data Security Standard (the “PCI Standard”), issued by the Payment Card Industry Security Standards Council. The PCI Standard contains various compliance guidelines with respect to the Company’s security surrounding the physical and electronic storage, processing and transmission of cardholder data. The Company is currently in compliance with the PCI Standard, however, complying with the PCI Standard and implementing related procedures, technology and information security measures requires significant resources and ongoing attention to compliance. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology such as those necessary to maintain compliance with the PCI Standard or with respect to maintenance or support of existing systems could also disrupt or reduce the efficiency of the Company’s operations. Any material interruptions or failures in the Company’s payment-related systems could have a material adverse effect on the Company’s business, financial condition and results of operations.

Any disruptions to the Company’s information technology systems or breaches of the Company’s network security could interrupt its operations, compromise its reputation, expose it to litigation, government enforcement actions and costly response measures and could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company relies on the integrity, security and successful functioning of its information technology systems and network infrastructure across the Company’s operations. The Company uses information technology systems to, among other things, support its consumer services and plans, manage procurement, manage its supply chain, track inventory information at its retail locations, communicate customer information and aggregate daily sales, margin and promotional information. The Company also uses information systems to report and audit its operational results.

In connection with sales, the Company transmits encrypted confidential credit and debit card information. Although the Company is currently in compliance with the PCI Standard, there can be no assurance that in the future the Company will be able to remain compliant with the PCI Standard or other industry recommended or contractually required practices. Even if the Company continues to be compliant with such standards, it still may not be able to prevent security breaches.

The Company also has access to, collects or maintains private or confidential information regarding its customers, associates and suppliers, as well as the Company’s business. The protection of the Company’s customer, associate, supplier and company data is critical to the Company. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements across the Company’s business and operations. In addition, the Company’s customers have a high expectation that the Company will adequately protect their personal information from cyber-attacks and other security breaches. The Company has procedures in place to safeguard its customer’s data and information. However, a significant breach of customer, employee, supplier, or company data could attract a substantial amount of negative media attention, damage the Company’s relationships with its customers and suppliers, harm the Company’s reputation and result in lost sales, fines and/or lawsuits.

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An increasingly significant portion of the Company’s sales depends on the continuing operation of its information technology and communications systems, including but not limited to its point-of-sale system and its credit card processing systems. The Company’s information technology, communication systems and electronic data may be vulnerable to damage or interruption from earthquakes, acts of war or terrorist attacks, floods, fires, tornadoes, hurricanes, power loss and outages, computer and telecommunications failures, computer viruses, loss of data, unauthorized data breaches, usage errors by the Company’s associates or the Company’s contractors or other attempts to harm the Company’s systems, including cyber-security attacks, hacking by third parties, computer viruses or other breaches of cardholder data. Some of the Company’s information technology and communication systems are not fully redundant and the Company’s disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, intentional sabotage or other unanticipated problems could result in lengthy interruptions in the Company’s information technology and communications systems. Any errors or vulnerabilities in the Company’s information technology and communications systems, or damage to or failure of its information technology and communications systems, could result in interruptions in the Company’s services and non-compliance with certain regulations or expose the Company to risk of litigation and liability, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Increases in the minimum wage could adversely affect the Company’s financial results.

From time to time, legislative proposals are made to increase the federal minimum wage in the United States, as well as the minimum wage in a number of individual states. As federal or state minimum wage rates increase, the Company may be required to increase not only the wage rates of the Company’s minimum wage employees, but also the wages paid to the Company’s other hourly employees as well. Any increase in the cost of the Company’s labor could have an adverse effect on the Company’s operating costs, financial condition and results of operations.

The Company may be subject to product liability claims if people or property are harmed by the products the Company sells.

Some of the products the Company sells may expose the Company to product liability claims relating to personal injury, death, or environmental or property damage, and may require product recalls or other actions. Although the Company maintains liability insurance, the Company cannot be certain that its insurance coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to the Company on economically reasonable terms, or at all. In addition, some of the Company’s agreements with its vendors and sellers do not indemnify the Company from losses attributable to product liability. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding a product recall or any assertion that the products sold by the Company caused property damage or personal injury could damage the Company’s brand image and its reputation with existing and potential consumers and have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may be named in litigation, which may result in substantial costs and reputational harm and divert management’s attention and resources.

The Company faces legal risks in its business, including claims from disputes with its employees and its former employees and claims associated with general commercial disputes, product liability and other matters. Risks associated with legal liability often are difficult to assess or quantify and their existence and magnitude can remain unknown for significant periods of time. While the Company maintains director and officer insurance, as well as general and product liability insurance, the amount of insurance coverage may not be sufficient to cover a claim and the continued availability of this insurance cannot be assured. Regardless of their subject matter or merits, class action lawsuits may result in significant cost to the Company, which costs may not be covered by insurance, may divert the attention of management or may otherwise have an adverse effect on the Company’s business, brand image, financial condition and results of operations. Negative publicity from litigation, whether or not resulting in a substantial cost to the Company, could materially damage the Company’s reputation. The Company may in the future be the target of litigation and any such litigation may result in substantial costs and reputational harm and divert management’s attention and resources. Costs, harm to the Company’s reputation and diversion of management’s attention and resources could have a material adverse effect on the Company’s business, financial condition and results of operations.

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The Company’s risk management policies and procedures may not be fully effective in achieving their purposes.

The Company’s policies, procedures, controls and oversight to monitor and manage its enterprise risks may not be fully effective in achieving their purpose and may leave the Company exposed to identified or unidentified risks. Past or future misconduct by the Company’s employees or vendors could result in violations of law by the Company, regulatory sanctions and/or serious reputational or financial harm to the Company. The Company monitors its policies, procedures and controls; however, there can be no assurance that its policies, procedures and controls will be sufficient to prevent all forms of misconduct. The Company reviews its compensation policies and practices as part of the Company’s overall enterprise risk management program, but it is possible that its compensation policies could incentivize inappropriate risk taking or misconduct. If such inappropriate risks or misconduct occurs, it is possible that it could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company could incur asset impairment charges for goodwill, intangible assets or other long-lived assets.

The Company has a significant amount of goodwill, intangible assets and other long-lived assets. At least annually, the Company reviews goodwill, trademarks and tradenames for impairment. Long-lived assets, identifiable intangible assets and goodwill are also reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable from future cash flows. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value. The Company’s determination of future cash flows, future recoverability and fair value of the Company’s long-lived assets includes significant estimates and assumptions. Changes in those estimates and/or assumptions or lower than anticipated future financial performance may result in the identification of an impaired asset and a non-cash impairment charge, which could be material. Any such charge could adversely affect the Company

Risks Related to the Business Combination

Future resales of the shares of common stock of Holdco issued to the Stockholders and the investors in the PIPE Investment may cause the market price of Holdco’s securities to drop significantly, even if Holdco’s business is doing well.

Under the merger agreement, the Stockholders, the Optionholders, and the Bonus Payment Recipients will receive, among other things, an aggregate of: (i) 2,857,143 Holdco Shares; and (ii) $85,000,000 in cash. Pursuant to the merger agreement, certain of the Stockholders will be restricted from selling any of the Holdco Shares that they receive as a result of the Transaction Merger during the nine month period after the closing date of the Mergers, subject to certain exceptions. See the section entitled “The Merger Proposal — Sale Restriction; Resale Registration.”

Subject to these restrictions, Holdco will enter into a registration rights agreement at the closing of the business combination with certain Stockholders who execute such registration rights agreement pursuant to which such Stockholders will be granted certain demand and “piggy-back” registration rights with respect to their securities. Additionally, the investors in the PIPE Investment will enter into a registration rights agreement granting them certain registration rights. See the section entitled “The PIPE Proposal.”

Furthermore, the Stockholders and investors in the PIPE Investment may sell Holdco Shares pursuant to Rule 144 under the Securities Act, if available, rather than under a registration statement. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because Andina and Holdco are currently shell companies, waiting until one year after Holdco’s filing with the SEC of a Current Report on Form 8-K containing Form 10 type information reflecting the merger with Lazydays.

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Upon expiration of the applicable lock-up periods (with respect to Stockholders who have executed lock-up agreements), and upon effectiveness of any registration statement Holdco files pursuant to the above-referenced registration rights or upon satisfaction of the requirements of Rule 144 under the Securities Act, the Stockholders and investors in the PIPE Investment may sell large amounts of Holdco Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Holdco’s stock price or putting significant downward pressure on the price of Holdco’s stock.

If Andina shareholders fail to properly demand conversion rights, they will not be entitled to convert their ordinary shares of Andina into a pro rata portion of the trust account.

Andina shareholders holding public shares may demand that Andina convert their shares of Andina into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Mergers. Andina shareholders who seek to exercise this conversion right must deliver their shares of Andina (either physically or electronically) to Andina’s transfer agent prior to the vote at the meeting. Any Andina shareholder who fails to properly demand conversion rights will not be entitled to convert his or her shares of Andina into a pro rata portion of the trust account for conversion of his shares. See the section entitled “Extraordinary General Meeting of Andina Shareholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

Public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares.

A public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the merger proposal is approved, you will not be able to seek conversion rights with respect to the full amount of your public shares and may be forced to hold the public shares in excess of 20% or sell them in the open market. Andina cannot assure you that the value of such excess public shares will appreciate over time following a business combination or that the market price of Andina’s ordinary shares will exceed the per-share conversion price.

Nasdaq may not list Holdco’s securities on its exchange, which could limit investors’ ability to make transactions in Holdco’s securities and subject Holdco to additional trading restrictions.

Holdco intends to apply to have its securities listed on Nasdaq upon consummation of the Mergers. Holdco will be required to meet the initial listing requirements to be listed. Holdco may not be able to meet those initial listing requirements. Even if Holdco’s securities are so listed, Holdco may be unable to maintain the listing of its securities in the future.

If Holdco fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, Holdco could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	a limited amount of news and analyst coverage for the company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

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Holdco’s ability to request indemnification from the Stockholders for damages arising out of the business combination are limited in certain instances to those claims where damages exceed $1,000,000 and is limited to the cash and shares placed in escrow.

At the closing of the business combination, (i) an aggregate of $4,250,000 of cash to be paid as part of the merger consideration and (ii) 142,857 of the Holdco Shares to be issued as part of the merger consideration (“Indemnity Escrow Fund”) will be deposited in escrow to provide a fund for payment to Holdco with respect to its post-closing rights to indemnification under the merger agreement for breaches of representations, warranties and covenants by Lazydays. Claims for indemnification may only be asserted (subject to certain exceptions) by Holdco once the damages incurred by Holdco exceed a $1,000,000 deductible, in which event the amount payable from the Indemnity Escrow Fund shall be the amount in excess of the deductible. Accordingly, it is possible that Holdco will not be entitled to indemnification even if Lazydays is found to have breached certain of its representations, warranties and covenants contained in the merger agreement if such breaches would only result in damages to Holdco of less than $1,000,000. Also, subject to certain limited exceptions, Holdco’s right to seek indemnification is limited to the Indemnity Escrow Fund and such right expires one year from the closing date of the merger. At such time, the Indemnity Escrow Fund will be released from the escrow to the Stockholders , the Optionholders and the Bonus Payment Recipients, less amounts previously applied in satisfaction of or reserved with respect to indemnification claims, if any, that are made prior to that date.

Andina has not obtained an opinion from an unaffiliated third party that the consideration being delivered to the Lazydays Stockholders in the Transaction Merger is fair to Andina’s shareholders from a financial point of view.

In analyzing the transaction with Lazydays, the Andina board, with the assistance from its financial advisors, conducted significant business and financial due diligence on Lazydays. Andina did not obtain an opinion from an unaffiliated third party indicating that the consideration being paid in the Transaction Merger to the Lazydays Stockholders is fair to Andina’s public shareholders from a financial point of view since it was not required to do so. The Andina board of directors believes that, because of the financial skills and background of its officers and directors, it was qualified to conclude that the business combination was fair from a financial perspective to its shareholders. However, since no opinion has been obtained, Andina’s shareholders will be relying solely on the judgment of Andina’s board of directors with respect to the merger and its terms. Andina’s board of directors may be incorrect in its assessment of the transaction.

Andina’s current directors and executive officers own ordinary shares and warrants that will be worthless and have made loans and incurred reimbursable expenses that may not be reimbursed or repaid if the Mergers are not approved. Such interests may have influenced their decision to approve the Mergers.

Andina’s officers and directors and/or their affiliates beneficially own insider shares of Andina and private units of Andina that they purchased prior to, or simultaneously with, Andina’s initial public offering. Andina’s executive officers and directors and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Mergers or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of $[●] based upon the closing prices of the shares and units on Nasdaq on [●], 2018, the record date. Furthermore, A. Lorne Weil and B. Luke Weil have loaned Andina an aggregate of $[●] as of the record date and Andina’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Andina’s behalf, such as identifying and investigating possible business targets and business combinations. These loans and expenses will be repaid upon completion of the Mergers. However, if Andina fails to consummate the Mergers, they will not have any claim against the trust account for repayment or reimbursement. Accordingly, Andina may not be able to repay or reimburse these amounts if the Mergers are not completed. See the section entitled “The Merger Proposal — Interests of Andina’s Directors and Officers in the Mergers.”

These financial interests may have influenced the decision of Andina’s directors to approve the Mergers and to continue to pursue such business combination. In considering the recommendations of Andina’s board of directors to vote for the merger proposal and other proposals, its shareholders should consider these interests.

B. Luke Weil is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the Mergers are not consummated. Such liability may have influenced his decision to approve the Mergers.

If the Mergers or another business combination is not consummated by Andina within the required time period, B. Luke Weil will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Andina for services rendered or contracted for or products sold to Andina, but only if such a vendor or target business has not executed a waiver agreement. If Andina consummates a business combination, on the other hand, Andina will be liable for all such claims. See the section entitled “Other Information Related to Andina — Financial Condition and Liquidity” for further information.

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These personal obligations of B. Luke Weil may have influenced Andina’s board of director’s decision to approve the business combination with Lazydays and to continue to pursue such business combination. In considering the recommendations of Andina’s board of directors to vote for the merger proposal and other proposals, Andina’s shareholders should consider these interests.

EarlyBirdCapital may have had a conflict of interest in rendering services to Andina in connection with the Mergers.

Andina engaged EarlyBirdCapital to assist it in connection with the Mergers. Andina is obligated to pay EarlyBirdCapital a cash fee for such services upon the consummation of the Mergers in an amount equal to $1,600,000. If Andina does not consummate a business combination and is forced to liquidate, EarlyBirdCapital will not receive this fee. Additionally, EarlyBirdCapital holds 45,000 units of Andina which will be worthless if Andina does not consummate a business combination. As a result, these financial interests may have resulted in EarlyBirdCapital having a conflict of interest in providing the services to Andina in connection with the Mergers.

The exercise of Andina’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Mergers may result in a conflict of interest when determining whether such changes to the terms of the Mergers or waivers of conditions are appropriate and in Andina’s shareholders’ best interest.

In the period leading up to the closing of the Mergers, events may occur that, pursuant to the merger agreement, would require Andina to agree to amend the merger agreement, to consent to certain actions taken by Lazydays or to waive rights that Andina is entitled to under the merger agreement. Such events could arise because of changes in the course of Lazydays’ business, a request by Lazydays to undertake actions that would otherwise be prohibited by the terms of the merger agreement or the occurrence of other events that would have a material adverse effect on Lazydays’ business and would entitle Andina to terminate the merger agreement. In any of such circumstances, it would be at Andina’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Andina and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus/information statement, Andina does not believe there will be any changes or waivers that Andina’s directors and officers would be likely to make after shareholder approval of the merger proposal has been obtained. While certain changes could be made without further shareholder approval, Andina will circulate a new or amended proxy statement/prospectus/information statement and resolicit Andina’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the merger proposal.

If Andina is unable to complete the business combination with Lazydays or another business combination by February 1, 2018 (or such later date as Andina shareholders may approve) , Andina will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, third parties may bring claims against Andina and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by shareholders could be less than $[●] per share.

Under the terms of Andina’s amended and restated memorandum and articles of association, Andina must complete the Mergers with Lazydays or another business combination by February 1, 2018 (or such later date as Andina shareholders may approve), or Andina must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Andina. Although Andina has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Andina’s public shareholders. If Andina is unable to complete a business combination within the required time period, B. Luke Weil has agreed he will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Andina for services rendered or contracted for or products sold to Andina, but only if such a vendor or prospective target business does not execute such a waiver. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $[●] due to such claims.

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Additionally, if Andina is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Andina otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the trust account, Andina may not be able to return to its public shareholders at least $[●].

Andina’s shareholders may be held liable for claims by third parties against Andina to the extent of distributions received by them.

If Andina is unable to complete the Mergers or another business combination within the required time period, Andina will cease all operations except for the purpose of winding up, liquidating and dissolving , subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Andina cannot assure you that it will properly assess all claims that may be potentially brought against Andina. As such, Andina’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Andina cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by Andina.

If Andina is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/ creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Andina’s shareholders. Furthermore, because Andina intends to distribute the proceeds held in the trust account to its public shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Andina’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. Andina cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Andina shareholders to increase the likelihood of approval of the merger proposal and other proposals could have a depressive effect on Andina’s ordinary shares.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Andina or its securities, Andina’s initial shareholders, officers, directors, Lazydays or the Stockholders and/or their respective affiliates may purchase shares of Andina from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of Andina or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Mergers where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Andina’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of Andina at a price lower than market and may therefore be more likely to sell the shares of Andina he owns, either prior to or immediately after the extraordinary general meeting.

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The conversion of the Series A Preferred Stock to be sold in the PIPE Investment into Holdco Shares may dilute the value for the other holders of Holdco Shares.

The Series A Preferred Stock to be sold in the PIPE Investment is convertible into Holdco Shares. As a result of the conversion of any issued and outstanding Series A Preferred Stock, the existing holders of Holdco Shares will own a smaller percentage of the outstanding Holdco Shares. Further, additional Holdco Shares may be issuable pursuant to certain other features of the Series A Preferred Stock, with such issuances being further dilutive to existing holders of Holdco Shares. See the section titled “The PIPE Proposal” for further details relating to the terms of the Series A Preferred Stock to be outstanding upon consummation of the Mergers and the PIPE Investment.

If Series A Preferred Stock is converted into Holdco Shares, holders of such converted Holdco Shares will be entitled to the same dividend and distribution rights as other holders of Holdco Shares. As such, another dilutive effect resulting from the conversion of any shares of Series A Preferred Stock will be a dilution to dividends and distributions receivable on account of Holdco Shares.

The holders of Series A Preferred Stock will own a large portion of the voting power of the Holdco Shares and have the right to nominate two members to Holdco’s board of directors. As a result, these holders may influence the composition of the board of directors of Holdco and future actions taken by the board of directors of Holdco.

The purchasers of the Series A Preferred Stock in the PIPE Investment will be entitled to vote upon all matters upon which holders of Holdco Shares have the right to vote and are entitled to the number of votes equal to the number of full Holdco Shares into which such shares of Series A Preferred Stock could be converted at the then applicable conversion rate. Accordingly, the holders of the Series A Preferred Stock will hold approximately __% of the voting power of Holdco on an as-converted basis (assuming that no holders of public shares exercise their conversion rights). This percentage will increase to the extent holders of public shares do exercise their conversion rights. As a result, the holders of the Series A Preferred Stock may have the ability to influence future actions by Holdco requiring shareholder approval.

Further, the Certificate of Designations of the Series A Preferred Stock provides that the holders of the Series A Preferred Stock have the right to nominate for election two individuals to Holdco’s board of directors. As a result, the holders of Series A Preferred Stock will be able influence the composition of the board and, in turn, potentially influence and impact future actions taken by the board of directors of Holdco.

The holders of the Series A Preferred Stock will have certain rights following the consummation of the Mergers that may not allow Holdco to take certain actions .

Pursuant to the certificate of designations governing the Series A Preferred Stock, the holders of the Series A Preferred Stock must consent to Holdco taking certain actions, including among others, the increase in the number of directors constituting Holdco’s board above eight members, the incurrence of certain indebtedness and the sale of certain assets. The holders of the Series A Preferred Stock are not obligated to consent to any specific action and there can be no assurance that the holders will consent to any action Holdco’s board determines is in the best interests of its stockholders as a whole.

Additionally, the purchasers of the Series A Preferred Stock have been granted a right of first refusal on certain debt financings. Pursuant to this right, the purchasers will have 15 business days to determine whether they want to undertake a covered debt financing. This may delay Holdco’s ability to undertake a debt financing and may cause certain third parties to be less willing to engage in any debt financing with Holdco.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and Andina is unable to consummate the Mergers for any reason, Andina’s board of directors will not have the ability to adjourn the extraordinary general meeting to a later date, and, therefore, the Mergers will not be approved.

Andina’s board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, Andina is unable to consummate the Mergers. If the adjournment proposal is not approved, Andina’s board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to consummate the Mergers. In such event, the Mergers would not be completed.

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FORWARD-LOOKING STATEMENTS

Andina believes that some of the information in this proxy statement/prospectus/information statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because Andina is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus/information statement. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

●	discuss future expectations;

●	contain projections of future results of operations or financial condition; or

●	state other “forward-looking” information.

Andina believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that Andina is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus/information statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Andina or Lazydays in such forward-looking statements, including among other things:

●	the number and percentage of its public shareholders voting against the merger proposal and/or seeking conversion;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

●	the ability to maintain the listing of Holdco’s securities on Nasdaq following the business combination;

●	changes adversely affecting the business in which Lazydays is engaged;

●	management of growth;

●	general economic conditions;

●	Lazydays’ business strategy and plans; and

●	the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus/information statement.

All forward-looking statements included herein attributable to any of Andina, Lazydays or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Andina and Lazydays undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus/information statement or to reflect the occurrence of unanticipated events.

Before a shareholder grants its proxy or instructs how its vote should be cast or vote on the merger proposal, director election proposal, charter proposals, incentive compensation plan proposal, PIPE proposal or the adjournment proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus/information statement may adversely affect Andina and/or Lazydays.

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EXTRAORDINARY GENERAL MEETING OF ANDINA SHAREHOLDERS

General

Andina is furnishing this proxy statement/prospectus/information statement to Andina’s shareholders as part of the solicitation of proxies by Andina’s board of directors for use at the extraordinary general meeting of Andina shareholders to be held on [●], 2018, and at any adjournment or postponement thereof. This proxy statement/prospectus/information statement provides Andina’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting of Andina will be held on [●], 2018, at [●]:00 a.m., eastern time, at the offices of Graubard Miller, Andina’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, United States of America.

Purpose of the Andina Extraordinary General Meeting

At the extraordinary general meeting, Andina is asking holders of Andina ordinary shares to:

●	consider and vote upon a proposal to adopt the merger agreement and approve the business combination contemplated by the merger agreement (merger proposal);

●	elect eight directors who, upon consummation of the Mergers, will be the directors of Holdco (director election proposal);

●	consider and vote upon separate proposals to approve the following material differences between the constitutional documents of Holdco and Andina’s current amended and restated memorandum and articles of association: (i) the name of the new public entity will be “Lazydays Holdings, Inc.” as opposed to “Andina Acquisition Corp. II”; (ii) Holdco has 100,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, as opposed to Andina having 100,000,000 authorized ordinary shares and 1,000,000 authorized preferred shares; (iii) Holdco’s corporate existence is perpetual as opposed to Andina’s corporate existence terminating if a business combination is not consummated by Andina within a specified period of time; and (iv) Holdco’s constitutional documents do not include the various provisions applicable only to specified purpose acquisition corporations that Andina’s amended and restated memorandum and articles of association contains (charter proposals);

●	consider and vote upon a proposal to approve the adoption of the Holdco 2017 Long-Term Incentive Equity Plan (incentive compensation plan proposal);

●	consider and vote upon a proposal to approve the $88.5 million PIPE investment (PIPE proposal); and

●	consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary (adjournment proposal).

Recommendation of Andina Board of Directors

Andina’s board of directors has unanimously determined that the merger proposal, the director election proposal, the charter proposals, the incentive compensation plan proposal, the PIPE proposal and the adjournment proposal are fair to and in the best interests of Andina and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the merger proposal, “FOR” the election of all of the persons nominated by Andina’s management for election as directors, “FOR” each of the charter proposals, “FOR” the incentive compensation plan proposal, “FOR” the PIPE proposal and “FOR” the adjournment proposal, if presented.

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Record Date; Persons Entitled to Vote

Andina has fixed the close of business on [●], 2018, as the “record date” for determining Andina shareholders entitled to notice of and to attend and vote at the extraordinary general meeting. As of the close of business on [●], 2018, there were 4,149,931 ordinary shares of Andina outstanding and entitled to vote. Each Andina ordinary share is entitled to one vote per share at the extraordinary general meeting.

Pursuant to agreements with Andina, the 1,000,000 initial shares held by the initial shareholders, the shares included in the 310,000 private units held by the initial shareholders and EarlyBirdCapital, Inc. and any ordinary shares acquired in the aftermarket by such shareholders, will be voted in favor of the merger proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the extraordinary general meeting.

Quorum

The presence, in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy, of the holders of a majority of all the issued and outstanding Andina ordinary shares entitled to vote constitutes a quorum at the extraordinary general meeting.

Abstentions and Broker Non-Votes

Abstentions present in person and by proxy are considered present for the purposes of establishing a quorum but will not be treated as shares voted on the merger proposal, the charter proposals, the compensation plan proposal and the adjournment proposal (if presented). Broker non-votes will be considered present for the purposes of establishing a quorum, but will not be treated as shares voted on any particular matter . A broker non-vote will have no effect on the merger proposal, the charter proposals, the compensation plan proposal and the adjournment proposal (if presented). Abstentions and broker non-votes will have no effect on the director election proposal. Please note that holders of the public shares of Andina cannot seek conversion of their shares unless they affirmatively vote for or against the merger proposal.

Vote Required

The approval of the merger proposal will require the affirmative vote of the holders of not less than two-thirds of the Andina ordinary shares entitled to vote and voting in person or by proxy on such proposal at the extraordinary general meeting. Abstentions present in person and by proxy are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the merger proposal. Broker non-votes will be considered present for the purposes of establishing a quorum, but as not being eligible to vote on a particular proposal. A broker non-vote will have no effect on the merger proposal.

The election of directors requires a plurality vote of the Andina ordinary shares present in person or represented by proxy and entitled to vote at the extraordinary general meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares of Andina not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor. Abstentions and broker non-votes will have no effect on such proposal.

The approval by special resolution of the charter proposals will require the affirmative vote of the holders of not less than two-thirds of the Andina ordinary shares entitled to vote and voting in person or by proxy on such proposal at the extraordinary general meeting. Abstentions present in person and by proxy are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the charter proposals. Broker non-votes will be considered present for the purposes of establishing a quorum, but as not being eligible to vote on a particular proposal. A broker non-vote will have no effect on the charter proposals.

The approval by ordinary resolution of the incentive compensation plan proposal and the adjournment proposal (if presented), will require the affirmative vote of a simple majority of the holders of Andina ordinary shares entitled to vote and voting in person or by proxy on such proposal at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and therefore have no effect on the incentive compensation plan proposal or the adjournment proposal (if presented).

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Voting Your Shares

Each ordinary share of Andina that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares of Andina that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares of Andina at the extraordinary general meeting:

●

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares of Andina as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares of Andina, your shares of Andina will be voted as recommended by Andina’s board “FOR” the merger proposal, the election of all of the persons nominated by Andina’s management for election as directors, the charter proposals, the incentive compensation plan proposal, the PIPE proposal and the adjournment proposal, if presented. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

●

You Can Attend the Extraordinary General Meeting and Vote in Person. You will receive a ballot when you arrive. However, if your shares of Andina are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Andina can be sure that the broker, bank or nominee has not already voted your shares of Andina.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify Andina’s transfer agent, in writing, before the extraordinary general meeting that you have revoked your proxy; or

●	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of Andina, you may call Advantage Proxy, Andina’s proxy solicitor, at 877-870-8565.

Conversion Rights

Holders of public shares of Andina may seek to convert their shares, regardless of whether they vote for or against the merger proposal. Any shareholder holding public shares as of the record date who votes in favor of or against the merger proposal may demand that Andina convert such shares into a full pro rata portion of the trust account (which was $[●] per share as of [●], 2018, the record date), calculated as of two business days prior to the anticipated consummation of the Mergers. If a holder properly seeks conversion as described in this section and the Mergers are consummated, Andina will convert these shares into a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Mergers.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public shareholder will not be converted to cash.

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Andina’s initial shareholders will not have conversion rights with respect to any ordinary shares owned by them, directly or indirectly.

Andina shareholders who seek to convert their public shares must affirmatively vote for or against the merger proposal. Andina shareholders who do not vote with respect to the merger proposal, including as a result of an abstention or a broker non-vote, may not convert their shares of Andina into cash. Holders may demand conversion by (A) either checking the box on their proxy card or by submitting their request in writing to Andina’s transfer agent and (B) delivering their shares of Andina, either physically or electronically using Depository Trust Company’s DWAC System, to Andina’s transfer agent prior to the vote at the meeting. If you hold the shares of Andina in street name, you will have to coordinate with your broker to have your shares of Andina certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares of Andina or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares of Andina.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the merger proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Mergers are not approved or completed for any reason, then Andina’s public shareholders who elected to exercise their conversion rights will not be entitled to convert their shares of Andina into a full pro rata portion of the trust account. In such case, Andina will promptly return any shares of Andina delivered by public holders. If Andina would be left with less than $5,000,001 of net tangible assets upon consummation of the Mergers as a result of the holders of public shares properly demanding conversion of their shares, Andina will not be able to consummate the Mergers.

The closing price of Andina ordinary shares on [●], 2018 was $[●]. The cash held in the trust account on such date was approximately $[●] ($[●] per public share). Prior to exercising conversion rights, shareholders should verify the market price of Andina ordinary shares as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Andina cannot assure its shareholders that they will be able to sell their ordinary shares of Andina in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares of Andina.

If a holder of public shares exercises its conversion rights, then it will be exchanging its ordinary shares of Andina for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote for or against the merger proposal, properly demand conversion no later than the close of the vote on the merger proposal, and deliver your share certificate (either physically or electronically) to Andina’s transfer agent prior to the vote at the meeting, and the Mergers are consummated.

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Appraisal Rights

Neither shareholders of Andina nor holders of units, rights or warrants of Andina have appraisal rights in connection with the Mergers under Cayman Islands law.

The Stockholders are entitled to appraisal rights in connection with the Transaction Merger under Delaware law. For more information about such rights, see the provisions of Section 262 of the DGCL attached hereto as Annex F and the section entitled “The Merger Proposal—Appraisal Rights”.

Proxy Solicitation Costs

Andina is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Andina and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Andina will bear the cost of the solicitation.

Andina has hired Advantage Proxy to assist in the proxy solicitation process. Andina has agreed to pay Advantage Proxy an aggregate of $4,000 for the foregoing services. Advantage Proxy previously assisted Andina in coordinating the shareholder meeting held on October 31, 2017 to extend the time Andina had to complete an initial business combination. Advantage Proxy also served as a liaison with Andina’s investors, brokers and corporate action departments throughout the voting period.

Andina will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Andina will reimburse them for their reasonable expenses.

Andina Initial Shareholders

As of [●], 2018, the record date, Andina’s initial shareholders beneficially owned and were entitled to vote an aggregate of 1,000,000 initial shares of Andina that were issued prior to Andina’s initial public offering. These individuals and entities (along with EarlyBirdCapital, Inc.) also purchased an aggregate of 310,000 private units simultaneously with the consummation of Andina’s initial public offering. The shares of Andina included in these securities currently constitute approximately 31.6% of the outstanding ordinary shares of Andina. In connection with the initial public offering, the holders of these securities agreed to vote the initial shares of Andina, the shares of Andina included in the private units as well as any ordinary shares acquired in the aftermarket, in favor of the merger proposal. The Andina initial shareholders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. The initial shares and private units have no right to participate in any redemption distribution and will be worthless if no business combination is effected by Andina.

In connection with the initial public offering, the Andina initial shareholders entered into an escrow agreement pursuant to which their initial shares of Andina are held in escrow and may not be transferred (subject to limited exceptions) until, with respect to 50% of such initial shares, the earlier of one year after the date of the consummation of an initial business combination and the date on which the closing price of Andina’s ordinary shares exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial business combination and, with respect to the remaining 50% of such initial shares, one year after the date of the consummation of an initial business combination, or earlier in each case if, subsequent to the initial business combination, Andina consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property.

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At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Andina or its securities, the Andina initial shareholders, Lazydays or the Stockholders and/or their respective affiliates may purchase shares of Andina from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of Andina or vote their shares of Andina in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the Mergers where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus/information statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Andina initial shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on Andina ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of Andina at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares of Andina by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/prospectus/information statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Andina will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the net tangible asset threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

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THE MERGER PROPOSAL

The discussion in this proxy statement/prospectus/information statement of the Mergers and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus/information statement.

Structure of the Mergers

Pursuant to the merger agreement, (i) Andina will merge with and into Holdco in the Redomestication Merger, with Holdco being the surviving entity of such merger and (ii) immediately after the consummation of the Redomestication Merger, Merger Sub will merge with and into Lazydays in the Transaction Merger, with Lazydays being the surviving entity of such merger and a direct wholly-owned subsidiary of Surviving Pubco. The following is an organizational chart depicting the structure of the companies after the Redomestication Merger and prior to the Transaction Merger, and then after consummation of the Transaction Merger:

Upon consummation of the Redomestication Merger,

●	each ordinary share of Andina will be exchanged for one Holdco Share, except that holders of public shares of Andina shall be entitled to elect instead to receive a pro rata portion of Andina’s trust account, as provided in Andina’s charter documents;

●	each Andina right will be exchanged for one-seventh of a Holdco Share; and

●	each Andina warrant will entitle the holder thereof to purchase one-half of one Holdco Share at a price of $11.50 per whole share.

Upon consummation of the Transaction Merger, the Stockholders will receive from Holdco:

●	2,857,143 Holdco Shares; and

●	$85,000,000 in cash, subject to adjustments based on Lazydays’ working capital and debt as of closing and also subject to any such Holdco Shares and cash that are issued and paid to the Optionholders and the Bonus Payment Recipients.

An aggregate of $2,000,000 of the merger consideration shall be deposited in escrow at closing of the Mergers to provide for certain adjustments to the merger consideration provided for in the merger agreement.

Name; Headquarters; Stock Symbols

After completion of the transactions contemplated by the merger agreement:

●	the name of Holdco will be “Lazydays Holdings, Inc.”;

●	the corporate headquarters and principal executive offices of Holdco will be located at 6130 Lazy Days Blvd., Seffner, FL 33584, which are Lazydays’ current corporate headquarters; and

●	if Holdco’s applications for listing are approved, Holdco’s common stock and warrants will be traded on Nasdaq under the symbols LAZY and LAZYW, respectively.

Indemnification of Holdco

To provide a fund for payment to Holdco with respect to its post-closing rights to indemnification under the Merger Agreement, there will be placed in escrow (with an independent escrow agent): (i) an aggregate of $4,250,000 of cash to be paid as part of the merger consideration and (ii) 142,857 of the Holdco Shares to be issued as part of the merger consideration (“Indemnity Escrow Fund”) under the merger agreement. The Indemnity Escrow Fund will be the sole remedy for Holdco with respect to its rights to indemnification under the merger agreement, except with respect to indemnification arising out of the inaccuracy or breach of certain specified representations of Lazydays set forth in the merger agreement.

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The escrow agent shall release the Indemnity Escrow Fund (less any amounts for pending claims) on the first anniversary of the closing of the Mergers.

No amount for indemnification shall be payable to Holdco unless and until the aggregate amount of all indemnifiable losses otherwise payable exceeds a deductible amount of $1,000,000, in which event all indemnifiable losses so due in excess of the deductible amount shall be paid out of the Indemnity Escrow Fund.

Sale Restriction

Certain of the Stockholders will not be able to sell any of the Holdco Shares that they receive as a result of the Transaction Merger (subject to limited exceptions) until the earlier of (i) the nine-month anniversary of the closing of the Mergers and (ii) the date on which Holdco consummates a liquidation, merger, stock exchange or other similar transaction in which Holdco is not the surviving company or which results in a change of control of Holdco. These Stockholders will be required to enter into a lock-up agreement to such effect as a condition to the closing of the Mergers.

Background of the Mergers

On December 1, 2015, Andina closed its initial public offering of 4,000,000 units, with each unit consisting of one Andina ordinary share, one right to receive one-seventh (1/7) of one Andina ordinary share upon consummation of an initial business combination and one warrant to purchase one half of one Andina ordinary share at a purchase price of $11.50 per full share upon consummation of an initial business combination. The units from the initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $40,000,000. Simultaneously with the consummation of the initial public offering, Andina consummated the private sale of 310,000 units (with the same composition as those sold in the public offering) to its initial stockholders at $10.00 per unit for an aggregate purchase price of $3,100,000.

In connection with the initial public offering, Andina engaged EarlyBirdCapital to assist it in connection with its initial business combination. The services to be performed by EarlyBirdCapital pursuant to this arrangement (and which it performed for Andina in connection with the transaction with Lazydays) included assisting Andina in holding meetings with shareholders to discuss potential business combinations and the attributes of any particular target business, introducing Andina to potential investors that may be interested in purchasing Andina’s securities in connection with the business combination, assisting Andina in obtaining shareholder approval for the business combination and assisting Andina with press releases and certain public filings in connection with the business combination. Pursuant to this arrangement, Andina will pay EarlyBirdCapital a cash fee equal to $1,600,000.

Promptly following Andina’s initial public offering, Andina commenced consideration of potential target businesses with the objective of consummating a business combination. Andina sought out potential target businesses based on internal research and through the networks of relationships of Andina’s management, board of directors and with professional service providers (lawyers, accountants, consultants, finders and investment bankers). Andina educated these parties on its structure as a special purpose acquisition company and its criteria for an acquisition. Andina also responded to inquiries from investment bankers or other similar professionals who represented companies engaged in a sale or financing process. On a regular basis, Andina’s directors were updated with respect to the status of the business combination search. Input received from Andina’s directors was material to Andina’s management’s evaluation of a potential business combination.

In evaluating potential business combination targets, Andina used certain criteria, which included the opportunity to increase revenues through organic growth and acquisitions, the potential for strong free cash flow generation, the experience and motivation of the management team and the competitive position of the target and its industry’s dynamics. Andina narrowed its focus based on the interest expressed by potential targets and the suitability of each potential target as a potential acquisition candidate.

Based on initial screening efforts and criteria evaluation, Andina compiled a pipeline of priority potential targets and updated and supplemented such pipeline from time to time. This pipeline and related developments were discussed periodically with Andina’s board of directors. During this period, Andina and its representatives:

●	Identified and preliminarily evaluated more than 75 potential acquisition targets;

●	Conducted initial business and financial due diligence or had meaningful discussions with representatives of approximately 15 potential acquisition targets;

●	Provided an initial non-binding indication of interest to six potential acquisition targets; and

●	Executed a letter of intent and commenced further diligence with respect to three potential acquisition targets.

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After the completion of the initial public offering in December 2015, representatives of Andina engaged in extensive discussions with several financial advisors with experience in, among other things, industrial, manufacturing, transportation, logistics and services sectors within Latin America which management believed might increase the likelihood of Andina locating potential acquisition opportunities. In January 2016, Andina engaged Credicorp Capital Colombia S.A. (“CCC”) as a financial advisor, focusing on potential business combination targets in the Andean region.

On May 25, 2016, Julio Torres, Andina’s chief executive officer, and Mauricio Orellana, Andina’s chief financial officer, met with the principal shareholder of a prospective target company headquartered in Colombia that met the Andina board’s investment criteria (“Company A”). That initial meeting was followed by detailed discussions with representatives of Company A regarding a potential merger with Andina. On June 23, 2016, Andina entered into a mutual non-disclosure agreement with Company A. After several meetings and diligence sessions, including a visit to its manufacturing facilities, Andina submitted a non-binding indication of interest to Company A on August 30, 2016. On August 31, 2016, the indication of interest was approved and executed by Company A’s board of directors.

On September 15, 2016, a letter of intent was executed between Andina and Company A. Andina engaged a law firm to conduct legal and tax due diligence while Andina’s management team performed its detailed business, financial and accounting due diligence. During the months of November and December of 2016, all due diligence was completed. In February 2017, a draft merger agreement was prepared along with an investor presentation that described the highlights of the proposed transaction. However, on March 6, 2017, Company A and Andina mutually terminated negotiations as the parties could not agree to final terms. Specifically, if Company A could not meet certain performance and financial targets, the total consideration would not satisfy the economic requirements of Company A’s shareholders as the business combination would have resulted in additional dilution from what the controlling shareholders were willing to accept.

In April 2016, representatives of Andina met with the chief executive officer and largest shareholder of another prospective acquisition candidate headquartered in Colombia that met the Andina board’s investment criteria (“Company B”). In May 2016, a non-disclosure agreement was executed between Andina and Company B. Andina sent a letter of intent to Company B on September 15, 2016. In October 2016, terms of the letter of intent were agreed to. Since Andina was concurrently pursuing a separate transaction with Company A, legal due diligence and a draft merger agreement with Company B were delayed. Following Andina and Company A’s mutual decision to terminate discussions to pursue a transaction, Andina’s management team resumed due diligence with Company B. On March 31, 2017, Company B informed Andina that it had agreed to an alternative investment from a third-party investor. The parties then discussed the possibility of engaging in a three-way transaction among Company B, Andina and the third-party investor. However, in June 2017, Company B and Andina mutually terminated negotiations as the parties could not agree to final terms, primarily due to a disagreement with the third-party investor on the timing and process required to complete all documentation and closing requirements before Andina’s original liquidation date.

Between February and June of 2017, Andina submitted initial non-binding indications of interest to three other companies in Latin America. Andina and representatives of the three companies were unable to agree to transaction terms and therefore Andina was not able to pursue a transaction with any of these companies.

In June 2017, a representative of Craig-Hallum Capital Group (“Craig-Hallum”) contacted EarlyBirdCapital and Graubard Miller to present the Lazydays opportunity based on the premise that its majority shareholder, Wayzata Investment Partners LLC (“Wayzata”), was interested in selling a controlling interest in Lazydays or was interested in having all of the capital stock of Lazydays sold in its entirety. Craig-Hallum believed that Lazydays would be an appropriate target candidate for a special purpose acquisition company (“SPAC”). Craig-Hallum therefore contacted David Miller of Graubard Miller and Steve Levine of EarlyBirdCapital on a no-names basis to discuss and explore whether they were aware of any SPACs that would potentially be interested in pursuing such a transaction. Furthermore, Craig-Hallum noted that it could assist in raising any capital needed for a SPAC to acquire Lazydays.

Despite Lazydays being a U.S . based company and not in Andina’s target geographic focus, the financial profile and growth strategy of Lazydays led both EarlyBirdCapital and Craig-Hallum to determine that the opportunity was suitable for Andina to pursue. EarlyBirdCapital therefore recommended that Craig-Hallum contact the Andina management team to propose the opportunity to acquire Lazydays.

Soon after the introduction of the Lazydays opportunity to Andina, Andina’s management team decided to consider the opportunity for further analysis and on June 16, 2017, executed a non-disclosure agreement with Lazydays. On June 27, 2017, representatives of Andina and Craig-Hallum visited Lazydays’ headquarters and flagship dealership in Tampa, Florida. Andina held discussions with William Murnane, Lazydays’ CEO, Maura Berney, Lazydays’ CFO, and several other senior executives of Lazydays. The meeting in Tampa included a review of Lazydays’ background, financial performance and growth strategy.

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On July 12, 2017, Andina submitted to Lazydays a non-binding letter of intent (the “First LOI”) to acquire Lazydays, incorporating input from Craig-Hallum and EarlyBirdCapital. The LOI contemplated a total equity value of $110 million (the “Purchase Price”), based on a multiple of 4.0x the trailing twelve month estimated EBITDA as of June 30, 2017. This EBITDA figure was a preliminary estimate and based on management accounts under AICPA accounting standards. Andina proposed to pay 75% of the consideration ($82.5 million) in cash and the balance in the form of stock. On July 14, 2017, representatives of Andina, Lazydays and Wayzata held a conference call to discuss the terms of the First LOI. Lazydays accepted the Purchase Price but proposed a higher percentage of the total consideration being paid in the form of cash. On July 19, 2017, Andina submitted a revised non-binding letter of intent (the “Final LOI”), adjusted to reflect that at least $82.5 million of the total consideration be paid in cash (and, accordingly, more could be paid in cash depending on what funds Andina had available to it at closing). Lazydays agreed to the revised terms and on July 20, 2017, Andina and Lazydays executed the Final LOI, granting Andina exclusivity to negotiate a merger agreement through September 5, 2017.

Given that the total consideration to Lazydays shareholders required a significant cash component, the Andina management team determined that it would need to have additional capital committed outside of the proceeds held in Andina’s trust account. It was determined that the financing commitments would be obtained prior to signing the definitive merger agreement. Therefore, after consultation with Craig-Hallum and EarlyBirdCapital, the Andina management team determined that the most appropriate financing source was a private placement offering in the form of a PIPE Investment. Andina did not consider any alternative financing arrangements.

On July 26, 2017, Andina engaged Craig-Hallum as both its financial advisor and its private placement agent to raise capital through the PIPE Investment in connection with the Lazydays transaction. Andina selected Craig-Hallum as its advisor due to Craig-Hallum’s extensive transaction experience and overall knowledge in both the automotive and dealership industries in the U.S. Craig-Hallum’s engagement was viewed as a complement to the advisory services that EarlyBirdCapital was providing to Andina. Furthermore, Craig-Hallum has a successful history of private placement transactions due to its broad network of institutional investors. Throughout their engagement, Craig-Hallum assisted Andina in preparing valuation analyses and marketing materials for the private placement offering (including an investor presentation which was filed with the Securities and Exchange Commission).

During the following weeks, the parties and their respective representatives and advisors were in regular communication regarding the potential transaction, including the definitive transaction agreements and other matters. Andina engaged legal counsel to conduct legal due diligence as well as Marcum LLP to conduct a quality of earnings analysis (“QoE”) on Lazydays. Marcum did not prepare any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered in the transaction. Andina engaged Marcum to perform a QoE analysis primarily due to Lazydays’ lack of audited financials under Public Company Accounting Oversight Board standards. The experience of Marcum in similar engagements and its familiarity with Andina were critical in this respect. Concurrently, Lazydays engaged Marcum LLP to prepare an audit of its financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with the auditing standards generally accepted in the United States of America.

In August 2017, representatives from Andina, Lazydays and Craig-Hallum met with prospective institutional investors in connection with the PIPE Investment, including, among others, Coliseum Capital Management, LLC (“Coliseum”). On August 20, 2017, Andina and Coliseum executed a non-binding term sheet for an investment in the form of convertible preferred stock of Andina . On September 22, 2017, Coliseum and Andina amended the terms of the term sheet.

While Andina and Lazydays agreed to extend the period of mutual exclusivity to September 30, 2017, representatives from Craig-Hallum and Lazydays continued to meet with prospective investors during September 2017, and received non-binding indications of interest for the remainder of the PIPE Investment in the form of convertible preferred stock, common stock and warrants of Andina.

The mutual exclusivity agreement between Andina and Lazydays was subsequently extended to October 20, 2017 and finally to October 31, 2017.

In October 2017, Craig-Hallum engaged legal counsel to prepare the documentation of the PIPE Investment. The documentation included securities purchase agreements for the convertible preferred stock, common stock and warrants.

During the period between the delivery of Andina’s non-binding letter of intent and the completion of the negotiations for the merger agreement, numerous telephone calls and e-mails were exchanged between the parties and their representatives and advisors. Andina’s management team completed all business, financial, accounting, tax and legal due diligence. Furthermore, numerous telephone calls and e-mails were exchanged between the Andina management team and members of its board of directors.

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On October 25, 2017, a telephonic meeting of Andina’s board of directors was held. All of the Andina directors were present at the meeting. Although B. Luke Weil, one of the Andina directors, has certain interests that are impacted by whether or not Andina consummates a business combination (as described under the heading “- Interests of Andina’s Directors and Officers in the Mergers”), the Andina board did not feel it was necessary to exclude him from the deliberations on the transaction with Lazydays as he was not affiliated with Lazydays in any manner. In addition to the Andina board members, the following invited individuals were also present: Eric Carrera, Andina’s senior vice president, Marjorie Hernandez, Andina’s secretary and treasurer, and Jeffrey M. Gallant and Jeffery Richbourg of Graubard Miller, Andina’s transaction counsel. Prior to the meeting, copies of the most recent drafts of the significant transaction documents, in substantially final form, were delivered to the directors and other attendees. At the meeting, Andina’s board of directors reviewed the search for a merger candidate, including the process of identifying potential targets and those potential targets that were provided a preliminary letter of intent, as described in detail above, but with whom no definitive agreement was ultimately executed. Mr. Carrera then led a discussion regarding the business and financial position of Lazydays. Andina’s board of directors also considered in detail the structure of the transaction and other material provisions of the merger agreement, including such terms as consideration to be paid to the Stockholders, the representations and warranties made by the parties to the merger agreement and each party’s conditions to closing. As part of these discussions, Andina’s board of directors evaluated the fair market value of Lazydays as described more fully under “Andina’s Board of Directors’ Reasons for Approval of the Business Combination — Valuation” and determined that the transaction satisfied the Nasdaq listing requirement that Lazydays have a fair market value of at least 80% of the funds held in the trust account. Following such discussion, the merger agreement and related documents were unanimously approved by Andina’s board of directors, subject to final negotiations and modifications, and Andina’s board of directors determined to recommend the approval of the merger agreement.

The merger agreement was signed by the parties on October 27, 2017. Prior to the market open on October 30, 2017, Andina and Lazydays issued a press release announcing the execution and main terms of the merger agreement. Andina also filed a Current Report on Form 8-K, which included the press release and the merger agreement.

Prior to market open on November 1, 2017, Andina filed a Current Report on Form 8-K, which included an investor presentation that highlighted the terms and rationale of the transaction. At 11:00am ET, representatives of Andina and Lazydays, including Andina director B. Luke Weil, Lazydays CEO William Murnane and CFO Maura Berney held an investor conference call to discuss the transaction.

The parties and their respective representatives have continued and expect to continue regular discussions regarding the execution of the business combination.

Andina’s Board of Directors’ Reasons for Approval of the Business Combination

The consideration to be paid to the Stockholders in the merger agreement was determined by several factors. Andina’s board of directors reviewed various industry and financial data in order to determine that the consideration to be paid to Lazydays was fair from a financial point of view and that the business combination was in the best interests of Andina’s shareholders.

Andina, with assistance from Craig-Hallum and EarlyBirdCapital, conducted a due diligence review of Lazydays that included an industry overview , an in-depth review of Lazydays’ historical and projected financial results and a valuation analysis in order to enable its board of directors to ascertain the fairness of the consideration being paid.

Andina and its advisors determined that the RV market was experiencing highly favorable industry trends. As per the Recreation Vehicle Industry Association, more than 9 million households own an R.V., a 16% increase since 2001. Industry R.V. shipments in the United States have grown from approximately 252,300 in 2011 to 430,700 in 2016, representing a compounded annual growth rate of 11%, This growth in shipments is underpinned by the large gains in R.V. ownership rates by Millennial and Generation X consumers. Furthermore, as baby boomers continue to retire, it is anticipated that they will provide a pipeline of new potential customers in the future. In addition to positive industry trends, Lazydays ’ management believes that the R.V. dealership market is highly fragmented and can be consolidated by larger companies with strong capital structures. Andina’s board reviewed these factors and determined that the R.V. industry exhibits compelling growth prospects and consolidation opportunities.

The Lazydays management team provided Andina with its historical financial statements and internally prepared forecast for fiscal 2017. The projections were disclosed to Andina for use as a component in its overall evaluation of Lazydays, and are included in this proxy statement/prospectus/information statement for that reason. The projections were not prepared with a view to public disclosure or in compliance with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The internal financial forecasts (upon which the projections were based in part) were, in general, prepared solely for internal use and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. Furthermore, the projections and other historical financial information included herein have not been updated to reflect actual results that have been set forth in Lazydays’ audited financial statements included elsewhere in this proxy statement/prospectus/information statement.

Lazydays has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to Andina. Neither Lazydays’ management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Lazydays compared to the information contained in the projections, and none of them undertakes or intends to undertake any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Holdco will not refer back to these projections in its future periodic reports filed under the Exchange Act.

The forecasts are based on information as of September 2017 and reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Lazydays’ control, such as the risks and uncertainties contained in the section entitled “Risk Factors.”

Lazydays believes that the assumptions used to derive the projections are both reasonable and supportable. Lazydays ’ management derived its forecasts based on modeling revenue growth assumptions and estimates of controllable expenditures. In preparing the models, management relied on a number of factors, including the executive team’s significant experience in the R.V. dealership sector and the actual performance of Lazydays and its acquired dealership companies since 2016.

	Fiscal Year Ended December 31,
($ in millions)	2014A	2015A	2016A	2017E
Revenue	$486	$453	$616	$657
Gross Profit	$88	$97	$123	$131
Adjusted EBITDA(1)	$13	$18	$25	$26

(1)	Lazydays defines Adjusted EBITDA as net income excluding depreciation and amortization, non-floor plan interest expense, interest income and income tax expense and other supplemental adjustments.

Andina’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to Lazydays following a business combination with Andina and this analysis was presented to the board. The relative valuation analysis was based on publicly-traded companies in the automotive and dealership sectors, which were determined to be most comparable. The comparable companies the Andina board reviewed within these sectors were Camping World Holdings, Inc. (“Camping World”), MarineMax, Inc. (“MarineMax”), Titan Machinery Inc., (“Titan Machinery”), Lithia Motors, Inc. (“Lithia Motors”), Asbury Automotive Group, Inc. (“Asbury Automotive”) and Harley -Davidson, Inc. (“Harley-Davidson”). These companies were selected by Andina, with the assistance of Craig-Hallum and EarlyBirdCapital, as the publicly traded companies having businesses most similar to Lazydays’ business in the R.V. dealership sector in the United States.

Andina’s board of directors reviewed, among other things, the enterprise values of the selected companies, enterprise values as a multiple of revenue and EBITDA for the trailing twelve months, and gross margin percentage for the trailing twelve months.

The enterprise values, multiples and growth rates for the selected comparable companies are summarized in the table below:

($ in millions)	Enterprise Value(1)(2)	EV / LTM Revenue	EV / LTM EBITDA	Gross Margin %
Camping World	$3,504	0.9x	10.2x	28.8%
MarineMax	$308	0.3x	5.1x	24.8%
Titan Machinery	$427	0.4x	15.8x	17.5%
Lithia Motors	$3,152	0.3x	7.2x	15.0%
Asbury Automotive	$2,005	0.3x	5.9x	16.2%
Harley-Davidson	$13,300	2.4x	11.0x	34.7%

(1)	As of August 11th, 2017
(2)	Enterprise Value excludes floor plan debt and used vehicles lines of credit

Andina’s management and board of directors have long and diverse experience in operational management, investment analysis and financial management and, in its opinion, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with Andina’s search for a merger partner. A detailed description of the experience of Andina’s board of directors is included in the section of this proxy statement/prospectus/information statement entitled “Other Information Related to Andina – Directors and Executive Officers.”

The Andina board of directors concluded that the merger agreement with Lazydays was in the best interests of Andina’s shareholders. The Andina board of directors considered a wide variety of factors in connection with its evaluation of the Mergers but nevertheless it did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

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In considering the Mergers, the Andina board of directors considered, among others, the following factors:

●

Lazydays is a premier RV dealership with a nationally recognized brand. With over 40 years of history, Lazydays is an iconic, industry leading brand that is known nationally as the RV authority. The Andina board came to this view because Lazydays’ dealerships are located in top RV selling markets in the U.S. (Florida, Colorado and Arizona). Furthermore, Lazydays has sold R.V. units to customers across the majority of states in the U.S. As per an independent research study prepared by Russell Research in November / December of 2017, Lazydays is the second most well-known R.V. dealership brand among a national audience of non-Lazydays customers surveyed. According to the study, over 50% of non-Lazydays customers surveyed believe the brand is among the category leaders and over 85% of Lazydays customers and over 80% of prospective customers surveyed believe that Lazydays is among the category leaders in the industry.

●	Attractive business model supported by strong free cash flow generation;

●	Strong relationships with OEMs, suppliers and financing partners;

●	Complementary high-margin recurring revenue streams including financing and insurance, service and repair, parts and accessories, rentals and hospitality offerings;

●	Highly experienced management team with respect to both public company stewardship and dealership expertise; and

●	Sizeable geographic growth opportunities both organically and through strategic acquisitions.

The Andina board also considered a variety of uncertainties and risks and other potentially negative factors concerning the business combination, including, but not limited to, the following:

●	The need and availability of the significant amount of cash consideration required to be paid to the Stockholders on closing; and
●	Various other risks associated with the business of Lazydays, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus/information statement.

Notwithstanding the foregoing, the Andina board concluded that the potential benefits outweighed the potentially negative factors. Accordingly, the board unanimously determined that the merger agreement and the transactions contemplated therein were advisable, fair to, and in the best interests of Andina and its shareholders.

Satisfaction of 80% Test

It is a requirement under Andina’s amended and restated memorandum and articles of association that any business acquired by Andina has a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Lazydays used to approve the transaction, including an analysis of public companies deemed comparable to Lazydays, the Andina board of directors determined that this requirement was met. Andina’s board of directors determined that consideration being paid in the Transaction Merger, which amount was negotiated at arms-length, was fair to and in the best interests of Andina and its shareholders and appropriately reflected Lazydays’ value. In reaching this determination, Andina’s board of directors concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills as well as quantitative factors such as Lazydays’ historical growth rate and its potential for future growth in revenues and profits. Andina’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of Lazydays met this requirement.

Interests of Andina’s Directors and Officers in the Mergers

In considering the recommendation of the board of directors of Andina to vote in favor of approval of the merger proposal, the charter proposals and the other proposals, shareholders of Andina should keep in mind that Andina’s initial shareholders, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, those of Andina shareholders generally. In particular:

●

If the business combination with Lazydays or another business combination is not consummated by February 1, 2018 (or such later date as Andina shareholders may approve) , Andina will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, the 1,000,000 initial shares of Andina held by Andina’s initial shareholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Andina’s initial public offering, would be worthless because Andina’s initial shareholders are not entitled to participate in any redemption or distribution with respect to such shares. Such initial shares had an aggregate market value of $[●] based upon the closing price of $[●] per share on Nasdaq on [●], 2018, the record date.

●

Andina’s initial shareholders, including its directors and officers, and EarlyBirdCapital, Inc. purchased an aggregate of 310,000 private units from Andina for an aggregate purchase price of $3,100,000 (or $10.00 per unit). These purchases took place on a private placement basis simultaneously with the consummation of Andina’s initial public offering. All of the proceeds Andina received from these purchases were placed in the trust account. Such units had an aggregate market value of $[●] based upon the closing price of $[●] per unit on Nasdaq on [●], 2018, the record date. The purchasers of the private units waived the right to participate in any redemption or liquidation distribution with respect to such private units. Accordingly, the Andina shares and warrants underlying the private units will become worthless if Andina does not consummate a business combination by February 1, 2018 (or such later date as Andina shareholders may approve) .

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●

The transactions contemplated by the merger agreement provide that B. Luke Weil, a director of Andina, will be a director of Holdco after the closing of the Mergers. As such, in the future he will receive any cash fees, stock options or stock awards that the Holdco board of directors (or a committee thereof) determines to pay to its non-executive directors.

●

If Holdco is unable to complete a business combination within the required time period, B. Luke Weil will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Andina for services rendered or contracted for or products sold to Andina, but only if such a vendor or target business has not executed a waiver of claims against the proceeds held in the trust account.

●	Andina’s initial shareholders, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Andina’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Andina fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Andina may not be able to reimburse these expenses if the business combination with Lazydays or another business combination, is not completed by February 1, 2018 (or such later date as Andina shareholders may approve) . As of [●], 2018, the record date, Andina’s initial shareholders and their affiliates had incurred approximately $[●] of unpaid reimbursable expenses.

●

Since its inception, A. Lorne Weil and B. Luke Weil have made loans from time to time to Andina to fund certain capital requirements, including amounts necessary to be added to the trust account to secure the additional time Andina needed to consummate the business combination. As of the date of this proxy statement/prospectus/information statement, an aggregate of $[●] principal amount of these loans is outstanding. These loans are evidenced by non-interest bearing notes. Of this amount, an aggregate of $100,000 is evidenced by convertible promissory notes and is convertible at Mr. A. Lorne Weil’s election upon the consummation of an initial business combination into units of Andina, at a price of $10.00 per unit. If Mr. Weil converts the full amount of the convertible notes into units, he would be issued an aggregate of 11,429 Holdco Shares and 10,000 warrants of Holdco. If the business combination is not consummated, the notes will not be repaid or converted and will be forgiven unless Andina has funds outside of the trust account then available to it to repay such notes.

●	If Andina is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, B. Luke Weil has agreed to advance Andina the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

Recommendation of Andina’s Board of Directors

After careful consideration of the matters described above, particularly Lazydays’ historical record of growth, potential for growth and profitability, the experience of Lazydays’ management, Lazydays’ competitive positioning, its customer relationships, and skills, Andina’s board of directors determined unanimously that the merger proposal is fair to and in the best interests of Andina and its shareholders. Andina’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” such proposal.

The foregoing discussion of the information and factors considered by the Andina board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Andina board of directors.

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Anticipated Material Federal Income Tax Consequences of the Business Combination to Andina and Its Securityholders

General

The following are the anticipated material U.S. federal income tax consequences of (i) the Redomestication Merger to the U.S. Holders (as defined below) of the Andina securities, which are sometimes referred to collectively, or individually, as the securities, (ii) the redemption of Andina ordinary shares if a U.S. Holder elects to redeem its Andina ordinary shares pursuant to the exercise of its redemption right in connection with the shareholder vote regarding the Merger Proposal, and (iii) the ownership and disposition of Holdco Shares following the Redomestication Merger.

Because the components of an Andina unit are separable at the option of the holder, the holder of an Andina unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Andina ordinary share and Andina right. As a result, the discussion below of the U.S. federal income tax consequences with respect to actual holders of Andina ordinary shares and Andina rights should also apply to the holders of Andina units (as the deemed owners of the Andina ordinary shares and Andina rights underlying the Andina units).

Unless otherwise specifically indicated, this discussion does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Mergers including, without limitation, the conversion of the Andina warrants into warrants to purchase Holdco Shares (“Holdco Warrants”), or the holding, exercise or disposition of such Holdco Warrants. Holders of the Andina warrants should consult with their own tax advisors regarding the particular tax consequences to them of the conversion of the Andina warrants into Holdco Warrants and the holding, exercise or disposition of the Holdco Warrants.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of securities that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders of the ownership and disposition of Holdco securities following the Redomestication Merger are described below under the heading “Non-U.S. Holders.”

This discussion is based upon existing provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” Treasury regulations promulgated thereunder, published revenue rulings and procedures from the U.S. Internal Revenue Service, or the “IRS,” and judicial decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold securities, and that will own and hold securities as a result of owning the corresponding Andina securities, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

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●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long-term residents of the United States;

●	Non-U.S. Holders (except as specifically provided below);

●	persons that actually or constructively own five percent (5%) or more of Andina’s voting securities or Holdco’s voting securities (except as specifically provided below);

●	persons that acquired Andina securities or Holdco securities pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

●	persons that hold Andina securities or Holdco securities as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar; or

●	controlled foreign corporations.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Andina securities or Holdco securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Andina securities, or will hold Holdco securities, through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Andina securities (or Holdco securities), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) on Andina securities (or Holdco securities) and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Andina securities (or Holdco securities) will be in U.S. dollars. In addition, this discussion assumes that a holder will own a sufficient number of rights such that upon conversion of such rights, the holder will acquire only full ordinary shares (or Holdco Shares) and, thus, will not forfeit any rights or have a right to acquire a fractional share after such conversion.

Neither Andina nor Holdco have sought, and neither will seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF ANDINA SECURITIES OR HOLDCO SECURITIES IN CONNECTION WITH OR FOLLOWING THE REDOMESTICATION MERGER AND BUSINESS COMBINATION MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF ANDINA SECURITIES AND HOLDCO SECURITIES IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE REDOMESTICATION MERGER AND BUSINESS COMBINATION, AND THE OWNERSHIP AND DISPOSITION OF ANDINA SECURITIES OR HOLDCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

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U.S. Holders

Tax Consequences of the Redomestication Merger

The Redomestication Merger should qualify as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code. However, due to the absence of guidance directly on point on how the provisions of Section 368(a) apply in the case of a merger of corporations with no active business and only investment-type assets, this result is not entirely free from doubt. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

If the Redomestication Merger qualifies as a reorganization under Section 368(a), except as otherwise provided below in the sections entitled “— PFIC Considerations” and “— Effect of Section 367,” a U.S. Holder of Andina securities should not recognize gain or loss upon the exchange of its Andina securities solely for Holdco securities pursuant to the Redomestication Merger. A U.S. Holder’s aggregate tax basis in the Holdco securities received in connection with the Redomestication Merger should be the same as his aggregate tax basis in the Andina securities surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules or Section 367(b) of the Code. See the discussion under “— PFIC Considerations” and “— Effect of Section 367,” below. In addition, the U.S. Holder’s holding period of the Holdco securities received in the Redomestication Merger generally should include his holding period of the Andina securities surrendered in the Redomestication Merger.

If the Redomestication Merger fails to qualify as a reorganization under Section 368(a), a U.S. Holder of Andina securities generally would recognize gain or loss with respect to his Andina securities in an amount equal to the difference between the fair market value of the Holdco securities received in the Redomestication Merger and U.S. Holder’s adjusted tax basis in his Andina securities surrendered in the Redomestication Merger. In such event, the U.S. Holder’s basis in the Holdco securities would be equal to their fair market value, and such U.S. Holder’s holding period for the Holdco securities would begin on the day following the date of the Redomestication Merger.

If the Redomestication Merger fails to qualify as a reorganization under Section 368(a) of the Code, Andina would be considered to have transferred its assets to Holdco in exchange for Holdco Shares , dissolved, and distributed the Holdco Shares to Andina shareholders in exchange for their Andina shares. As Andina is a foreign company (having been incorporated under the laws of the Cayman Islands) and has not been engaged in the conduct of a trade or business within the United States, any income that Andina could be said to have realized upon the transfer of its assets to Holdco or the distribution of the Holdco Shares to the Andina shareholders, would not be subject to U.S. income tax.

PFIC Considerations

Even if the Redomestication Merger qualifies as a reorganization under Section 368(a) of the Code, the Redomestication Merger may be a taxable event to U.S. Holders of Andina securities under the passive foreign investment company, or “PFIC,” provisions of the Code, to the extent that Section 1291(f) of the Code applies.

A. Definition and General Taxation of a PFIC

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (b) at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, or the “start-up year,” if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that the corporation will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those two taxable years.

If Andina is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Andina ordinary shares or Andina rights and, in the case of Andina ordinary shares, the U.S. Holder did not make either (a) a timely qualified election fund, or “QEF,” election under Section 1295 of the Code for Andina’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Andina ordinary shares or (b) a QEF election along with a “purging election,” both of which are discussed further below, such holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of its Andina ordinary shares or Andina rights; and

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●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Andina ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Andina ordinary shares).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Andina ordinary shares or Andina rights;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Andina’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Andina is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its Andina ordinary shares by making a timely QEF election (or a QEF election along with a purging election), as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of Andina’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which Andina’s taxable year ends. Andina, however, does not believe that it had any earnings and profits in any prior taxable year or will have any earnings and profits for its current taxable year.

B. Status of Andina as a PFIC

Based on the composition of its income and assets, Andina believes that it was a PFIC for its taxable year ended November 30, 2016 (Andina’s initial taxable year) and that it may qualify as a PFIC for its taxable year ended November 30, 2017 . The determination of whether Andina is or has been a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or a court considering the matter may not agree with Andina’s analysis of whether or not it is or was a PFIC during any particular year.

C. Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Andina securities will depend on whether the U.S. Holder has made a timely and effective election to treat Andina as a QEF, for Andina’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Andina ordinary shares, or if the U.S. Holder made an effective QEF election along with a “purging election,” as discussed below. A U.S. Holder’s ability to make an effective QEF election with respect to Andina is contingent upon, among other things, the provision by Andina of certain information that would enable the U.S. Holder to make and maintain a QEF election. Andina has previously indicated that it would endeavor to provide such information, including a PFIC annual information statement, upon request of a U.S. Holder. A U.S. Holder of a PFIC that made a timely and effective QEF election for Andina’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Andina ordinary shares, or that made a QEF election along with a purging election, as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make a timely and effective QEF election for Andina’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Andina ordinary shares, or that did not make a QEF election along with a purging election, is hereinafter referred to as a “Non-Electing Shareholder.”

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As indicated above, if a U.S. Holder of Andina ordinary shares has not made a timely and effective QEF election with respect to Andina’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Andina ordinary shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Andina ordinary shares for their fair market value on the “qualification date.” The qualification date is the first day of Andina’s tax year in which Andina qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Andina ordinary shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Andina ordinary shares by the amount of the gain recognized and will also have a new holding period in the Andina ordinary shares for purposes of the PFIC rules.

A U.S. Holder may not make a QEF election with respect to its Andina rights. As a result, if a U.S. Holder of Andina rights sells or otherwise disposes of such rights (including for this purpose exchanging the Andina rights for Holdco Shares in the Redomestication Merger), any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Andina were a PFIC at any time during the period the U.S. Holder held the Andina rights.

U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may elect to annually mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). The Nasdaq Stock Market currently is considered to be an exchange that would allow a U.S. Holder to make a mark-to-market election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to their Andina ordinary shares under their particular circumstances.

D. Effect of PFIC Rules on the Redomestication Merger

Even if the Redomestication Merger qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury regulations under Section 1291(f), or the “Proposed Regulations,” were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, the Proposed Regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its exchange of Andina securities for Holdco securities in the Redomestication Merger if Andina were classified as a PFIC at any time during such U.S. Holder’s holding period in Andina securities. Any such gain would be treated as an “excess distribution” made in the year of the Redomestication Merger and subject to the special tax and interest charge rules discussed above under “— Definition and General Taxation of a PFIC.” In addition, the regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the Proposed Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See the discussion below under the section entitled “— Effect of Section 367.” The Proposed Regulations should not apply to an Electing Shareholder with respect to its Andina ordinary shares for which a timely QEF election (or a QEF election along with a purging election) is made. An Electing Shareholder may, however, be subject to the rules discussed below under the section entitled “— Effect of Section 367.” In addition, as discussed above, since a QEF election cannot be made with respect to Andina rights, the Proposed Regulations should apply to cause gain recognition under the PFIC rules on the exchange of Andina rights for Holdco shares pursuant to the Redomestication Merger.

The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Andina securities should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

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Effect of Section 367

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as a Section 368(a) reorganization. When it applies, Section 367 imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) generally will apply to U.S. Holders that exchange Andina ordinary shares (but not rights) for Holdco Common Stock as part of the Redomestication Merger.

A. U.S. Shareholders of Andina

A U.S. Holder that on the day of the Redomestication Merger beneficially owns (directly, indirectly or constructively) ten percent (10%) or more of the total combined voting power of all classes of Andina securities entitled to vote (a “U.S. 10% Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Andina ordinary shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Andina securities entitled to vote for U.S. federal income tax purposes.

A U.S. 10% Shareholder’s all earnings and profits amount with respect to its Andina ordinary shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the Andina ordinary shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such Andina ordinary shares.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. 10% Shareholder will be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Andina ordinary shares. However, Andina does not expect that its cumulative earnings and profits will be greater than zero through the date of the Redomestication Merger. If Andina’s cumulative earnings and profits through the date of Redomestication Merger are not greater than zero, then a U.S. 10% Shareholder generally would (depending on what period the Andina ordinary shares were held) not be required to include in gross income an all earnings and profits amount with respect to its Andina ordinary shares.

However, it is possible that the amount of Andina’s earnings and profits could be greater than expected through the date of the Redomestication Merger or could be adjusted as a result of an IRS examination. The determination of Andina’s earnings and profits is a complex determination and may be impacted by numerous factors. Therefore, it is possible that one or more factors may cause Andina to have positive earnings and profits through the date of the Redomestication Merger. As a result, depending upon the period in which such a U.S. 10% Shareholder held its Andina ordinary shares, such U.S. 10% Shareholder could be required to include its all earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Redomestication Merger. See above under “— PFIC Considerations — Effect of PFIC Rules on the Redomestication Merger” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder under the proposed Treasury regulations under Section 1291(f) of the Code.

B. U.S. Holders That Own Less Than 10 Percent of Andina

A U.S. Holder that on the day of the Redomestication Merger beneficially owns (directly, indirectly or constructively) Andina ordinary shares with a fair market value of $50,000 or more but less than ten percent (10%) of the total combined voting power of all classes of Andina securities entitled to vote must either recognize gain with respect to the Redomestication Merger or, in the alternative, elect to recognize the “all earnings and profits” amount as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such holder generally must recognize gain (but not loss) with respect to Holdco securities received in exchange for its Andina ordinary shares pursuant to the Redomestication Merger. Any such gain would be equal to the excess of the fair market value of such Holdco securities received over the U.S. Holder’s adjusted tax basis in the Andina ordinary shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed above, such gain would be capital gain, and should be long-term capital gain if the U.S. Holder held the Andina ordinary shares for longer than one year.

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In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Andina ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury regulations and generally must include, among other things: (i) a statement that the Redomestication Merger is a Section 367(b) exchange; (ii) a complete description of the Redomestication Merger, (iii) a description of any stock, securities or other consideration transferred or received in the Redomestication Merger, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Andina establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Andina ordinary shares, and (B) a representation that the U.S. Holder has notified Andina (or Holdco) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Redomestication Merger, and the U.S. Holder must send notice to Andina (or Holdco) of the election no later than the date such tax return is filed. In connection with this election, Andina intends to provide each U.S. Holder eligible to make such an election with information regarding Andina’s earnings and profits upon request.

Andina does not expect that its cumulative earnings and profits will be greater than zero through the date of the Redomestication Merger and if that proves to be the case, U.S. Holders who make this election generally would (depending on what period the Andina ordinary shares were held) not have an income inclusion under Section 367(b) provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. Thus, it is expected that the making of any election to include the all earnings and profits amount in income as a dividend generally would be advantageous to a U.S. Holder that would otherwise recognize gain under Section 367(b) with respect to its Andina ordinary shares in the Redomestication Merger. However, as noted above, if it were determined that Andina had positive earnings and profits through the date of the Redomestication Merger, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Andina ordinary shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Redomestication Merger. See above under “— PFIC Considerations — Effect of PFIC Rules on the Redomestication Merger” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder under the proposed Treasury regulations under Section 1291(f) of the Code.

U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election.

C. U.S. Holders that Own Andina Securities with a Fair Market Value Less Than $50,000

A U.S. Holder that on the date of the Redomestication Merger owns (or is considered to own) Andina ordinary shares with a fair market value less than $50,000 would not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Redomestication Merger, and would not be required to include any part of the all earnings and profits amount in income.

D. Shareholder Basis in and Holding Period for Holdco Securities

For a discussion of a U.S. Holder’s tax basis and holding period in Holdco securities received in the Redomestication Merger, see above under “Tax Consequences of the Redomestication Merger.”

Taxation on the Redemption of Andina ordinary shares

In the event that a U.S. Holder of Andina ordinary shares elects to redeem its Andina ordinary shares and receive cash pursuant to the exercise of its redemption right in connection with the shareholder vote regarding the Merger Proposal, the amount received on any such redemption of Andina ordinary shares generally will be treated for U.S. federal income tax purposes as a payment in consideration for the sale of the Andina ordinary shares rather than as a distribution. Such amounts, however, will be treated as a distribution for U.S. federal income tax purposes if (i) the redemption is “essentially equivalent to a dividend” (generally meaning that the U.S. Holder’s percentage ownership in Andina (including Andina ordinary shares the U.S. Holder is deemed to own under certain constructive ownership rules) after the redemption is not meaningfully reduced from what its percentage ownership in Andina (including constructive ownership) was prior to the redemption), (ii) the redemption is not “substantially disproportionate” as to that U.S. Holder (“substantially disproportionate” requiring, among other things, that the percentage of Andina outstanding voting shares owned (including constructive ownership) immediately following the redemption is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the redemption) and (iii) the redemption does not result in a “complete termination” of the U.S. Holder’s interest in Andina (generally taking into account certain constructive ownership rules). If the U.S. Holder had a relatively minimal interest in Andina ordinary shares and, taking into account the effect of redemptions by other holders, its percentage ownership (including constructive ownership) in Andina is reduced as a result of the redemption, such holder generally should be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its Andina ordinary shares.

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Taxation of Cash Distributions Paid on Holdco Securities

A U.S. Holder of Holdco securities generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on the Holdco securities. A cash distribution on such securities generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Holdco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Holdco securities. Any remaining excess generally will be treated as gain from the sale or other disposition of the Holdco securities and will be treated as described under “— Taxation on the Disposition of Holdco Securities” below. Assuming certain holding period and other requirements are met, the dividends received by a non-corporate U.S. Holder should be subject to tax at the regular U.S. federal income tax rate generally applicable to long-term capital gains.

Any cash dividends Holdco pays to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. However, if any such dividends are “extraordinary dividends” subject to Section 1059 of the Code, a corporate U.S. Holder may be required to reduce the adjusted tax basis in its Holdco securities by the nontaxed portion of such dividends (and if the nontaxed portion of such dividends exceeds such basis, such excess may be treated as gain from the sale or exchange of such Holdco securities for taxable year in which the extraordinary dividend is received).

Taxation on the Disposition of Holdco Securities

Upon a sale or other taxable disposition of Holdco securities (which, in general, would include a distribution in connection with Holdco’s liquidation), a U.S. Holder of such securities generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such securities. See “— Deemed Exercise of Andina Rights,” below for a discussion regarding a U.S. Holder’s basis in the Holdco Common Stock acquired pursuant to the deemed exercise of an Andina right.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. The deductibility of capital losses is subject to various limitations.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will also be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, Andina or Holdco securities, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of Andina or Holdco securities.

Deemed Exercise or Lapse of Andina Rights

A U.S. Holder generally will not recognize gain or loss by reason of the receipt of shares of Holdco Common Stock on the conversion of Andina rights on the consummation of the Redomestication Merger. The shares acquired pursuant to such conversion generally will have a tax basis equal to the U.S. Holder’s tax basis in the rights. The holding period of such shares generally would begin on the day following the conversion of the rights and would not include the period during which the U.S. Holder held such rights.

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Non-U.S. Holders

Taxation of Distributions on Holdco Securities

Any cash distribution (including a constructive distribution) Holdco makes to a Non-U.S. Holder of Holdco securities, to the extent paid out of Holdco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividend paid to a Non-U.S. Holder with respect to Holdco securities that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In satisfying the foregoing withholding obligation with respect to a distribution, Holdco may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution Holdco projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in such securities (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such securities, which will be treated as described under “— Taxation on the Disposition of Holdco Securities” below.

Cash dividends (including constructive dividends) Holdco pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. If the Non-U.S. Holder is a corporation, such dividends that are effectively connected income may also be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Taxation on the Disposition of Holdco Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of Holdco securities unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	Holdco is a ’‘United States real property holding corporation’’ (’‘USRPHC’’) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where Holdco securities are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of such securities, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the security disposed of. There can be no assurance that Holdco securities will be treated as regularly traded on an established securities market for this purpose.

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Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. Any gain described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation also may be subject to an additional U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

In connection with the third bullet point above, Holdco generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Based on the expected composition of its assets (looking through applicable subsidiaries) after the Redomestication Merger and the Business Combination, Holdco believes that it would not be a USRPHC after the Business Combination. Even if it were not a USRPHC immediately after the Business Combination, no assurance can be given that Holdco will not become a USRPHC in the future. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of owning and disposing of Holdco securities.

Foreign Accounts

Certain Non-U.S. Holders may be subject to a U.S. federal withholding tax at a 30% rate with respect to dividends on, and the gross proceeds from the sale or other disposition of, Holdco securities if certain disclosure requirements related to the U.S. accounts maintained by, or the U.S. ownership of, such Non-U.S. Holders are not satisfied. The IRS has indicated, however, that withholding with respect to such gross proceeds will be required only for sales or other dispositions occurring after December 31, 2018. Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of such withholding taxes on their ownership and disposition of Holdco securities.

Information Reporting and Backup Withholding

Holdco generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s Holdco securities and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of Holdco securities to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Holdco securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 28% generally will apply to cash distributions made on Holdco securities to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS that backup withholding is required; or

●	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

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Anticipated Accounting Treatment

The Mergers will be accounted for in accordance with the acquisition method of accounting. Under this method, the excess of the purchase price of the assets acquired over the book value as of the date of acquisition will be allocated first to the identifiable intangible assets, then any remaining excess to goodwill. All other assets and liabilities to be acquired are primarily estimated to be stated at their fair values, which approximates their recorded cost. In addition, a deferred tax liability will be provided on the difference between the value allocated and their tax basis.

Appraisal Rights

Andina shareholders (including the initial shareholders) and holders of Andina’s rights and warrants do not have appraisal rights in connection with the Mergers under Cayman Islands law.

If the Transaction Merger is consummated, the Lazydays Stockholders who do not deliver a written consent approving the Transaction Merger or who do not otherwise waive appraisal rights are entitled to appraisal rights under Section 262 of the DGCL (“Section 262”), provided that they comply with the conditions established by Section 262.

The discussion below is not a complete summary regarding a Stockholder’s appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement/prospectus/information statement as Annex F. Stockholders intending to exercise appraisal rights should carefully review Annex F. Failure to follow precisely any of the statutory procedures set forth in Annex F may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Stockholders exercise their appraisal rights under Delaware law.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation before the effective date of the Transaction Merger or the surviving corporation, within 10 days after the effective date of the Transaction Merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of the Transaction Merger, the effective date of the Transaction Merger and that appraisal rights are available.

If the Transaction Merger is consummated, within 10 days after the effective date of the Transaction Merger, Lazydays will notify the Stockholders that the Transaction Merger has been approved, the effective date of the Transaction Merger and that appraisal rights are available to any Stockholder who has not approved the Transaction Merger. Holders of shares of Lazydays’ capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Lazydays within 20 days after the date of mailing of that notice, and that Stockholder must (i) own shares of Lazydays’ capital stock on the date of the making of a demand under Section 262 for appraisal of such shares, (ii) continuously hold such shares through the effective date of the Transaction Merger , (iii) not withdraw such Stockholder’s demand for appraisal of such shares or lose the right to appraisal and otherwise comply with the procedures in Section 262 for perfection of such appraisal rights and (iv) not have delivered a written consent approving the Transaction Merger or otherwise waived its appraisal rights. A demand for appraisal must reasonably inform Lazydays of the identity of the Stockholder and that such Stockholder intends thereby to demand appraisal of the shares of Lazydays capital stock held by such Stockholder. Failure to deliver a written consent approving the Transaction Merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to Lazy Days R.V. Center, Inc., 6130 Lazy Days Blvd., Seffner, Florida 33584, Attention: Chief Executive Officer, and should be executed by, or on behalf of, the record holder of shares of Lazydays capital stock. ALL DEMANDS MUST BE RECEIVED BY LAZYDAYS WITHIN 20 DAYS AFTER THE DATE LAZYDAYS MAILS A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM OF (A) THE FACT THAT THE TRANSACTION MERGER HAS BEEN APPROVED, (B) THE EFFECTIVE DATE OF THE TRANSACTION MERGER AND (C) THE FACT THAT APPRAISAL RIGHTS ARE AVAILABLE TO ANY STOCKHOLDER WHO HAS NOT APPROVED THE TRANSACTION MERGER.

If you fail to deliver a written demand for appraisal within the time period specified above, you will be entitled to receive the merger consideration for your shares of Lazydays capital stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Lazydays capital stock.

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To be effective, a demand for appraisal by a holder of shares of Lazydays capital stock must be made by, or in the name of, the registered Stockholder, fully and correctly. Beneficial owners who do not also hold the shares of Lazydays capital stock of record may not directly make appraisal demands to Lazydays. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares of Lazydays capital stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares of Lazydays capital stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a Stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Lazydays capital stock as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares of Lazydays capital stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Lazydays capital stock as to which appraisal is sought. Where no number of shares of Lazydays capital stock is expressly mentioned, the demand will be presumed to cover all shares of Lazydays capital stock held in the name of the record owner. In addition, the Stockholder must continuously hold the shares of Lazydays capital stock of record from the date of making the demand through the effective time of the Transaction Merger.

If you hold your shares of Lazydays capital stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

At any time within 60 days after the effective time of the Transaction Merger, any Stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such Stockholder’s demand and accept the terms of the Transaction Merger by delivering a written withdrawal to Lazydays. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of Lazydays capital stock.

Within 120 days after the effective date of the Transaction Merger, but not thereafter, any Stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares of Lazydays capital stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting Stockholder within 10 days after the Stockholder’s written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the Transaction Merger, either the surviving corporation or any Stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Lazydays capital stock held by all such Stockholders. Upon the filing of the petition by a Stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting Stockholders, and Lazydays, which is expected to be the surviving corporation of the Transaction Merger, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a Stockholder to file a petition within the period specified could nullify the Stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a Stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all Stockholders who have demanded an appraisal of their shares of Lazydays capital stock and with whom agreements as to the value of their shares of Lazydays capital stock have not been reached by the surviving corporation. After notice to dissenting Stockholders who demanded appraisal of their shares of Lazydays capital stock , the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those Stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require such Stockholders to submit their stock certificates, if any, to the Delaware Court of Chancery for notation thereon of the pendency of the appraisal proceeding; and if any Stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such Stockholder.

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After determination of the stockholders entitled to appraisal of their shares of Lazydays capital stock , the Delaware Court of Chancery will appraise the “fair value” of the shares of Lazydays capital stock owned by those Stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the Transaction Merger, but may include interest, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Transaction Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Transaction Merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the Stockholders entitled to receive the same. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each Stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Lazydays capital stock entitled to appraisal as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value a court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Lazydays capital stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the Stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a Stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Lazydays capital stock entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any Stockholder who had demanded appraisal rights will not, after the effective time of the Transaction Merger, be entitled to vote shares of Lazydays capital stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Transaction Merger; however, if no petition for appraisal is filed within 120 days after the effective time of the Transaction Merger, or if the Stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Transaction Merger within 60 days after the effective time of the Transaction Merger, then the right of that Stockholder to appraisal will cease and that Stockholder will be entitled to receive the merger consideration for shares of his or her Lazydays capital stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Transaction Merger may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Stockholder without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this provision shall not affect the right of any Stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Stockholder’s demand for appraisal and to accept the terms offered in the merger agreement within 60 days after the effective date of the Transaction Merger .

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, Stockholders who may wish to dissent from the Transaction Merger and pursue appraisal rights should consult their legal advisors.

Regulatory Matters

The Mergers and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act and filings with the Cayman Islands and the State of Delaware necessary to effectuate the transactions contemplated by the merger agreement.

Required Vote

The approval of the merger proposal will require the affirmative vote of the holders of not less than two-thirds of the Andina ordinary shares entitled to vote and voting in person or by proxy on such proposal at the extraordinary general meeting. Additionally, the Mergers will not be consummated if Andina has less than $5,000,001 of net tangible assets upon consummation of the Mergers after taking into account the holders of public shares that properly demanded that Andina convert their public shares into their pro rata share of the trust account.

The approval of the merger proposal is a condition to the consummation of the Mergers. If the merger proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the shareholders of Andina for a vote.

The language of the resolution required in order to give effect to the Redomestication Merger is as follows:

RESOLVED THAT, as a Special Resolution: (a) Andina Acquisition Corp. II, a Cayman Islands exempted company be authorized to merge with and into Andina II Holdco Corp., a Delaware corporation so that Andina II Holdco Corp. be the surviving company and all the undertaking, property and liabilities of Andina Acquisition Corp. II vest in Andina II Holdco Corp. by virtue of such merger pursuant to the Companies Law (2016 Revision) of the Cayman Islands; and (b) the Plan of Merger between Andina Acquisition Corp. II and Andina II Holdco Corp. (the “Plan of Merger”) be authorized, approved and confirmed in all respects and Andina be authorized to enter into the Plan of Merger.

THE ANDINA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ANDINA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

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THE MERGER AGREEMENT

For a discussion of the merger structure, merger consideration and indemnification provisions of the merger agreement, see the section entitled “The Merger Proposal.” Such discussion and the following summary of other material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement. All shareholders of Andina and all Stockholders of Lazydays are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the Mergers.

Closing and Effective Time of the Mergers

The closing of the Mergers will take place on the first business day following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to the Closing of the Mergers,” unless Andina, Holdco, Merger Sub, and Lazydays agree in writing to another time. The Mergers are expected to be consummated as soon as practicable after the extraordinary general meeting of Andina’s shareholders described in this proxy statement/prospectus/information statement.

Representations and Warranties

Except as limited below, the merger agreement contains representations and warranties of Andina, Holdco, Merger Sub and Lazydays generally relating, among other things, to:

●	organization and qualification;

●	subsidiaries;

●	capitalization;

●	authority relative to the merger agreement;

●	no conflict; required filings and consents;

●	compliance;

●	SEC reports and financial statements;

●	undisclosed liabilities;

●	absence of certain changes or events;

●	litigation;

●	employee benefit plans;

●	labor matters;

●	certain business activities;

●	title to property;

●	taxes;

●	environmental matters;

●	brokers;

●	intellectual property;

●	agreements, contracts and commitments;

●	insurance;

●	governmental actions/filings;

●	interested party transactions;

●	board approval;

●	listing of Andina’s securities;

●	the PIPE Investment; and

●	Andina’s trust account.

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Covenants

Andina, Holdco, Merger Sub, and Lazydays have each agreed to take such actions as are necessary, proper or advisable to consummate the Mergers. They have also generally agreed to continue to operate their respective businesses in the ordinary course consistent with past practices prior to the closing and not to take the following actions, among others, except as permitted by the merger agreement, without the prior written consent of the other party:

●	waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

●	grant any material severance or termination pay to any of its officers or employees, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement;

●

transfer or license to any person, or otherwise extend, amend or modify any material rights to, any intellectual property or enter into any written agreement to transfer or license to any person future patent rights, other than, with respect to Lazydays, in the ordinary course of business consistent with past practices provided that in no event will Lazydays license on an exclusive basis or sell any of its intellectual property;

●	declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of such party or split, combine or reclassify any such capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any such capital stock;

●	purchase, redeem or otherwise acquire, directly or indirectly, any of its shares of capital stock or other equity securities or ownership interests of such party;

●	issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of its capital stock or any securities convertible into or exchangeable for shares of its capital stock, or subscriptions, rights, warrants or options to acquire any shares of its capital stock or any securities convertible into or exchangeable for shares of its capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

●	amend its constitutional documents;

●	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion (or material portion, in the case of Lazydays) of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise materially restrict such party’s ability to compete or to offer or sell any products or services (in the case of Lazydays, in the ordinary course of business);

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●	sell, lease, license, encumber or otherwise dispose of any properties or assets, except with respect to Lazydays, (A) sales of inventory in the ordinary course of business consistent with past practice, (B) sales, leases or dispositions of properties or assets that are replaced by similar assets or properties, (C) dispositions of used, worn out, obsolete or surplus properties or assets, (D) transfers of properties or assets by and among Lazydays and its subsidiaries and (E) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of Lazydays;

●	except, with respect to Lazydays. in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition;

●	adopt or amend any employee benefit plan (or, in the case of Andina, Holdco, and Merger Sub, enter into any employment contract or collective bargaining agreement), pay any special bonus or special remuneration to any of its directors or officers, or increase the salaries or wage rates, severance or indemnification of directors, officers, employees or consultants, except, with respect to Lazydays, in the case of any of the foregoing, in the ordinary course of business consistent with past practices;

●	pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than, in the case of Lazydays, the payment, discharge, settlement or satisfaction of (x) any claims, liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with the terms of the contract giving rise to such claim, liability or obligation, or (y) liabilities recognized or disclosed in Lazydays’ most recent financial statements or incurred since the date of such financial statements; or waive the benefits of, agree to materially modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which such party is a party or of which such party is a beneficiary;

●	except, with respect to Lazydays, in the ordinary course of business consistent with past practices, modify or amend or terminate any material contract in a manner that is adverse to such party, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

●	except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

●	incur or enter into any agreement, contract or commitment requiring (i) with respect to Lazydays, Lazydays to pay in excess of $5,000,000 in any 12 month period except in the ordinary course of business consistent with past practices, or (ii) with respect to Andina, Holdco, or Merger Sub, Andina, Holdco or Merger Sub to pay in excess of $500,000 in any 12 month period;

●	settle any litigation (x) that would materially restrict the ability of such party to conduct its business in the ordinary course or (y) to which an insider of such party is an adverse party to such party;

●	make or rescind any tax elections that, individually or in the aggregate, could (or in the case of Lazydays, would) be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

●	form, establish or acquire any subsidiary (except, with respect to Lazydays, in the ordinary course of business consistent with prior practice);

●	make capital expenditures except, with respect to Lazydays, in accordance with prudent business and operational practices consistent with past practice;

●	enter into any transaction with or distribute or advance any assets or property to any of its insiders or other affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice; or

●	agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

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The merger agreement also contains additional covenants of the parties, including covenants generally providing for:

●

Andina and Holdco to prepare and file this proxy statement/prospectus/information statement, to be used for the purpose of soliciting proxies from the Andina shareholders for the matters to be acted upon at the extraordinary general meeting;

●	the preparation and filing by Andina and Lazydays of the notification required of each of them under the HSR Act in connection with the transactions contemplated by the merger agreement;

●	the preparation and filing by Andina of all such forms, reports and documents required to be filed by Andina with the SEC subsequent to the date of the merger agreement through the closing;

●	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information. See the section entitled “The Merger Agreement — Confidentiality; Access to Information”;

●	Lazydays to waive its rights to make claims against Andina to collect from the trust fund established for the benefit of the holders of public shares for any monies that may be owed to them by Andina;

●	Andina and Holdco to use commercially reasonable best efforts to continue the listing of Holdco’s securities on Nasdaq;

●	Lazydays ceasing discussions with respect to alternative transactions (subject to certain limited exceptions);

●	Lazydays to provide periodic financial information to Andina through the closing;

●	Andina and Holdco to use commercially reasonable efforts to arrange and obtain the PIPE Investment; and

●

Lazydays to give notice to all of its stockholders calling for a special meeting to consider and vote upon the merger agreement and the Transaction Merger and the other transactions contemplated thereby, and to hold such meeting as promptly as practicable after the effectiveness of the proxy statement/registration statement, unless the stockholders of Lazydays act by written consent without a meeting of stockholders after such effectiveness.

Conditions to Closing of the Mergers

General Conditions

The obligations of Lazydays, Andina, Holdco, and Merger Sub to consummate the Mergers are conditioned upon, among other things:

●	approval by Andina’s shareholders of the matters set forth herein;

●	Andina having at least $5,000,001 of net tangible assets upon consummation of the Mergers and after taking into account the holders of public shares having exercised their right to convert their public shares into cash;

●	all waiting periods under the HSR Act having expired or been terminated and no government statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) being in effect and which has the effect of prohibiting the consummation of the Mergers; and

●	the PIPE Investment having been, or concurrently with the closing shall be, completed.

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Lazydays’ Conditions to Closing

The obligations of Lazydays to consummate the Transaction Merger also are conditioned upon, among other things:

●	there being no material adverse effect with respect to Andina;

●	Andina shall be in compliance with reporting requirements under the Securities Act of 1933 and the Exchange Act;

●	the registration rights agreement shall have been executed by the parties thereto and delivered to Lazydays;

●	receipt by Lazydays of opinions of Graubard Miller and Maples and Calder in agreed form;

●	the Holdco Shares shall have been approved for listing on Nasdaq (subject to the round lot holder requirement); and

●	the Redomestication Merger shall have been consummated.

Andina’s, Holdco’s and Merger Sub’s Conditions to Closing

The obligations of Andina, Holdco and Merger Sub to consummate the Mergers also are conditioned upon each of the following, among other things:

●	there being no material adverse effect with respect to Lazydays;

●	the lock-up agreements shall have been executed by the parties thereto and shall be in full force and effect;

●	receipt by Andina of an opinion of Stroock & Stroock & Lavan LLP in agreed form;

●	all outstanding indebtedness owed to Lazydays by any Lazydays insiders, subject to certain exceptions, shall have been repaid in full or otherwise been extinguished; all outstanding guaranties and similar arrangements pursuant to which Lazydays has guaranteed the payment or performance of any obligations of any Lazydays insiders to a third party shall have been terminated; and no Lazydays insider shall own any direct equity interests in any subsidiary of Lazydays; and

●	the aggregate number of dissenting shares shall not exceed eight percent (8%) of the Lazydays common stock outstanding as of immediately prior to the effective time of the Transaction Merger.

Waiver

If permitted under applicable law, any party to the merger agreement may, in writing, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement and (iii) waive compliance with any agreements or conditions for the benefit of itself contained in the merger agreement. The conditions applicable to both Andina’s and Lazydays’ obligations may only be waived by mutual agreement of both parties. The $5 million net tangible asset requirement may not be waived by Andina. Andina cannot assure you that all of the conditions contained in the merger agreement will be satisfied or waived.

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The existence of the financial and personal interests of the directors of Andina may result in a conflict of interest on the part of one or more of them between what he may believe is best for Andina and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation.

Termination

The merger agreement may, subject to certain conditions, be terminated at any time prior to the closing, as follows:

●	by mutual written agreement of Andina and Lazydays;

●	by either Andina or Lazydays in certain circumstances if the closing has not occurred on or before June 30, 2018;

●	by either Andina or Lazydays if a governmental entity shall have issued an order, or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order or other action is final and nonappealable;

●

by either Andina or Lazydays if the other party has materially breached any of its covenants or representations and warranties set forth in the merger agreement such that the applicable condition to closing would not be satisfied and has not cured its breach within thirty days of a notice of such breach, provided that the terminating party is itself not in material breach of the merger agreement;

●

by either Andina or Lazydays if the merger proposal, the director election proposal, the charter proposals, and the PIPE proposal are not approved by holders of Andina shares or Andina will have less than $5,000,001 of net tangible assets upon consummation of the Mergers and after giving effect to the exercise by the holders of public shares of their rights to convert the public shares held by them into cash;

●

by either Andina or Lazydays by written notice after Lazydays or Andina, as applicable, delivers a disclosure supplement under the merger agreement to Andina or Lazydays, as applicable, and the matter(s) disclosed in such disclosure supplement shall have resulted in a material adverse effect on Lazydays or Andina, as applicable; or

●

by Lazydays by written notice to Andina if at any time prior to obtaining the Lazydays stockholder approval, the Board of Directors of Lazydays authorizes Lazydays to terminate the merger agreement as a result of it receiving a Superior Proposal.

Effect of Termination

In the event of proper termination by either Andina or Lazydays, the merger agreement will be of no further force or effect and the Mergers will be abandoned, and there shall be no liability or obligation on the part of Lazydays, Andina, Holdco, Merger Sub or any of their respective affiliates, or any of their respective managers, directors, stockholders, members, partners, officers, employees, agents, representatives, successors or assigns, except for and subject to the survival of certain provisions of the merger agreement, including, without limitation:

●

if Lazydays terminates the merger agreement as a result of its receipt of a Superior Proposal as set forth in the merger agreement, it shall be required to pay Andina an aggregate of $2,200,000 within one business day of such termination;

●	the parties’ confidentiality obligations set forth in the merger agreement will survive. See the section entitled “The Merger Agreement — Confidentiality; Access to Information”;

●	the waiver by Lazydays and its affiliates of their rights to make claims against Andina to collect from the trust account any monies that may be owed to them by Andina will survive;

●	each party’s liability for breach of the merger agreement will survive; and

●	the obligation of each party to pay fees and expenses incurred by such party in connection with the merger agreement will survive as described below.

82

Fees and Expenses

Unless otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses whether or not the Transaction Merger is consummated; provided, however, that (a) if the Mergers are not consummated and Lazydays is not then in material breach of the merger agreement and has not terminated the merger agreement as a result of its receipt of a Superior Proposal as set forth in the merger agreement, A. Lorne Weil will pay 50% of certain fees, costs and expenses of Lazydays owed to Marcum LLP in connection with the preparation of the financial statements needed for the transaction within fifteen (15) days after the termination of the merger agreement and receipt by A. Lorne Weil from Lazydays of an invoice for such fees, costs and expenses and (b) if the Transaction Merger is consummated, then Andina shall pay, and be responsible for, all fees and expenses.

Confidentiality; Access to Information

Subject to certain conditions, Andina and Lazydays will afford to the other party and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel during the period prior to the closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as each party may reasonably request. Andina and Lazydays will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the merger agreement.

Amendments

The merger agreement may be amended by the parties thereto at any time prior to the closing of the Mergers by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The merger agreement is governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might otherwise govern under applicable principles of the conflicts of law thereof. Each party irrevocably submits to the exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of Delaware in respect of any action, suit or proceeding arising in connection with the merger agreement, and agrees that any action, suit or proceeding may be brought only in such court.

83

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Andina is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Mergers.

The following unaudited pro forma condensed combined balance sheet as of August 31, 2017 combines the unaudited historical condensed consolidated balance sheet of Lazydays as of September 30, 2017 with the unaudited historical condensed consolidated balance sheet of Andina as of August 31, 2017, giving effect to the Mergers as if they had been consummated as of that date.

The following unaudited pro forma condensed combined income statement for the nine months ended August 31, 2017 combines the unaudited historical condensed consolidated statement of income of Lazydays for the nine months ended September 30, 2017 with the unaudited historical condensed consolidated statement of operations of Andina for the nine months ended August 31, 2017, giving effect to the Mergers as if they had occurred on December 1, 2015.

The following unaudited pro forma condensed combined income statement for the year ended November 30, 2016 combines the audited historical consolidated statement of income of Lazydays for the year ended December 31, 2016 with the audited historical statement of operations of Andina for the year ended November 30, 2016, giving effect to the Mergers as if they had occurred on December 1, 2015.

The historical financial information of Lazydays was derived from the unaudited consolidated financial statements of Lazydays for the nine months ended September 30, 2017 and the audited consolidated financial statements of Lazydays for the years ended December 31, 2016 and 2015, included elsewhere in this proxy statement/prospectus/information statement. The historical financial information of Andina was derived from the unaudited condensed financial statements of Andina for the nine months ended August 31, 2017 and the audited financial statements of Andina for the year ended November 30, 2016 and for the period from July 1, 2015 (inception) through November 30, 2015, included elsewhere in this proxy statement/prospectus/information statement. This information should be read together with Lazydays’ and Andina’s audited and unaudited financial statements and related notes, “Lazydays’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Andina’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus/information statement.

Description of the Merger

Pursuant to the Merger Agreement, the aggregate consideration to be paid in the Mergers will consist of (i) 2,857,143 shares of Holdco’s common stock and (ii) $85,000,000 in cash, subject to adjustments based on Lazydays’ working capital and debt as of the closing date ( “Merger Consideration Cash” ).

The Merger Consideration Cash to be paid will equal (A) $85,000,000 plus (B) if the Estimated Closing Date Working Capital (as defined in the Merger Agreement) is greater than the Working Capital Upper Target (as defined in the Merger Agreement) an amount equal to the difference between the Estimated Closing Date Working Capital and the Working Capital Upper Target, minus (C) if the Working Capital Lower Target (as defined in the Merger Agreement) is greater than the Estimated Closing Date Working Capital, an amount equal to the difference between the Working Capital Lower Target and the Estimated Closing Date Working Capital, plus (D) if the Estimated Closing Date Debt Amount (as defined in the Merger Agreement) is less than the Debt Amount Target (as defined in the Merger Agreement), an amount equal to the difference between the Debt Amount Target and the Estimated Closing Date Debt Amount, minus (E) if the Estimated Closing Date Debt Amount is greater than the Debt Amount Target, an amount equal to the difference between the Estimated Closing Date Debt Amount and the Debt Amount Target.

Simultaneously with entering into the Merger Agreement, Andina entered into a series of securities purchase agreements with institutional investors for an $88.5 million PIPE Investment which will close simultaneously with the consummation of the Mergers. As a result of the PIPE Investment, on the closing, Andina will issue an aggregate of 600,000 shares of Series A Preferred Stock (with a stated value of $60.0 million), 3,261,852 shares of common stock (the “Holdco Shares”) and five-year warrants to purchase an additional 2,503,934 Holdco Shares exercisable at $11.50 per share.

84

Accounting for the Merger

The Mergers will be accounted for in accordance with the acquisition method of accounting. Under this method, the excess of the purchase price of the assets acquired over the book value as of the date of acquisition will be allocated first to the identifiable intangible assets, then any remaining excess to goodwill. All other assets and liabilities to be acquired are primarily estimated to be stated at their fair values, which approximates their recorded cost. In addition, a deferred tax liability will be provided on the difference between the value allocated and their tax basis.

The unaudited pro forma condensed combined financial statements give effect to Andina’s extension of the date by which it had to consummate a business combination. As a result of the extension amendments, an aggregate of 1,160,069 ordinary shares were redeemed for $11,818,338, which was released from the trust account. In addition, the pro forma condensed combined financial statements give effect to the monthly contribution of $0.03 per share, or $299,232 in the aggregate, to the trust account for each public share that was not redeemed in connection with the extension amendments.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Mergers, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Mergers.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Lazydays and Andina have not had any historical relationship prior to the Mergers. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of conversion into cash of Andina ordinary shares:

●	Scenario 1 – Assuming no conversions into cash: This presentation assumes that no Andina shareholders exercise conversion rights with respect to their ordinary shares upon consummation of the Mergers; and

●	Scenario 2 – Assuming conversions of 2,352,360 Andina ordinary shares into cash: This presentation assumes that Andina shareholders exercise their conversion rights with respect to a maximum of 2,352,360 ordinary shares upon consummation of the Mergers at a conversion price of approximately $10.24 per share. The maximum conversion amount is derived from the $5,000,001 minimum net tangible assets required after giving effect to payments to converting shareholders.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 2,857,143 Holdco Shares to be issued to Lazydays stockholders.

As a result of the Mergers, assuming no Andina shareholders elect to convert their shares into cash, Lazydays will own approximately 26.2% of Holdco Shares to be outstanding immediately after the Mergers, Andina public shareholders will own approximately 31.3% of Holdco Shares, Andina’s initial founders will own approximately 12.0% of Holdco Shares, EarlyBirdCapital will own approximately 0.5% of Holdco shares and the PIPE investors will own approximately 30.0% of Holdco Shares, based on the number of Andina shares outstanding as of September 30, 2017 (in each case, not giving effect to any shares issuable to them upon exercise of warrants or conversion of Series A Preferred Stock). If 2,352,360 ordinary shares are converted into cash, which assumes the maximum conversion of Andina’s shares and providing for a minimum of $5,000,001 in net tangible assets after giving effect to payments to converting shareholders, Lazydays will own approximately 33.5% of Holdco Shares, Andina public shareholders will own approximately 12.4% of Holdco Shares, Andina’s initial founders will own approximately 15.3% of Holdco Shares, EarlyBirdCapital will own approximately 0.6% of Holdco Shares and the PIPE investors will own approximately 38.2% of Holdco Shares to be outstanding immediately after the Mergers (in each case, not giving effect to any shares issuable to them upon exercise of warrants or conversion of Series A Preferred Stock).

85

PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF AUGUST 31, 2017

(UNAUDITED)

(in thousands, except share amounts)

			Scenario 1 Assuming No Conversions into Cash			Scenario 1 Assuming Maximum Conversions into Cash
	(A) Lazydays	(B) Andina	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash	$8,079	$17	$29,088	(3)
			(7,070)	(4)
			(399)	(5)
			60,000	(7)
			28,541	(8)
			(86,625)	(11)	$31,631	$(24,088)	(6)	$7,543
Receivables, net	21,358	-	-		21,358	-		21,358
Inventories	98,940	-	6,506	(11)	105,446	-		105,446
Prepaid expenses and other	3,327	286	-		3,613	-		3,613
Total Current Assets	131,704	303	30,041		162,048	(24,088)		137,960

Cash and marketable securities held in Trust Account	-	40,607	(11,818)	(1)
			299	(2)
			(29,088)	(3)	-	-		-
Property and equipment, net	46,512	-	5,457	(11)	51,969	-		51,969
Goodwill	25,216	-	(5,291)	(11)
			16,767	(12)	36,692	-		36,692
Deferred tax asset	-	-	-		-	-		-
Intangible assets, net	26,047	-	55,053	(11)	81,100	-		81,100
Other assets	388	-	-		388	-		388
Total Assets	$229,867	$40,910	$61,420		$332,197	$(24,088)		$308,109

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$23,499	$118	$-		$23,617	$-		$23,617
Notes payable - related parties	-	100	299	(2)
			(399)	(5)	-	-		-
Income taxes payable	2,680	-	-		2,680	-		2,680
Contingent liability, current portion	667	-	-		667	-		667
Financing liability, current portion	562	-	-		562	-		562
Floor plan notes payable, net of debt discount	83,630	-	-		83,630	-		83,630
Long-term debt, current portion	1,860	-	-		1,860	-		1,860
Total Current Liabilities	112,898	218	(100)		113,016	-		113,016

Long-term debt, non-current portion, net of debt discount	7,743	-	-		7,743	-		7,743
Financing liability, net of debt discount	53,814	-	-		53,814	-		53,814
Deferred tax liability	1,083	-	-
			16,767	(12)	17,850	-		17,850
Total Liabilities	175,538	218	16,667		192,423	-		192,423

Commitments and Contingencies
Ordinary shares subject to redemption	-	35,692	(11,818)	(1)
			(23,874)	(6)	-	-		-
Redeemable Series A Preferred Stock	-	-	(2,100)	(4)
			58,206	(7)
			3,600	(10)	59,706	-		59,706

Stockholders’ Equity
Common stock	3	-	(3)	(11)	-	-		-
Ordinary shares	-	-	-		-	-		-
Additional paid-in capital	49,671	5,678	(1,751)	(4)
			23,874	(6)
			1,794	(7)
			28,541	(8)
			3,210	(9)
			(49,671)	(11)
			31,345	(11)
			2,249	(13)	94,940	(24,088)	(6)	70,852
Treasury stock	(11)	-	11	(11)	-	-		-
Retained earnings (Accumulated deficit)	4,666	(678)	(3,219)	(4)
			(3,210)	(9)
			(3,600)	(10)
			(6,582)	(11)
			(2,249)	(13)	(14,872)	-		(14,872)
Total Stockholders’ Equity	54,329	5,000	20,739		80,068	(24,088)		55,980
Total Liabilities and Stockholders’ Equity	$229,867	$40,910	$61,420		$332,197	$(24,088)		$308,109

86

Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

(A)	Derived from the unaudited condensed consolidated balance sheet of Lazydays as of September 30, 2017.

(B)	Derived from the unaudited condensed balance sheet of Andina as of August 31, 2017.

(1)	To reflect the redemption of 1,160,069 ordinary shares at approximately $10.24 per share in connection with Andina’s shareholder meetings held on August 30, 2017 and October 31, 2017, pursuant to which the shareholders approved the date by which the company has to consummate a Business Combination (“Extension Vote”).

(2)	To reflect the funding of $0.03 per share for each public share of Andina’s ordinary shares that were not redeemed in connection with the Extension Vote.

(3)	To reflect the release of cash from investments held in the trust account.

(4)	To reflect the payment of estimated legal, financial advisory and other professional fees related to the Mergers.

(5)	To record repayment of notes payable from related parties.

(6)	In Scenario 1, which assumes no Andina shareholders exercise their conversion rights, the ordinary shares subject to conversion into cash amounting to $23,874 would be transferred to permanent equity. In Scenario 2, which assumes the maximum number of shares are converted into cash by the Andina shareholders, $24,088 would be paid out in cash. The $24,088, or 2,352,360 ordinary shares, represents the maximum conversion amount providing for a minimum of $5,000,001 in net tangible assets after giving effect to payments to converting shareholders based on a consummation of the Mergers on August 31, 2017.

(7)	To reflect the PIPE Investment issuance of 600,000 shares of Series A Preferred Stock for proceeds of $60,000. The proceeds from the PIPE Investment were allocated based on the relative fair values of the Series A Preferred Stock and the warrants. As a result, the relative fair value of the warrants amounting to $1,794 is recorded as a discount to the Series A Preferred Stock, with a corresponding credit to additional paid in capital.

(8)	To reflect the PIPE Investment issuance of 3,261,852 shares of common stock for proceeds of $28,541.

(9)	To reflect the beneficial conversion feature associated with the Series A Preferred Stock as a result of the effective conversion price being less than the commitment date fair value.

(10)	To reflect cumulative dividends payable on the Series A Preferred Stock.

(11)	Reflects the allocation, on a preliminary basis, of cost associated with the Mergers under the acquisition method of accounting as though the acquisition occurred on August 31, 2017. The final allocation of the purchase consideration for the Mergers will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following the completion of the Mergers. Accordingly, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the Company following the Mergers due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The preliminary allocation of the purchase price is as follows:

87

Fair value of common stock issued (2,857,143 shares)	$29,429
Cash paid	86,625
Total consideration	116,054

Allocated to:
Cash	$8,079
Receivables	21,358
Inventories	105,446
Prepaid expenses and other	3,327
Property and equipment	51,969
Other assets	388
Accounts payable, accrued expenses and other current liabilities	(23,499)
Income taxes payable	(2,680)
Contingent liability	(667)
Floor plan notes payable	(83,630)
Long-term debt	(9,603)
Financing liability	(54,376)
Deferred tax liability	(17,850)
Net liabilities assumed	(1,738)

Excess of purchase price over net liabilities assumed before allocation to identifiable intangible assets and goodwill	$117,792

An increase or decrease of 1% of Andina’s share price will result in an approximate $285 increase or decrease to the amount recorded as goodwill.

The fair value of the common stock was determined using the closing market price of Andina’s ordinary shares on November 10, 2017, which was $10.30 per share. Cash paid represents $85,000 in cash, plus adjustments of $1,625 based on Lazydays’ working capital and debt as of September 30, 2017.

The fair value of finished goods and merchandise inventory was determined based on estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity. The fair value of property and equipment was determined using the indirect cost approach which utilizes fixed asset record information including historical costs, acquisition dates, and asset descriptions and applying asset category specific nationally recognized indices to the historical cost of each asset to derive replacement cost new less depreciation. Management has also made the initial determination that all other assets and liabilities to be acquired are primarily estimated to be stated at their fair values, which approximates their recorded cost. While a final determination of the value of the identifiable intangibles has not been completed, management has made an initial determination that approximately $81,000 of the excess of the purchase price over the net assets acquired should be allocated to identifiable intangible assets. The unidentified excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill.

	Amount	Estimated Useful Life (Years)
Trade Name, Service Marks and Domain Names	$35,700	Indefinite
Dealer Agreements	35,800	12
Customer Lists	9,600	12
Intangible Assets	81,100
Goodwill	36,692
	117,792

(12)	Represents the income tax effect of the acquisition date differences between the financial reporting and income tax bases of assets acquired and liabilities assumed, excluding goodwill. The deferred tax liability was calculated using a 34% tax rate.
(13)	To record a one-time stock-based compensation expense for options vested upon consummation of the Mergers.

Upon consummation of the Mergers, 4,310,000 rights would convert into 615,713 Holdco Shares.

88

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED AUGUST 31, 2017

(UNAUDITED)

(in thousands, except share and per share amounts)

			Scenario 1 Assuming No Conversions into Cash			Scenario 1 Assuming Maximum Conversions into Cash
	(A) Lazydays	(B) Andina	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement

Total revenue	$478,297	$-	$-		$478,297	$-		$478,297
Cost of revenues	374,098	-	-		374,098	-		374,098
Gross profit	104,199	-	-		104,199	-		104,199

Selling, general and administrative expenses	78,179	464	(595)	(1)
			2,838	(2)	80,886	-		80,886
Income (loss) from operations	26,020	(464)	(2,243)		23,313	-		23,313

Other income (expense):
Interest income		203	(203)	(3)	-	-		-
Interest expense	(6,710)	-	-		(6,710)	-		(6,710)
Income (loss) before income tax expense	19,310	(261)	(2,446)		16,603	-		16,603
Income tax expense	(7,427)	-	1,782	(4)	(5,645)	-		(5,645)
Net income (loss)	11,883	(261)	(664)		10,958	-		10,958
Deemed dividends on preferred stock	-	-	(3,600)	(5)	(3,600)	-		(3,600)
Net income (loss) attributable to the Company’s common stockholders	$11,883	$(261)	$(4,264)		$7,358	$-		$7,358

Weighted average shares outstanding, basic and diluted		1,779,784	9,066,098	(6)	10,845,882	(2,331,390)	(6)	8,514,492
Basic and diluted net income (loss) per share		$(0.15)			$0.68			$0.86

89

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED NOVEMBER 30, 2016

(UNAUDITED)

(in thousands, except share and per share amounts)

			Scenario 1 Assuming No Conversions into Cash			Scenario 1 Assuming Maximum Conversions into Cash
	(C) Lazydays	(D) Andina	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement

Total revenue	$564,429	$-	$-		$564,429	$-		$564,429
Cost of revenues	448,167	-	-		448,167	-		448,167
Gross profit	116,262	-	-		116,262	-		116,262

Selling, general and administrative expenses	96,694	513	3,783	(2)	100,990	-		100,990
Income (loss) from operations	19,568	(513)	(3,783)		15,272	-		15,272

Other income (expense):
Interest income		154	(154)	(3)	-	-		-
Interest expense	(7,274)	-	-		(7,274)	-		(7,274)
Income (loss) before income tax expense	12,294	(359)	(3,937)		7,998	-		7,998
Income tax expense	(4,511)	-	1,792	(4)	(2,719)	-		(2,719)
Net income (loss)	7,783	(359)	(2,145)		5,279	-		5,279
Deemed dividends on preferred stock	-	-	(4,800)	(5)	(4,800)	-		(4,800)
Net income (loss) attributable to the Company’s common stockholders	$7,783	$(359)	$(6,945)		$479	$-		$479

Weighted average shares outstanding, basic and diluted		1,753,259	9,091,623	(6)	10,844,882	(2,356,915)	(6)	8,487,967
Basic and diluted net income (loss) per share		$(0.20)			$0.04			$0.06

90

Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements

(A)	Derived from the unaudited condensed consolidated statements of income of Lazydays for the nine months ended September 30, 2017.

(B)	Derived from the unaudited condensed statements of operations of Andina for the nine months ended August 31, 2017.

(C)	Derived from the audited consolidated statements of income of Lazydays for the year ended December 31, 2016.

(D)	Derived from the audited statements of operations of Andina for the year ended November 30, 2016.

(1)	Represents an adjustment to eliminate direct, incremental costs of the Mergers which are reflected in the historical financial statements Lazydays and Andina in the amount of $504 and $91 as of August 31, 2017, respectively. There were no such amounts recorded as of November 30, 2016.

(2)	To reflect the amortization of the values assigned to the dealer agreements acquired over an estimated useful life of 12 years and customer lists acquired over an estimated useful life of 12 years.

(3)	Represents an adjustment to eliminate interest income on marketable securities held in the trust account as of the beginning of the period.

(4)	To record normalized blended statutory income tax benefit rate of 34.0% for pro forma financial presentation purposes.

(5)	To record deemed dividends on the Series A Preferred Stock for the purpose of determining income (loss) attributable to common stockholders.

(6)

As the Mergers are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Mergers and the PIPE Investment have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. For purposes of presenting diluted net income (loss) per share in the pro forma statement of operations, the Company assumed that the dilutive securities are not dilutive for the periods presented and, therefore, weighted average common shares outstanding for basic and diluted purposes are the same.

The following presents the calculation of basic and fully diluted weighted average common shares outstanding. Fully diluted weighted average common shares outstanding assumes the conversion of all convertible securities, the exercise of all warrants for cash proceeds and the exercise of the unit purchase options and securities underlying such unit purchase options for cash proceeds. If all securities were converted and exercised for cash, this would result in proceeds of approximately $62,449.

	Scenario 1 Combined (Assuming No Conversions into Cash)		Scenario 2 Combined (Assuming Maximum Conversions into Cash)
	Nine Months Ended August 31, 2017	Year Ended November 30, 2016	Nine Months Ended August 31, 2017	Year Ended November 30, 2016
Weighted average shares calculation, basic
Andina weighted average public shares outstanding	1,779,784	1,753,259	1,779,784	1,753,259
Andina rights converted to shares	615,713	615,713	615,713	615,713
Andina shares subject to redemption reclassified to equity	2,331,390	2,356,915	—	—
Shares issued to PIPE investors	3,261,852	3,261,852	3,261,852	3,261,852
Andina shares issued in Mergers	2,857,143	2,857,143	2,857,143	2,857,143
Weighted average shares outstanding	10,845,882	10,844,882	8,514,492	8,487,967

Percent of shares owned by Lazydays’ holders	26.3%	26.3%	33.6%	33.7%
Percent of shares owned by Andina public shareholders	31.1%	31.1%	12.2%	12.0%
Percent of shares owned by Andina founders	12.0%	12.0%	15.3%	15.4%
Percent of shares owned by EarlyBirdCapital	0.5%	0.5%	0.6%	0.6%
Percent of shares owned by PIPE investors	30.1%	30.1%	38.3%	38.4%

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	Scenario 1 Combined (Assuming No Conversions into Cash)		Scenario 2 Combined (Assuming Maximum Conversions into Cash)
	Nine Months Ended August 31, 2017	Year Ended November 30, 2016	Nine Months Ended August 31, 2017	Year Ended November 30, 2016
Weighted average shares calculation, basic
Existing Lazydays holders	2,857,143	2,857,143	2,857,143	2,857,143
PIPE investors	3,261,852	3,261,852	3,261,852	3,261,852
Andina public shareholders	3,372,602	3,371,602	1,041,212	1,014,687
Andina founders	1,304,785	1,304,785	1,304,785	1,304,785
EarlyBirdCapital	49,500	49,500	49,500	49,500
Weighted average shares, basic	10,845,882	10,844,882	8,514,492	8,487,967

	Scenario 1 Combined (Assuming No Conversions into Cash)		Scenario 2 Combined (Assuming Maximum Conversions into Cash)
	Nine Months Ended August 31, 2017	Year Ended November 30, 2016	Nine Months Ended August 31, 2017	Year Ended November 30, 2016
Weighted average shares calculation, fully diluted
Andina public shareholders	3,372,602	3,371,602	1,041,212	1,014,687
Andina founders	1,304,785	1,304,785	1,304,785	1,304,785
EarlyBirdCapital	49,500	49,500	49,500	49,500
Shares issued to PIPE investors	3,261,852	3,261,852	3,261,852	3,261,852
Convertible preferred stock	5,962,733	5,962,733	5,962,733	5,962,733
Warrants underlying PIPE Investment	2,503,934	2,503,934	2,503,934	2,503,934
Andina shares issued in Mergers	2,857,143	2,857,143	2,857,143	2,857,143
Andina warrants underlying public shares	2,155,000	2,155,000	2,155,000	2,155,000
Unit purchase options	657,142	657,142	657,142	657,142
Weighted average shares outstanding	22,124,691	22,123,691	19,793,301	19,766,776

Percent of shares owned by Lazydays’ holders	12.9%	12.9%	14.4%	14.5%
Percent of shares owned by Andina public shareholders	24.9%	24.9%	16.0%	15.9%
Percent of shares owned by Andina founders	5.9%	5.9%	6.6%	6.6%
Percent of shares owned by EarlyBirdCapital	3.3%	3.3%	3.7%	3.7%
Percent of shares owned by PIPE investors	53.0%	53.0%	59.3%	59.3%

	Scenario 1 Combined (Assuming No Conversions into Cash)		Scenario 2 Combined (Assuming Maximum Conversions into Cash)
	Nine Months Ended August 31, 2017	Year Ended November 30, 2016	Nine Months Ended August 31, 2017	Year Ended November 30, 2016
Weighted average shares calculation, fully diluted
Existing Lazydays holders	2,857,143	2,857,143	2,857,143	2,857,143
PIPE investors	11,728,519	11,728,519	11,728,519	11,728,519
Andina public shareholders	5,505,102	5,504,102	3,173,785	3,147,187
Andina founders	1,304,785	1,304,785	1,304,785	1,304,785
EarlyBirdCapital	729,142	729,142	729,142	729,142
Weighted average shares, fully diluted	22,124,691	22,123,691	19,793,301	19,766,776

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THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the extraordinary general meeting, eight directors will be elected who will be the directors of Holdco upon consummation of the Mergers. Holdco’s board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Holdco’s first annual meeting of stockholders) serving a three-year term. If management’s nominees are elected, [●], [●] and [●] will be Class I directors serving until the annual meeting of stockholders to be held in 2018, [●], William Murnane and B. Luke Weil will be Class II directors serving until the annual meeting to be held in 2019 and Bryan Rich, Jr. and Jim Fredlake will be Class III directors serving until the annual meeting to be held in 2020 and, in each case, until their successors are elected and qualified.

Required Vote

Under Cayman Islands law, the election of directors requires a plurality vote of the ordinary shares present in person or represented by proxy and entitled to vote at the extraordinary general meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares of Andina not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares of Andina are subject to a broker non-vote, the proxies solicited by the board of directors of Andina will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors of Holdco, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the merger proposal is not approved, the director election proposal will not be presented at the meeting.

Following consummation of the Mergers, the election of directors of Holdco will be governed by its charter documents and the laws of the State of Delaware.

THE ANDINA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ANDINA SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT.

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Information about Executive Officers, Directors and Nominees

At the effective time of the Mergers, in accordance with the terms of the merger agreement, and assuming the election of the nominees set forth above, the board of directors and executive officers of Holdco will be as follows:

Name	Age	Position

Executive Officers:
William Murnane	55	CEO and Chairman
Maura Berney:	55	Chief Financial Officer
Non-Employee Directors:
B. Luke Weil	37	Director

(1)	Member of the Audit Committee
(2)	Member of the Nominating Committee
(3)	Member of the Compensation Committee

William Murnane has served as Chairman of the board of Lazydays since 2009. He joined the company as Chief Executive Officer in December 2016. From 2008 through 2016 Mr. Murnane, was a former principal and operating partner at Wayzata Investment Partners LLC, where he specialized in operational turn-arounds. From 2000 to 2007, Mr. Murnane was Chairman and Chief Executive Officer of Innovex, Inc., an international manufacturer of components used in high technology electronics. Before joining Innovex in 1995, Mr. Murnane was Chief Operating Officer at Boutwell Owens & Co. and Uniform Printing and Supply, two privately held printing companies based in Massachusetts. Mr. Murnane started his career with United Parcel Service where he held various engineering and management positions. Mr. Murnane holds a BS in Engineering from New Jersey Institute of Technology, an MS in Operations Research from the University of Maryland, and an MBA from the Harvard Business School.

Maura Berney brings over thirty years of experience in automotive retail financial management, accounting, acquisition integration, capital allocation, internal controls and reporting to Lazydays. Prior to joining Lazydays in June 2017, Ms. Berney was Vice President of Finance at AutoNation from 2003 through June 2017 where she oversaw the finance functions for a portfolio of dealerships with annual revenue of over $7 billion. In addition, Ms. Berney led AutoNation’s shared service center and finance training team. Prior to 2003, Ms. Berney held senior positions at Ford Retail Network and Perfection Equipment Company and worked at Price Waterhouse. Ms. Berney earned a BA in accounting from the University of Oklahoma.

James J. Fredlake (Jim) has served on the board of directors of Lazy Days’ R.V. Center, Inc. since 2010 and chairs the board’s audit committee. Mr. Fredlake retired as Chief Executive Officer of Anchor Glass Container Corp in early 2017 after more than eight years as Chief Executive Officer and three years as Chief Financial Officer. Mr. Fredlake’s background includes ten years with Alcoa after starting his professional career in public accounting. Mr. Fredlake earned a BS in accounting from Arizona State University. Mr. Fredlake also serves as a board member for the Academy Prep Center of Tampa. Mr. Fredlake lives in St Petersburg, FL.

Bryan T. Rich, Jr. is currently a Principal at Wayzata Investment Partners LLC and has been a member of Lazydays R.V. Center Inc.’s board of directors since 2016 and served as an observer on such board since 2011.  Prior to joining Wayzata in 2009, Mr. Rich was an Equity Analyst for Skystone Capital Management.  Prior thereto, Mr. Rich was a Private Equity Analyst at H.I.G. Capital and an Investment Banking Analyst in the Leveraged Finance group at Wachovia Securities. Mr. Rich graduated Magna Cum Laude with a B.A. in Economics from Vanderbilt University.  Mr. Rich currently serves on the boards of Elyria Foundry Holdings LLC, Super Service Holdings, LLC and Lazy Days’ R.V. Center, Inc.

B. Luke Weil served as Andina’s Chief Executive Officer from its inception until August 2015, has served as a member of its Board of Directors since its inception and has served as Non-Executive Chairman of the Board since February 2016. In October 2014, he founded the Long Island Marine Purification Initiative, a non-profit foundation established to improve the water quality on Long Island, New York, and has served as its Chairman since such time. In November 2012, he also co-founded Rios Nete, a clinic in the upper amazon region of Peru. From 2008 to 2013, Mr. Weil was Vice President, International Business Development — Latin America for Scientific Games Corporation, a supplier of technology-based products, systems and services to gaming markets worldwide. From January 2013 until its merger in December 2013, Mr. Weil served as Chief Executive Officer of Andina 1 and previously served as a member of its board from September 2011 until March 2012. From 2006 to 2008, Mr. Weil attended Columbia Business School. From January 2004 to January 2006, Mr. Weil served as an associate of Business Strategies & Insight, a public affairs and business consulting firm. In January 2007, Mr. Weil pleaded guilty to two counts of misdemeanor assault in connection with physical altercations that took place in 2004 and 2006. From June 2002 to December 2004, Mr. Weil served as an analyst at Bear Stearns. From September 1998 to May 2002, Mr. Weil attended Brown University. Mr. Weil received a B.A. from Brown University and an M.B.A. from Columbia Business School.

[Remaining directors to be inserted]

Family Relationships

There are no family relationships between any of Holdco’s executive officers and directors or director nominees.

Independence of Directors

As a result of its securities being listed on Nasdaq following consummation of the Mergers, Holdco will adhere to the rules of such exchange in determining whether a director is independent. The board of directors of Holdco has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that Messrs. B. Luke Weil, [●], [●] and [●] will be considered independent directors. Holdco’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Risk Oversight

Holdco’s board of directors will oversee the risk management activities designed and implemented by Holdco’s management. Holdco’s board of directors will execute its oversight responsibility both directly and through its committees. Holdco’s board of directors will also consider specific risk topics, including risks associated with Holdco’s strategic initiatives, business plans and capital structure. Holdco’s management, including its executive officers, is primarily responsible for managing the risks associated with operation and business of the company and will provide appropriate updates to the board of directors and the audit committee. Holdco’s board of directors will delegate to the audit committee oversight of its risk management process, and its other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to Holdco’s board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

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Meetings and Committees of the Board of Directors

Upon consummation of the Mergers, Holdco will establish a separately standing audit committee, nominating committee and compensation committee.

Audit Committee Information

Effective upon consummation of the Mergers, Holdco will establish an audit committee comprised of independent directors of Holdco. It is expected that the audit committee will initially consist of [●], [●] and [●]. Each of the members of the audit committee will be independent under the applicable NASDAQ listing standards. The audit committee will have a written charter. The purpose of the audit committee will be, among other things, to appoint, retain, set compensation of, and supervise Holdco’s independent accountants, review the results and scope of the audit and other accounting related services and review Holdco’s accounting practices and systems of internal accounting and disclosure controls.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate.” “Financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Holdco will be required to certify to the exchange that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

[●] will serve as a financial expert on the Audit Committee.

Nominating Committee Information

Effective upon consummation of the Mergers, Holdco will establish a nominating committee of the board of directors of Holdco comprised of [●], [●] and [●]. Each member of the nominating committee will be independent under the applicable listing standards. The nominating committee will have a written charter. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on Holdco’s board of directors.

Guidelines for Selecting Director Nominees

The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●

should possess the requisite intelligence, education and experience to make a significant contribution to the Holdco board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Holdco board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee will not distinguish among nominees recommended by stockholders and other persons.

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Compensation Committee Information

Effective upon consummation of the Mergers, the board of directors of Holdco will establish a compensation committee consisting of independent directors of Holdco. It is expected that the Compensation Committee will initially consist of [●], [●] and [●]. The compensation committee will have a written charter. The purpose of the compensation committee will be to review and approve compensation paid to Holdco’s officers and directors and to administer Holdco’s incentive compensation plans, including authority to make and modify awards under such plans.

Any award made to an individual subject to the requirements of Section 16 of the Exchange Act must be made by a committee consisting of two or more members of the board of directors of Holdco who are “nonemployee directors” as defined in Rule 16b-3(d)(1) under the Exchange Act.

Code of Ethics

Holdco will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes Holdco’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of Holdco’s Code of Ethics will be posted on its website at www.lazydays.com. Holdco intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or Holdco’s directors from provisions in the Code of Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of Holdco’s officers or employees. None of Holdco’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Holdco’s board of directors or compensation committee.

Shareholder and Interested Party Communications

Prior to the consummation of the transactions contemplated by the merger agreement, Holdco’s board of directors did not provide a process for stockholders or other interested parties to send communications to the board of directors of Holdco because management believed that it was premature to develop such processes given the limited liquidity of Holdco’s common stock at that time. However, management of Holdco following the consummation of the transactions contemplated by the merger agreement may establish a process for stockholder and interested party communications in the future.

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EXECUTIVE COMPENSATION

Andina Executive Officer and Director Compensation

Andina is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of Andina has received any compensation for services rendered to Andina. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of Andina’s existing shareholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the Mergers. Since its formation, Andina has not granted any stock options, stock appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its executive officers or directors.

No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Andina’s sponsors, officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Andina’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses.

Lazydays Executive Officer and Director Compensation

The following sections provide compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.

Overview

Lazydays’ “Named Executive Officers” for the year ended December 31, 2016, include William Murnane, the Chief Executive Officer, Timothy Sheehan, the former Chief Executive Officer, Randall Lay, the former Chief Financial Officer, and Ronald Fleming, Vice President and National General Manager, the two most highly compensated executive officers other than Lazydays’ current and former Chief Executive Officers who were serving as executive officers as of December 31, 2016.

Lazydays’ compensation policies and philosophies are designed to align compensation with business objectives and the creation of stockholder value, while also enabling Lazydays to attract, motivate and retain individuals who contribute to Lazydays’ long-term success. Lazydays historically provides a portion of its executive officers’ compensation as long-term incentive compensation in the form of equity awards or performance based cash compensation as well as linking a significant portion of annual cash compensation to performance objectives.

The compensation of Lazydays’ Named Executive Officers has consisted of a base salary, an annual cash incentive and retirement, health and welfare benefits. In addition, Lazydays has granted its Named Executive Officers, as well as other members of its management team, long term incentive awards in the form of options and/or transaction bonuses. Pursuant to their employment agreements, certain of Lazydays’ Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances.

Summary Compensation Table

The following table presents summary information regarding the total compensation for the years ended December 31, 2016 and 2015 for the Named Executive Officers.

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Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)		Total ($)
William Murnane[1]	2016	37,558		6,250	[2]	43,808
Chief Executive Officer	2015			—		—

Timothy Sheehan	2016	403,333	245,050	271,958[3,4]		920,341
Former Chief Executive Officer	2015	440,000	680,868	6,246	[4]	1,127,114

Randall Lay[5]	2016	327,695	127,871	15,615	[4]	471,181
Former Chief Financial Officer	2015	327,695	335,817	15,606	[4]	679,118

Ronald Fleming	2016	255,000	123,567	4,803	[4]	383,370
Vice President and National General Manager	2015	210,000	132,869	4,865	[4]	347,734

(1) Mr. Murnane became Chief Executive Officer of Lazydays on December 1, 2016.

(2) Mr. Murnane serves as a member and chairman of the board of directors of Lazydays. The amounts set forth in this column represent amounts paid by Lazydays to Mr. Murnane in connection with his service as a member of the board once he became the Chief Executive Officer of Lazydays ($75,000 per a year, prorated for partial years).

(3) Mr. Sheehan resigned as Chief Executive Officer of Lazydays effective as of December 1, 2016. In connection with his resignation, Mr. Sheehan entered into a separation agreement with Lazydays pursuant to which he was paid, in exchange for a general release of claims, cash severance in an amount equal to $256,667 and a portion of his COBRA premiums for seven months following his termination of employment.

(4) The amount set forth in this column includes the amount of Company matching contributions to the Company’s 401(k) plan.

(5) Mr. Lay resigned as Chief Financial Officer of Lazydays effective as of June 30, 2017. In connection with his resignation, Mr. Lay entered into a separation agreement with Lazydays. Pursuant to Mr. Lay’s separation agreement and in exchange for entering into a general release of claims, Mr. Lay received cash severance in an amount equal to twelve months of base salary, payment of an amount equal to his COBRA premiums for twelve months and reimbursement of up to $6,500 with respect to certain life insurance premiums. In addition, Mr. Lay’s separation agreement provides that he can receive a prorated performance bonus for the year of termination if the board of directors of Lazydays, in its discretion, determines that the performance targets and objectives for such year have been met. The board of directors of Lazydays has not yet determined the amount of any such bonus.

Salaries and Annual Incentive Bonuses

Each of Lazydays’ Named Executive Officers receives a base salary to compensate them for services rendered to Lazydays. The base salary is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, position and responsibilities. In addition, Mr. Murnane receives a fee for serving as the Chairman of Lazydays’ board of directors.

Each of Lazydays’ Named Executive Officers is also eligible to receive an annual cash bonus based on the performance of Lazydays (and its subsidiaries) and their individual performance. For the annual bonus, the board of directors of Lazydays sets performance targets at the beginning of each fiscal year, which are communicated to Lazydays’ Named Executive Officers. Performance targets are based on a combination of metrics which generally include EBITDA, revenue and budget components. For Lazydays’ Named Executive Officers with employment agreements (as discussed further below), the Named Executive Officer’s target bonus is a percentage of base salary as set forth in such agreement.

Employment Agreement – William Murnane

Lazydays entered into an employment agreement with William Murnane when he was hired as Chief Executive Officer. Mr. Murnane also serves as Chairman of Lazydays’ board of directors for which he receives annual compensation of $75,000. The employment agreement provides for an initial base salary of $465,000, subject to annual discretionary increases. In addition, Mr. Murnane is eligible to receive an annual cash bonus based on the achievement of performance objectives. Mr. Murnane’s target bonus is 100% of his base salary. Mr. Murnane is also eligible to participate in any employee benefit plans as may be adopted by Lazydays from time to time. Mr. Murnane’s employment agreement also provides that he is to be granted an option to acquire shares of common stock of Lazydays as soon as reasonably practicable after the effective date of his employment agreement for 5% of Lazydays’ outstanding common stock with such option vesting 25% after every twelve months of continuous service with accelerated vesting on a change in control, provided Mr. Murnane remains continuously employed by Lazydays from the date of grant through and including the applicable vesting date and/or change in control, as applicable.

If Mr. Murnane’s employment is terminated for any reason, he is entitled to receive any accrued benefits, including any earned but unpaid portion of his base salary, through the date of his termination, subject to withholding and other appropriate deductions. If Mr. Murnane resigns for good reason or is terminated without cause (each as defined in his employment agreement) then, in addition to the accrued benefits and provided he enters into a general release of claims, Lazydays will pay him severance equal to twenty-four months of his base salary (reduced to eighteen months if he is terminated after June 30, 2018).

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Mr. Murnane’s employment agreement also provides that he shall not divulge confidential information, shall not disparage Lazydays and shall not, during his employment and twelve months thereafter, compete with Lazydays or any of its subsidiaries or solicit their customers or employees.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes information concerning the outstanding equity awards, including unexercised options, as of December 31, 2016, for each of Lazydays’ Named Executive Officers:

Outstanding Equity Awards at December 31, 2016

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underling Unexercised Options: Unexercisable	Option Exercise Price	Option Expiration Date
Timothy Sheehan	12,750		$68.80	3/1/17
	12,750		$137.60	3/1/17
Randall Lay	10,000		$68.80	10/19/2020
	10,000		$137.6	10/19/2020
Ronald Fleming	1,625	1,625	$68.80	10/19/2024
	1,625	1,625	$137.60	10/19/2024

Lazydays’ options generally vest 25% a year beginning with the first anniversary of the date of grant. Unvested options expire on the date of termination of employment and in the event of a termination which is treated as a termination without cause, vested options are forfeited ninety days following termination of employment. All of Messers. Sheehan and Lay’s options were forfeited ninety days following their separation from Lazydays. In addition, Mr. Fleming’s options were cancelled during 2017.

In connection with hiring of certain members of Lazydays’ management team, including Mr. Murnane and Ms. Berney, as Lazydays’ new Chief Executive Officer and Chief Financial Officer, respectively, Lazydays, in 2017, granted options to such new hires to purchase Company common stock. These options are subject to vesting and such other terms and conditions as contained in the individual award agreements. The option agreements also provide that the options vest in full in connection with the consummation of a change in control (as defined in the underlying agreements and plan) of Lazydays provided the executive is employed by Lazydays on the date of the consummation of the change in control. As the Mergers will constitute a change in control, all outstanding options, including those granted to Mr. Murnane and Ms. Berney, will vest on the consummation of the Mergers. In consideration for the cancellation of options outstanding immediately prior to the consummation of the Mergers, the executives will receive merger consideration (in cash and shares), after taking into account the exercise price of the options and any applicable withholding.

Transaction Bonus

Lazydays has historically maintained transaction bonus arrangements with certain members of its management team, including Mr. Fleming. The transaction bonus arrangements provided for payment of a bonus based on a formula in the event of a qualifying transaction, provided the executive remains employed by Lazydays on the date of consummation of the transaction or has experienced a qualifying termination within a specific period of time prior to the consummation of the transaction. In 2017, Lazydays replaced its transaction bonus arrangements with a plan, referred to as the Transaction Incentive Plan. Similar to the prior arrangements, the Transaction Incentive Plan provides for a bonus based on a formula in the event of a qualifying transaction, provided the executive remains employed by Lazydays on the date of consummation of the transaction or has been terminated by Lazydays without cause within two months prior to the consummation of the transaction (provided payment is made by March 15th following the end of the year in which such involuntary termination occurs).

The consummation of the Mergers will constitute a qualifying transaction for purposes of the Transaction Incentive Plan. As of the date hereof, there are five employees who participate in the Transaction Incentive Plan, including Mr. Fleming. The aggregate value of the compensation ultimately payable under the Transaction Incentive Plan in connection with the consummation of the Transaction Merger will be based on the final amount of consideration paid by Holdco after any applicable adjustments based on Lazydays’ working capital and debt as of the closing of the Transaction Merger and any payments to Holdco in respect of indemnification claims under the merger agreement. The approximate aggregate amount of the bonuses to be paid under the Transaction Incentive Plan to participants who are employees of Lazydays, assuming the release of all holdbacks and escrows and no adjustment to the purchase price, is $1,517,000.

Post-Retirement Benefits

Lazydays maintains a tax-qualified defined contribution plan that meets the requirements of Section 401(k) of the Internal Revenue Code, commonly called a 401(k) plan, for substantially all of its employees. The 401(k) plan is available on the same basis to all employees, including the Named Executive Officers. Each participant in the 401(k) plan can elect to defer from 0% to 100% of compensation, subject to limitations under the Internal Revenue Code and Employee Retirement Income Security Act (“ERISA”). Lazydays may also make discretionary matching contributions in accordance with the terms of the 401(k) plan.

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Named Executive Officers Following the Mergers

It is anticipated that following the consummation of the Mergers, William Murnane and Ronald Fleming will continue in their positions and be Named Executive Officers of Holdco. Holdco has agreed to enter into a new employment agreement with Mr. Murnane effective as of, and subject to, the consummation of the Mergers. See “Holdco Executive Officer and Director Compensation Following the Mergers – Employment Agreements.”

It is also expected that Maura Berney, who joined Lazydays as Chief Financial Officer on June 12, 2017, will continue as Chief Financial Officer of Holdco following the Mergers and be a Named Executive Officer of Holdco. Lazydays entered into an offer letter with Ms. Berney when she was hired as Chief Financial Officer. The offer letter provides for an initial base salary of $325,000. In addition, Ms. Berney is eligible to receive an annual cash bonus based on the achievement of performance objectives. Ms. Berney’s target bonus is 75% of her base salary. Ms. Berney is also eligible to participate in any employee benefit plans as may be adopted by Lazydays from time to time. Ms. Berney’s agreement also provides that she is to be granted an option to acquire shares of common stock of Lazydays subject to approval by the Board of Directors of Lazydays, with the option vesting 25% after every twelve months of continuous service with accelerated vesting on a change in control, provided Ms. Berney remains continuously employed by Lazydays from the date of grant through and including the applicable vesting date and/or the change in control, as applicable.

Ms. Berney’s offer letter also provides that if she is terminated without cause, she will, subject to entering into a general release of claims, receive severance equal to twelve months of her base salary and that if such termination is following a change in control, she is also eligible to receive a prorated bonus, if the board of directors of Lazydays determines that the performance objectives have been met. Holdco has agreed to enter into a new employment agreement with Ms. Berney effective as of, and subject to, the consummation of the Mergers. See “Holdco Executive Officer and Director Compensation Following the Mergers – Employment Agreements.”

Holdco Executive Officer and Director Compensation Following the Mergers

Executive Compensation

Following the closing of the Mergers, Holdco intends to develop an executive compensation program that is consistent with Lazydays’ existing compensation policies and philosophies, which are designed to align compensation with Holdco’s business objectives and the creation of stockholder value, while enabling Holdco to attract, motivate and retain individuals who contribute to the long-term success of Lazydays.

Decisions on the executive compensation program will be made by a compensation committee of the board of directors of Holdco, which will be established at the closing of the Mergers. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee of the board of directors of Holdco and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee of the board of directors of Holdco will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards. We have agreed to enter into employment agreements with William Murnane, who will be Chief Executive Officer following the Mergers, and Maura Berney, who will be Chief Financial Officer following the Mergers, with such agreements being effective on the consummation of the Mergers. A description of their employment agreements is below under “Holdco Executive Officer and Director Compensation Following the Mergers – Employment Agreements”. We have also agreed to grant Mr. Murnane and Ms. Berney options to purchase shares of common stock of Holdco, subject to stockholder approval of our 2017 Long-Term Incentive Plan, as described under “Holdco Executive Officer and Director Compensation Following the Mergers -- Stock-Based Awards” below.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive based compensation in the form of stock-based awards.

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Base Salary

Except as described below, it is expected that our Named Executive Officers’ base salaries will continue as described under “Lazydays Executive Officer and Director Compensation — Salaries” subject to the terms of the employment agreements described under “Lazydays Executive Officer and Director Compensation — Employment Agreement” and will be reviewed annually by the compensation committee of the board of directors of Holdco based upon advice and counsel of its advisors.

Non-Equity Incentive Bonuses

Holdco intends to use annual cash incentive bonuses for the Named Executive Officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. Holdco expects that, near the beginning of each year, the compensation committee of the board of directors of Holdco will select the performance targets, target amounts, target award opportunities and other terms and conditions of the non-equity incentive bonuses for the Named Executive Officers, subject to the terms of any employment agreement. Following the end of each year, the compensation committee of the board of directors of Holdco will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the Named Executive Officers.

Stock-Based Awards

Holdco intends to use stock-based awards to reward long-term performance of the Named Executive Officers. Holdco believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its Named Executive Officers with the interests of its stockholders and serve to motivate and retain the individual Named Executive Officers. Stock-based awards will be awarded under the 2017 Long-Term Incentive Equity Plan, which is being submitted to our shareholders for approval at the extraordinary general meeting. For a description of the 2017 Long-Term Incentive Equity Plan, please see the section of this proxy statement/prospectus under the heading “The Incentive Plan Proposal.” On the closing of the Mergers, Mr. Murnane and Ms. Berney will each be granted an option to purchase shares of common stock of Holdco. It is expected that Mr. Murnane will be granted an option to purchase approximately 5.0% of the shares of common stock of Holdco and that Ms. Berney will be granted an option to purchase approximately 2.0% of the shares of common stock of Holdco. The options will vest based on Holdco’s achievement of certain trading prices for at least thirty days during a thirty-five day period and will be subject to such terms and conditions as contained in the 2017 Long-Term Incentive Plan and the option award agreements. The options will expire five years following the date of grant.

Employment Agreements

We have entered into employment agreements with Mr. Murnane and Ms. Berney to be effective as of, and subject to, the consummation of the Mergers. The employment agreements with Mr. Murnane and Ms. Berney provide for an initial base salaries of $540,000 and $325,000, respectively, subject to annual discretionary increases. Following the Mergers, Mr. Murnane will no longer receive any additional compensation for his service as a member (or Chairman) of the board of directors and his base salary has been increased, accordingly. In addition, each executive is eligible to participate in any employee benefit plans adopted by Holdco from time to time and is eligible to receive an annual cash bonus based on the achievement of performance objectives. Mr. Murnane’s target bonus is 100% of his base salary and Ms. Berney’s target bonus is 75% of her base salary. The employment agreements also provide that each executive is to be granted an option to purchase shares of common stock of Holdco, as discussed above.

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The employment agreements provide that if the executive is terminated for any reason, he or she is entitled to receive any accrued benefits, including any earned but unpaid portion of base salary through the date of termination, subject to withholding and other appropriate deductions. In addition, in the event the executive resigns for good reason or is terminated without cause (all as defined in the employment agreement) prior to January 1, 2022, subject to entering into a release, Holdco will pay the executive severance equal to (i) two times base salary and average bonus for Mr. Murnane and (ii) one times base salary and average bonus for Ms. Berney.

The employment agreements also provide that the executive shall not divulge confidential information, shall not disparage Holdco and/or Lazydays and shall not, during employment and twelve months thereafter, compete with Holdco and/or the Company or any of its subsidiaries or solicit their customers or employees.

We anticipate that the employment arrangements for our other Named Executive Officers will remain in place following the consummation of the Mergers. Any new agreements or arrangements with the Named Executive Officers following the Mergers will be subject to approval of the compensation committee of the board of directors of Holdco.

Other Compensation

Holdco expects to continue to maintain various employee benefit plans, including medical and 401(k) plans, in which the Named Executive Officers will participate.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to certain employees of publicly traded companies.  Beginning January 1, 2018, on account of the passage and signing of the Tax Reform Act, this limitation will apply to the chief executive officer, chief financial officer, any other named executive officers and anyone who is such a covered person after December 31, 2016.  Prior to January 1, 2018, this limitation only applied to the chief executive officer and the three most highly-paid executive officers of the company (other than the chief executive officer and chief financial officer).  In addition, prior to January 1, 2018, compensation that met the requirements of performance-based compensation under Section 162(m) of the Internal Revenue Code was excluded from the deduction limit.  Beginning January 1, 2018 (with the exception of certain grandfathered arrangements), a deduction will be denied for any compensation payable to covered employees that exceeds $1.0 million, regardless of whether such compensation is performance-based compensation.  To retain highly skilled executives and remain competitive with other employers, the compensation committee may authorize compensation that will not be deductible under Section 162(m) or otherwise.

Director Compensation

We expect that our compensation committee of the board of directors of Holdco will determine the annual compensation to be paid to the members of the board of directors of Holdco upon completion of the Mergers.

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THE CHARTER PROPOSALS

The charter proposals, if approved, will approve the following material differences between the amended and restated certificate of incorporation of Holdco to be in effect following the business combination and Andina’s current amended and restated memorandum and articles of association:

●	the name of the new public entity will be “Lazydays Holdings, Inc.” as opposed to “Andina Acquisition Corp. II”;

●	Holdco has 100,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock, as opposed to Andina having 100,000,000 authorized ordinary shares and 1,000,000 authorized preferred shares;

●	Holdco’s corporate existence is perpetual as opposed to Andina’s corporate existence terminating if a business combination is not consummated by Andina within a specified period of time; and

●	Holdco’s constitutional documents do not include the various provisions applicable only to specified purpose acquisition corporations that Andina’s amended and restated memorandum and articles of association contains.

As noted above, certain provisions of Andina’s amended and restated memorandum and articles of association will not be included in Holdco’s amended and restated certificate of incorporation. The provisions that are proposed to be deleted, which apply only during the period that will terminate upon the consummation of the Mergers, are:

●	the definition in Section 1.1 of terms that are no longer used once the following amendments have been effected;

●	the portion of Section 3.3 that prohibits the ordinary shares, rights, and warrants underlying the units sold in the initial public offering from being separated until 90 days after the date of the prospectus related to such initial public offering unless the underwriters in such initial public offering determined an earlier date was acceptable;

●	the portion of Section 8.1 that relates to the repurchase of Andina’s ordinary shares either in connection with redemption under Section 48.3 (described below) or mandatory repurchase of certain shares held by the initial shareholders in the event the underwriters had not exercised the over-allotment in the initial public offering to its full extent;

●	the reference in Section 17.3 to Section 48.13;

●	Section 48.1, which provides that Section 48 applies during the period commencing upon the adoption of such provision and ending upon either the consummation of a business combination or liquidation of the trust fund in accordance with the provisions of Section 48, and that such section may not be amended prior to a business combination;

●	Section 48.2, which requires that Andina submit such business combination to its shareholders for approval. In the case of a meeting called to approve such business combination, Section 48.2 further provides that any business combination approved by a majority of shares may not be consummated unless Andina has net tangible assets of at least US$5,000,001 upon such consummation;

●	Section 48.3, which provides that, upon a vote to approve a business combination, the holders of public shares, other than initial shareholders, officers and directors, may elect to have their public shares repurchased by Andina for cash at a price equal to such person’s pro rata share of the trust fund. Section 48.3, however, prohibits a shareholder, acting alone or together with an affiliate or in concert with another person for the purpose of acquiring, holding or disposing of Andina ordinary shares, from exercising this redemption right with respect to more than 20% of Andina public shares;

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●	Section 48.4, which establishes the required time period within which Andina must consummate a business combination and, if it fails to do so within such period, requires Andina to distribute the proceeds of the trust fund to the public shareholders on a pro rata basis, subject to any funds set aside for claims of creditors, and dissolve;

●

Section 48.5, which specifies that holders of public shares are entitled to receive distributions from the trust account only upon a repurchase by Andina in connection with the consummation of a business combination, after a meeting approving such transaction, or upon liquidation of the trust account in the event a business combination is not effected within the required time period;

●	Section 48.6, which prohibits the directors of Andina from issuing additional shares that would be permitted to participate in any manner in the trust account or that would vote as a class with the shares issued in the initial public offering on any business combination;

●	Section 48.7, which requires approval of uninterested, independent directors of any transaction between Andina and (i) any shareholder owning an interest in Andina’s voting securities that gives such holder a significant influence over Andina and (ii) any director or executive officer or any affiliate of Andina’s directors and executive officers;

●	Section 48.8, which requires review and approval of any payments made to Andina’s audit committee, with any interested directors abstaining;

●	Section 48.9, which permits a director of Andina to vote in respect to an evaluation of a business combination in which he may have a conflict of interest, provided that such conflict of interest is disclosed to the other directors and that such director may not vote in connection with the business combination; and

●	Section 48.11, which specifies that the Andina audit committee will monitor compliance with the terms of the initial public offering and will take all action necessary to rectify any identified events of non-compliance or otherwise cause compliance with the terms of the initial public offering.

The text of the proposal to remove inapplicable provisions to be considered at the extraordinary general meeting is set forth in Annex D.

In the judgment of Andina’s board of directors, each of the foregoing amendments is desirable for the following reasons:

●	the portion of Section 3.3 proposed to be deleted relates to the voluntary separation of Andina’s units into their component parts for trading, which took place shortly after the initial public offering; and

●	the other provisions proposed to be deleted relate to the operation of Andina as a blank check company prior to the consummation of a business combination and will not be applicable after consummation of the business combination with Lazydays. Accordingly, such sections will serve no further purpose.

Recommendation and Vote Required

Each of the charter proposals must be approved by special resolution by the affirmative vote of the holders of not less than two-thirds of the Andina ordinary shares entitled to vote and voting in person or by proxy on such proposal at the extraordinary general meeting.

If the merger proposal is not approved, the charter proposals will not be presented at the meeting.

THE ANDINA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ANDINA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER PROPOSALS.

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COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Holdco is a Delaware corporation incorporated under the General Corporation Law of the State of Delaware. Delaware law and Holdco’s amended and restated certificate of incorporation will govern the rights of its stockholders. Andina is an exempted company incorporated under the Companies Law ( 2016 Revision) of the Cayman Islands. The Companies Law (2016 Revision) of the Cayman Islands differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the amended and restated certificate of incorporation and bylaws of Holdco will differ in certain material respects from the memorandum and articles of association of Andina. As a result, when you become a stockholder of Holdco, your rights will differ in some regards as compared to when you were a shareholder of Andina. Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Andina and Holdco according to applicable law and/or the organizational documents of Andina and Holdco. You also should review the amended and restated certificate of incorporation and by-laws of Holdco (as same will be amended and restated immediately prior to the Mergers) attached as Annex B to this proxy statement/prospectus/information statement, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Companies Law (2016 Revision) of the Cayman Islands, to understand how these laws apply to Holdco and Andina.

Corporate Law

Provision	Holdco (A Delaware General Corporation)	Andina (An Exempted Company under Cayman Islands Law)
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Law (2016 Revision)

Special Vote Required for Combinations with Interested Stockholders/Shareholders	A corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder.	No Similar Provision

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Stockholder/Shareholder Meetings; Quorum	Stockholder approval of mergers and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.	Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares present and voting at a meeting of shareholders. Where the proposed action requires approval by “Special Resolution” (such as the amendment of the company’s constitutional documents) the approval of not less than two-thirds of the shares present and voting at a meeting of shareholders is required.

	Quorum is set in the constitutional documents, but cannot be less than one-third of outstanding shares.	Quorum is set in the company’s articles of association.

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Provision	Holdco (A Delaware General Corporation)	Andina (An Exempted Company under Cayman Islands Law)

Stockholder/Shareholder Consent to Action Without Meeting	The certificate of incorporation may provide that its stockholders may not act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written consent.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors;	Except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.	A company’s articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

	The board may increase the size of the board and fill any vacancies.	Subject to the articles of association, the board may increase the size of the board and fill any vacancies.
Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes a fiduciary duty to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith.	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or wilful default.

Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or wilful default.

Organizational Documents

Holdco	Andina
The purpose of Holdco shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.	The objects for which Andina is established are unrestricted and Andina shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

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The total number of shares of all classes of capital stock which Holdco shall have authority to issue is 105,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $0.0001 per share and 5,000,000 shall be Preferred Stock of the par value of $0.0001 per share.

The share capital of Andina is US$10,100 divided into 100,000,000 shares of a par value of US$0.0001 each and 1,000,000 preferred shares of a par value of US$0.0001 each.

Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences, and relative, participating, optional, or other special rights and such qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.	Preferred Shares. The Directors may allot, issue, grant options over or otherwise dispose of Preferred Shares (including fractions of a Preferred Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Law (2016 Revision) of the Cayman Islands and the articles of association) vary such rights.

Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.	Ordinary Shares. The Directors may allot, issue, grant options over or otherwise dispose of Ordinary Shares (including fractions of an Ordinary Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Law (2016 Revision) of the Cayman Islands and the articles of association) vary such rights.

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The Board of Directors shall be divided into three classes: Class A, Class B, and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders after the filing of the Certificate of Incorporation, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders after the filing of the Certificate of Incorporation, and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders after the filing of the Certificate of Incorporation. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in Holdco’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation, or removal of a director shall serve for the remainder of the full term of the director whose death, resignation, or removal shall have created such vacancy and until his successor shall have been elected and qualified.	The Directors shall be divided into three classes: Class A, Class B and Class C. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of these amended and restated Articles, the existing Directors shall by resolution classify themselves as Class A, Class B or Class C Directors. The Class A Directors shall stand elected for a term expiring at Andina’s first annual general meeting, the Class B Directors shall stand elected for a term expiring at Andina’s second annual general meeting and the Class C Directors shall stand elected for a term expiring at Andina’s third annual general meeting. Commencing at Andina’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in Andina’s charter documents), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

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Election of directors need not be by ballot unless Holdco’s Bylaws so provide.	Votes of shareholders shall be decided on a poll.

The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the Bylaws .	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of Holdco which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon Holdco and upon all the stockholders as though it had been approved or ratified by every stockholder of Holdco, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.	No Similar Provision

The directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by Holdco; subject, nevertheless, to the provisions of the statutes of Delaware, of Holdco’s Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.	The business of Andina shall be managed by the Directors who may exercise all the powers of Andina

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A director of Holdco shall not be personally liable to Holdco or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Holdco or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Holdco shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision by the stockholders of Holdco shall not adversely affect any right or protection of a director of Holdco with respect to events occurring prior to the time of such repeal or modification.	Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against wilful default, fraud or the consequences of committing a crime. Andina’s amended and restated memorandum and articles of association provides for indemnification of officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, wilful default or willful neglect.

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Holdco, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding for which such officer or director may be entitled to indemnification shall be paid by Holdco in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Holdco as authorized hereby.	See above response.

Unless Holdco consents in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Holdco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Holdco to Holdco or Holdco’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or Holdco’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.	No Similar Provision

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If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Holdco or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of Holdco unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of Holdco and such opportunity is one Holdco is legally and contractually permitted to undertake and would otherwise be reasonable for Holdco to pursue.

No Similar Provision

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THE INCENTIVE COMPENSATION PLAN PROPOSAL

General

On [l], 2017, the Board of Directors of Holdco adopted the 2017 Plan, subject to the approval of Andina’s shareholders. The purpose of the 2017 Plan is to attract and retain personnel of the highest caliber, provide incentive for officers, directors, employees and other key persons and to promote the well-being of Holdco. It is in the best interest of Holdco and its stockholders to provide to officers, directors, employees, consultants and other independent contractors who perform services for Holdco, through the granting of stock options, restricted stock, deferred stock or other stock-based awards, the opportunity to participate in the value and/or appreciation in value of Holdco’s common stock . Accordingly, the Board of Directors of Holdco believes that the 2017 Plan (a) will provide Holdco with significant means to attract and retain talented personnel, (b) will result in saving cash, which otherwise would be required to maintain current employees and adequately attract and reward personnel and others who perform services for Holdco, and (c) consequently, will prove beneficial to Holdco’s ability to be competitive.

If approved by Andina’s shareholders at the meeting, the 2017 Plan will become effective on the consummation of the Mergers. Andina’s board of directors is recommending that its shareholders approve the material terms of the 2017 Plan as described below. The summary is qualified in its entirety by reference to the specific language of the 2017 Plan, a copy of which is attached as [l].

Summary of the 2017 Plan

Awards

The 2017 Plan provides for the grant of any or all of the following types of awards (collectively, “Awards”): (a) stock options, (b) restricted stock, (c) restricted stock units, (d) stock appreciation rights, and (e) other stock-based awards. Awards may be granted singly, in combination, or in tandem, as determined by Committee (as defined below). Subject to anti-dilution adjustments as provided in the 2017 Plan, (i) the 2017 Plan provides for a total of [l] Holdco Shares to be available for distribution pursuant to the 2017 Plan, and subject to the provisions of the immediately preceding paragraph, the maximum number of shares of Holdco that may be granted or (or made subject to Awards) to any participant under the 2017 Plan during any calendar year or part thereof shall not exceed (1) [l] Holdco Shares, with respect to Options that are intended to be Incentive Stock Options, (2) [l] Holdco Shares with respect to Options (other than Incentive Stock Options) and Stock Appreciation Rights, and (3) [l] Holdco Shares with respect to other Awards. The maximum number of Holdco Shares with respect to which Incentive Stock Options may be granted under the 2017 Plan shall be [l] Holdco Shares. If any outstanding Award is canceled, forfeited, delivered to Holdco as payment for the exercise price or surrendered to Holdco for tax withholding purposes, Holdco Shares allocable to such Award may again be available for Awards under the 2017 Plan.

Administration. The 2017 Plan may be administered by a Committee (the “Committee”) consisting of two or more members of the Board appointed by the Board. Each member of the Committee shall, to the extent required by applicable law, be “non-employee directors” for the purpose of Rule 16b-3 under the Exchange Act and, shall also qualify as “outside directors” for the purpose of the performance-based compensation exception under Code Section 162(m) and an independent director under the rules of any national securities exchange or national securities association. The Committee will determine, among other things, the persons to whom Awards will be granted, the type of Awards to be granted, the number of shares of Holdco subject to each Award and the share price. The Committee will also determine the term of each Award, the restrictions or limitations thereon, and the manner in which each such Award may be exercised or, if applicable, the extent and circumstances under which shares of common stock and other amounts payable with respect to an Award will be deferred. The Committee may delegate some of the functions referred to above. No Award shall be granted pursuant to the 2017 Plan on or after the tenth anniversary of the effective date of the 2017 Plan.

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Eligibility and Participation. Current and prospective officers, directors, service providers and other employees of Holdco or any subsidiary (but excluding any person whose eligibility would adversely affect the compliance of the 2017 Plan with the requirements of Rule 16b-3) who are at the time of the grant of an Award under the 2017 Plan employed by (or providing services to) Holdco or any subsidiary of Holdco and who are responsible for or contribute to the management, growth and/or profitability of the business of Holdco or any subsidiary of Holdco are eligible to be granted Awards under the 2017 Plan. Eligibility under the 2017 Plan shall be determined by the Committee.

A participant’s right, if any, to continue to serve Holdco as a director, executive officer, other key employee or service provider, or otherwise, will not be enlarged or otherwise affected by his or her designation as a participant under the 2017 Plan. Participants may receive one or more Awards under the 2017 Plan.

Forms of Awards

Stock Options. The 2017 Plan provides for the grant of Incentive Stock Options and Non-Qualified Stock Options, subject to such terms and conditions as determined by the Committee. Incentive Stock Options granted pursuant to the 2017 Plan are nontransferable by the optionee during his lifetime. Options granted pursuant to the 2017 Plan will expire if not exercised within 10 years of the grant (five years in the case of Incentive Stock Options granted to an eligible employee owning stock possessing more than 10% of the total combined voting power of all shares of Holdco or a parent or subsidiary of Holdco immediately before the grant (“10% Stockholder”)). Options may be granted to optionees in such amounts and at such prices as may be determined, from time to time, by the Board or the Committee. The exercise price of an Incentive Stock Option will not be less than the fair market value of the shares underlying the option on the date the option is granted, provided, however, that the exercise price of an Incentive Stock Option granted to a 10% Stockholder may not be less than 110% of such fair market value. The exercise price of a Non-Qualified Stock Option may be less than such fair market value on the date of grant.

No shares of common stock of Holdco may be issued upon the exercise of any option granted under the 2017 Plan until the full option price has been paid by the optionee and applicable withholding requirements have been satisfied. The Committee may grant individual options under the 2017 Plan with more stringent provisions than those specified in the 2017 Plan.

Options become exercisable in such amounts, at such intervals and upon such terms and conditions as the Committee provides. Notwithstanding the foregoing, no options may be exercise on or after the tenth anniversary of the date of grant.

Stock Appreciation Rights. Stock Appreciation Rights are an award entitling the grantee, upon exercise, to receive an amount of our common stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Holdco common stock over the exercise price of the Stock Appreciation Right. The exercise price of a Stock Appreciation Right will be determined by the Committee at the time of grant and is not to be less than the fair market value of the Holdco Shares on the date of grant. No Stock Appreciation Rights may be exercised on or after the tenth anniversary of the date of grant.

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Restricted Stock Awards. Under the 2017 Plan, the Committee may grant restricted Holdco Shares. Restricted stock awards give the recipient the right to receive a specified number of Holdco Shares, subject to such terms, conditions, restrictions and conditions of forfeiture as the Committee deems appropriate. Restrictions may include limitations on the right to transfer the stock until the expiration of a specified period of time and forfeiture of the stock upon the occurrence of certain events such as the termination of employment prior to expiration of a specified period of time.

Restricted Stock Units. Restricted Stock Units are similar to restricted stock except that the award takes the form of phantom units equal to the value of Holdco Shares instead of Holdco Shares. A Restricted Stock Unit award is the grant by the Committee of an unfunded, unsecured right to receive payment or common stock from Holdco, upon the expiration of a vesting period or such other time periods as set forth in the award agreement, in an amount equal to the fair market value of a Holdco Share on such date.

Performance-Based Awards and Performance Goals. Certain Awards under the 2017 Plan may be granted subject to performance conditions.

Under the 2017 Plan, the Committee may use the following performance measures (either individually or in any combination) to set performance targets with respect to Awards intended to qualify as Performance-Based Awards: (i) consolidated income before or after taxes; (ii) EBITDA; (iii) adjusted EBITDA; (iv) net operating income; (v) net income; (vi) net income per share of Holdco; (vii) book value per share of Holdco; (viii) total shareholder return; (ix) expense management; (x) return on investment; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit; (xiii) maintenance of improvement of debt to equity ratio or other ratios; (xiv) stock price; (xv) funds from operations, as the same may or may not be adjusted; (xvi) cash flow; and (xvii) working capital. For Awards not intended to comply with the performance exception under Section 162(m) of the Code, the Committee can also use such other standards as determined by the Committee in its sole discretion.

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Notwithstanding the adoption of the 2017 Plan to allow for performance-based awards and its submission to stockholders, Holdco and/or the Company reserves the right to pay its employees, including any recipient of performance-based awards under the 2017 Plan, amounts which may or may not be tax-deductible under Section 162(m) or other provisions of the Code.

Other Stock Based Awards. Other Stock-Based Awards, which may include awards that may be denominated or payable in, valued in whole or part by reference to, or otherwise based on or related to, common stock of Holdco.

Effect of a Change of Control

Upon a “Change of Control” (as defined in the 2017 Plan) unless provided in an Award Agreement, upon a Change in Control which occurs while the grantee is still employed or in the service of Holdco and/or the Company (and its subsidiaries), the grantee’s unvested awards will immediately become vested.

In addition, the Committee may take one or more of the following actions: (i) provide for the assumption of such Awards, or the substitution for such Awards of new awards of the successor company or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and related exercise, conversion or purchase prices, consistent with the 2017 Plan; (ii) provide written notice to any holder of such Award that the Award shall be terminated to the extent that it is not converted, exchanged or exercised prior to a date certain specified in such notice (which date shall be no sooner than the consummation of any such transaction) or (iii) provide that the holder of any such Award, to the extent then vested, shall be entitled to receive from Holdco and/or the Company an amount equal to the product of (A) the excess, if any, of (x) the fair market value of a share of common stock of Holdco (determined on the basis of the amount received by a holder of common stock of Holdco in connection with such transaction and consistent with Section 409A, if applicable) with respect to a share of common stock of Holdco over (y) the purchase price, exercise price or conversion price which would be payable or otherwise applicable for a share of common stock of Holdco upon the conversion, exchange or exercise of such Award and (B) the number of shares of common stock of Holdco subject to the vested portion of the Award not theretofore converted, exchanged or exercised.

Term and Amendment

The 2017 Plan will become effective as of the Effective Date and no Award will be granted more than ten years after the Effective Date. The Board of Directors of Holdco may at any time, and from time to time, amend any of the provisions of the 2017 Plan, and may at any time suspend or terminate the 2017 Plan; provided, however, that no such amendment shall be effective unless and until it has been duly approved by the holders of the outstanding shares of common stock of Holdco if the failure to obtain such approval would adversely affect the compliance of the 2017 Plan with the requirements of applicable law or listing standards of the applicable exchange. The Board of Directors of Holdco or the Committee, as the case may be, may amend the terms of any Award granted under the 2017 Plan; provided, however, that subject to certain provisions of the 2017 Plan, no such amendment may be made by the Board of Directors of Holdco or the Committee, as the case may be, which in any material respect impairs the rights of the participant without the participant’s consent, except for such amendments which are made to cause the Award to comply with applicable law or listing standards.

Summary of U.S. Federal Income Tax Consequences

The following information is not intended to be a complete discussion of the federal income tax consequences of participation in the 2017 Plan and is qualified in its entirety by references to the Code and the regulations adopted under the Code. The provisions of the Code described in this section include current tax law only and do not reflect any proposals to revise current tax law. The federal income tax consequences applicable to officers, directors, and other persons who are subject to potential liability under Section 16(b) of the Exchange Act may be different than the federal income tax consequences applicable to persons who are not subject to Section 16(b). The federal income tax consequences applicable to all persons, whether or not subject to Section 16(b), are described below. This summary omits the tax laws of any municipality, state or foreign country in which a participant resides.

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Incentive Stock Options. Generally, under the Code, an optionee will not realize taxable income by reason of the grant or exercise of an Incentive Stock Option granted pursuant to the 2017 Plan (see, however, discussion of alternative minimum tax below). If an optionee exercises an Incentive Stock Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and Holdco will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (referred to as a “disqualifying disposition”), the optionee generally will realize ordinary income in the year of disposition and Holdco will receive a corresponding deduction in an amount equal to the excess of (i) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (ii) the option price. Any additional gain realized on the disposition will be short-term or long-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he or she sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to a spouse). If the disposition is by sale or exchange, the optionee’s tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying disposition.

The exercise of an Incentive Stock Option may subject the optionee to the so-called “alternative minimum tax” (referred to as “AMT”). The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the AMT. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Stock Option, no adjustment is then required for purposes of the AMT, but regular income tax, as described above, may result from such disqualifying disposition.

An optionee who surrenders shares as payment of the exercise price of his or her Incentive Stock Option generally will not recognize gain or loss on his or her surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Stock Option in payment of the exercise price of another Incentive Stock Option, is, however, a “disposition” of such stock. If the Incentive Stock Option holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

Under the Code, all of the shares received by an optionee upon exercise of an Incentive Stock Option by surrendering shares will be subject to the Incentive Stock Option holding period requirements. Of those shares, a number of shares (referred to as the “Exchange Shares”) equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of a disqualifying disposition of the surrendered shares if they were Incentive Stock Option shares) and the same capital gains holding period as the shares surrendered.

For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

Non-Qualified Stock Options. Generally, there will be no federal income tax consequences to either the optionee or Holdco on the grant of Non-Qualified Stock Options pursuant to the 2017 Plan. On the exercise of a Non-Qualified Stock Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. Holdco will be entitled to a federal income tax deduction (subject to the limitations contained in Code Section 162(m)) in an amount equal to such excess, provided that Holdco complies with applicable reporting rules.

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Upon the sale of stock acquired by exercise of a Non-Qualified Stock Option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock.

Stock Awards. The taxability of a Stock Award to a participant is dependent upon the extent to which the award is restricted on the date of grant. If a Stock Award is either transferable or not subject to a substantial risk of forfeiture, a participant will recognize taxable ordinary income on the date of grant. If a Stock Award is both non-transferable and subject to a substantial risk of forfeiture on the date of grant, then unless an election is made as described below, a participant will not recognize taxable ordinary income on the date of grant, but will at such time or times as the Stock Award becomes either transferable or not subject to a substantial risk of forfeiture in an amount equal to the fair market value of such shares at that time. Within thirty days of receipt of a Stock Award that is not transferable and subject to a substantial risk of forfeiture, a participant may file an election with the Internal Revenue Service to include as taxable ordinary income in the year of receipt an amount equal to the fair market value of the shares subject to the award at the time of receipt. In such event, any subsequent appreciation in the value of such shares will not be taxable as compensation to a participant upon the vesting of shares subject to the award. However, if shares subject to the award are forfeited subsequent to such election, a participant will not be entitled to a tax deduction. For purposes of determining the amount of taxable gain or loss upon a subsequent disposition of shares issued pursuant to such an award, the amount recognized as ordinary income to a participant will be treated as the cost basis for such shares. Shares which are held for more than one year after vesting (or in the event of an election as described above, the date of receipt) generally will qualify for long-term capital gain treatment. Holdco will be entitled to a deduction in such amount and at such time as ordinary income becomes taxable to the participant.

Restricted Stock Units. A participant will not realize income upon the grant of restricted stock units, but will realize ordinary income, and Holdco will be entitled to a corresponding deduction (subject to the limitations of Code Section 162(m)), when the restricted stock units are settled in cash and/or shares of common stock of Holdco. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance.

Performance Awards. The tax consequences of a performance award depend upon the nature of the underlying award and if and when the performance goals are achieved. If a performance award consists of a promise to deliver common stock at a future date based upon the satisfaction of certain targets, such awards will be subject to federal income taxation as ordinary income based upon the fair market value of the common stock on the date such performance awards are earned by a participant by satisfying the performance targets, provided such awards are not then subject to a substantial risk of forfeiture.

Holdco Deduction. Generally, whenever a participant realizes ordinary income under the 2017 Plan, a corresponding deduction is available to Holdco provided Holdco complies with certain reporting requirements. Under Code Section 162(m), however, Holdco will be denied a deduction for certain compensation exceeding $1.0 million paid to certain of its executives. Prior to January 1, 2018, this included the chief executive officer and the three other highest paid executive officers (other than the chief financial officer). Beginning January 1, 2018, this includes the chief executive officer, the chief financial officer, any other named executive officers of the company and any such covered persons who were covered person after December 31, 2016. In addition, for years prior to January 1, 2018 and for certain grandfathered compensation, certain performance based compensation is excluded from the $1.0 million limit.

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New Plan Benefits

The benefits or amounts that will be received by or allocated to any executive officers or employees under the 2017 Plan are not currently determinable since grants are at the discretion of the Committee, except with respect to our new Chief Executive Officer and Chief Financial Officer as described above.

Required Vote

Adoption of the incentive compensation plan proposal requires the affirmative vote of a simple majority of the holders of Andina ordinary shares entitled to vote and voting in person or by proxy on such proposal at the extraordinary general meeting.

THE ANDINA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ANDINA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE COMPENSATION PLAN PROPOSAL.

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THE PIPE PROPOSAL

Simultaneously with entering into the merger agreement, Holdco entered into a series of securities purchase agreements with institutional investors for the $88.5 million PIPE Investment which will close simultaneously with the consummation of the Mergers. At the closing of the PIPE Investment, Holdco will issue an aggregate of 600,000 shares of Series A Preferred Stock of Holdco (with a stated value of $60.0 million), 3,261,852 Holdco Shares and five-year warrants to purchase an additional 2,503,934 Holdco Shares exercisable at $11.50 per share; provided that the number of Holdco Shares being issued in the PIPE Investment may be reduced in order to ensure that two investors that will be investing an aggregate of $22,750,000 in the PIPE Investment will hold less than up to 9.99% of the outstanding Holdco Shares at closing and to the extent such number is reduced, they will receive pre-funded warrants in lieu of such Holdco Shares. The investors in the PIPE Investment will be granted certain registration rights as set forth in the securities purchase agreements.

If approved by Andina’s shareholders at the meeting, the PIPE Investment will close simultaneously with the consummation of the Mergers. Andina’s board of directors is recommending that its shareholders approve the PIPE Investment as described herein.

Series A Preferred Stock

The material terms of the Series A Preferred Stock are as follows:

The Series A Preferred Stock will rank senior to all outstanding capital stock of Holdco. Except as required by law, holders of the Series A Preferred Stock will be entitled to vote on an as-converted basis together with the holders of the common stock of Holdco, and not as a separate class, at any annual or special meeting of Holdco’s stockholders. The Series A Preferred Stock will be convertible into Holdco Shares at the holder’s election at any time, at an initial conversion price of $10.0625 per Holdco Share, subject to adjustment (as may be adjusted, the “Conversion Price”). The Conversion Price will be subject to adjustment for stock dividends, forward and reverse splits, combinations and similar events, as well as for certain dilutive issuances.

Dividends on the Series A Preferred Stock will accrue at an initial rate of 8% per annum (the “Dividend Rate”), compounded quarterly, and be payable quarterly in arrears. If Holdco does not declare and pay dividends on any dividend payment date, such accrued and unpaid dividends, until paid in full in cash, will accrue at the then applicable Dividend Rate plus 2%. The Dividend Rate will be increased to 11% per annum, compounded quarterly, in the event Holdco’s senior indebtedness less unrestricted cash during any trailing twelve month period ending at the end of any fiscal quarter is greater than 2.25 times EBITDA (as defined in the Certificate of Designations of the Series A Preferred Stock) for such preceding twelve (12)-month period. The Dividend Rate will be reset to 8% at the end of the first fiscal quarter when Holdco’s senior indebtedness less unrestricted cash during the trailing twelve month period ending at the end of such quarter is less than 2.25 times EBITDA for such preceding twelve (12)-month period.

If, at any time following the second anniversary of the issuance of the Series A Preferred Stock, the volume weighted average price of Holdco’s common stock equals or exceeds $25.00 (as adjusted for stock dividends, splits, combinations and similar events) for a period of thirty consecutive trading days, Holdco may force the conversion of any or all of the outstanding Series A Preferred Stock at the Conversion Price then in effect. From and after the eighth anniversary of the issuance of the Series A Preferred Stock, Holdco may elect to redeem all, but not less than all, of the outstanding Series A Preferred Stock in cash at the stated value thereof plus all accrued and unpaid dividends. From and after the ninth anniversary of the issuance of the Series A Preferred Stock, each holder of Series A Preferred Stock has the right to require Holdco to redeem all of such holder’s outstanding shares of Series A Preferred Stock in cash at the stated value thereof plus all accrued and unpaid dividends.

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In the event of any liquidation, merger, sale, dissolution or winding up of Holdco, holders of the Series A Preferred Stock will have the right to (i) payment in cash of the stated value thereof plus all accrued and unpaid dividends, or (ii) convert the shares of Series A Preferred Stock into common stock of Holdco and participate on an as-converted basis with the holders of common stock of Holdco.

So long as the Series A Preferred Stock is outstanding, the holders thereof, by the vote or written consent of the holders of a majority in voting power of the outstanding Series A Preferred Stock, shall have the right to designate two members to the board of directors of Holdco.

The terms of the Series A Preferred Stock are set forth in the Certificate of Designations of the Series A Preferred Stock which is attached as Annex E.

The warrants to be issued to the purchasers in the PIPE Investment are substantially similar to the outstanding public warrants of Andina, the terms of which are described in the section titled “Description of Holdco Securities – Warrants,” except that the warrants issued to the purchasers in the PIPE Investment will be exercisable on a cashless basis at any time at the holders’ option and include adjustments on the happening of certain other actions such as rights offerings undertaken by Holdco.

The securities purchase agreement entered into in connection with the sale of the Series A Preferred Stock also includes the following rights:

●	Subject to applicable securities laws and regulations, any purchaser that continues to hold Series A Preferred Stock convertible into 5% or more of the then issued and outstanding Holdco Shares shall also have a preemptive right to purchase its pro rata share of all equity securities that Holdco may, from time to time, purpose to sell and issue after the consummation of the Mergers (subject to certain exceptions).

●	If Holdco seeks to consummate any debt financings (other than (i) non-distressed floor plan financings on customary terms and conditions and with an interest rate of not greater than 5% per annum, (ii) the replacement or refinancing of existing indebtedness where the replaced or refinanced indebtedness does not exceed the existing amount of indebtedness and are not on terms materially worse than the indebtedness being replaced or refinanced, and (iii) advances or other extensions of credit under a revolving credit facility or floor plan credit facility) after the consummation of the Mergers, the purchasers of the Series A Preferred Stock shall be entitled to a right of first refusal to provide the funding necessary for such debt financings provided that such purchasers still hold an aggregate of at least $10 million of the Series A Preferred Stock. The holders of the Series A Preferred Stock will have a period of 15 business days to notify Holdco of its intention to exercise its right.

●	If Holdco receives in excess of $1 million as a result of indemnification claims made in respect of certain breaches of representations and warranties of Lazydays under the merger agreement, the holders of the Series A Preferred Stock shall have a right to require Holdco to utilize such amounts in excess of the $1 million to redeem their shares of Series A Preferred Stock for the liquidation preference of such shares.

Required Vote

Adoption of the PIPE proposal requires the affirmative vote of a simple majority of the holders of Andina ordinary shares entitled to vote and voting in person or by proxy on such proposal at the extraordinary general meeting. The PIPE Investment is conditioned on the consummation of the Mergers. If the PIPE Proposal is not approved, the parties will be unable to consummate the Mergers unless Andina finds alternative financing to pay the cash purchase price of the Transaction Merger or Lazydays waives the closing condition to approval of the proposal.

THE ANDINA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ANDINA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PIPE PROPOSAL.

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THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Andina’s board of directors to submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary. In no event will Andina solicit proxies to adjourn the extraordinary general meeting or consummate the Mergers beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and Cayman Islands law. The purpose of the adjournment proposal is to provide more time for the Andina initial shareholders, Lazydays and the Stockholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the merger proposal and to meet the requirements that are necessary to consummate the Mergers. See the section entitled “The Merger Proposal — Interests of Andina’s Directors and Officers in the Mergers.”

In addition to an adjournment of the extraordinary general meeting upon approval of an adjournment proposal, the board of directors of Andina is empowered under Cayman Islands law to postpone the meeting at any time prior to the meeting being called to order. In such event, Andina will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its shareholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the meeting and is not approved by the shareholders of Andina, Andina’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event, based on the tabulated votes, that there are not sufficient votes at the time of the extraordinary general meeting to approve the consummation of the Mergers or that the conditions to consummating the Mergers have not been met. In such event, the Mergers would not be completed.

Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a simple majority of the holders of Andina ordinary shares entitled to vote and voting in person or by proxy of such proposal at the extraordinary general meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

THE ANDINA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ANDINA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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OTHER INFORMATION RELATED TO ANDINA

Introduction

Andina was incorporated on July 1, 2015 in order to serve as a vehicle for the acquisition of a target business. Andina’s efforts to identify a prospective target business were not limited to any particular industry or geographic region although it focused its search for target businesses in the Andean region of South America and in Central America. Prior to executing the merger agreement with Lazydays, Andina’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Formation

In July 2015, Andina issued 1,150,000 shares of common stock to Andina’s initial shareholders for $25,000 in cash, at a purchase price of approximately $0.02 per share, including an aggregate of up to 150,000 shares subject to compulsory repurchase for an aggregate purchase price of $0.01 to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own 20.0% of the issued and outstanding shares after the initial public offering (excluding the sale of the private units). On December 4, 2015, the underwriters advised Andina that the over-allotment option would not be exercised and, as a result, 150,000 shares of Andina were compulsory repurchased in December 2015.

Initial Public Offering

On December 1, 2015, Andina closed its initial public offering of 4,000,000 units, with each unit consisting of one ordinary share of Andina, one right to receive one-seventh of one Andina ordinary share upon consummation of an initial business combination and one warrant each to purchase one half of one Andina ordinary share at a purchase price of $11.50 per full share upon consummation of an initial business combination. The units from the initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $40,000,000.

Simultaneously with the consummation of the initial public offering, Andina consummated the private sale of 310,000 units to its initial stockholders. The private units were sold at an offering price of $10.00 per unit, generating gross proceeds of $3,100,000. The private units are identical to the units sold in the initial public offering, except that the warrants included in the private units are not redeemable and are exercisable on a cashless basis as long as held by the original purchasers or their permitted transferees. In addition, the holders of the private unit securities have agreed (A) to vote the underlying shares in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to Andina’s amended and restated memorandum and articles of association with respect to its pre-business combination activities prior to the consummation of such a business combination unless Andina offers holders of public shares the right to have their shares converted to cash from the trust account, (C) not to convert any underlying shares into the right to receive cash from the trust account in connection with a shareholder vote to approve a proposed initial business combination or a vote to amend the provisions of its amended and restated memorandum and articles of association relating to shareholders’ rights or pre-business combination activity and (D) that such underlying shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. The purchasers have agreed that these units will not be sold or transferred by them (except to certain permitted transferees) until after Andina has completed an initial business combination.

Extensions of Time to Complete Business Combination

On each of August 30, 2017 and October 31, 2017, Andina held an extraordinary general shareholder meeting to extend the date by which Andina had to consummate a business combination and, as a result, now has until February 1, 2018 (or such later date as Andina shareholders may approve) to consummate the business combination with Lazydays. In connection with such meetings, holders of an aggregate of 1,160,069 public shares exercised their conversion rights and had their public shares converted for a pro rata portion of the trust account at such dates. There is no limit on the number of extensions of time to complete a business combination that Andina may take (although Lazydays would have the right to terminate the merge agreement if the Mergers are not connected on or before June 30, 2018).

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In connection with the extensions of time to consummate a business combination, certain of Andina’s initial shareholders agreed to loan Andina $0.03 for each public share that was not converted for each extension month utilized. Accordingly, an amount of approximately $___ has been loaned to Andina and deposited in the Trust Account for the extensions. The loans will not bear interest and will be repayable by Andina to the lenders upon consummation of an initial business combination. If an initial business combination is not consummated by the required time period, the loans will be forgiven unless Andina has funds available to it outside of the trust account to repay such loans.

Proceeds Held in Trust

The net proceeds from the initial public offering, plus the net proceeds from the private placement of private units, plus the proceeds of the loans for the extensions referred to above have been placed in a trust account at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for Andina’s initial public offering and in the section entitled “Other Information Related to Andina — Andina’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and Andina’s winding up, dissolving and liquidating upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Andina acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for its initial business combination, although Andina may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. Andina’s board of directors determined that this test was met in connection with the proposed business combination with Lazydays.

Conversion Rights

Under Andina’s amended and restated memorandum and articles of association, in connection with any vote on a proposed business combination, the public shareholders may seek to convert their public shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for Andina’s initial public offering. Accordingly, in connection with the business combination with Lazydays, the Andina public shareholders may seek to convert their public shares in accordance with the procedures set forth in this proxy statement/prospectus/information statement.

Voting Restrictions in Connection with Shareholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the merger proposal, all of Andina’s initial shareholders, as well as all of its officers and directors, have agreed to vote the initial shares and the shares included in the private units, as well as any ordinary shares acquired in the aftermarket, in favor of such proposed business combination.

However, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Andina or its securities, the Andina initial shareholders, Lazydays or the Stockholders and/or their respective affiliates may purchase shares of Andina from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire ordinary shares of Andina or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfying the conditions to the closing of the business combination where it appears that such conditions would otherwise not be met. All shares of Andina repurchased by Andina’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination. As of the date of this proxy statement/prospectus/information statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

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Automatic Dissolution and Subsequent Liquidation if No Business Combination

Andina’s Amended and Restated Memorandum and Articles of Association provides that we will continue in existence only until February 1, 2018. If Andina has not completed a business combination by such date (or such later date as may be approved by the shareholders of Andina), it will trigger its automatic dissolution. There is no limit on the number of extensions of time to complete a business combination that Andina may take (although Lazydays would have the right to terminate the merger agreement if the Mergers are not consummated on or before June 30, 2018). This has the same effect as if our board of directors and shareholders had formally voted to approve our winding up and dissolution and formally began a voluntary winding up procedure under the Companies Law. As a result, no vote would be required from Andina’s shareholders to commence such a voluntary winding up and dissolution. Under the Companies Law, in the case of a voluntary liquidation procedure, a liquidator would give at least 21 days’ notice to creditors to file a claim. Andina anticipates its notifying the trustee of the trust account to begin liquidating the trust account promptly after the expiration of such 21-day period and anticipates it will take no more than 10 business days to effectuate the distribution of the assets thereof to all of our public shareholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets (subject to its obligations under Cayman Islands law to provide for claims of creditors). Andina’s initial shareholders have waived their rights to participate in any liquidation distribution with respect to their initial shares. There will be no distribution from the trust account with respect to Andina’s rights and warrants which will expire worthless. Andina will pay the costs of liquidation from its remaining assets outside of the trust fund. If such funds are insufficient, B. Luke Weil has contractually agreed to advance it the funds necessary to complete such liquidation (currently anticipated to be no more than $15,000) and has contractually agreed not to seek repayment of such expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of Andina’s creditors (which could include vendors and service providers Andina has engaged to assist it in any way in connection with its search for a target business and that are owed money by us, as well as target businesses themselves) which could have higher priority than the claims of its public shareholders. B. Luke Weil has contractually agreed that if we liquidate the trust account prior to the consummation of a business combination, he will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by it for services rendered or contracted for or products sold to it. Accordingly, if a claim brought by a target business or vendor did not exceed the amount of funds available to Andina outside of the trust account or available to be released to it from interest earned on the trust account balance, B. Luke Weil would not have any personal obligation to indemnify such claims as they would be paid from such available funds. However, if a claim exceeded such amounts, the only exceptions to the obligations of B. Luke Weil to pay such claim would be if the party executed a waiver agreement. If B. Luke Weil refused to satisfy his obligations, Andina would be required to bring a claim against him to enforce its indemnification rights. Furthermore, as Andina’s board cannot waive these indemnification obligations because it would be a breach of their fiduciary obligations, if they refused to satisfy their obligations, Andina would be required to bring a claim against B. Luke Weil to enforce Andina’s indemnification rights. Accordingly, although such agreements are legally binding obligations on the part of B. Luke Weil, as he is a resident of a jurisdiction other than the Cayman Islands, Andina may have difficulty enforcing its rights under such agreements. Therefore, the actual per-share liquidation price could be less than $10.15, due to claims of creditors.

Andina’s public shareholders will be entitled to receive funds from the trust account only in the event of the expiration of its existence and its automatic dissolution and subsequent liquidation or if they properly redeem their respective Andina ordinary shares for cash upon consummation of the Mergers or upon certain amendments to Andina’s charter prior to the consummation of the Mergers. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account.

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Additionally, in any liquidation proceedings of the company under Cayman Islands’ law, the funds held in its trust account may be included in its estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any such claims deplete the trust account, Andina cannot assure you it will be able to return to its public shareholders the liquidation amounts payable to them. Additionally, Andina cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by it. Furthermore, Andina’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims for having paid public shareholders from the trust account prior to addressing the claims of creditors. Andina cannot assure you that claims will not be brought against it for these reasons.

Facilities

Andina currently maintains its principal executive offices at 250 West 57th Street, Suite 2223, New York, NY 10107. The space is provided to Andina at no cost by a third party affiliated with B. Luke Weil, Andina’s non-executive Chairman of the Board. Andina considers its current office space adequate for its current operations. Upon consummation of the Mergers, the principal executive offices of Holdco will be located at 6130 Lazy Days Blvd., Seffner, FL 33584 and its telephone number will be (813) 246-4999.

Employees

Andina has four executive officers. These individuals are not obligated to devote any specific number of hours to Andina’s matters and intend to devote only as much time as they deem necessary to its affairs. Andina does not intend to have any full time employees prior to the consummation of a business combination.

Directors and Executive Officers

Andina’s current directors and executive officers are as follows:

Name	Age	Position
Julio A. Torres	51	Chief Executive Officer and Director
Mauricio Orellana	52	Chief Financial Officer and Director
Eric Carrera	28	Senior Vice President
Marjorie Hernandez	37	Secretary and Treasurer
B. Luke Weil	38	Director (Non-Executive Chairman)
Matthew S. N. Kibble	38	Director
Edward G. Navarro	63	Director

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Julio A. Torres has served as Andina’s Chief Executive Officer and a member of its board of directors since August 2015. Since March 2013, Mr. Torres has served as the managing partner at Multiple Equilibria Capital, a financial advisory firm. From October 2011 through January 2013, Mr. Torres served as Co-Chief Executive Officer of Andina Acquisition Corp. (“Andina 1”). He also served as a member of the board of Andina 1 from October 2011 until its merger in December 2013 and has continued to serve on the board of Tecnoglass Inc. since such time. From March 2008 to February 2013, Mr. Torres served as managing director of Nexus Capital Partners, a private equity firm. From April 2006 to February 2008, Mr. Torres served with the Colombian Ministry of Finance acting as director general of public credit and the treasury. From June 2002 to April 2006, Mr. Torres served as managing director of Diligo Advisory Group, an investment banking firm. From September 1994 to June 2002, Mr. Torres served as vice president with JPMorgan Chase Bank. Mr. Torres graduated from the Universidad de los Andes and received an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and a master in public administration from the J.F. Kennedy School of Government at Harvard University.

Mauricio Orellana has served as Andina’s Chief Financial Officer and a member of its board of directors since August 2015. Since 2013, Mr. Orellana has served as a financial consultant to companies in Latin America in the media, infrastructure and services sectors. From 2005 to 2013, Mr. Orellana was a Managing Director at Stephens Inc., a private investment banking firm. From 2000 to 2005, Mr. Orellana was a Vice President and Managing Director at Cori Capital Partners, L.P., a financial services firm. Prior to this, he served as Investment Officer for Emerging Markets Partnership and Inter-American Investment Corporation, each private investment firms. Mr. Orellana received a degree in electrical engineering from the Universidad Central de Venezuela and an M.B.A. from the Instituto de Education Superior de Administracion.

Eric Carrera has served as Andina’s Senior Vice President since August 2015. Since May 2015, Mr. Carrera has served as a financial consultant to Hydra Management LLC, an asset management firm and an affiliate of A. Lorne Weil. Since February 2015, Mr. Carrera has also served as a financial analyst to Runa LLC, a beverage company that processes and sells guayusa in the United States and Ecuador. From June 2011 to February 2015, Mr. Carrera was an international business development associate with Scientific Games Corporation, a supplier of technology-based products, systems and services to gaming markets worldwide. From September 2011 to December 2013, Mr. Carrera also acted as an advisor to Andina 1. Mr. Carrera received a B.S. from Boston University School of Management. Mr. Carrera is also a CFA charterholder.

Marjorie Hernandez has served as Andina’s Secretary since August 2015 and as our Treasurer since October 2015. Since June 2008, Ms. Hernandez has served as Senior Vice President, FX Strategist, Latin America for HSBC Securities (USA), Inc. Prior to this, from April 2005 to June 2008, she was the lead analyst for HSBC covering Colombia, Peru, Ecuador and Venezuela. From July 2003 to April 2005, Ms. Hernandez was a Senior Program Associate, public policy, for Council of the Americas, a forum dedicated to education, debate, and dialogue in the Americas aimed at fostering an understanding of the contemporary political, social, and economic issues confronting Latin America, the Caribbean, and Canada, and to increase public awareness and appreciation of the diverse cultural heritage of the Americas and the importance of the inter-American relationship. Ms. Hernandez received a B.A. from Columbia University.

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Matthew S. N. Kibble has served as a member of Andina’s Board since August 2015. In November 2013, Mr. Kibble founded Australy International LLC, a boutique investment bank, and has served as a Partner since. Since July 2013, he has also served as Principal and an advisor to Cap-Meridian Ventures, a venture capital firm. From October 2010 to July 2013, Mr. Kibble was the Founder and Chief Operating Officer of Everlight Capital, LLC, a boutique investment bank. From June 2009 to June 2010, Mr. Kibble served as Executive Director of The Westrock Group, Inc., a broker-dealer and asset management firm. From November 2005 to May 2009, Mr. Kibble was with JPMorgan Securities Inc. where he worked in the institutional equities and derivatives section. Prior to this, Mr. Kibble was an analyst at JPMorgan Chase and GMCG, LLC. Mr. Kibble received a Bachelor of Science and a Bachelor of Commerce from the University of Queensland in Australia.

Edward G. Navarro has served as a member of Andina’s Board since October 2015 and served as Non-Executive Chairman from October 2015 to February 2016. Since November 2014, Mr. Navarro has served as the President of Engage Insurance Group Inc., an insurance agency he founded involved in multi-risk insurance placements. From July 2013 to November 2014, Mr. Navarro acted as a consultant for several companies. From December 2010 to July 2013, Mr. Navarro was with Starr Companies, a global insurance and financial services organization, most recently acting as Head of International Insurance Operations. From November 2008 to December 2010, Mr. Navarro served as Global Head, Accident and Health Business for Zurich Insurance Group, a Swiss insurance company. From October 2005 to November 2008, Mr. Navarro served as Vice President, Regional Head Insurance, for Citibank N.A. in Singapore. Prior to this, Mr. Navarro served in various positions with Prudential Plc and its affiliates.

Mr. B. Luke Weil’s biography is included in the section titled “The Director Election Proposal” above.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Andina or any members of Andina’s management team in their capacity as such, and Andina and the members of Andina’s management team have not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/prospectus/information statement.

Periodic Reporting and Audited Financial Statements

Andina has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Andina’s annual reports contain financial statements audited and reported on by Andina’s independent registered public accounting firm. Andina has filed with the SEC its Annual Report on Form 10-K covering the year ended November 30, 2016 and its Quarterly Reports on Form 10-Q covering the quarters ended February 28, 2017, May 31, 2017 and August 31, 2017.

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Andina’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Andina’s financial condition and results of operations should be read in conjunction with Andina’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus/information statement. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus/information statement.

Results of Operations

Andina has neither engaged in any business operations nor generated any revenues to date. Andina’s entire activity from inception up to the closing of its initial public offering on December 1, 2015 was in preparation for that event. Subsequent to the initial public offering, Andina’s activity has been limited to the evaluation of business combination candidates, and it will not be generating any operating revenues until the closing and completion of the initial business combination. Andina has, and expects to continue to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). Andina expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended August 31, 2017, Andina had net loss of approximately $111,000, which consisted of operating expenses of approximately $199,000 offset by interest income from our Trust Account of approximately $88,000.

For the three months ended August 31, 2016, Andina had net losses of approximately $81,000, which consisted of operating expenses of approximately $114,000 offset by interest income from our Trust Account of approximately $32,000.

For the nine months ended August 31, 2017, Andina had net losses of approximately $261,000, which consisted of operating expenses of approximately $464,000 offset by interest income from our Trust Account of approximately $203,000.

For the nine months ended August 31, 2016, Andina had net losses of approximately $294,000, which consisted of operating expenses of approximately $428,000 offset by interest income from our Trust Account of approximately $134,000.

Andina’s operating expenses principally consisted of expenses related to its public filings and listing and identification and due diligence related to a potential target business, and to general operating expenses including printing, insurance and office expenses. Until Andina consummates a business combination, it will have no operating revenues.

Going Concern

Andina’s financial statements included elsewhere in this proxy statement/prospectus/information statement have been prepared assuming Andina will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of August 31, 2017, Andina had approximately $17,100 in its operating bank account and approximately $7,300 of interest income held in the Trust Account available to be released to us.

Through August 31, 2017, Andina’s liquidity needs were satisfied through receipt of approximately $686,000 from the sale of the Units held outside of the Trust Account upon closing of the Initial Public Offering, $25,000 from the sale of the insider shares, advances from a director in an aggregate amount of $139,000, which was repaid on December 1, 2015 from the proceeds received upon closing of the Initial Public Offering, a convertible promissory note for up to $100,000 from a related party, which is currently outstanding, and interest released from the Trust Account for working capital purposes.

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If needed to finance transaction costs in connection with searching for a target business or consummating an intended initial business combination, Andina’s initial shareholders, officers, directors or their affiliates may, but are not obligated to, loan Andina funds as may be required. In the event that the initial business combination does not close, Andina may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from Andina’s trust account would be used for such repayment. Such loans would be evidenced by promissory notes. The notes would either be paid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of a business combination into additional private units at a price of $10.00 per unit (which, for example, would result in the holders being issued 57,142 Andina ordinary shares if $500,000 of notes were so converted as the rights included in the units would result in an additional 7,142 shares of Andina being issued, as well as 50,000 warrants to purchase 25,000 Andina ordinary shares).

Further, Andina has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. Based on the foregoing, Andina may have insufficient funds available to operate its business through the consummation of a business combination. Following the initial business combination, if cash on hand is insufficient, it may need to obtain additional financing in order to meet its obligations. Andina cannot be certain that additional funding will be available on acceptable terms, or at all. Andina’s plans to raise capital or to consummate the initial business combination may not be successful. These matters, among others, raise substantial doubt about Andina’s ability to continue as a going concern.

Independent Auditors’ Fees

The firm of Marcum LLP (“Marcum”) acts as Andina’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered. Marcum acts as Lazydays’ independent registered public accounting firm. Marcum will act as Holdco’s independent public accounting firm after consummation of the Mergers. Marcum has not waived its right to make claims against the funds in Andina’s trust account for fees of any nature owed to it.

Audit Fees

During the fiscal year ended November 30, 2016, audit fees for Andina’s independent registered public accounting firm were $53,000. Audit fees related to the initial audit, review of Form S-1 and amendments to the S-1, quarterly review and annual audit for the period ended November 30, 2015 for Andina’s independent registered public accounting firm were approximately $80,000.

Audit-Related Fees

During the fiscal years ended November 30, 2015 and 2016, audit-related fees for Andina’s independent registered public accounting firm were $0.

Tax Fees

During the fiscal years ended November 30, 2015 and 2016, fees for tax services for Andina’s independent registered public accounting firm were $0.

All Other Fees

During the fiscal years ended November 30, 2015 and 2016, fees for other services were $0.

Audit Committee Pre-Approval Policies and Procedures

Since Andina’s audit committee was not formed until November 24, 2015, the audit committee did not pre-approve all of the foregoing services although any services rendered prior to the formation of Andina’s audit committee were approved by Andina’s board of directors. However, in accordance with Section 10A(i) of the Exchange Act, before Andina engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by Andina’s audit committee.

Code of Ethics

On November 24, 2015, Andina’s board of directors adopted a code of ethics that applies to Andina’s directors, officers, and employees. Andina will provide, without charge, upon request, copies of its code of ethics. Requests for copies of Andina’s code of ethics should be sent in writing to Andina Acquisition Corp. II, 250 West 57th Street, Suite 2223, New York, NY 10107.

Upon the consummation of the business combination, Holdco will adopt a similar code of ethics that will apply to Holdco’s directors, officers and employees as well as those of its subsidiaries.

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BUSINESS OF LAZYDAYS

In this section, references to the “Company,” “we,” “us” and “our” are intended to refer to Lazydays, unless the context clearly indicates otherwise.

The Company

The Company operates Recreation Vehicle (“RV”) dealerships and offers a comprehensive portfolio of products and services for RV owners and outdoor enthusiasts. The Company generates revenue by providing RV owners and outdoor enthusiasts a full spectrum of products: RV sales, RV-repair and services, financing and insurance products, third-party protection plans, after-market parts and accessories, RV rentals and RV camping. The Company provides these offerings through its Lazydays branded dealerships. Lazydays is known nationally as The RV AuthorityTM , a registered trademark that has been consistently used by the Company in its marketing and branding communications since 2013.

The Company believes, based on industry research and management’s estimates, it operates one of the world’s largest RV dealerships, measured in terms of on-site inventory, located on 126 acres outside Tampa, FL . The Company also operates RV dealerships in Tucson, AZ and three cities in Colorado, Loveland, Denver and Longmont. Lazydays offers the largest selection of RV brands in the nation featuring more than 2,500 new and pre-owned RVs. The Company has over 300 service bays across all locations and has RV parts and accessories stores at all locations. Lazydays also has RV rental fleets in all three markets and availability to two on-site campgrounds with over 700 RV campsites. The Company welcomes over 500,000 visitors to its dealership locations annually, and employs over 700 people at the five facilities. The Company’s dealership locations are staffed with knowledgeable local team members, providing customers access to extensive RV expertise. The Company believes its dealership locations are strategically located in key RV markets. Based on information collected by the Company from reports prepared by Statistical Surveys, these key RV markets (Florida, Colorado and Arizona) account for a significant portion of new RV units sold on an annual basis in the U.S. The Company’s dealerships in these key markets attract customers from all states, except Hawaii.

The Company attracts new customers primarily through Lazydays dealership locations as well as digital and traditional marketing efforts. Once the Company acquires customers through a transaction, those customers become part of the Company’s customer database where the Company leverages customized CRM tools and analytics to actively engage, market and sell its products and services.

Company Strengths

The Iconic Brand. With over forty years of history dating back to 1976, Lazydays is an iconic, industry leading brand that is synonymous with the RV lifestyle and is known nationally as the RV AuthorityTM, a registered trademark that has been consistently used by the Company in its marketing and branding communications since 2013. Based on a research report prepared by Russell Research in November / December 2017, Lazydays is the second most well-known R.V. dealership brand among a national audience of non-Lazydays customers surveyed. According to the report, over 85% of Lazydays customers and over 80% of prospective customers surveyed believe that Lazydays is among the category leaders in the industry. The Company’s consistent quality, breadth and depth of offerings, as well as its comprehensive range of RV lifestyle resources, have resulted in the Company’s customers having adoring loyalty to and lasting trust in the Company’s brands.

Comprehensive Portfolio of Products, Services and Protection Plans. The Company is a provider of a comprehensive portfolio of products, services, third-party protection plans and resources for RV enthusiasts. The Company offers more than 40,000 products and services through Lazydays dealership locations. The Company’s offerings are based on 41 years of experience and feedback from RV enthusiasts.

Customer Experience. Lazydays believes it has built its reputation on providing an outstanding customer experience with exceptional service and product expertise. One of the Company’s primary goals is to create “Customers for Life” by offering a unique purchasing experience that combines a large selection of RV inventory, the Company’s unique scenic facilities with multiple amenities and its customer focused, process-oriented approach to servicing the customer. Building a welcoming atmosphere that caters to the RV enthusiast community is an intangible element critical to the Company’s success, and the Company’s philosophy is thoroughly ingrained in and continually reinforced throughout its corporate culture at every level. As per a research report prepared by Russell Research in November / December 2017, over 70% of Lazydays customers and over 60% of prospective customers surveyed strongly agree that Lazydays provides a high quality customer experience. The Company believes that its customer-focused business model has resulted in a loyal, stable and growing customer base (as evidenced by the Company’s increase in RV unit deliveries from 5,127 in 2015 to 6,977 in 2016) as well as a strong reputation within the RV community. Lazydays’ target customers are RV enthusiasts who are seeking a lifestyle centered around the RV.

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Employee Service and Commitment. Lazydays has been recognized as a “Top 50 RV Dealer” by RVBusiness and as one of Tampa Bay’s “Top Work Places.” Lazydays believes its position as a top-rated dealer and workplace has been cultivated over decades, is very difficult to replicate and is a significant competitive advantage.

In 2005, Lazydays’ employees started the Lazydays Employee Foundation (the “Foundation”), a non-profit organization focused on making a positive impact in the lives of at-risk children. The Foundation is run exclusively by employees as volunteers and members of the Foundation’s board of directors, and their mission is to measurably change the lives of children by instilling hope, inspiring dreams and empowering them with education. The Foundation has donated more than $1.2 million to help disadvantaged children in Florida, Arizona and Colorado. The Company employees form “Dream Teams” of volunteers to lend hands on building projects, perform repair work for group homes or homeless shelters, cook and feed the needy, and engage in life enriching activities with at risk youth. The Foundation received the WEDU Be More…Brilliant Innovation Award, Be More…Relevant Best Use of Video Award, and the Be More…Encouraged Judge’s Choice Award, the 2016 Olin Mott Golden Heart award and was recognized with A Kid’s Place Guardian Angel Award. In 2017, the Foundation was awarded the distinguished Arthur J. Decio Humanitarian Award by Ally Financial Inc. for outstanding civil and community charity outreach.

Leading Market Position and Scale. Lazydays believes it is one of the largest RV retailers in the United States. As per a research report prepared by Russell Research in November / December 2017, Lazydays is the second most well-known RV brand among the national audience. The Company’s scale and its long-term stability make it attractive to the Company’s original equipment manufacturers (“OEMs”), suppliers, financiers and business partners. The strong relationship with OEMs and suppliers enables the Company to negotiate attractive product pricing and availability. The Company also aligns with its OEMs on product development in which the Company leverages its customer base to provide feedback on new products. The Company’s scale and strong relationship with its financing and insurance partners enables it to offer extensive financing products and insurance plans that fit almost every customer’s needs.

Consistent Processes and Procedures. Lazydays utilizes a system of process documentation and implementation called the “Lazydays Way.” Lazydays believes that the Lazydays Way allows it to implement and maintain very efficient and consistent operating procedures across all of its dealerships.

Variable Cost Structure and Capital Efficient Model. Lazydays’ decentralized and flat management structure coupled with incentive programs focused on profitability have allowed Lazydays to achieve a highly variable cost structure. The Company’s digital marketing and analytics capabilities provides it with significant flexibility and meaningfully improves its marketing productivity and efficiency via targeted marketing programs. The Company believes its operating model leads to strong and stable margins through economic cycles, resulting in what it believes to be high cash flow generation, low capital expenditure requirements and strong returns on invested capital.

Experienced Team. Lazydays’ management team has extensive dealership and industry experience. The Company offers highly competitive compensation tightly tied to performance, which has allowed the Company to attract and retain its highly capable team.

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Lazydays Offerings

New and Used Vehicles

New Vehicles: Lazydays offers a comprehensive selection of new RVs across almost the entire range of price points, classes and floor plans, from entry level travel trailers to Class A diesel pushers, at its dealership locations and on its website. Lazydays has formed strategic alliances with all leading RV manufacturers. The core brands that the Company sells, representing 96% of the new vehicles that were sold by the Company in 2016, are manufactured by Thor Industries, Winnebago Industries, Forest River, Inc., Tiffin Motorhomes, and REV Group, Inc.

Used Vehicles: Lazydays sells a comprehensive selection of used RVs at its dealership locations. The primary source of used RVs is through trade-ins associated with the sale of new and used RVs. Lazydays is also very active in the used RV market and its extensive RV knowledge and experience allows Lazydays to buy used RVs at attractive prices. Used RVs are generally reconditioned in the Company’s service departments prior to sale. Used RVs that do not meet the Company’s standards for retail sale are wholesaled.

Dealership Finance and Insurance

Vehicle financing: Lazydays arranges for financing for vehicle purchases through third-party finance sources in exchange for a commission payable to it. Lazydays does not directly finance its customers’ purchases, and its exposure to loss in connection with these financing arrangements generally is limited to the commissions that it receives. For the nine months ended September 30, 2017, the Company arranged financing transactions for a majority of the total number of new and used units sold by it.

Protection Plans: Lazydays offers a variety of third-party protection plans and services to the purchasers of its RVs as part of the delivery process, including extended vehicle service contracts, tire and wheel protection, guaranteed auto protection (known as “GAP” , this protection covers the shortfall between a customer’s loan balance and insurance payoff in the event of a casualty) and property insurance. These products are primarily underwritten and administered by independent third parties. Lazydays is primarily compensated on a straight commission basis.

Parts and Services and Other

Repair and Maintenance: In addition to preparing RVs for delivery to customers, Lazydays’ service and repair operations, with over 300 service bays, provide onsite general RV maintenance and repair services at all the Company’s dealership locations. Lazydays employs over 170 highly skilled technicians, with many of them being certified with the Recreational Vehicle Industry Association (“RVIA”) or the National RV Dealers Association (“RVDA”). The Company is equipped to offer comprehensive services and perform OEM warranty repairs for most RV components. The Company also maintains a body shop, cabinet shop, chassis shop and windshield and glass repair shop with specialized equipment and facilities.

Installation of parts and accessories: Lazydays’ full-service repair facilities enable Lazydays to install all parts and accessories sold at its dealership locations, including, among other items, towing and hitching products, satellite systems, braking systems, leveling systems and appliances. While other RV dealerships may be able to install RV parts and accessories and other retailers may be able to sell certain parts and accessories, Lazydays’ ability to both sell and install necessary parts and accessories affords the Company a competitive advantage over online retailers and big box retailers that do not have service centers designed to accommodate RVs and other RV dealerships that do not offer a comprehensive inventory of parts and accessories.

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Collision repair: Lazydays offers collision repair services in all markets and the Company’s Tampa, Florida, Tucson, Arizona and Loveland, Colorado locations are equipped with full body paint booths. Lazydays’ facilities are equipped to offer a wide selection of collision repair services, including fiberglass front and rear cap replacement, windshield replacement, interior remodel solutions and paint work. The Company can perform collision repair services for a wide array of insurance carriers.

Parts and Accessories Store: With sizable parts and accessories inventory, in addition to a fully stocked onsite retail and accessory stores and access through the Lazydays’ networks for hard to find parts, Lazydays provides new and pre-owned RV buyers the option of dealer installed accessories, such as tow hitches, satellite dishes and specialized suspension systems that can be included in each buyer’s financing or aftermarket through the Lazydays retail store footprint. The Company believes that its Tampa, Florida Accessories & More store is among the largest aftermarket parts and accessories stores in the state of Florida.

RV Rentals: Lazydays offer consumers interested in the RV lifestyle a fleet of vehicles available for rent. Lazydays’ rentals offer comprehensive amenities allowing for a more premier camping experience and an introduction to the RV lifestyle. Lazydays offers unlimited mileage and trip planning services and add-ons such as outdoor living, kitchen and linen packages.

RV Campground: Lazydays also operates the Lazydays RV Resort at its Tampa, Florida Location. Also known as the Lazydays RV Campground, the Lazydays RV Resort includes amenities designed to allow guests to relax and unwind, or enjoy fun activities as a family. The resort offers 300 RV sites with full 50-amp hookups, a full-time activities coordinator, sports courts, trolley service to and from the Lazydays dealership, and a screened and heated pool. The resort also offers rental units that can comfortably accommodate up to 6 people with one and a half bathrooms, full indoor and outdoor kitchens and other amenities. The resort also operates on site restaurants.

Growth Strategy

Grow the Company’s Customer Base. Lazydays believes its strong brands, market position, ongoing investment in its service platform, broad product portfolio and full array of RV offerings will continue to provide it with competitive advantages in targeting and capturing a larger share of consumers in addition to the growing number of new RV enthusiasts that will enter the market. The Company continuously works to attract new customers to its existing dealership locations through targeted integrated digital and traditional marketing efforts, attractive offerings and access to its wide array of resources for RV enthusiasts. The Company has focused specifically on marketing to the fast-growing demographics of retiring baby boomers and younger millennial and Generation X market entrants. The Company also markets to these segments through partnership marketing efforts and its sponsorships of college and professional athletic events, music festivals, motorsports events, RV campsites across the country, and other RV lifestyle efforts.

Greenfield Dealership Locations. Lazydays may establish dealership locations in new and existing markets to expand its customer base. Target markets and locations are identified by employing proprietary data and analytical tools. The Company believes there is ample white space for additional development opportunities. The Company intends to open greenfield sites that will grow its customer base and present attractive risk-adjusted returns and significant value-creation opportunities.

Dealership Location Acquisitions. The RV dealership industry is highly fragmented with many independent RV dealers. The Company has used, and plans to continue to use acquisitions of independent dealers as a fast and capital efficient alternative to new dealership location openings to expand its business and grow the Company’s customer base. Lazydays believes its experience and scale allow it to operate acquired locations efficiently. Lazydays intends to continue to pursue acquisitions that will grow its customer base and present attractive risk-adjusted returns and significant value-creation opportunities.

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Service and Collision. Lazydays believes that its service and repair capabilities represent a significant opportunity for incremental revenue growth, especially as the Company grows geographically. Lazydays frequently welcomes customers who travel from across the country to have their vehicles serviced by Lazydays’ team of service and repair professionals. As a result, the service and repair department serves as a means of attracting potential customers to the Lazydays facilities and offers greater additional sales opportunities for Lazydays.

Parts and Accessories Store “Accessories & More”. Aftermarket RV parts and accessories are typically under-represented at RV dealerships. The Company believes that parts and accessories are an important part of the RV lifestyle and serve to engage customers with the Lazydays brand outside of the typical RV buying and servicing cycle. The Company understands that RV owners need a reliable resource for RV necessities and products that make their camping experience more enjoyable. Lazydays stores have expansive offerings and provide access to RV product experts to assist RV owners in their RV lifestyle needs. Lazydays believes that the “Accessories & More” strategy encompasses all of the needs of the RV consumer.

RV Rentals. Renting RVs continues to grow in popularity as a cost-effective vacation alternative. Lazydays has a fleet of vehicles available for rental at four dealership locations. The Company’s rental vehicles have a robust amenity offering and the Company’s value proposition includes unlimited mileage, add-ons and trip planning for consumers resulting in a superior rental experience. Lazydays believes that RV rentals drive interest in the RV lifestyle and provides an opportunity to introduce new customers to the Lazydays brand. Lazydays is well positioned to take advantage of this growing opportunity.

Leverage the Company’s scale and cost structure to improve operating efficiency. As Lazydays grows, it is positioned to leverage its scale to achieve competitive operating margins. The Company manages its new and used RV inventories so that its dealerships’ supply and mix of vehicles are in line with seasonal sales trends and minimize the Company’s carrying costs. In addition, the Company leverages its scale to reduce costs related to purchasing certain equipment, supplies, and services through national vendor relationships.

Customers and Markets

The RV industry is characterized by RV enthusiasts’ investment in, and steadfast commitment to, the RV lifestyle. The estimated number of U.S. households that own an RV is approximately 9 million.

Owners invest in insurance, extended service contracts, parts and accessories, roadside assistance and regular maintenance to protect and maintain their RVs. They typically invest in new accessories and the necessary installation costs as they upgrade their RVs. They also spend on services and resources as they plan, engage in, and return from their road trips. Furthermore, based on industry research and management’s estimates, the Company believes that RV owners typically trade-in to buy another RV every four to five years.

Per the RVIA 2016 Industry Profile, the RV industry had another strong year in 2016 as wholesale shipments were reported at 430,691 units, up 15.1% over 2015 and the highest total in 10 years. The strong performance in the RV industry continued the longest period of sustained growth for the RV industry, which is now at seven years. The retail value of all 2016 wholesale shipments exceeded $17.7 billion, a gain of more than 7% over the $16.5 billion total recorded in 2015 to provide further evidence of the robust health of the RV market. There are two main categories of RVs: motorhomes (motorized units) and towables (units that are towed behind a car, SUV or pickup). Motorized units include Class C Motorhomes, with prices for new units typically ranging from $60,000 to $120,000, Class A Gas Motorhomes, with prices for new units typically ranging from $75,000 to $160,000, Class A Diesel Motorhomes, with prices for new units typically ranging from $150,000 to $500,000, and Class B Motorhomes, with prices for new units typically ranging from $75,000 to $145,000. Towable units include travel trailers with prices for new units typically ranging from $8,000 to $60,000 and fifth wheel trailers, with prices for new units typically ranging from $24,000 to $90,000. RV manufacturers are now producing more innovative models, such as lightweight towables and smaller, fuel efficient motorhomes. In addition, green technologies, such as solar panels and energy efficient components are appearing on an increasing number of RVs.

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Generally, used RVs are sold at a lower price level than comparable new RVs and the sale of used RVs has historically been more stable through business cycles than the sale of new vehicles.

Lazydays believes RV trips remain the least expensive type of vacation and allow RV owners to travel more while spending less. RV trips offer savings on a variety of vacation costs, including, among others, airfare, lodging and dining. While fuel costs are a component of the overall vacation cost, the Company believes fluctuations in fuel prices are not a significant factor affecting a family’s decision to take RV trips. Per the RVIA, Lazydays believes the average annual mileage use of an RV is between 3,000 miles and 5,000 miles.

RV ownership is multi-generational with the strongest sales among the baby boomer and Generation X (age 35-74) segments. The Company has also experienced strong year over year growth among the younger millennial and Generation X age groups. Based on RVIA industry data, robust growth was built on both an expansion of the traditional market as well as on an extension to new entrants that are younger and more ethnically diverse. The RV lifestyle has become more inclusive, providing more leisure options to every generation at an affordable price. Historically sales were built on strong economic gains. Recent volume increases have been influenced by the appeal of the changes in the size, options and features in the units created by RV manufacturers and suppliers. RV sales will continue to benefit from the aging baby-boomers as well as millennials. The number of consumers between the ages of 55 and 74 will total 79 million by 2025, 15% higher than in 2015, and the number between age 30 and 45 will total 72 million by 2025, 13% higher than in 2015.

Competition

The Company believes that the principal competitive factors in the RV industry are breadth and depth of product selection, value pricing, convenient dealership locations, technical services and customer service and experience. The Company competes directly and/or indirectly with RV dealers, RV service providers, RV rental operators, and RV parts and accessories retailers. One of the Company’s direct competitors, Camping World Holdings, Inc., is a publicly listed company that is listed on the New York Stock Exchange. Additional competitors may enter the businesses in which the Company currently operates.

Lazydays RV Dealerships

As of September 30, 2017, the Company operated five Lazydays dealership locations across three states. The Company’s dealership locations are strategically located in key RV markets. Based on information collected by the Company from reports prepared by Statistical Surveys, these key RV markets (Florida, Colorado and Arizona) account for a significant portion of new RV units sold on an annual basis in the U.S. The Company’s dealerships in these key markets attract customers from all states, except Hawaii. Generally, the Company’s dealership locations provide RV repair and installation services, collision repair, parts, and accessories for RVs and RV enthusiasts, RV rentals and all the Company’s locations sell new and used RVs. The Company believes its dealership strategy of offering a comprehensive range of RV parts, services, accessories, products, rentals and new and used RVs, generates powerful cross-selling opportunities.

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Dealership Design and Layout

The Company’s dealership locations range in size from approximately 14,000 to 384,000 square feet and are situated on 6 to 126 acres. The Company’s dealership locations feature service centers staffed with expert, in-house trained product specialists and are equipped with merchandise demonstrations to assist in educating customers about RV performance products. The Company’s dealership locations also provide opportunities to promote a more interactive and consultative selling environment. The Lazydays staff is trained to cross-sell and explain the benefits of the Company’s breadth of services, protection plans and products to which the Company’s customers have become accustomed, such as extended service contracts, emergency roadside assistance products, club memberships, discount camping and travel assistance.

The Company regularly refreshes its dealership locations to enhance the customers’ shopping experience and maximize product and service offerings. New products and services are introduced to capitalize on the advances of the RV industry and to satisfy needs of the Company’s customers. Store dress, promotional signage and directional signage are also periodically refreshed to further enhance the Lazydays customer shopping experience at Lazydays dealership locations.

Expansion Opportunities and Site Selection

The Company’s disciplined expansion and acquisition strategy focuses on growing its geographic footprint and customer base. The Company believes it has developed a rigorous and flexible process that employs exclusive data and analytical tools to identify target markets for new store openings and acquisitions. The Company selects sites for new locations or evaluates acquisition opportunities based on criteria such as local demographics, traffic patterns, proximity to RV parks and campgrounds, proximity to major interstates, analytics from the Company’s customer database, RV sales and registrations, product availability and availability of attractive acquisition and/or lease terms. Members of the Lazydays development team spend considerable time evaluating markets and prospective sites.

Dealership Management and Training

The Company’s Vice President, National General Manager oversees all dealership operations. The Company’s Vice President, National General Manager has over 37 years of experience in the RV industry and has been employed by Lazydays for over 4 years.

Each dealership location employs a General Manager or a General Sales Manager (in either case, the “GM”) that has responsibility for the daily operations of the dealership location. Areas of responsibility include inventory management, hiring, associate training and development, maintenance of the facilities, customer service and customer satisfaction. A GM’s management team includes a sales manager, a parts and accessories manager, a service manager, and a finance and insurance manager to help oversee the operations of each dealership location department. A typical Lazydays dealership location employs approximately 20 to 80 full-time equivalent employees.

The Company employs a Vice President, Operations and Supply Chain and a centralized inventory management team to oversee the Company’s RV inventory and provide consistency and controls in the forecasting, ordering, purchasing and distribution of RV inventory.

The Company employs a Vice President, General Manager-RV Accessories and Rentals and a centralized RV accessories and rentals management team to oversee the Company’s RV accessories retail store operations, the Company’s rental operations and all incoming customer inquiries to provide consistency in how the Company sets up and operates its RV accessory and rental operations at each dealership. This allows the Company to provide a consistent customer service experience at all Lazydays dealerships.

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The Company is constantly seeking to add top talent by partnering with local school districts, trade schools, military bases and community organizations. The interview process identifies current and future candidates, hiring talented people that are customer focused. The Company identifies hard to fill positions and has taken a proactive approach to creating viable candidates with its Tech U and Sales U programs. Through its Tech U and Sales U programs, the Company enrolls students with technical aptitude and provides them training to successfully complete industry certification courses and prepare them for a career as an RV technician or a successful sales partner.

Once hired, the Company continues to provide extensive training programs and opportunities for its employees, including, among others, new-hire training and orientations, institutionalized monthly e-learning and training modules, and certification programs for the Company’s RV technicians.

Product Sourcing and Distribution

Sourcing

New and Used RVs

The Company generally acquires new RVs for retail sale directly from the applicable manufacturer. Lazydays has strategic contractual arrangements with many of the leading RV manufacturers. Lazydays maintains a central inventory management and purchasing group to manage and maintain adequate inventory levels and mix. RVs are transported directly from a manufacturer’s facility to Lazydays dealership locations via a third-party transportation company.

Lazydays’ strategy is to partner with financially sound manufacturers that make quality products, have adequate manufacturing capacity and distribution, and maintain an appropriate product mix.

Lazydays’ supply arrangements with OEMs are typically governed by dealer agreements, which are customary in the RV industry. The Company’s dealer agreements with OEMs are generally made on a location-by-location basis. The terms of these dealer agreements are typically subject to Lazydays, among other things, meeting all the requirements and conditions of the dealer agreement, maintaining certain sales objectives, performing services and repairs for owners of the manufacturer’s RVs that are still under manufacturer warranty, carrying the manufacturer’s parts and accessories needed to service and repair the manufacturer’s RVs in stock at all times, actively advertising and promoting the manufacturer’s RVs and indemnifying the manufacturer under certain circumstances. Lazydays’ dealer agreements generally designate a specific geographic territory, exclusive to Lazydays, provided that Lazydays meets the material obligations of the dealer agreement. Wholesale pricing is generally established on a model year basis and is subject to change in the manufacturer’s sole discretion. In certain cases, the manufacturer may also establish a suggested retail price, below which the Company cannot advertise that manufacturer’s RVs.

Lazydays generally acquires used RVs from customers, primarily through trade-ins, as well as through private sales, auctions, the Company’s rental inventory and other sources, and the Company generally reconditions used RVs acquired for retail sale in its parts and service departments. Used RVs that Lazydays does not sell at Lazydays dealership locations generally are sold at wholesale prices through auctions.

Lazydays finances the purchase of substantially all the Company’s new RV inventory from OEMs through the Floor Plan Facility. Used vehicles may also be financed from time to time through the Floor Plan Facility. For more information on the Floor Plan Facility, see “Description of Certain Indebtedness — Floor Plan Facility.”

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Parts and Accessories

The purchasing activities for the Company’s parts and accessories departments are focused on RV maintenance products, outdoor lifestyle products, RV parts and accessories, such as, among others, generators and electrical, satellite receivers and GPS systems, towing and hitching products and RV appliances, essential supplies and other products and services necessary or desirable for the RV lifestyle. The Company maintains central purchasing functions to manage inventory, product-planning, allocate merchandise to the Company’s dealership locations and oversee the replenishment of basic merchandise. The Company has no long-term purchase commitments. The Company leverages its scale to reduce costs related to purchasing certain equipment, supplies, and services through long-standing, continuous relationships with its largest vendors.

Marketing and Advertising

The Company markets its product offerings through integrated marketing campaigns across all digital and traditional marketing disciplines, with an emphasis on digital. The Company’s marketing efforts include its website, paid and organic search efforts, email, social media, online blog and video content, TV, radio, billboards, direct mail, telemarketing, retail point of sale, promotional events, RV shows and rallies, advertisements in national and regional industry publications, vendor co-op advertising programs and personal solicitations and referrals. Lazydays also has numerous exclusive sponsorship and partnership relationships with various RV lifestyle properties and events, including college sports teams, National Football League teams, music festivals, RV campsites across the country, motorsports events, and others. The Company currently has a segmented marketing database of over 1.2 million RV owners and prospects. Lazydays’ principal marketing strategy is to capitalize on its broad name recognition, unique brand positioning, extensive product selection, differentiated value proposition and exclusive benefits, and high quality customer experience among RV owners. As per a research report prepared by Russell Research in November / December 2017, over 70% of Lazydays customers and over 60% of prospective customers surveyed strongly agree that Lazydays provides a high quality customer experience.

The Company uses data-driven marketing methods and review results by marketing discipline and campaign, by geographic market and by business on an ongoing basis to enhance and update the Company’s efforts to optimize its marketing effectiveness and productivity.

The Company currently operates an extensive responsive RV lifestyle-related website that provides an exceptional user experience on all types of digital devices. The Company’s total website traffic the last 12 months was over 9.4 million with over 5.4 million unique visitors. The Lazydays website features over 2500 new and preowned RVs, as well as information regarding Lazydays’ RV service capabilities, RV rentals, parts and accessories, Lazydays’ RV resort, and RV seminars and classes schedule. The Lazydays website also includes The RV AuthorityTM blog, video content, RV trip planning and other RV lifestyle associated content. The Lazydays website and many other digital marketing efforts provide RV owners and enthusiasts with the most expansive access to RV related content in the industry.

Customer Service

Lazydays strives to exceed expectations by providing the best overall customer experience throughout every interaction with the Company. The Company believes customer service and access to a live person is a critical component of Lazydays’ digital marketing, sales, service and rental operations, and to achieving a best-in-class customer experience. The Company’s sales and customer service centers are multi-channel, full-service contact centers. RV enthusiasts can visit Lazydays locations, call, email, internet chat, text and use social media to contact Lazydays regarding products, services, protection plans, rentals, concerns and anything else related to the RV lifestyle. RV enthusiasts can also speak with Lazydays customer service specialists for help with aftermarket accessory orders, install scheduling and to receive answers to questions and to make purchases for any product and install services offered through the Lazydays website.

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Lazydays’ contact center specialists are extensively trained to assist customers with complex orders and provide a level of service that leads to long-term customer relationships. In addition, Lazydays’ quality assurance team monitors contacts daily and provides the leadership team with tools to maintain sales and service standards. With low turnover, the Company retains employees longer than the industry average, which the Company believes allows its callers to be assisted by experienced contact center agents who are familiar with the RV lifestyle and Lazydays’ services, protection plans and products.

Management Information Systems

The Company utilizes multiple computer systems to support its operations, including a third-party dealer management system, point-of-sale registers (“POS”), enterprise resource planning system, supply chain management tools, CRM, robust rental reservation system, marketing database and other business intelligence tools. In addition, the Company utilizes proprietary systems and data warehouses to provide analytical views of its data.

To support the applications, the Company has multiple data centers and cloud services with advanced servers, storage and networking capabilities, giving the Company the ability to scale quickly to meet demand. The Company has a secure wide area network that facilitates communication within and between its offices and provides both voice and data services. The Company’s business critical systems are replicated in real time and all systems are protected with on and off-site backups.

A database containing all customer activity across the Company’s various businesses and programs has been integrated into its website and contact centers. Comprehensive information on each customer, including a profile of the purchasing activities, is made available to drive future sales. The Company utilizes information technology and analytics to actively market and sell multiple products and services to its customers, including list segmentation and merge and purge programs, to select prospects for email and direct mail solicitations and other direct marketing efforts.

The Company’s management information systems and electronic data processing systems consist of an extensive range of retail, financial and merchandising systems, including purchasing, inventory distribution and logistics, sales reporting, accounts payable and merchandise management. The Company’s POS and dealer management systems report comprehensive data in near real time to the Company’s data warehouses, including detailed sales volume, inventory information by product, merchandise transfers and receipts, special orders, supply orders and returns of product purchases to vendors. The Company can capture associated sales and reference to specific promotional campaigns. Lazydays management monitors the performance of each dealership location to evaluate inventory levels, determine markdowns and analyze gross profit margins by product.

Trademarks and Other Intellectual Property

The Company owns a variety of registered trademarks and service marks related to its brands and its services, protection plans, products and resources, including Lazydays, Lazydays The RV AuthorityTM, Lazydays RV Accessories & More, Crown Club, and Exit 10, among others. The Company also owns numerous domain names, including Lazdays.com, LazydaysRVSale.com, LazydaysEvents.com, LazydaysService.com, RVPlace.com, and RVListings.com, among many others. The Company believes that its trademarks and other intellectual property have significant value and are important to its marketing efforts. The Company is not aware of any material pending claims of infringement or other challenges to the Company’s right to use its intellectual property in the United States or elsewhere.

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Government Regulation

The Company’s operations are subject to varying degrees of federal, state and local regulation, including the Company’s RV sales, vehicle financing, outbound telemarketing, email, direct mail, roadside assistance programs, extended vehicle service contracts and insurance activities. These laws and regulations include consumer protection laws, so-called “lemon laws,” privacy laws, escheatment laws, anti-money laundering laws and other extensive laws and regulations applicable to new and used vehicle dealers, as well as a variety of other laws and regulations. These laws also include federal and state wage and hour, anti-discrimination and other employment practices laws. Furthermore, new laws and regulations, particularly at the federal level, may be enacted that could also affect the Company’s business. See “Risk Factors — Risks Related to the Company’s Business — the Company’s business is subject to numerous federal, state and local regulations.”

Motor Vehicle Laws and Regulations

The Company’s operations are subject to the National Traffic and Motor Vehicle Safety Act, Federal Motor Vehicle Safety Standards promulgated by the United States Department of Transportation and the rules and regulations of various state motor vehicle regulatory agencies. The Company is also subject to federal and state consumer protection and unfair trade practice laws and regulations relating to the sale, transportation and marketing of motor vehicles. Federal, state and local laws and regulations also impose upon vehicle operators’ various restrictions on the weight, length and width of motor vehicles that may be operated in certain jurisdictions or on certain roadways. Certain jurisdictions also prohibit the sale of vehicles exceeding length restrictions. Federal and state authorities also have various environmental control standards relating to air, water, noise pollution and hazardous waste generation and disposal.

The Company’s financing activities with customers are subject to federal truth-in-lending, consumer leasing and equal credit opportunity laws and regulations as well as state and local motor vehicle finance laws, leasing laws, installment finance laws, usury laws and other installment sales and leasing laws and regulations, some of which regulate finance and other fees and charges that may be imposed or received in connection with motor vehicle retail installment sales. Claims arising out of actual or alleged violations of law may be asserted against the Company or its dealership locations by individuals, a class of individuals, or governmental entities and may expose the Company to significant damages or other penalties, including revocation or suspension of the Company’s licenses to conduct dealership operations and fines.

The Dodd-Frank Act, which was signed into law on July 21, 2010, established the Consumer Financial Protection Bureau (“CFPB”), an independent federal agency funded by the United States Federal Reserve with broad regulatory powers and limited oversight from the United States Congress. Although automotive dealers are generally excluded, the Dodd-Frank Act could lead to additional, indirect regulation of automotive dealers, in particular, their sale and marketing of finance and insurance products, through its regulation of automotive finance companies and other financial institutions. In March 2013, the CFPB issued supervisory guidance highlighting its concern that the practice of automotive dealers being compensated for arranging customer financing through discretionary markup of wholesale rates offered by financial institutions (“dealer markup”) results in a significant risk of pricing disparity in violation of the Equal Credit Opportunity Act (“ECOA”). The CFPB recommended that financial institutions under its jurisdiction take steps to address compliance with the ECOA, which may include imposing controls on dealer markup, monitoring and addressing the effects of dealer markup policies, and eliminating dealer discretion to markup buy rates.

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Insurance Laws and Regulations

As a marketer of insurance programs, the Company is subject to state rules and regulations governing the business of insurance including, without limitation, laws governing the administration, underwriting, marketing, solicitation and/or sale of insurance programs. The insurance carriers that underwrite the programs that the Company sells are required to file their rates for approval by state regulators. Additionally, certain state laws and regulations govern the form and content of certain disclosures that must be made in connection with the sale, advertising or offering of any insurance program to a consumer. The Company is required to maintain certain licenses to market insurance programs.

Marketing Laws and Regulations

The Federal Trade Commission (the “FTC”) and each of the states have enacted consumer protection statutes designed to ensure that consumers are protected from unfair and deceptive marketing practices. Lazydays reviews all of its marketing materials for compliance with applicable FTC regulations and state marketing laws.

Environmental, Health and Safety Laws and Regulations

The Company’s operations involve the use, handling, storage and contracting for recycling and/or disposal of materials such as motor oil and filters, transmission fluids, antifreeze, refrigerants, paints, thinners, batteries, cleaning products, lubricants, degreasing agents, tires and propane. Consequently, the Company’s business is subject to a variety of federal, state and local requirements that regulate the environment and public health and safety.

Most of the Lazydays dealership locations utilize aboveground storage tanks, and to a lesser extent underground storage tanks, primarily for petroleum-based products. Storage tanks are subject to periodic testing, containment, upgrading and removal requirements under the Resource Conservation and Recovery Act and its state law counterparts. Clean-up or other remedial action may be necessary in the event of leaks or other discharges from storage tanks or other sources. In addition, water quality protection programs under the federal Water Pollution Control Act (commonly known as the Clean Water Act), the Safe Drinking Water Act and comparable state and local programs govern certain discharges from some of the Company’s operations. Similarly, air emissions from the Company’s operations, such as RV painting, are subject to the federal Clean Air Act and related state and local laws. Certain health and safety standards promulgated by the Occupational Safety and Health Administration of the United States Department of Labor and related state agencies also apply to certain of the Company’s operations.

Although the Company incurs costs to comply with applicable environmental, health and safety laws and regulations in the ordinary course of its business, the Company does not presently anticipate that these costs will have a material adverse effect on its business, financial condition or results of operations. The Company does not have any material known environmental commitments or contingencies.

Insurance

The Company utilizes insurance to provide for the potential liabilities for workers’ compensation, product liability, general liability, business interruption, property liability, director and officers’ liability, cyber, environmental issues, vehicle liability and employee health-care benefits. Liabilities associated with the risks that are retained by the Company are estimated, in part, by considering historical claims experience, demographic factors, severity factors and other assumptions. The Company’s results could be adversely affected by claims and other expenses related to such plans and policies if future occurrences and claims differ from these assumptions and historical trends.

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Employees

As of September 30, 2017, Lazydays had approximately 775 full-time employees. None of the Lazydays employees are represented by a labor union or are party to a collective bargaining agreement, and Lazydays has not had any labor-related work stoppages. The Company believes that its employee relations are in good standing.

Properties

Although the Company owns the property in its Arizona location, the Company typically leases all the real estate properties where it has operations. The Company’s real property leases generally provide for fixed monthly rents with annual escalation clauses and multiple renewal terms of 5 or 20 years each. The leases are typically “triple net” requiring the Company to pay real estate taxes, insurance and maintenance costs.

The table below sets forth certain information concerning the Company’s leased dealership locations.

Location	Acres	Square Feet	Term (years)	Initial Expiration
FL	126	384,000	20	2035
CO	28	129,300	5	2020
CO	11	14,150	5	2020
CO	6	18,699	5	2020

Legal Proceedings

The Company is engaged in various legal actions, claims and proceedings arising in the ordinary course of business, including claims related to employment related matters, breach of contracts, products liability and consumer protection. The Company does not believe that the ultimate resolution of these pending claims will have a material adverse effect on the Company’s business, financial condition or results of operations. However, litigation is subject to many uncertainties, and the outcome of certain individual litigated matters may not be reasonably predictable and any related damages may not be estimable. Some litigation matters could result in an adverse outcome to the Company, and any such adverse outcome could potentially have a material adverse effect on the Company’s business, financial condition and results of operations.

Seasonality

The Company has experienced, and expects to continue to experience, variability in revenues and net income as a result of annual seasonality in the Company’s business. Because RVs are used primarily by vacationers and campers, demand for services, third-party protection plans, products and resources generally decline in the north during the winter season and decline in the south during the summer season. Sales and profits are generally highest during the winter months because the Company’s largest dealerships are in the south although sales and profits are becoming more consistent throughout the year as the Company expands geographically. For further discussion, see “ Lazydays ’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Seasonality.”

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LAZYDAYS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Lazy Days’ R.V. Center Inc.’s financial condition and results of operations is intended to clarify the company’s results of operations, certain changes in its financial position, liquidity, capital structure and business developments for the periods covered by the consolidated financial statements included elsewhere in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. This discussion should be read in conjunction with, and is qualified by reference to, the other related information contained in this proxy statement, including the consolidated financial statements and the related notes thereto and the description of the business, as well as the risk factors discussed in “Risk Factors” and “Forward-Looking Statements” included elsewhere herein.

The following includes a discussion of the nine months ended September 30, 2017 and 2016, and the years ended December 31, 2016 and 2015. The financial statements can be found elsewhere in this proxy statement.

BUSINESS OVERVIEW

Lazy Days’ R.V. Center, Inc. (the “Company”, the “group”, “we”, “our”, and “us”) operates Recreational Vehicle (“RV”) dealerships featuring a broad selection of over 2,500 new and pre-owned RVs. We believe, based on industry research and management’s estimates, that we operate one of the world’s largest RV dealerships, measured in terms of on-site inventory, located on 126 acres outside Tampa, FL. We also operate additional RV dealerships in Tucson, AZ and three cities in Colorado, Loveland, Denver and Longmont. We offer our customers a variety of services, such as third-party protection plans, financing and insurance. In addition, we have over 300 service bays across all locations, and have RV parts and accessories stores at all locations. We also have RV rental fleets in all three markets and availability to two on-site campgrounds with over 700 RV campsites. We welcome over 500,000 visitors to our dealership locations annually, and employ over 700 people at the five facilities. Our dealership locations are staffed with knowledgeable local team members, providing customers access to extensive RV expertise. Our dealership locations are strategically located in key RV markets. Based on information collected by the Company from reports prepared by Statistical Surveys, these key RV markets (Florida, Colorado and Arizona) account for a significant portion of new RV units sold on an annual basis in the U.S. The Company’s dealerships in these key markets attract customers from all states, except Hawaii.

With over forty years of history dating back to 1976, Lazydays is an iconic, industry leading brand that is synonymous with the RV lifestyle and is known nationally as the RV AuthorityTM, a registered trademark that has been consistently used by the Company in its marketing and branding communications since 2013. Based on a research report prepared by Russell Research in November / December 2017, Lazydays is the second most well-known R.V. dealership brand among a national audience of non-Lazydays customers surveyed. According to the report, over 85% of Lazydays customers and over 80% of prospective customers surveyed believe that Lazydays is among the category leaders in the industry. Our consistent quality, breadth and depth of offerings, as well as our comprehensive range of RV lifestyle resources, have resulted in our customers having adoring loyalty to, and lasting trust in our brands.

RECENT DEVELOPMENTS

Merger Agreement

On October 27, 2017, we entered into the merger agreement with Andina, Holdco, Merger Sub and A. Lorne Weil .

The merger agreement provides for a business combination transaction by means of (i) the Redomestication Merger of Andina with and into Holdco, with Holdco surviving and becoming a new public company and (ii) the Transaction Merger of the Company with Merger Sub with the Company surviving and becoming a direct wholly owned subsidiary of Holdco. As a result of the Mergers, our stockholders and the shareholders of Andina will become stockholders of Holdco.

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Under the merger agreement, upon consummation of the Redomestication Merger, (i) each ordinary share of Andina will be exchanged for one Holdco Share, except that holders of public shares shall be entitled to elect instead to receive a pro rata portion of Andina’s trust account, as provided in Andina’s charter documents, (ii) each Andina right will entitle the holder to receive one-seventh of a Holdco Share and (iii) each Andina warrant will entitle the holder to purchase one-half of one Holdco Share at a price of $11.50 per whole share. Upon consummation of the Transaction Merger, our stockholders will receive their pro rata portion of: (i) 2,857,143 Holdco Shares; and (ii) $85,000,000 in cash, subject to adjustments based on our working capital and debt as of closing and also subject to any such Holdco Shares and cash that are issued and paid to our option holders and participants under the Transaction Incentive Plan.

Upon the consummation of the Mergers, Holdco will be the new public entity and will change its name to “Lazydays Holdings, Inc.” The Mergers are expected to be consummated in the first quarter of 2018 after the required shareholder approvals are obtained and the fulfilment of certain other conditions, as described in the Merger Agreement.

New Tax Law

On December 22, 2017, the tax reform bill was signed into law, including a permanent reduction in the corporate income tax rate from 35% to 21%, effective January 1, 2018.

HOW WE GENERATE REVENUE

We derive our revenues from sales of new units, sales of pre-owned units, RV parts, service and repairs, commissions earned on sales of third-party financing and insurance products, visitor fees at our Tampa campground and food facilities, and other revenues. During the nine months ended September 30, 2017 and 2016 and the years ended December 31, 2016 and 2015, we derived our revenues from these categories in the following percentages:

	Percentages of Revenue
	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2017	2016	2016	2015
New vehicles	54.6%	55.9%	54.7%	53.4%
Pre-owned vehicles	34.2%	33.2%	34.0%	36.6%
Parts, service, and other	5.2%	4.5%	5.0%	4.1%
Finance and insurance, net	4.9%	5.1%	5.1%	4.7%
Campground	0.5%	0.6%	0.6%	0.7%
Other	0.6%	0.7%	0.6%	0.5%
Total	100.0%	100.0%	100.0%	100.0%

We believe that we are the nation’s largest single point of distribution for RVs and a primary retail outlet for most of the leading manufacturers in the industry. New and pre-owned RV sales accounted for approximately 89% of total revenues in each of the nine months ended September 30, 2017 and 2016. New and pre-owned RV sales accounted for approximately 89% and 90% of total revenues for the years ended December 31, 2016 and 2015, respectively. These revenue contributions have remained relatively consistent year over year.

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KEY PERFORMANCE INDICATORS

Gross Profit and Gross Margins. Gross profit is our total revenue less our total costs applicable to revenue. The vast majority of our cost applicable to revenues is related to the cost of vehicles. New and pre-owned vehicles have accounted for 96% or more of the cost of revenues in each of the previous two years. Gross margin is gross profit as a percentage of revenue.

Our gross profit is variable in nature and generally follows changes in our revenue. For the nine months ended September 30, 2017 and 2016, gross profit was $104,199 and $91,911, respectively, and gross margin was 21.8% and 20.4%, respectively. For the years ended December 31, 2016 and 2015, gross profit was $116,262 and $95,274, respectively, and gross margin was 20.6% and 18.6%, respectively. Our vehicle gross margins are expected to be negatively impacted for two quarters following the Mergers as a result of our LIFO-based inventory being written up to fair market value pursuant to the requirements of purchase accounting.

Our gross margins on pre-owned vehicles are typically higher than gross margins on new vehicles, on a percentage basis. Gross profit margins on new vehicles for the nine months ended September 30, 2017 and 2016 were $33 million and $26 million, or 12.6% and 10.5%, respectively. Gross profit margins on new vehicles for the years ended December 31, 2016 and 2015 were $32 million and $25 million, or 10.5% and 9.1%, respectively. Gross profit margins on pre-owned vehicles for the nine months ended September 30, 2017 and 2016 were $29 million and $26 million, or 17.7% and 17.4%, respectively. Gross profit margins on pre-owned vehicles for the years ended December 31, 2016 and 2015 were $33 million and $30 million, or 17.3% and 16.0%, respectively. During each period presented, the gross margins were also favorably impacted by parts and service, and finance and insurance results whose combined revenues approach 10% of total revenues. The combined gross profit from these business lines is approximately 35% of total gross profit.

SG&A as a percentage of Gross Profit. Selling, general and administrative (“SG&A”) expenses as a percentage of gross profit allows us to monitor our expense control over a period of time. SG&A consists primarily of wage-related expenses, selling expenses related to commissions and advertising, lease expenses and corporate overhead expenses. Salaries, commissions and benefits represent the largest component of our total selling, general and administrative expense and averages approximately 55% of total selling, general and administrative expense.

We calculate SG&A expenses as a percentage of gross profit by dividing SG&A expenses for the period by total gross profit. For the nine months ended September 30, 2017 and 2016, SG&A as a percentage of gross profit was 75% and 79.1%, respectively. For the years ended December 31, 2016 and 2015, SG&A as a percentage of gross profit was 83.2% and 80.9%, respectively. We expect SG&A expenses to increase as we open new retail locations through organic growth and acquisitions, which we also expect will drive increases in revenue and gross profit. Additionally, we expect that our SG&A expenses will increase marginally in future periods in part due to additional legal, accounting, insurance and other expenses that we expect to incur as a result of being a public company, including compliance with the Sarbanes-Oxley Act and the related rules and regulations.

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Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure, but it is one of the primary metrics management uses to evaluate the financial performance of our business. Adjusted EBITDA is also frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and Adjusted EBITDA Margin to supplement GAAP measures of performance as follows:

●	as a measurement of operating performance to assist us in comparing the operating performance of our business on a consistent basis, and remove the impact of items not directly resulting from our core operations;
●	for planning purposes, including the preparation of our internal annual operating budget and financial projections;
●	to evaluate the performance and effectiveness of our operational strategies; and
●	to evaluate our capacity to fund capital expenditures and expand our business.

We define Adjusted EBITDA as net income excluding depreciation and amortization, non-floor plan interest expense, interest income and income tax expense, and other supplemental adjustments. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations, or a measure comparable to net income as it does not take into account certain requirements such as non-recurring gains and losses which are not deemed to be a normal part of the underlying business activities.

Our use of Adjusted EBITDA may not be comparable to other companies within the industry. We compensate for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax expense, are reviewed separately by management. Our measure of Adjusted EBITDA is not necessarily comparable to similarly titled captions of other companies due to different methods of calculation. For a reconciliation of Adjusted EBITDA to net income, a reconciliation of Adjusted EBITDA Margin to net income margin, and a further discussion of how we utilize this non-GAAP financial measure, see “Non-GAAP Financial Measures” below.

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RESULTS OF OPERATIONS

The following table sets forth information comparing the components of net income for the nine months ended September 30, 2017 and 2016, and for the years ended December 31, 2016 and 2015.

Summary Financial Data

(in thousands)

	For the Nine Months Ended		For the Years Ended,
	September 30,		December 31,
	(Unaudited)		(Audited)
	2017	2016	2016	2015
Revenues
New vehicles	$260,868	$251,969	$308,625	$273,534
Pre-owned vehicles	163,501	149,827	192,147	187,287
Parts, service and other	25,062	20,425	27,877	20,845
Finance and insurance, net	23,354	23,060	29,044	24,282
Campground	2,582	2,648	3,482	3,423
Other	2,930	3,246	3,254	2,530
Total revenue	478,297	451,175	564,429	511,901

Cost of revenues
New vehicles	227,878	225,593	276,309	248,742
Pre-owned vehicles	134,618	123,716	158,813	157,298
Parts, service and other	10,928	8,800	11,695	9,362
Finance and insurance	674	1,155	1,350	1,225
Total cost of revenues	374,098	359,264	448,167	416,627

Gross profit	104,199	91,911	116,262	95,274
Selling, general, and administrative expenses	78,179	72,739	96,694	77,078

Income from operations	26,020	19,172	19,568	18,196

Other income (expense)
Interest expense	(6,710)	(5,274)	(7,274)	(2,853)

Income before income tax expense	19,310	13,898	12,294	15,343

Income tax expense	(7,427)	(5,082)	(4,511)	(6,313)

Net income	$11,883	$8,816	$7,783	$9,030

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Nine Months Ended September 30, 2017 Compared to the Nine Months Ended September 30, 2016

Revenue

Revenue increased by approximately $27.1 million, or 6.0%, from $451.2 million to $478.3 million for the nine months ended September 30, 2016 and 2017, respectively. This growth primarily resulted from an increase in the number of total vehicles sold as a result of strong customer demand.

New Vehicles Revenue

Revenue from new vehicle sales increased by $8.9 million, or 3.5%, from $252.0 million to $260.9 million for the nine months ended September 30, 2016 and 2017, respectively. This was primarily attributable to an increase in the number of new vehicles sold from 3,238 to 3,362 due to strong customer demand. The average revenue per unit sold remained relatively constant during the period at $0.08 million per unit.

Pre-Owned Vehicles Revenue

Revenue from pre-owned vehicle sales increased by $13.7 million, or 9.1%, from $149.8 million to $163.5 million for the nine months ended September 30, 2016 and 2017, respectively. This was primarily attributable to an increase in the number of pre-owned vehicles sold from 2,373 to 2,545 due to strong customer demand. The Company’s average revenue per unit sold remained relatively constant during the periods at $0.06 million per unit.

Parts, Service and Other Revenue

Parts, service and other revenue increased by $4.6 million or 22.7%, from $20.4 million to $25.0 million for the nine months ended September 30, 2016 and 2017, respectively, primarily driven by the associated growth that accompanies new and used sales volumes, increased labor rate realization and new initiatives in parts and accessories sales, including the physical expansion of the retail parts stores.

Finance and Insurance Revenue

Finance and insurance revenue increased by approximately $0.3 million, or 1.3%, from $23.1 million to $23.4 million for the nine months ended September 30, 2016 and 2017, respectively.

Campground and Other Revenue

An $0.8 million increase in RV Rental revenue was offset by a $1.1 million decrease in other revenue, while the Campground revenue remained flat, resulting in an approximately $0.4 million decrease, or 6.5%, from $5.9 million to $5.5 million for the nine months ended September 30, 2016 and 2017, respectively.

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Gross Profit

Gross profit consists of gross revenues less our cost of sales and services. Gross profit increased by approximately $12.3 million, or 13.4% from $91.9 million to $104.2 million for the nine months ended September 30, 2016 and 2017, respectively, primarily as the result of increased revenues, as described above.

New Vehicles Gross Profit

New vehicle gross profit increased $6.6 million, or 25.1% from $26.4 million to $33.0 million for the nine months ended September 30, 2016 and 2017, respectively. The increase in new vehicle gross profit is attributable to (i) a 3.8% increase in volume, (ii) an increase in OEM rebates, and (iii) increases in profit per retail unit sold related to a favorable shift in sales mix.

Pre-Owned Vehicles Gross Profit

Pre-owned vehicle gross profit increased $2.8 million, or 10.6% from $26.1 million to $28.9 million for the nine months ended September 30, 2016 and 2017, respectively, due to increases in volume and gross profit per retail unit, as a result of increased demand for pre-owned vehicles during the period, partially offset by a decrease in wholesale revenues.

Parts, Service and Other Gross Profit

Parts and service gross profit increased $2.5 million, or 21.6% from $11.6 million to $14.1 million for the nine months ended September 30, 2016 and 2017, respectively, as a result of the increase in parts and service revenues as described above.

Finance and Insurance Gross Profit

Finance and insurance gross profit increased $0.8 million, or 3.5%, from $21.9 million to $22.7 million for the nine months ended September 30, 2016 and 2017, respectively, as a result of the increase in finance and insurance revenue described above.

Selling, General and Administrative Expenses

SG&A expenses, including depreciation and amortization, increased $5.4 million, or 7.5%, from $72.7 million for the nine months ended September 30, 2016 to $78.2 million during the nine months ended September 30, 2017. This increase is largely due to increases in salary, commissions and benefits expenses, as well as increases in advertising and promotion costs, outsourced delivery fees and customer satisfaction costs, which increase as a result of increases in revenue. Historically, salary, commissions, payroll taxes and benefits have comprised the majority of our total SG&A expenses, and were equal to 52.0% of SG&A expenses during the nine months ended September 30, 2017 as compared to 54.8% during the nine months ended September 30, 2016.

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Interest Expense

Interest expense increased from $5.3 million during the nine months ended September 30, 2016 to $6.7 million during the nine months ended September 30, 2017, or 27.2%, primarily due to the increase in interest expense related to our floor plan credit facility. Increases in interest expense as a result of higher principal outstanding during the period and an increase in the LIBOR rate (1.23% and 0.52% at September 30, 2017 and 2016, respectively) were partially offset by a decrease in our spread to LIBOR from 3.25% at September 30, 2016 to 2.75% at September 30, 2017.

Income Taxes

Income tax expense increased from $5.1 million during the nine months ended September 30, 2016 to $7.4 million during the nine months ended September 30, 2017, due to the increase in pre-tax profit.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

Revenue

Revenue increased by approximately $52.5 million, or 10.3%, from $511.9 million to $564.4 million for the years ended December 31, 2015 and 2016, respectively. This growth primarily resulted from an increase in the number of total vehicles sold due to the acquisition of RV America (“RVA”) in November 2015.

New Vehicles Revenue

Revenue from new vehicle sales increased by $35.1 million, or 12.8%, from $273.5 million to $308.6 million for the years ended December 31, 2015 and 2016, respectively. This was primarily attributable to an increase in the number of new vehicles sold from 2,736 to 3,940 due to the full year effects of the RVA acquisition. While units sold increased year over year, the average revenue per unit sold decreased from $0.10 million to $0.08 million year over year due to the shift in sales mix towards towable units.

Pre-Owned Vehicles Revenue

Revenue from pre-owned vehicle sales increased by $4.9 million, or 2.6%, from $187.3 million to $192.1 million for the years ended December 31, 2015 and 2016, respectively. This was primarily attributable to an increase in the number of pre-owned vehicles sold from 2,361 to 3,037 due to the full year effects of the RVA acquisition. The Company’s average revenue per unit sold decreased from $0.08 million to $0.06 million year over year due to the shift in sales mix towards towable units.

Parts, Service and Other Revenue

Parts, service and other revenue increased by $7.0 million year over year, or 33.7%, from $20.8 million to $27.9 million for the years ended December 31, 2015 and 2016, respectively. This was primarily driven by the full year effects of the RVA acquisition, the associated growth that accompanies new and used sales volumes and increased labor rate realization.

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Finance and Insurance Revenue

Finance and insurance revenue increased by approximately $4.8 million year over year, or 19.6%, from $24.3 million to $29.0 million for the years ended December 31, 2015 and 2016, respectively, primarily due to higher sales volume as a result of the acquisition of RVA.

Campground and Other Revenue

Campground and other revenue, which includes RV rental revenue, increased by approximately $0.8 million year over year, or 13.2%, from $5.9 million to $6.7 million for the years ended December 31, 2015 and 2016, respectively. This increase was primarily attributable to the expansion of our rental fleet and increase in rental revenues as a result of the RVA acquisition.

Gross Profit

Gross profit consists of gross revenues less our cost of sales and services. Gross profit increased by approximately $21.0 million from $95.3 million in 2015 to $116.3 million in 2016, representing an increase of 22%. This increase was primarily attributable to the increase in revenue discussed above.

New Vehicles Gross Profit

New vehicle gross profit increased 30.3% from $24.8 million to $32.3 million for the years ended December 31, 2015 and 2016, respectively. This was driven by both an increase in new vehicle sales as well as gross profit margin expansion from 9.1% to 10.5%. This margin expansion was the result of a higher mix of towable units which typically have higher gross margins.

Pre-Owned Vehicles Gross Profit

Pre-owned vehicle gross profit increased 11.2% from $30.0 million to $33.3 million for the years ended December 31, 2015 and 2016, respectively. This was primarily driven by gross profit margin expansion from 16.0% to 17.3%. This margin expansion was the result of a shift in our sales mix to a higher volume of towable units which typically have higher gross margins.

Parts, Service and Other Gross Profit

Parts, services and other gross profit increased 40.9% from $11.5 million to $16.2 million for the years ended December 31, 2015 and 2016, respectively, as a result of the increase in parts and service revenues described above.

Finance and Insurance Gross Profit

Finance and insurance gross profit increased 20.1% from $23.1 million to $27.7 million for the years ended December 31, 2015 and 2016, respectively. This increase was attributable to the increase in sales volume resulting from the RVA acquisition.

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Selling, General and Administrative Expenses

SG&A expenses, including depreciation and amortization, increased 25.4% from $77.1 million in 2015 to $96.7 million in 2016. This increase corresponded to increases in salary, commissions and benefits expenses, which increased primarily due to the acquisition of RVA. Our headcount increased by 128 as a result of the RVA acquisition in November 2015. Historically, salary, commissions, payroll taxes and benefits have comprised the majority of our total SG&A expenses, and were equal to 54.0% of SG&A expenses in 2016 as compared to 58.2% in 2015.

Interest Expense

Interest expense increased by $4.4 million from $2.9 million in 2015 to $7.3 million in 2016, or 155.0%. This was primarily attributable to the interest incurred on the financing liability of $4.1 million during 2016, and an increase in interest expense on our floor plan credit facility from $1.3 million in 2015 to $2.3 million in 2016, as a result of an (i) increase in LIBOR (from 0.43% at December 31, 2015 to 0.77% at December 31, 2016) and (ii) an increase in our spread to LIBOR from 2.05% to 3.25% at December 31, 2015 and 2016, respectively, as well as a $0.4 million increase in interest on our Bank of America (“BOA”) term loan, related to the full year effect in 2016, as we entered into the loan in October 2015. These increases were partially offset by a reduction in interest expense incurred on a shareholder note of $1.4 million. The shareholder note was fully paid back in November of 2015.

Income Taxes

Income tax expense decreased from $6.3 million in 2015 to $4.5 million in 2016, due to the decrease in pre-tax income.

NON-GAAP FINANCIAL METRICS

We use certain non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, to enable us to analyze our performance and financial condition, as described in “Key Performance Indicators”, above. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are the most relevant measures of performance. We believe that these measures are commonly used in the industry to measure performance. We believe these non-GAAP measures provide expanded insight to measure revenue and cost performance, in addition to the standard GAAP-based financial measures.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. You should read this discussion and analysis of the Company’s financial condition and results of operations together with the consolidated financial statements of the Company and the related notes thereto also included herein.

EBITDA is defined as net income excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net income excluding depreciation and amortization, non-floor plan interest expense, interest income and income tax expense, and other supplemental adjustments.

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Reconciliations from Net Income per the Consolidated Statements of Income to Adjusted EBITDA for the years ended December 31, 2016 and 2015 and the nine months ended September 30, 2017 and 2016 are shown in the table below.

	For the Nine Months Ended		For the Years Ended
($ in thousands)	September 30,		December 31,
	2017	2016	2016	2015
EBITDA
Net income	$11,883	$8,816	$7,783	$9,030
Interest expense, net	6,710	5,274	7,274	2,853
Depreciation and amortization of property and equipment	4,016	3,157	4,510	2,601
Amortization of intangible assets	559	559	746	334
Income tax expense	7,427	5,082	4,511	6,313
Subtotal EBITDA	30,595	22,888	24,824	21,131
Floor plan interest expense	(2,847)	(1,722)	(2,270)	(1,275)
LIFO adjustment	(1,712)	516	1,932	1,754
Non-compete/severance costs	325	-	313	-
Transaction costs	504	495	510	547
Gain on sale of property and equipment	-	-	-	(368)
Stock-based compensation	412	11	13	21
Adjusted EBITDA	$27,277	$22,188	$25,322	$21,810

	For the Nine Months Ended		For the Years Ended
(as percentage of total revenue)	September 30,		December 31,
	2017	2016	2016	2015
EBITDA margin
Net income	2.5%	2.0%	1.4%	1.8%
Interest expense, net	1.4%	1.2%	1.3%	0.6%
Depreciation and amortization of property and equipment	0.8%	0.7%	0.8%	0.5%
Amortization of intangible assets	0.1%	0.1%	0.1%	0.1%
Income tax expense	1.6%	1.1%	0.8%	1.2%
Subtotal EBITDA margin	6.4%	5.1%	4.4%	4.1%
Floor plan interest expense	-0.6%	-0.4%	-0.4%	-0.2%
LIFO adjustment	-0.4%	0.1%	0.3%	0.3%
Non-compete/severance costs	0.1%	0.0%	0.1%	0.0%
Transaction costs	0.1%	0.1%	0.1%	0.1%
Gain on sale of property and equipment	0.0%	0.0%	0.0%	-0.1%
Stock-based compensation	0.1%	0.0%	0.0%	0.0%
Adjusted EBITDA margin	5.7%	4.9%	4.5%	4.3%

Note: Figures in the table may not recalculate exactly due to rounding.

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LIQUIDITY AND CAPITAL RESOURCES

Cash Flow Summary

	For the Nine Months Ended September 30,
	2017	2016	Variance
Net income	$11,883	$8,816	$3,067
Non-cash adjustments	5,917	3,028	2,889
Changes in operating assets and liabilities	21,802	(2,082)	23,884
Net cash provided by operating activities	39,602	9,762	29,840

Net cash used in investing activities	(2,481)	(2,123)	(358)
Net cash used in financing activities	(33,200)	(67,506)	34,306
Net increase (decrease) in cash	$3,921	$(59,867)	$63,788

	For the Years Ended December 31,
	2016	2015	Variance
Net income	$7,783	$9,030	$(1,247)
Non-cash adjustments	4,330	(6,370)	10,700
Changes in operating assets and liabilities	(19,722)	20,260	(39,982)
Net cash (used in) provided by operating activities	(7,609)	22,920	(30,529)

Net cash used in investing activities	(6,476)	(4,973)	(1,503)
Net cash (used in) provided by financing activities	(49,949)	46,071	(96,020)
Net (decrease) increase in cash	$(64,034)	$64,018	$(128,052)

Net Cash from Operating Activities

Net cash provided by operating activities was approximately $39.6 million during the nine months ended September 30, 2017, compared to net cash provided by operating activities of approximately $9.8 million for the nine months ended September 30, 2016. Net income increased by approximately $3.1 million for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016. Adjustments for non-cash expenses were $6.0 million for the nine months ended September 30, 2017 and $3.0 million for the nine months ended September 30, 2016. Cash provided by changes in operating assets and liabilities was $21.8 million during the nine months ended September 30, 2017, as compared to cash used by changes in operating assets and liabilities of $2.1 million during the nine months ended September 30, 2016. The fluctuation in cash provided by changes in operating assets and liabilities is primarily attributable to changes in the balance of inventory and income tax receivable / payable during the periods.

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The Company used cash in operating activities of approximately $7.6 million during the year ended December 31, 2016, compared to cash provided by operating activities of approximately $22.9 million for the year ended December 31, 2015. Net income decreased by approximately $1.2 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. Adjustments for non-cash expenses were $4.3 million for the year ended December 31, 2016 as compared to ($6.4) million for the year ended December 31, 2015. During the year ended December 31, 2016 there was $19.7 million of cash used by changes in operating assets and liabilities as compared to $20.3 million of cash provided by changes in operating assets and liabilities during the year ended December 31, 2015. The fluctuation in cash used / provided by operating assets and liabilities was primarily due to changes in the balance of income taxes receivable / payable and changes in inventory balances during the period.

Net Cash from Investing Activities

The Company used cash in investing activities in the net amount of approximately $2.5 million during the nine months ended September 30, 2017, compared to approximately $2.1 million for the nine months ended September 30, 2016. Cash used in investing activities during the nine months ended September 30, 2017 consisted primarily of $2.6 million for the purchase of property and equipment. Cash used in investing activities during the nine months ended September 30, 2016 consisted of cash used for the purchase of property and equipment.

The Company used cash in investing activities of approximately $6.5 million during the year ended December 31, 2016, compared to approximately $5.0 million for the year ended December 31, 2015. The Company used cash of $6.5 million for the purchase of property and equipment during the year ended December 31, 2016. During the year ended December 31, 2015, $1.0 million of cash proceeds from the sale of property and equipment was offset by $6.0 million of cash used for the purchase of property and equipment.

Net Cash from Financing Activities

The Company used cash from financing activities of approximately $33.2 million during the nine months ended September 30, 2017 compared to net cash used in financing activities of approximately $67.5 million for the nine months ended September 30, 2016. During the nine months ended September 30, 2017, the Company (i) issued a cash dividend distribution of $15.0 million, (ii) used approximately $18.0 million to repay debt and other obligations, including $12.1 million of repayments of the floor plan credit facility, $3.0 million of repayments on the revolver line of credit, $1.3 million of repayments of long term debt, $0.3 million of repayments of financing liabilities, and (iii) $1.3 million of contingent liability payments in connection with the RVA acquisition. During the nine months ended September 30, 2016, the Company issued a cash dividend of approximately $44.5 million and used approximately $22.8 million to repay debt, including $16.7 million repayments on the floor plan credit facility, $4.5 million repayments of the revolver line of credit and $1.6 million repayments of long term debt.

The Company used cash in financing activities of approximately $50.0 million during the year ended December 31, 2016 compared to net cash provided by financing activities of approximately $46.1 million for the year ended December 31, 2015. During the year ended December 31, 2016 the Company issued a cash dividend of approximately $44.5 million and used approximately $3.5 million of cash to pay down the revolving line of credit and $1.9 million to repay long term debt. During the year ended December 31, 2015, the Company received proceeds of $56.0 million related to a financing liability, $10.3 million related to net borrowings under the floor plan credit facility and $1.7 million related to net borrowings under the revolver line of credit. These proceeds from financing activities were partially offset by the $10.0 million repayment of a note payable to a shareholder, and the issuance of a cash dividend of approximately $10.0 million.

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Funding Needs and Sources

The Company has historically satisfied its liquidity needs through cash from operations and various borrowing arrangements. Cash requirements consist principally of scheduled payments of principal and interest on outstanding indebtedness (including indebtedness under its existing floor plan credit facility), the acquisition of inventory, capital expenditures, salary and sales commissions and lease expenses.

As of September 30, 2017, the Company had liquidity of approximately $8.1 million in cash and had working capital of approximately $18.8 million.

Capital expenditures include expenditures to extend the useful life of current facilities and expand operations. For the years ended December 31, 2016 and 2015, the Company invested approximately $6.5 and $6.0 million in capital expenditures, respectively. Capital expenditures during 2015 were primarily for building and improvement, and capital expenditures during 2016 were primarily for the expansion of our rental fleet. For the nine months ended September 30, 2017 and 2016, the Company invested approximately $2.6 million and $2.1 million, respectively, in capital expenditures primarily for building improvements and the expansion of our rental fleet.

The Company maintains sizable inventory in order to meet the expectations of its customers, and believes that it will continue to require working capital consistent with past experience. Historically, the Company has funded its operations with internally generated cash flow and borrowings. Changes in working capital are driven primarily by profit levels. The Company maintains a floor plan credit facility to finance its vehicle inventory. At times, the Company has made repayments on its existing floor plan credit facility using excess cash flow from operations.

If the Mergers close as expected in the first quarter of 2018, the current plan is that a minimum of $110 million of incremental cash will be made available from various sources, of which $85 million will be paid out to the Stockholders, leaving a minimum of approximately an incremental $25 million of cash available for future opportunities, including potential acquisitions. The $110 million expectation is based on the PIPE Investment of approximately $88.5 million, an incremental $10 million term loan and at least $10 million of existing cash on the books of Andina.

Floor Plan Notes Payable

The Company maintains a floor plan financing agreement with Bank of America (as amended on July 19, 2016) with asset-based borrowing availability of up to $140 million through November 18, 2018. The entire facility may be used to finance new vehicle inventory but only up to $40.0 million may be used to finance pre-owned vehicle inventory, of which a maximum of $5.0 million may be used to finance rental units. The principal balance outstanding under this facility was approximately $83.9, $96.0, and $95.8 million at September 30, 2017 and December 31, 2016 and 2015, respectively. The facility is secured by new and used inventory, accounts receivable and chattel paper. Interest is based on LIBOR (3.98%, 4.03% and 2.48% at September 30, 2017 and December 31, 2016 and 2015, respectively) plus 2.75%, 3.25% and 2.05% at September 30, 2017 and December 31, 2016 and 2015, respectively. Principal is due upon the sale of the respective vehicle.

The Company’s floor plan facility is subject to certain financial and restrictive covenants, as defined in the credit agreement. The Company was in compliance with all covenants at September 30, 2017, plus December 31, 2016 and 2015.

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Revolving Line of Credit and Long-Term Debt

On November 18, 2015, the Company entered into a credit agreement with Bank of America for an aggregate commitment amount of $20,000, which includes two facilities (the “BOA Credit Agreement”). One of the two facilities under the BOA Credit Agreement is a $7,000 revolving line of credit (“Revolver”) which matures on November 18, 2020. The Revolver bears interest at LIBOR plus 3.5% per annum and has no minimum payment requirements. The principal balance on the Revolver was $0, $3,000 and $6,500 and the availability on the Revolver was $7,000, $4,000 and $500 at September 30, 2017 and December 31, 2016 and 2015, respectively. The two facilities are backed by collateral of the Company’s accounts receivables, inventory and equipment.

The second of two facilities under the BOA Credit Agreement is a $13,000 term note payable (“Term Loan”) which is collateralized by accounts receivable, inventory and equipment and matures on November 18, 2020 with a balloon payment due of $3,867. The Term Loan bears interest at LIBOR plus 3.5% (4.73% at December 31, 2016) per annum and requires monthly payments equal to $155 of principal, plus interest. The principal balance on the Term Loan was $9,603, $10,988 and $12,845 at September 30, 2017 and December 31, 2016 and 2015, respectively.

The Company’s BOA Credit Agreement is subject to certain financial and restrictive covenants, as defined in the credit agreement. The Company was in compliance with all covenants at September 30, 2017, and December 31, 2016 and 2015.

Debt Covenants

The Company is subject to covenant testing at quarterly intervals, which includes tests on Fixed Charge Coverage Ratio and Consolidated Total Leverage Ratio. Additionally, The Company is subject to Current Ratio covenant testing at monthly intervals. The financial results of the Company need to pass the covenant levels set at each period end to avoid being in a covenant breach. The Company has always been in compliance with its debt covenants during the nine months ended September 30, 2017 and the years ended December 31, 2016 and December 31, 2015.

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Contractual and Commercial Commitments

The following table sets forth our contractual and commercial commitments as of December 31, 2016:

Contractual Obligations	Total	Year 1	2-3 years	4-5 years	More than 5 years
Operating Activities
Operating lease obligations	$10,627	$2,845	$4,664	$3,118	$-
Interest on financing liability	$57,086	$4,104	$8,082	$7,841	$37,059

Financing activities
Contingent liability	$2,000	$1,333	$667	$-	$-
Long term debt	$11,000	$1,871	$3,718	$5,411	$-
Financing liability	$47,286	$465	$1,332	$1,953	$43,536
Floor plan credit facility	$95,999	$95,999	$-	$-	$-
Revolving line of credit	$3,000	$3,000	$-	$-	$-

Off-Balance Sheet Arrangements

As of December 31, 2016, there were no off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Legal Proceedings

We are party to numerous legal proceedings that arise in the ordinary course of our business. We do not believe that the ultimate resolution of these matters will have a material adverse effect on our business, results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty and an unfavorable resolution of one or more of these matters could have a material adverse effect on our business, results of operations, financial condition and/or cash flows.

Inflation

Although we cannot accurately anticipate the effect of inflation on our operations, we believe that inflation has not had, and is not likely in the foreseeable future to have, a material impact on our results of operations.

Cyclicality

Unit sales of RV vehicles historically have been cyclical, fluctuating with general economic cycles. During economic downturns, the RV retailing industry tends to experience similar periods of decline and recession as the general economy. We believe that the industry is influenced by general economic conditions and particularly by consumer confidence, the level of personal discretionary spending, fuel prices, interest rates and credit availability.

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Seasonality and Effects of Weather

Our operations generally experience modestly higher volumes of vehicle sales in the first quarter of each year due in part to consumer buying trends and the hospitable warm climate during the winter months at our largest location (Tampa).

Our largest RV dealership is located near Tampa, Florida, which is in close proximity to the Gulf of Mexico. A severe weather event, such as a hurricane, could cause severe damage to our property and inventory. Although we believe we have adequate insurance coverage, if we were to experience a catastrophic loss, we may exceed our policy limits, and/or we may have difficulty obtaining similar insurance coverage in the future.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our consolidated financial statements in conformity with GAAP. The consolidated financial statements include the accounts of Lazy Days’ R.V. Center, Inc. and its wholly owned subsidiaries. All significant inter-company accounts and transactions are eliminated in consolidation. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Critical accounting policies are those that management believes are both most important to the portrayal of our financial condition and operating results, and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We base our estimates on historical experience, outside advice from parties believed to be experts in such matters, and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions. A complete description of all of our significant accounting policies can be found in Note 2 - Significant Accounting Policies to our consolidated financial statements included elsewhere in this proxy statement. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing our consolidated financial statements.

Revenue Recognition

We recognize revenue when the following four criteria are met: (1) delivery has occurred or services rendered; (2) persuasive evidence of an arrangement exists; (3) fees are fixed or determinable, and (4) the collection of related accounts receivable is probable.

Revenue from the sale of vehicles is recognized on delivery, transfer of title and completion of financing arrangements. Revenue from parts sales and service is recognized on delivery of the service or product.

Revenue from rental of vehicles is recognized pro rata over the period of the rental agreement. The rental agreements are generally short-term in nature. Revenue from rentals is included in other revenue on the accompanying statements of income.

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We receive commissions from the sale of insurance and vehicle service contracts to customers. In addition, we arrange financing for customers through various financial institutions and receives commissions. We may be charged back (“charge-backs”) for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by the customers. The revenues from financing fees and commissions are recorded at the time of the sale of the vehicles and a provision for future charge-backs is established based on historical operating results and the termination provisions of the applicable contracts.

Deposits on vehicles received in advance are accounted for as a liability and recognized into revenue upon completion of each respective transaction.

Receivables

We arrange third-party financing for our customers, as is customary in our industry. Interest is not normally charged on receivables. We establish an allowance for doubtful accounts based on our historic loss experience and current economic conditions. Losses are charged to the allowance when we believe that further collection efforts will not produce additional recoveries.

Inventories

Vehicle and parts inventories are recorded at the lower of cost or net realizable value, with cost determined by the last-in, first-out (“LIFO”) method. Cost includes purchase costs, reconditioning costs, dealer-installed accessories, and freight. For vehicles accepted in trades, the cost is the fair value of such used vehicles at the time of the trade-in. Retail parts, accessories, and other inventories primarily consist of retail travel and leisure specialty merchandise.

Vendor Allowances

As a component of our consolidated procurement program, we frequently enter into contracts with vendors that provide for payments of rebates. These vendor payments are reflected in the carrying value of the inventory when earned or as progress is made toward earning the rebates and as a component of cost of sales as the inventory is sold. Certain of these vendor contracts provide for rebates that are contingent upon us meeting specified performance measures such as a cumulative level of purchases over a specified period of time. Such contingent rebates are given accounting recognition at the point at which achievement of the specified performance measures are deemed to be probable and reasonably estimable.

Goodwill and Intangibles

Our goodwill, trademarks and tradenames are deemed to have indefinite lives, and accordingly are not amortized, but are evaluated at least annually for impairment and more often whenever changes in facts and circumstances may indicate that the carrying value may not be recoverable. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgment is required to estimate the fair value of reporting units which includes estimating future cash flows, determining appropriate discount rates, consideration of our aggregate fair value, and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

161

When testing goodwill for impairment, we may assess qualitative factors for some or all of our reporting units to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount, including goodwill. Alternatively, we may bypass this qualitative assessment for some or all of our reporting units and perform a detailed quantitative test of impairment (step 1). If we perform the detailed quantitative impairment test and the carrying amount of the reporting unit exceeds its fair value, we would perform an analysis (step 2) to measure such impairment.

Other intangible assets include manufacturer relationships and customer database, which are amortized using the straight-line method of their respective useful lives. The customer database is fully amortized.

Impairment of Long-Lived Assets

We evaluated the carrying value of long-lived assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized for the amount by which the carrying value of the asset exceeds its fair value.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to expense in the period incurred. Betterments and additions are capitalized. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the lesser of the useful life of the asset or the term of the lease.

Income Taxes

We account for income taxes under Accounting Standards Codification (“ASC”) 740 Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

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Tax benefits claimed or expected to be claimed on a tax return are recorded in our financial statements. A tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Uncertain tax positions have had no impact on our financial condition, results of operations or cash flows. We do not expect any significant changes in our unrecognized tax benefits within twelve months of the reporting date. Our policy is to classify assessments, if any, for tax related interest and penalties as income tax (benefit) expense in the consolidated statements of operations.

RECENTLY ISSUED ACCOUNTING GUIDANCE

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 amends the existing guidance to require that inventory should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The adoption of ASU 2015–11 did not have a material effect on our financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). The FASB issued ASU 2015-17 as part of its ongoing Simplification Initiative, with the objective of reducing complexity in accounting standards. The amendments in ASU 2015-17 require entities that present a classified balance sheet to classify all deferred tax liabilities and assets as a noncurrent amount. This guidance does not change the offsetting requirements for deferred tax liabilities and assets, which results in the presentation of one amount on the balance sheet. Additionally, the amendments in ASU 2015-17 align the deferred income tax presentation with the requirements in International Accounting Standards (IAS) 1, Presentation of Financial Statements. The amendments in ASU 2015-17 are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The adoption of ASU 2015-17 did not have a material effect on our financial statements or disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We are currently evaluating ASU 2016-02 and its impact on our financial statements and disclosures.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations”, in April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing” and in May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). This update provides clarifying guidance regarding the application of ASU No. 2014-09 - Revenue From Contracts with Customers which is not yet effective. These new standards provide for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. In July 2015, the FASB deferred the effective date of ASU 2014-09 until annual and interim periods beginning on or after December 15, 2017. It will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective. We will evaluate the effects, if any, that adoption of this guidance will have on our financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The amendment addresses several aspects of the accounting for share-based payment award transactions, including: allowing the accounting policy election to record forfeitures as they occur for employee share-based payments; income tax consequences; classification of awards as either equity or liabilities; and classification on the statement of cash flows. This standard will be effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, with early adoption permitted. We adopted this guidance on January 1, 2017. The adoption of this guidance did not have a material impact on our financial position, results of operations or cash flows.

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In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). The amendment addresses several specific cash flow issues with the objective of reducing the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The standard will be effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We are currently evaluating the impact that the adoption of the provisions of the ASU will have on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, a consensus of the FASB Emerging Issues Task Force (“ASU 2016-18”). The amendments require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this ASU do not provide a definition of restricted cash or restricted cash equivalents. The standard will be effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We do not expect the adoption of this ASU to materially impact our consolidated financial statements or results of operations.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). This ASU clarifies the definition of a business to exclude gross assets acquired (or disposed of) that have substantially all of their fair value concentrated in a single identifiable asset or group of similar identifiable assets. The ASU also updates the definition of the term “output” to be consistent with Accounting Standards Codification (“ASC”) Topic No. 606. The ASU is effective for annual reporting periods beginning after December 15, 2017 and interim periods within those annual periods. Early adoption is permitted, and we adopted ASU 2017-01 as of January 1, 2017. The adoption of this guidance did not have a material impact on our financial position, results of operations or cash flows.

In January 2017, the FASB issued ASU No. 2017-04, “Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). ASU 2017-04 eliminates Step 2 from the goodwill impairment test. Under the amendments in ASU 2017-04, an entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU2017-04 is effective for public entities for fiscal years beginning after December 15, 2018. Early adoption is permitted. We are currently evaluating the impact the adoption of this guidance will have on our consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (Topic 718): (“ASU 2017-09”). ASU 2017-09 provides clarity on the accounting for modifications of stock-based awards. ASU 2017-09 requires adoption on a prospective basis in the annual and interim periods for our fiscal year ending December 31, 2019 for share-based payment awards modified on or after the adoption date. We are currently evaluating the effect that adopting this new accounting guidance will have on our consolidated cash flows and related disclosures.

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BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Holdco

The following table sets forth information regarding the beneficial ownership of Holdco shares of common stock as of the record date and immediately following consummation of the business combination by:

●	each person known by Andina to be the beneficial owner of more than 5% of Andina’s outstanding ordinary shares either on the record date or after the consummation of the Mergers;

●	each of Andina’s current executive officers and directors;

●	each person who will become an executive officer or a director of Holdco upon consummation of the Mergers;

●	all of Andina’s current executive officers and directors as a group; and

●	all of Holdco’s executive officers and directors as a group after the consummation of the Mergers.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Andina or its securities, the Andina initial shareholders, Lazydays, the Stockholders and/or their affiliates, may enter into a written plan to purchase Andina securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. The ownership percentages listed below do not include any such shares that may be purchased after the record date.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Andina or its securities, the Andina initial shareholders, Lazydays, the Stockholders and/or their respective affiliates may purchase shares of Andina from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire ordinary shares of Andina or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that sufficient holders of the public shares present and entitled to vote at the extraordinary general meeting to approve the merger proposal vote in its favor and that Andina will have in excess of $5 million of net tangible assets upon closing of the Mergers after taking into account holders of public shares that properly demanded conversion of their public shares into cash, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus/information statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares of Andina, including the granting of put options and the transfer to such investors or holders of shares of Andina or warrants owned by the Andina initial shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on Andina ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the extraordinary general meeting.

As of the date of this proxy statement/prospectus/information statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Andina will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal and charter proposals or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

	Pre-Business Combination(2)		Post-Business Combination					Post-Business Combination
			Assuming No Redemptions(3)					Assuming Max Redemptions(4)
Name of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares of Common Stock	Amount and Nature of Beneficial Ownership (Common Stock)	Approximate Percentage of Outstanding Ordinary Shares	Amount and Nature of Beneficial Ownership (Series A Preferred Stock)	Approximate Percentage of Series A Preferred Stock	% of Total Voting Power	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Ordinary Shares	Amount and Nature of Beneficial Ownership (Series A Preferred Stock)	Approximate Percentage of Series A Preferred Stock	% of Total Voting Power
Julio Torres	46,798	1.1%	50,977	*	-	-	*	50,977	*	-	-	*
Mauricio Orellana	91,473	2.2%	95,973	*	-	-	*	95,973	1.2%	-	-	*
Eric Carrera(5)	13,600	*	14,243	*	-	-	*	14,243	*	-	-	*
Marjorie Hernandez	74,438	1.8%	87,295	*	-	-	*	87,295	1.1%	-	-	*
B. Luke Weil(6)	501,890	12.1%	549,461	5.2%	-	-	3.3%	549,461	6.7%	-	-	3.9%
Matthew S.N. Kibble	28,500	*	33,321	*	-	-	*	33,321	*	-	-	*
Edward G. Navarro	7,000	*	7,000	*	-	-	*	7,000	*	-	-	*
All directors and officers as a group (Pre-Business Combination) (7 persons)	763,699	18.4%	838,270	8.0%	-	-	5.1%	838,270	10.3%	-	-	5.9%

William Murnane	-	-	-	-	-	-	-	-	-	-	-	-
Maura Berney	-	-	-	-	-	-	-	-	-	-	-	-
[●]	-	-	-	-	-	-	-	-	-	-	-	-
[●]	-	-	-	-	-	-	-	-	-	-	-	-
[●]	-	-	-	-	-	-	-	-	-	-	-	-
[●]	-	-	-	-	-	-	-	-	-	-	-	-
[●]	-	-	-	-	-	-	-	-	-	-	-	-
[●]	-	-	-	-	-	-	-	-	-	-	-	-
All directors and executive officers as a group (Post-Business Combination) ([x] persons)	99,000	2.4%	162,643	1.5%	-	-	-	162,643	2.0%	-	-	1.2%

Barry Rubenstein(7)	338,701	8.2%	556,437	5.2%	-	-	3.4%	556,437	6.7%	-	-	3.9%
Marilyn Rubenstein(7)	338,701	8.2%	556,437	5.2%	-	-	3.4%	556,437	6.7%	-	-	3.9%
River North Capital Management, LLC(8)	597,882	14.4%	597,882	5.7%	-	-	3.6%	597,882	7.4%	-	-	4.2%
Coliseum Capital Partners, L.P.(9)	-	-	363,241	3.4%	365,511	60.9%	23.8%	363,241	4.3%	365,511	60.9%	27.7%
Park West Investors Master Fund, Limited(10)	-	-	1,613,319	14.6%	88,954	14.8%	14.7%	1,613,319	18.5%	88,954	14.8%	17.0%
Park West Partners International, Limited(10)	-	-	200,344	1.9%	11,046	1.8%	1.9%	200,344	2.4%	11,046	1.8%	2.2%
Nokomis Capital Master Fund, L.P.(11)	-	-	1,768,748	15.8%	-	-	10.3%	1,768,748	20.0%	-	-	11.9%
Blackwell Partners LLC - Series A(9)	-	-	133,654	1.3%	134,489	22.4%	8.9%	133,654	1.6%	134,489	22.4%	10.3%
Wayzata Investment Partners LLC (12)	-	-	2,359,393	22.5%	-	-	14.4%	2,359,393	29.1%	-	-	16.8%

* Less than 1 percent

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(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Andina Acquisition Corp. II, 250 West 57th Street, Suite 2223, New York, NY 10107.

(2)	The pre-business combination percentage of beneficial ownership in the table below is calculated based on 4,149,931 ordinary shares outstanding as of the record date. The amount of beneficial ownership does not reflect the ordinary shares issuable as a result of Andina’s warrants as such warrants may not be exercisable within 60 days. Unless otherwise indicated, Andina believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them prior to the business combination.

(3)	The post-business combination percentage of beneficial ownership is calculated based on 10,467,674 shares of common stock outstanding. Such amount assumes that no public shareholders properly elect to convert their shares into cash. The amount of beneficial ownership for each individual or entity post-business combination includes shares of common stock issuable as a result of Andina’s warrants as such warrants will become exercisable upon consummation of the business combination. Unless otherwise indicated, Andina believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them upon consummation of the business combination.

(4)

The post-business combination percentage of beneficial ownership is calculated based on 8,115,314 shares of common stock outstanding. Such amount assumes that Andina shareholders exercise their conversion rights with respect to a maximum of 2,352,360 ordinary shares upon consummation of the Mergers at a conversion price of approximately $10.24 per share. The maximum conversion amount is derived from the $5,000,001 minimum net tangible assets required after giving effect to payments to converting shareholders. The amount of beneficial ownership for each individual or entity post-business combination includes shares of common stock issuable as a result of Andina’s warrants as such warrants will become exercisable upon consummation of the business combination. Unless otherwise indicated, Andina believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them upon consummation of the business combination.

(5)	These shares will vest in full upon consummation of Andina’s initial business combination provided he is still affiliated with us at such time.

(6)	Includes an aggregate of 63,000 ordinary shares held by two limited liability companies that Mr. Weil controls. Does not include the ordinary shares he may receive in the event that Eric Carrera’s shares do not vest as described in footnote 4 above.

(7)

The business address of Barry Rubenstein and Marilyn Rubenstein is 68 Wheatley Road, Brookville, New York 11545. Information derived from a Schedule 13G filed on December 7, 2015. Shares listed post-business combination assumes the holder has not sought redemption of any of the public shares they hold.

(8)

The business address of RiverNorth Capital Management, LLC is 325 N. LaSalle Street, Suite 645, Chicago, IL 60654. Information derived from a Schedule 13G filed on September 11, 2017. Shares listed post-business combination assumes the holder has not sought redemption of any of the public shares they hold.

(9)

The common stock beneficially owned is held, in the amounts set forth in the table, directly by (a) Coliseum Capital Partners, L.P. (“CCP”), an investment limited partnership of which Coliseum Capital, LLC (“CC”) is general partner and for which Coliseum Capital Management, LLC (“CCM”) serves as investment adviser and (b) Blackwell Partners LLC - Series A, a separate account investment advisory client of CCM (the “Separate Account”). The percentage of total voting power includes the shares that consist of: (i) with respect to the CCP (a) 3,632,407 shares of common stock that could be acquired within 60 days upon the conversion of [●] shares of Series A Convertible Preferred Stock and (b) 363,241 shares of common stock that could be acquired within 60 days upon the exercise of [●] warrants; (ii) with respect to the Separate Account, 1,336,536 shares of common stock that could be acquired within 60 days upon the conversion of [●] shares of Series A Convertible Preferred Stock and (b) 133,654 shares of common stock that could be acquired within 60 days upon the exercise of [●] warrants. Christopher Shackelton (“Shackelton”) and Adam Gray (“Gray”) are managers of and have an ownership interest in each of CCM and CC and may be deemed to have shared voting and dispositive power with respect to the shares of our capital stock owned by each of CCP and the Separate Account. The address for each of the CCP, CC, CCM, the Separate Account, Gray and Shackelton is 105 Rowayton Avenue, Norwalk CT 06853.

(10)

The business address of Park West Investors Master Fund, Limited and Park West Partners International, Limited is 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939. Percentage of total voting power includes shares issuable upon conversion of Series A convertible preferred stock that will be issued upon consummation of the Mergers and will be convertible at any time at the option of the holder commencing upon consummation of the Mergers.

(11)	The business address of Nokomis Capital Master Fund, L.P. is 2305 Cedar Springs Road, #420, Dallas, TX 75201.

(12)

Represents the aggregate shareholdings of Wayzata Opportunities Fund II, L.P. and Wayzata Opportunities Fund Offshore II, L.P., which are advised by Wayzata Investment Partners LLC. The address for such stockholders is c/o Wayzata Investment Partners LLC, 701 East Lake Street, Suite 300, Wayzata, Minnesota 55391. Upon closing of the business combination, Wayzata Opportunities Fund II, L.P. is expected to be issued 2,061,073 of our shares and Wayzata Opportunities Fund Offshore II, L.P is expected to be issued 298,320 of our shares.

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Andina’s initial shareholders, including its officers and directors, beneficially own 30.5% of its issued and outstanding Andina ordinary shares as of the record date. Because of the ownership block held by Andina’s initial shareholders, such individuals may be able to significantly influence matters requiring approval by Andina’s shareholders, including approval of an initial business combination, the election of directors and approval of other significant corporate transactions.

All of the initial shares purchased by the initial shareholders have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (A) with respect to 50% of such shares, the earlier of (i) the date on which the closing price of the Holdco common stock exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of the business combination and (ii) one year after the consummation of the business combination and (B) with respect to the remaining 50% of such shares, one year after the consummation of the business combination; provided that the initial shares will be released if Holdco consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

During the escrow period, the holders of these shares of Andina will not be able to sell or transfer such shares except (i) for transfers to an entity’s members upon its liquidation, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of Andina’s securities or (vi) by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which such shares were originally purchased in each case where the transferee agrees to the terms of the escrow agreement. The holders of these shares will retain all other rights as Andina’s shareholders, including, without limitation, the right to vote their Andina ordinary shares and the right to receive cash dividends, if declared. If dividends are declared and payable in Andina ordinary shares, such dividends will also be placed in escrow. If Andina is unable to effect a business combination and liquidate the trust account, none of its initial shareholders will receive any portion of the liquidation proceeds with respect to their initial shares of Andina.

In a private placement conducted simultaneously with the consummation of Andina’s initial public offering, the Andina initial shareholders and EarlyBirdCapital and its designees purchased 310,000 private units. The purchasers have agreed that these units will not be sold or transferred by them (except to certain permitted transferees) until after Andina has completed a business combination.

167

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Policy

Andina’s Code of Ethics requires Andina to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Andina or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Andina’s ordinary shares, or (c) immediate family member of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Andina’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Andina enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, Andina requires each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Andina Related Person Transactions

In July 2015, Andina issued 1,150,000 initial shares of Andina to its initial shareholders for an aggregate purchase price of $25,000. The shares of Andina held by the initial shareholders included an aggregate of 150,000 shares of Andina repurchased for an aggregate purchase price of $0.01 and cancelled by Andina in December 2015 upon receiving notice that the underwriters’ over-allotment option was not exercised in full.

Prior to the closing of Andina’s initial public offering, a director advanced an aggregate of approximately $139,000 to cover expenses related to Andina’s formation and the initial public offering. Andina repaid this amount on December 1, 2015 from the proceeds received upon closing of the initial public offering. On April 28, 2017, the Company issued to A. Lorne Weil a $100,000 convertible promissory note. The loan is unsecured, non-interest bearing and is payable upon consummation of a business combination. Upon consummation of a business combination, the principal balance of the note may be converted, at the holder’s option, to private units at a price of $10.00 per private unit. If the holder converts the entire principal balance of the convertible promissory note, he would receive 10,000 private units. If a business combination is not consummated, the note will not be repaid by Andina and all amounts owed thereunder by Andina will be forgiven except to the extent that Andina has funds available to it outside of its Trust Account established in connection with the initial public offering.

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In connection with the extensions of time to consummate a business combination, A. Lorne Weil and B. Luke Weil have loaned to Andina $0.03 for each public share that was not converted for each extension month utilized. Accordingly, an amount of approximately $___ has been loaned to Andina and deposited in the Trust Account for the extensions. The loans will not bear interest and will be repayable by Andina to Messrs. Weil and Weil upon consummation of an initial business combination. If an initial business combination is not consummated by the required time period, the loans will be forgiven unless Andina has funds available to it outside of the trust account to repay such loans.

Andina maintains its principal executive offices in office space provided to Andina at no cost by a third party affiliated with one of Andina’s directors.

Andina is also permitted to pay consulting fees to its officers, directors, shareholders or their affiliates for assisting Andina in consummating its initial business combination in an amount not to exceed an aggregate of $500,000.

Lazydays Related Person Transactions

Awards under Transaction Incentive Plan

Certain of Lazydays’ officers, directors and employees are eligible to receive compensation from Lazydays pursuant to its Transaction Incentive Plan (the “Transaction Incentive Plan”). The Transaction Incentive Plan provides for a bonus based on a formula in the event of a qualifying transaction. The consummation of the Mergers will constitute a qualifying transaction under the Transaction Incentive Plan. The following directors of Lazydays (each a “Director Recipient” and collectively, the “Director Recipients”) are each eligible to receive compensation under the Transaction Incentive Plan in connection with the consummation of the Mergers: (i) Jim Fredlake, (ii) Peter McDonald and (iii) Ray Nooyi. The aggregate value of the compensation ultimately payable under the Transaction Incentive Plan to the Director Recipients in connection with the consummation of the Mergers will be based on the final amount of consideration paid by Holdco after any applicable adjustments based on Lazydays’ working capital and debt as of the closing of the Mergers and any payments to Holdco in respect of indemnification claims under the merger agreement. Assuming the release of all holdbacks and escrows and no adjustment to the purchase price, each Director Recipient is expected to receive an amount of compensation, payable in cash and Holdco Shares, with an aggregate value of approximately $216,344 under the Transaction Incentive Plan.

Lazydays’ Related-Party Transactions Policy and Procedure

While Lazydays does not have a formal written policy or procedure for the review, approval or ratification of related party transactions, its board of directors reviews and considers the interests of its directors, executive officers and principal stockholders in its review and consideration of transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Andina directors, officers and persons owning more than 10% of Andina ordinary shares to file reports of ownership and changes of ownership with the SEC. Based on its review of the copies of such reports furnished to Andina, or representations from certain reporting persons that no other reports were required, Andina believes that all applicable filing requirements were complied with during the fiscal year ended November 30, 2016.

169

DESCRIPTION OF HOLDCO SECURITIES

The following description of the material terms of the share capital of Holdco following the Mergers includes a summary of specified provisions of the amended and restated certificate of incorporation of Holdco that will be in effect upon completion of the Mergers. This description is qualified by reference to Holdco’s amended and restated certificate of incorporation as will be in effect upon consummation of the Mergers, copies of which are attached to this proxy statement/prospectus/information statement and are incorporated in this proxy statement/prospectus/information statement by reference.

General

The constitutional documents of Holdco will provide for the issuance of 100,000,000 shares of common stock, par value $.0001, and 5,000,000 shares of preferred stock, par value $.0001.

In the Redomestication Merger, Holdco will issue its ordinary shares in exchange for the outstanding ordinary shares, rights and warrants of Andina as follows:

●	each ordinary share of Andina will be exchanged for one share of common stock of Holdco, except for public shares that have been converted into a pro rata portion of Andina’s trust account;

●	each Andina right will be automatically converted into one seventh of one share of common stock of Holdco; and

●	each Andina warrant will remain outstanding but will be deemed converted into one warrant of Holdco.

In the Transaction Merger, the Stockholders will receive their pro rata portion of: (i) 2,857,143 shares of common stock of Holdco; and (ii) $85,000,000 in cash, subject to adjustments as described elsewhere herein, including shares of common stock of Holdco and cash that are issued and paid to the Optionholders and the Bonus Payment Recipients.

Common Stock

The holders of common stock will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of Holdco voted for the election of directors can elect all of the directors.

Holders of Holdco’s common stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the common stock of Holdco.

Preferred Stock

The certificate of incorporation of Holdco, as amended, will authorize the issuance of 5,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by Holdco’s board of directors. In connection with the PIPE Investment, Holdco will designate 600,000 shares as Series A Preferred Stock. The terms of the Series A Preferred Stock are set forth in the section titled “The PIPE Proposal.” Holdco’s board of directors will be empowered, without stockholder approval, to issue the remaining preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Holdco.

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Warrants

Each outstanding public warrant of Andina shall automatically represent the right to purchase one half of one Holdco Share in lieu of one half of one ordinary share of Andina upon closing of the Redomestication Merger at a price of $11.50 per share, subject to adjustment as discussed below. However, no public warrants underlying the units sold in Andina’s initial public offering will be exercisable for cash unless Holdco has an effective and current registration statement covering the shares of common stock of Holdco issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares of Holdco. Notwithstanding the foregoing, if a registration statement covering the shares issuable upon exercise of the public warrants is not effective within a specified period following the consummation of the Mergers , warrant holders may, until such time as there is an effective registration statement and during any period when Holdco shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Holdco underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Holdco Shares for the ten (10) trading days ending on the trading day prior to the date of exercise. The warrants will expire on December 1, 2020 at 5:00 p.m., New York City time.

The warrants included in the private units (“private warrants”) are identical to the public warrants underlying the units sold in Andina’s initial public offering, except that such private warrants will be exercisable for cash (even if a registration statement covering the shares of common stock of Holdco issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by Holdco, in each case so long as they are still held by the initial purchasers or their affiliates.

The warrants to be issued to the purchasers in the PIPE Investment are substantially similar to the outstanding public warrants of Andina except that the warrants issued to the purchasers in the PIPE Investment will be exercisable on a cashless basis at any time at the holders’ option and include adjustments on the happening of certain other actions such as rights offerings undertaken by Holdco.

Holdco may call the warrants for redemption (excluding the private warrants but including the warrants issued in the PIPE Investment), in whole and not in part, at a price of $0.01 per warrant,

●	at any time while the warrants are exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the Holdco Shares equals or exceeds $24.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If Holdco calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock of Holdco underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the shares of common stock of Holdco for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of shares of common stock of Holdco at the time the warrants are called for redemption, Holdco’s cash needs at such time and concerns regarding dilutive stock issuances.

171

The exercise price and number of shares of common stock of Holdco issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock of Holdco at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock of Holdco or any voting rights unless and until they exercise their warrants and receive shares of common stock of Holdco. After the issuance of shares of common stock of Holdco upon exercise of the warrants, each holder will be entitled to one vote for each share of common stock of Holdco held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock of Holdco outstanding.

No fractional shares of Holdco will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of Holdco, Holdco will, upon exercise, follow the requirements of the DGCL.

Dividends

Andina has not paid any cash dividends on its ordinary shares to date and does not intend to pay dividends prior to the completion of the Mergers. The payment of dividends by Holdco subsequent to the Mergers will be entirely within the discretion of Holdco’s then board of directors and will be contingent upon Holdco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Mergers. It will also be subject to the dividend rights of the Series A Preferred Stock to be issued in the PIPE Investment.

Holdco’s Transfer Agent and Warrant Agent

The transfer agent for Holdco’s shares of common stock and warrant agent for its warrants upon consummation of the Mergers will be Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

172

PRICE RANGE OF ANDINA SECURITIES AND DIVIDENDS

Market Price of Units, Ordinary Shares, Rights and Warrants

Andina’s units, ordinary shares, rights and warrants are traded on The Nasdaq Capital Market under the symbols ANDAU, ANDA, ANDAR and ANDAW, respectively. The following table sets forth the high and low sales prices for Andina’s units, ordinary shares, rights and warrants for the periods indicated since the units began public trading on November 25, 2015 and Andina’s ordinary shares, rights and warrants began public trading on December 7, 2015.

The closing price Andina’s units, ordinary shares, rights and warrants on October 27, 2017, the last trading day before announcement of the execution of the merger agreement, was $10.20, $10.21, $0.45 and $0.27, respectively. As of [●], 2018, the record date, the closing price for each unit, ordinary share, right and warrant of Andina was $[●], $[●], $[●] and $[●], respectively.

	Units		Ordinary Shares		Rights		Warrants
	High	Low	High	Low	High	Low	High	Low
2017-2018:
First Quarter*	[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]

2016-2017:
Fourth Quarter	12.00	10.20	10.40	9.51	1.29	0.4499	1.24	0.249
Third Quarter	11.13	10.60	10.16	9.64	0.54	0.36	0.32	0.15
Second Quarter	11.00	10.50	10.17	10.00	0.67	0.42	0.39	0.20
First Quarter	11.10	10.49	10.35	9.93	0.65	0.33	0.39	0.20

2015-2016:
Fourth Quarter	10.50	10.27	9.95	9.81	0.80	0.23	0.25	0.12
Third Quarter	10.70	10.06	10.05	9.67	0.43	0.1601	0.18	0.08
Second Quarter	11.00	9.84	9.78	9.53	0.26	0.16	0.15	0.1001
First Quarter	10.66	9.7999	9.65	9.40	0.30	0.22	0.16	0.10

2014-2015:
Fourth Quarter	9.97	9.90	N/A	N/A	N/A	N/A	N/A	N/A

* Through [●], 2018.

Holders of Andina units, ordinary shares, rights and warrants should obtain current market quotations for their securities. The market price of Andina’s securities could vary at any time before the Mergers.

Holders

As of [●], 2018, there were [●] holders of record of Andina ordinary shares, [●] holders of record of Andina rights and [●] holders of record of Andina warrants. This includes [●] holders of record of Andina units, each for one ordinary share, one right and one warrant. Andina believes that the number of beneficial holders of the Andina ordinary shares to be in excess of 300 persons.

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APPRAISAL RIGHTS

Neither Andina shareholders nor holders of Andina rights or warrants have appraisal rights under Cayman Islands law in connection with the Mergers.

The Lazydays Stockholders are entitled to appraisal rights in connection with the Transaction Merger under Delaware law. For more information about such rights, see the provisions of Section 262 of the DGCL attached hereto as Annex F and the section entitled “The Merger Proposal—Appraisal Rights”.

STOCKHOLDER PROPOSALS

The Holdco 2018 annual meeting of stockholders will be held on or about [●], 2018 unless the date is changed by the board of directors. If you are a stockholder of Holdco and you want to include a proposal in the proxy statement for the year 2018 annual meeting, you need to provide it to Holdco by no later than [●], 2018. You should direct any proposals to Holdco’s secretary at its principal office which will located at 6130 Lazy Days Blvd., Seffner, FL 33584 and at its registered office which will be located at [●]. If you are a stockholder of Holdco and you want to present a matter of business to be considered at the year 2018 annual meeting, under Holdco’s amended and restated certificate of incorporation you must give timely notice of the matter, in writing, to Holdco’s secretary. To be timely, the notice has to be given between [●], 2018 and [●], 2018.

OTHER SHAREHOLDER COMMUNICATIONS

Andina shareholders and interested parties may communicate with Andina’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Andina Acquisition Corp. II, 250 West 57th Street, Suite 2223, New York, NY 10107. Following the Mergers, such communications should be sent in care of Holdco, 6130 Lazy Days Blvd., Seffner, FL 33584. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The consolidated financial statements of Lazydays and Subsidiaries as of and for the years ended December 31, 2016 and 2015, included in this Prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Andina Acquisition Corp. II as of November 30, 2016 and 2015, and for the period from July 1, 2015 (inception) through November 30, 2015, appearing in this proxy statement/prospectus/information statement have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus/information statement, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Andina and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Andina’s annual report to shareholders and Andina’s proxy statement. Upon written or oral request, Andina will deliver a separate copy of the annual report to any shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Andina deliver single copies of such documents in the future. Shareholders may notify Andina of their requests by calling or writing Andina at its principal executive offices at 250 West 57th Street, Suite 2223, New York, NY 10107 or (646) 565-3861, or following the Mergers, 6130 Lazy Days Blvd., Seffner, FL 33584 or [●].

174

WHERE YOU CAN FIND MORE INFORMATION

Andina files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Andina with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Andina at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

As of the date of this proxy statement/prospectus/information statement, Holdco has filed a registration statement on Form S-4 to register with the SEC the Holdco Shares and other Holdco securities that Holdco will issue in connection with the transactions contemplated by the merger agreement. This proxy statement/prospectus/information statement is a part of that registration statement and constitutes a prospectus of Holdco, as well as a proxy statement of Andina for its special meeting and an information statement for the purpose of Lazydays for its written consent.

Information and statements contained in this proxy statement/prospectus/information statement or any annex to this proxy statement/prospectus/information statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus/information statement.

All information contained in this document relating to Andina has been supplied by Andina, and all such information relating to Lazydays has been supplied by Lazydays. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document from Andina or Lazydays or if you have questions about the business combination, you should contact via phone or in writing:

Julio Torres, Chief Executive Officer	William Murnane, Chief Executive Officer
Andina Acquisition Corp. II	Lazy Days R.V. Center, Inc.
250 West 57th Street, Suite 2223	6130 Lazy Days Blvd.
New York, NY 10107	Seffner, Florida 33584
Tel. (646) 565-3861	Tel. [____________]

175

F-1

ANDINA ACQUISITION CORP. II

Condensed Balance Sheets

	August 31, 2017	November 30, 2016
	(Unaudited)
Assets
Current assets
Cash	$17,142	$63,789
Prepaid expenses	279,618	259,053
Other receivable	5,839	-
Total current assets	302,599	322,842
Cash and marketable securities held in Trust Account	40,607,272	40,651,426
Total assets	$40,909,871	$40,974,268

Liabilities and Shareholders’ Equity

Current liabilities:
Accrued expenses	$44,729	$2,166
Accounts payable	73,361	18,944
Notes payable - related parties	100,000	-
Total current liabilities	218,090	21,110

Commitments
Ordinary shares subject to possible conversion, $0.0001 par value, 3,515,801 and 3,537,686 shares at conversion value at August 31, 2017 and November 30, 2016, respectively	35,691,772	35,953,149

Shareholders’ Equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding at August 31, 2017 and November 30, 2016	-	-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized; 1,794,199 and 1,772,314 shares issued and outstanding at August 31, 2017 and November 30, 2016, respectively (excluding 3,515,801 and 3,537,686 shares subject to possible conversion at August 31, 2017 and November 30, 2016, respectively)	179	177
Additional paid-in capital	5,678,151	5,416,776
Accumulated deficit	(678,321)	(416,944)
Total shareholders’ equity	5,000,009	5,000,009
Total Liabilities and Shareholders’ Equity	$40,909,871	$40,974,268

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-2

ANDINA ACQUISITION CORP. II

Statements of Operations

(Unaudited)

	For The Three Months Ended August 31,		For The Nine Months Ended August 31,
	2017	2016	2017	2016
General and administrative	$198,840	$113,654	$464,131	$427,730
Loss from operations	(198,840)	(113,654)	(464,131)	(427,730)
Interest income	88,003	32,327	202,754	134,050
Net income (loss)	$(110,837)	$(81,327)	$(261,377)	$(293,680)

Weighted average shares outstanding, basic and diluted (1)	1,784,872	1,763,851	1,779,784	1,749,392

Basic and diluted net loss per ordinary share	(0.06)	(0.05)	(0.15)	(0.17)

(1) This number excludes 3,515,801 and 3,545,137 ordinary shares subject to possible conversion at August 31, 2017 and August 31, 2016, respectively.

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-3

ANDINA ACQUISITION CORP. II

Statement of Cash Flows

(Unaudited)

	For The Nine Months Ended August 31,
	2017	2016
Cash Flows from Operating Activities
Net loss	$(261,377)	$(293,680)
Adjustments to reconcile net loss to net cash used in operation activities:
Interest earned on cash and marketable securities held in Trust Account	(202,741)	(134,033)
Changes in operating assets and liabilities:
Prepaid expenses	(20,565)	(251,063)
Other receivable	(5,839)	(5,000)
Accrued expenses	42,563	10,000
Accounts payable	54,417	(71,468)
Net cash used in operating activities	(393,542)	(745,244)

Cash Flows from Investing Activities
Principal deposited in Trust Account	-	(40,600,000)
Interest released from Trust Account	246,895	102,995
Net cash provided by (used in) investing activities	246,895	(40,497,005)

Cash Flows from Financing Activities
Proceeds received under note payable to related parties	100,000	-
Proceeds from initial public offering, net of costs	-	38,699,151
Proceeds from private placement	-	3,100,000
Repayment of advance from related party	-	(139,172)
Payment of deferred offering costs included in accounts payable	-	(76,121)
Payment of deferred offering costs included in accrued expenses	-	(220,623)
Net cash provided by financing activities	100,000	41,363,235

Net change in cash	(46,647)	120,986

Cash - beginning of the period	63,789	100
Cash - ending of the period	$17,142	$121,086

Supplemental disclosure of noncash investing and financing activities:
Reclassification of deferred offering costs to equity	$-	$454,149
Initial value of ordinary shares subject to possible conversion	$-	$36,313,487
Change in value of ordinary shares subject to possible conversion	$(261,377)	$(294,899)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-4

ANDINA ACQUISITION CORP. II

Notes to Condensed Financial Statements

August 31, 2017

(Unaudited)

Note 1 – Organization, Plan of Business Operations

Andina Acquisition Corp. II (the “Company”) was incorporated in the Cayman Islands on July 1, 2015 as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a prospective target business are not limited to a particular industry or geographic region, although the Company is currently focusing on target businesses in the Andean region of South America and in Central America.

All activity through August 31, 2017 relates to the Company’s formation, the initial public offering described below and the search for a Business Combination candidate. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The registration statement for the Company’s initial public offering (“Initial Public Offering”) was declared effective on November 24, 2015. The Company consummated the Initial Public Offering of 4,000,000 units (“Units”) at $10.00 per unit on December 1, 2015, generating gross proceeds of $40.0 million. Offering costs were approximately $1.8 million, inclusive of $454,000 of deferred offering costs incurred prior to the closing of the Initial Public Offering (Note 4).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 310,000 Units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit, of which 265,000 Private Placement Units were sold to certain shareholders of the Company and their affiliates and designees, and 45,000 Private Placement Units were sold to EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters in the Initial Public Offering, generating gross proceeds of an aggregate of $3.1 million (Note 5).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

An aggregate amount of $40.6 million ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Units in the Private Placement was placed in a United States-based trust account (“Trust Account”) at UBS maintained by Continental Stock Transfer & Trust Company, acting as trustee, and is invested in U.S. government treasury bills, until the earlier of: (i) the consummation of a Business Combination or (ii) the Company’s failure to consummate a Business Combination within the required time period set forth in the Company’s Amended and Restated Memorandum and Articles of Association (“Charter”). One of the Company’s Directors has agreed that he will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company and that have not executed a waiver agreement with the Company. However, such Director may not be able to satisfy those obligations should they arise.

The remaining net proceeds (not held in the Trust Account) were used to pay for business, legal and accounting due diligence on prospective Business Combinations and continuing general and administrative expenses. In addition, (i) interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations and (ii) any remaining interest earned on the funds in the Trust Account may be released to the Company for its working capital requirements. With these exceptions, expenses incurred by the Company may be paid prior to a Business Combination only from the net proceeds of the Initial Public Offering and Private Placement not held in the Trust Account; provided, however, that in order to meet its working capital needs, the Company’s shareholders prior to the Initial Public Offering (the “Initial Shareholders”), officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of the Company’s Business Combination into additional Private Placement Units at a price of $10.00 per Private Placement Unit. If the Company does not complete a Business Combination, the loans would not be repaid.

F-5

ANDINA ACQUISITION CORP. II

Notes to Condensed Financial Statements

August 31, 2017

(Unaudited)

Pursuant to the Nasdaq Capital Markets listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the Trust Account (excluding taxes payable) at the time of the execution of a definitive agreement for such Business Combination, although this may entail simultaneous acquisitions of several target businesses. The fair market value of the target will be determined by the Company’s board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). The target business or businesses that the Company acquires may have a collective fair market value substantially in excess of 80% of the Trust Account balance. In order to consummate such a Business Combination, the Company may issue a significant amount of its debt or equity securities to the sellers of such business and/or seek to raise additional funds through a private offering of debt or equity securities.

In connection with any proposed initial Business Combination, the Company will either (1) seek shareholder approval of such initial Business Combination at a meeting called for such purpose at which holders of the outstanding ordinary shares sold in the Initial Public Offering (“Public Shareholders”) may seek to convert such shares (“Public Shares”), regardless of whether they vote for or against the proposed Business Combination, into their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable) or (2) provide Public Shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable). As of August 31, 2017, the amount in the Trust Account is $10.15 per Public Share (excluding interest in the amount of approximately $7,300 that may be released to the Company as described above).

If the Company determines to engage in a tender offer, such tender offer will be structured so that each Public Shareholder may tender any or all of his, her or its Public Shares rather than some pro rata portion of his, her or its shares. In that case, the Company will file tender offer documents with the Securities and Exchange Commission (“SEC”) which will contain substantially the same financial and other information about the initial Business Combination as is required under the SEC’s proxy rules. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or will allow shareholders to sell their shares to it in a tender offer will be made by the Company based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require it to seek shareholder approval. The Company will consummate an initial Business Combination only if it has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, solely if it seeks shareholder approval, a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination.

The Initial Shareholders have agreed to certain obligations and restrictions relating to their securities, including to vote in favor of any proposed Business Combination and in certain cases not to convert any shares in connection with a shareholder vote to approve, or sell their shares to the Company in any tender offer in connection with, a proposed initial Business Combination (See Note 6). The Representative has also agreed to vote its shares included in the Private Placement Units (the “private shares”) in favor of any proposed Business Combination.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) will be restricted from seeking conversion rights with respect to 20% or more of the ordinary shares sold in the Initial Public Offering without the prior consent of the Company. Accordingly, all shares in excess of 20% of the shares sold in the Initial Public Offering held by a holder will not be converted to cash.

On August 30, 2017, the Company held an extraordinary general meeting of shareholders (the “August Meeting”). At the August Meeting, the shareholders approved each of the following items: (i) an amendment to the Charter to extend the date by which the Company has to consummate a Business Combination (“Liquidation Date”) from September 1, 2017 to November 1, 2017 and (ii) an amendment to the Charter to allow the holders of the Company’s ordinary shares issued in the Company’s Initial Public Offering to elect to convert their public shares into their pro rata portion of the funds held in the Trust Account (the “Extension”). Shareholders holding 432,769 Public Shares exercised their right to convert such shares into a pro rata portion of the Trust Account. As a result, an aggregate of approximately $4.4 million (or $10.15 per share) was removed from the Trust Account to pay such holders in September 2017.

F-6

ANDINA ACQUISITION CORP. II

Notes to Condensed Financial Statements

August 31, 2017

(Unaudited)

In connection with the Extension, certain of the Company’s shareholders prior to the Initial Public Offering agreed to loan the Company $0.03 for each Public Share that was not converted, or $107,017, for each month following the Extension. Accordingly, an aggregate of approximately $214,000 was loaned to the Company and deposited in the Trust Account in September 2017. The loans will not bear interest and will be repayable by the Company to the lenders upon consummation of an initial Business Combination. If an initial Business Combination is not consummated by the required time period, the loans will be forgiven.

If the Company has not completed a Business Combination by the Liquidation Date, it will trigger the automatic liquidation of the Trust Account and the voluntary liquidation of the Company. In such event, holders of Public Shares will share ratably in the Trust Account, including any interest not previously released to the Company, and any net assets remaining available for distribution to them after payment of liabilities. The Representative and the holders of the insider shares (as defined in Note 5), private shares, and rights and warrants included in the Private Placement Units (the “private rights” and “private warrants” respectively) will not participate in any liquidation distribution with respect to their insider shares, private shares, private rights or private warrants.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of August 31, 2017, the Company had approximately $17,100 in its operating bank account and approximately $7,300 of interest income held in the Trust Account available to be released to the Company.

Through August 31, 2017, the Company’s liquidity needs were satisfied through receipt of approximately $686,000 from the sale of the Units held outside of the Trust Account upon closing of the Initial Public Offering, $25,000 from the sale of the insider shares (as described in Note 6), advances from a director in an aggregate amount of $139,000, which was repaid on December 1, 2015 from the proceeds received upon closing of the Initial Public Offering, a promissory note for up to $100,000 from related party, which is currently outstanding, and interest released from the Trust Account for working capital purposes.

Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. Based on the foregoing, the Company may have insufficient funds available to operate its business through the earlier of consummation of a Business Combination or November 1, 2017. Following the initial Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations. The Company cannot be certain that additional funding will be available on acceptable terms, or at all. The Company’s plans to raise capital or to consummate the initial Business Combination may not be successful. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 – Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and pursuant to rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and nine months ended August 31, 2017 are not necessarily indicative of the results that may be expected for the year ending November 30, 2017. For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2016, filed with SEC on February 28, 2017.

F-7

ANDINA ACQUISITION CORP. II

Notes to Condensed Financial Statements

August 31, 2017

(Unaudited)

Note 3 - Significant Accounting Policies

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (“Securities Act”), declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At August 31, 2017, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Cash and Marketable Securities Held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Initial Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. As of August 31, 2017, cash and cash equivalents held in the Trust Account consisted of approximately $36.2 million in United States Treasury Bills and approximately $4.4 million in cash. At August 31, 2017, there was approximately $7,300 of interest income held in the Trust Account available to be released to the Company.

Ordinary Shares Subject to Possible Conversion

The Company accounts for its Ordinary Shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary Shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Ordinary Shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Ordinary Shares subject to possible conversion at conversion value are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

F-8

ANDINA ACQUISITION CORP. II

Notes to Condensed Financial Statements

August 31, 2017

(Unaudited)

Net Loss per Share

Loss per share is computed by dividing net loss by the weighted-average number of Ordinary Shares outstanding during the period. An aggregate of 3,515,801 and 3,545,137 Ordinary Shares subject to possible redemption at August 31, 2017 and 2016, respectively, have been excluded from the calculation of basic loss per ordinary share since such Ordinary Shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of (i) warrants sold in the Public Offering and Private Placement to purchase 2,155,000 Ordinary Shares of the Company, (ii) rights to acquire 615,713 Ordinary Shares of the Company and (iii) 400,000 Ordinary Shares, warrants to purchase 200,000 Ordinary Shares and rights to acquire 57,142 Ordinary Shares included in the unit purchase option sold to the underwriter, in the calculation of diluted loss per share, since the exercise of the unit purchase option and warrants as well as the conversion of rights is contingent on the occurrence of future events.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 4 - Initial Public Offering

On December 1, 2015, the Company consummated the Initial Public Offering of 4,000,000 Units. The Units were sold at an offering price of $10.00 per Unit, generating net proceeds of approximately $38.2 million, net of offering costs of approximately $1.8 million, inclusive of $454,000 of deferred offering costs incurred prior to the closing of the Initial Public Offering.

Each Unit consists of one ordinary share in the Company, one right to receive one-seventh (1/7) of a share upon consummation of an initial Business Combination and one redeemable warrant (“Warrant”) to purchase one half of one ordinary share for $11.50 per full share. No fractional shares will be issued. In the event the Company will not be the surviving company upon completion of an initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the 1/7 of a share underlying each right upon consummation of the Business Combination. There is no length of time within which an investor must affirmatively elect to convert the rights. However, until a holder affirmatively elects to convert his, her or its rights, the right certificates held by such holder will not represent the ordinary shares they are convertible for but instead will simply represent the right to receive such ordinary shares.

Each Warrant entitles the holder to purchase one-half of one ordinary share at a price of $11.50 per full ordinary share commencing on the Company’s completion of its initial Business Combination, and expiring five years from the completion of the Company’s initial Business Combination. The Company will not issue fractional shares. As a result, investors must exercise Warrants in multiples of two Warrants, at a price of $11.50 per full share, subject to adjustment, to validly exercise the Warrants. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $24.00 per share for any 20 trading days within a 30-trading day period (“30-Day Trading Period”) ending on the third day prior to the date on which notice of redemption is given, provided there is a current registration statement in effect with respect to the ordinary shares underlying such Warrants commencing five business days prior to the 30-Day Trading Period and continuing each day thereafter until the date of redemption. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Warrants sold and issued in the Initial Public Offering the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. If a registration statement is not effective within 90 days following the consummation of a Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In the event that a registration statement is not effective at the time of exercise or no exemption is available for a cashless exercise, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the Warrant exercise. Additionally, in no event will the Company be required to net cash settle the Rights.

F-9

ANDINA ACQUISITION CORP. II

Notes to Condensed Financial Statements

August 31, 2017

(Unaudited)

If the Company is unable to complete an initial Business Combination within the required time period and the Company redeems the Public Shares for the funds held in the Trust Account, holders of rights and warrants will not receive any of such funds for their rights and warrants and the rights and warrants will expire worthless.

Note 5 - Private Placement

Simultaneously with the consummation of the Initial Public Offering, the Company consummated the Private Placement of 310,000 Private Placement Units, at $10.00 per Private Placement Unit for a total purchase price of $3.1 million. Of the Private Placement Units, 265,000 were purchased by Initial Shareholders and their affiliates and designees and 45,000 were purchased by EBC. The Private Placement Units are identical to the units sold in the Initial Public Offering except the warrants included in the Private Placement Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. Additionally, because the warrants included in the Private Placement Units were issued in a private transaction, the holders and their transferees will be allowed to exercise such warrants for cash even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective and receive unregistered ordinary shares. Furthermore, the purchasers have agreed (A) to vote the private shares in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the Company’s proposed amended and restated memorandum and articles of association to be effected prior to the completion of the Initial Public Offering that would affect the substance or timing of the Company’s obligation to allow holders of Public Shares to exercise conversion rights with respect thereto as described herein unless the Company provides dissenting Public Shareholders with the opportunity to convert their Public Shares in connection with any such vote, (C) not to convert any private shares for cash from the Trust Account in connection with a shareholder vote to approve a proposed initial Business Combination (or to sell such shares to the Company in any tender offer the Company may engage in) or a vote to amend the provisions of the Company’s amended and restated memorandum and articles of association as described above and (D) that the private shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. The purchasers have also agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to certain permitted transferees) until the completion of an initial Business Combination.

Note 6 - Related Party Transactions

Initial Shares

In July 2015, the Company issued 1,150,000 ordinary shares (the “insider shares”) to the Initial Shareholders for an aggregate purchase price of $25,000. The insider shares held by the Initial Shareholders included an aggregate of 150,000 shares repurchased for an aggregate purchase price of $0.01 and cancelled by the Company in December 2015 upon receiving notice that the underwriters’ over-allotment option was not exercised in full.

F-10

ANDINA ACQUISITION CORP. II

Notes to Condensed Financial Statements

August 31, 2017

(Unaudited)

The insider shares are identical to the ordinary shares included in the Units sold in the Initial Public Offering. However, the Initial Shareholders have agreed (subject to certain exceptions) (A) to vote their insider shares (as well as any public shares acquired in or after the Initial Public Offering) in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the amended and restated memorandum and articles of association with respect to pre-Business Combination activities prior to the consummation of such a Business Combination unless the Company provides dissenting public shareholders with the opportunity to convert their public shares into the right to receive cash from the trust account in connection with any such vote, (C) not to convert any insider shares (as well as any other shares acquired in or after the Initial Public Offering) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a proposed initial Business Combination (or sell any shares they hold to the Company in a tender offer in connection with a proposed initial Business Combination) or a vote to amend the provisions of the amended and restated memorandum and articles of association as described above and (D) that the insider shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. Additionally, the Initial Shareholders have agreed not to transfer, assign or sell any of the insider shares (except to certain permitted transferees) until (1) with respect to 50% of the insider shares, the earlier of one year after the date of the consummation of initial Business Combination and the date on which the closing price of ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after initial business combination and (2) with respect to the remaining 50% of the insider shares, one year after the date of the consummation of initial Business Combination, or earlier, in either case, if, subsequent to initial business combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Transactions

Prior to the closing of the Initial Public Offering, a director advanced an aggregate of approximately $139,000 to cover expenses related to the Company’s formation and the Initial Public Offering. The Company repaid this amount on December 1, 2015 from the proceeds received upon closing of the Initial Public Offering. Following the commitment letter from one of the Company’s directors and non-executive Chairman of the Board to provide working capital to the Company, on April 28, 2017, the Company issued a $100,000 convertible promissory note to a related party. The loan is unsecured, non-interest bearing and is payable upon consummation of a Business Combination. Upon consummation of a Business Combination, the principal balance of the note may be converted, at the holder’s option, to Private Placement Units at a price of $10.00 per Private Placement Unit. If the lender converts the entire principal balance of the convertible promissory note, he would receive 10,000 Private Placement Units. If a Business Combination is not consummated, the note will not be repaid by the Company and all amounts owed thereunder by the Company will be forgiven except to the extent that the Company has funds available to it outside of its Trust Account established in connection with the Initial Public Offering. As of August 31, 2017, the $100,000 convertible promissory note was outstanding.

Also, in connection with the Extension, certain of the Company’s shareholders prior to the Initial Public Offering agreed to loan the Company for $0.03 for each Public Share that was not converted, or approximately $107,017, for each month following the Extension. Accordingly, an amount of approximately $214,000 was loaned to the Company and deposited in the Trust Account in September 2017. The loans will not bear interest and will be repayable by the Company to the lenders upon consummation of an initial Business Combination. If an initial Business Combination is not consummated by the required time period, the loans will be forgiven.

The Company maintains its principal executive offices in office space provided to the Company at no cost by a third party affiliated with one of the Company’s directors.

The Company is also permitted to pay consulting fees to its officers, directors, shareholders or their affiliates for assisting us in consummating our initial Business Combination in an amount not to exceed an aggregate of $500,000.

F-11

ANDINA ACQUISITION CORP. II

Notes to Condensed Financial Statements

August 31, 2017

(Unaudited)

Note 7 - Commitments and Contingencies

Underwriting Agreement

On November 24, 2015, the Company entered into an agreement with EBC (“Underwriting Agreement”), pursuant to which the Company paid an underwriting discount of $1.3 million. The Company has further engaged EBC to assist the Company with its initial Business Combination. Pursuant to this arrangement, the Company anticipates that EBC will assist the Company in holding meetings with shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EBC a cash fee of $1,600,000 for such services upon the consummation of its initial Business Combination (exclusive of any applicable finders’ fees which might become payable); provided that up to 25% of the fee may be allocated at the Company’s sole discretion to one or more advisors that assist the Company in identifying and consummating an initial Business Combination. The Company will also reimburse EBC for up to $20,000 of its reasonable costs and expenses incurred by it (including reasonable fees and disbursements of counsel) in connection with the performance of its services pursuant to the agreement; provided, however, all expenses in excess of $5,000 in the aggregate shall be subject to prior written approval, which approval will not be unreasonably withheld. The Company is not obligated to pay these fees if no business combination is consummated. These fees are an unrecognized contingent liability, as closing of a potential business combination was not considered probable as of August 31, 2017.

Unit Purchase Option

In November 2015, the Company sold to EBC and its designees for $100, unit purchase options to purchase an aggregate of 400,000 units (collectively, the “Unit Purchase Option”). The Unit Purchase Option is exercisable at $10.00 per unit, commencing on the later of the consummation of a Business Combination and November 24, 2016. The Unit Purchase Option expires on November 24, 2020. Since the option is not exercisable until the consummation of a Business Combination at the earliest, and the rights will result in the issuance of shares upon consummation of a Business Combination, the option will effectively represent the right to purchase an aggregate 457,142 ordinary shares (which includes the 57,142 ordinary shares issuable for the rights included in the units, as well as 400,000 warrants to purchase 200,000 ordinary shares for $11.50 per share). The Unit Purchase Option grants to the holders demand and “piggy back” registration rights for periods of five and seven years, respectively, from November 24, 2015 with respect to the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves.

The Company accounted for the fair value of the Unit Purchase Option, inclusive of the receipt of a $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of the Unit Purchase Option was approximately $2 million (or $5.01 per unit) using the Black-Scholes option-pricing model. The fair value of the Unit Purchase Option was estimated as of the date of grant using the following assumptions: (1) expected volatility of 57.71%, (2) risk-free interest rate of 1.52%, and (3) expected life of five years. The Unit Purchase Option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the Unit Purchase Option (the difference between the exercise prices of the Unit Purchase Option and the market price of the Units and underlying ordinary shares) to exercise the Unit Purchase Option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the Unit Purchase Option or underlying rights and warrants.

Other Agreements

On October 8, 2015, the Company engaged B. Riley & Co. LLC (“B. Riley”) to provide certain advisory services in connection with the Company’s initial Business Combination in exchange for $250,000 in service fees, which were paid in December 2015 and is included in Prepaid Expenses in the accompanying Condensed Balance Sheets as B. Riley has not provided material services to date.

F-12

ANDINA ACQUISITION CORP. II

Notes to Condensed Financial Statements

August 31, 2017

(Unaudited)

The Company has also signed agreements with individuals in the business community of their respective countries (the “Originators”) to supplement the efforts of the management team on its search of targets for a potential Business Combination. The agreements with the Originators are for a period of three to six months. In exchange for the services, the Company agreed to pay the Originators a finder’s fee of 0.75% of the transaction value, payable upon the completion of a Business Combination. The aggregated amount of the finders’ fee for the Financial Advisor and the Originators should be below 2.8% of the amount invested by the Company in the target company. To date, no fees have been incurred in connection with the agreements yet.

In July 2017, the Company entered into a financial advisory and private placement agreement with an advisor in connection with a potential Business Combination. Pursuant to the agreement, the Company agreed to pay the advisor a cash fee of $200,000, plus placement agent fees, as well as issue the advisor warrants to purchase ordinary shares of the Company, if the Business Combination is consummated and a capital raise is closed. The fees and warrants are all payable upon the closing of the Business Combination. The Company is not obligated to pay these fees if no Business Combination is consummated. These fees are an unrecognized contingent liability, as closing of a potential Business Combination was not considered probable as of August 31, 2017.

In August 2017, the Company entered into an engagement letter to obtain legal advisory services in connection with a potential Business Combination, pursuant to which the legal agreed to defer all additional fee charges (“deferred charges”) after the certain retainer amount is used.  The Company is not obligated to pay deferred fees  if no Business Combination is consummated. As of August 31, 2017, no material services were provided yet. The deferred charges are an unrecognized contingent liability, as closing of a potential Business Combination was not considered probable as of August 31, 2017.

Registration Rights

The Initial Shareholders and purchasers of the private Placement Units are entitled to registration rights with respect to their securities, pursuant to an agreement dated as of November 24, 2015. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Private Placement Units (or underlying securities) issued in payment of working capital loans made to the Company can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Note 8 - Shareholder Equity

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of August 31, 2017, there are no preferred shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 100,000,000 ordinary shares with a par value of $0.0001 per share.

As of August 31, 2017, after the consummation of the Initial Public Offering and the Private Placement, the Company has an aggregate of 5,310,000 ordinary shares outstanding, inclusive of 3,515,801 and 3,537,686 ordinary shares subject to possible conversion classified as temporary equity in the accompanying Balance Sheet as of August 31, 2017 and November 30, 2016, respectively.

In connection with the Extension, shareholders holding 432,769 Public Shares exercised their right to convert such shares into a pro rata portion of the Trust Account. As a result, an aggregate of approximately $4.4 million (or $10.15 per share) was removed from the Trust Account to pay such holders in September 2017.

Note 9 - Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

F-13

ANDINA ACQUISITION CORP. II

Notes to Condensed Financial Statements

August 31, 2017

(Unaudited)

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured on a recurring basis as of August 31, 2017, and November 30, 2016 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Quoted Prices in Active Markets
	(Level 1)
Description	August 31, 2017	November 30, 2016
Cash and marketable securities held in Trust Account	$40,607,272	40,651,426

Approximately $4.4 million and $44,000 of the balance in the Trust Account was held in cash as of August 31, 2017 and November 30, 2016.

Note 10 - Subsequent Events

In September 2017, in connection with the Extension, the Company paid an aggregate of approximately $4.4 million (or $10.15 per share) out of the Trust Account to pay shareholders holding 432,769 Public Shares who exercised their right to convert such shares into a pro rata portion of the Trust Account.

In addition, certain of the Company’s shareholders prior to the Initial Public Offering agreed to loan the Company for $0.03 for each Public Share that was not converted, or $107,017, for each month following the Extension. Accordingly, an aggregate of approximately $214,000 was loaned to the Company and deposited in the Trust Account in September 2017. The loans will not bear interest and will be repayable by the Company to the lenders upon consummation of an initial Business Combination. If an initial Business Combination is not consummated by the required time period, the loans will be forgiven.

F-14

ANDINA ACQUISITION CORP. II

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Shareholders

of Andina Acquisition Corp. II

We have audited the accompanying balance sheets of Andina Acquisition Corp. II (the “Company”) as of November 30, 2016 and 2015, and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended November 30, 2016 and for the period from July 1, 2015 (Inception) through November 30, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of November 30, 2016 and 2015, and the results of its operations and its cash flows for the year ended November 30, 2016 and for the period from July 1, 2015 (Inception) through November 30, 2015 in conformity with accounting principles generally accepted in the United States of America.

/s/Marcum llp

Marcum llp
New York, NY
February 28, 2017

F-16

ANDINA ACQUISITION CORP. II

Balance Sheets

	As of November 30,
	2016	2015
Assets
Current assets
Cash	$63,789	$100
Prepaid expenses	259,053	25,624
Total current assets	322,842	25,724
Cash and marketable securities held in Trust Account	40,651,426	-
Deferred offering costs	-	454,149
Total assets	$40,974,268	$479,873

Liabilities and Shareholders’ Equity (Deficit)
Accrued expenses	$2,166	$220,623
Accounts payable	18,944	152,811
Due to related party	-	139,172
Total current liabilities	21,110	512,606

Commitments
Ordinary shares subject to possible conversion, $0.0001 par value, 3,537,686 and -0- shares at conversion value at November 30, 2016 and November 30, 2015	35,953,149	-

Shareholders’ Equity (Deficit):
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding at November 30, 2016 and 2015	-	-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 1,772,314 and 1,150,000 (1) shares issued and outstanding at November 30, 2016 and 2015, respectively (excluding 3,537,686 shares subject to possible conversion/tender at November 30, 2016)	177	115
Additional paid-in capital	5,416,776	24,985
Accumulated deficit	(416,944)	(57,833)
Total shareholders’ equity (deficit)	5,000,009	(32,733)
Total Liabilities and Shareholders’ Equity (Deficit)	$40,974,268	$479,873

(1)	This number includes 150,000 ordinary shares that were repurchased in December 2015 upon receiving notice of not exercising the over-allotment option by the underwriters.

The accompanying notes are an integral part of these financial statements.

F-17

ANDINA ACQUISITION CORP. II

Statements of Operations

	For The Fiscal Year Ended November 30, 2016	For The Period From July 1, 2015 (Inception) through November 30, 2015
General and administrative	$513,552	$57,833
Loss from operations	(513,552)	(57,833)
Interest income	154,441	-
Net loss	(359,111)	(57,833)

Weighted average shares outstanding, basic and diluted (1)	1,753,259	1,000,000

Basic and diluted net loss per ordinary share	(0.20)	(0.06)

(1)	This number excludes 3,537,686 ordinary shares subject to possible conversion for the year ended November 30, 2016, and 150,000 ordinary shares that were repurchased in December 2015 upon receiving notice of not exercising the over-allotment option by the underwriters.

The accompanying notes are an integral part of these financial statements.

F-18

ANDINA ACQUISITION CORP. II

Statement of Changes in Shareholders’ Equity (Deficit)

			Additional		Total
	Ordinary Shares (1)		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance - July 1, 2015 (Inception)	-	$-	$-	$-	$-
Ordinary shares issued to insiders	1,150,000	115	24,885	-	25,000
Sale of unit purchase option	-	-	100	-	100
Net loss	-	-		(57,833)	(57,833)
Balance - November 30, 2015	1,150,000	$115	$24,985	$(57,833)	$(32,733)
Sale of units in initial public offering, net of offering costs	4,000,000	400	38,244,602	-	38,245,002
Sale of units to insiders and underwriter in private placement	310,000	31	3,099,969	-	3,100,000
Compulsory repurchase of ordinary shares	(150,000)	(15)	15	-	-
Ordinary shares subject to possible conversion	(3,537,686)	(354)	(35,952,795)	-	(35,953,149)
Net loss	-	-	-	(359,111)	(359,111)
Balance - November 30, 2016	1,772,314	177	5,416,776	(416,944)	5,000,009

The accompanying notes are an integral part of these financial statements.

F-19

ANDINA ACQUISITION CORP. II

Statement of Cash Flows

	For The Fiscal Year ended	For The Period From July 1, 2015 (Inception) through
	November 30, 2016	November 30, 2015
Cash Flows from Operating Activities
Net loss	$(359,111)	$(57,833)
Adjustments to reconcile net loss to net cash used in operation activities:
Formation costs paid by related party	-	6,767
Interest earned on cash and marketable securities held in Trust Account	(154,421)	-
Changes in operating assets and liabilities:
Prepaid expenses	(233,429)	(25,624)
Accrued expenses	2,166	76,690
Accounts payable	(57,746)	-
Net cash used in operating activities	(802,541)	-

Cash Flows from Investing Activities
Principal deposited in Trust Account	(40,600,000)	-
Interest released from Trust Account	102,995	-
Net cash used in investing activities	(40,497,005)	-

Cash Flows from Financing Activities
Proceeds from initial public offering, net of costs	38,699,151	-
Proceeds from private placement	3,100,000	-
Repayment of advance from related party	(139,172)	-
Proceeds from issuance of ordinary shares to initial shareholders	-	25,000
Payment of deferred offering costs included in accounts payable	(76,121)	(25,000)
Proceeds from underwriters unit purchase option	-	100
Payment of deferred offering costs included in accrued expenses	(220,623)	-
Net cash provided by financing activities	41,363,235	100

Net change in cash	63,689	100

Cash - beginning of the period	100	-
Cash - ending of the period	$63,789	$100

Supplemental disclosure of noncash investing and financing activities:
Reclassification of deferred offering costs to equity	$454,149	$-
Initial value of ordinary shares subject to possible conversion	$36,313,487	$-
Change in value of ordinary shares subject to possible conversion	$(360,338)	$-
Deferred offering costs included in accounts payable and accrued expenses	$-	$296,744
Payment of deferred offering costs made by shareholder and included in due to related party	$-	$132,405

The accompanying notes are an integral part of these financial statements.

F-20

ANDINA ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Note 1 - Organization, Plan of Business Operations

Andina Acquisition Corp. II (the “Company”) was incorporated in the Cayman Islands on July 1, 2015 as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a prospective target business are not limited to a particular industry or geographic region, although the Company is currently focusing on target businesses in the Andean region of South America and in Central America.

All activity through November 30, 2016 relates to the Company’s formation, the initial public offering described below and the search for a Business Combination candidate. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The registration statement for the Company’s initial public offering (“Initial Public Offering”) was declared effective on November 24, 2015. The Company consummated the Initial Public Offering of 4,000,000 units (“Units”) at $10.00 per unit on December 1, 2015, generating gross proceeds of $40.0 million. Offering costs were approximately $1.8 million, inclusive of $454,000 of deferred offering costs incurred prior to the closing of the Initial Public Offering (Note 4).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 310,000 Units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit, of which 265,000 Private Placement Units were sold to certain shareholders of the Company and their affiliates and designees, and 45,000 Private Placement Units were sold to EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters in the Initial Public Offering, generating gross proceeds of $3.1 million (Note 5).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

An aggregate amount of $40.6 million ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Units in the Private Placement was placed in a United States-based trust account (“Trust Account”) at UBS maintained by Continental Stock Transfer & Trust Company, acting as trustee, and is invested in U.S. government treasury bills, until the earlier of: (i) the consummation of a Business Combination or (ii) the Company’s failure to consummate a Business Combination by June 1, 2017 (or September 1, 2017 if the Company has entered into a letter of intent, memorandum of understanding or definitive agreement with a target business for a Business Combination by June 1, 2017 and a Business Combination has not yet been consummated by such date). One of the Company’s Directors has agreed that he will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, such Director may not be able to satisfy those obligations should they arise.

The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In addition, (i) interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations and (ii) any remaining interest earned on the funds in the Trust Account may be released to the Company for its working capital requirements. With these exceptions, expenses incurred by the Company may be paid prior to a Business Combination only from the net proceeds of the Initial Public Offering not held in the Trust Account; provided, however, that in order to meet its working capital needs following the consummation of the Initial Public Offering, the Company’s shareholders prior to the Initial Public Offering (the “Initial Shareholders”), officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of the Company’s Business Combination into additional Private Placement Units at a price of $10.00 per unit. If the Company does not complete a Business Combination, the loans would not be repaid.

F-21

ANDINA ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Pursuant to the Nasdaq Capital Markets listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the Trust Account at the time of the execution of a definitive agreement for such Business Combination, although this may entail simultaneous acquisitions of several target businesses. The fair market value of the target will be determined by the Company’s board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). The target business or businesses that the Company acquires may have a collective fair market value substantially in excess of 80% of the Trust Account balance. In order to consummate such a Business Combination, the Company may issue a significant amount of its debt or equity securities to the sellers of such business and/or seek to raise additional funds through a private offering of debt or equity securities.

In connection with any proposed initial Business Combination, the Company will either (1) seek shareholder approval of such initial Business Combination at a meeting called for such purpose at which holders of the outstanding ordinary shares sold in the Initial Public Offering (“Public Shareholders”) may seek to convert such shares (“Public Shares”), regardless of whether they vote for or against the proposed Business Combination, into their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable) or (2) provide Public Shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable). As of November 30, 2016, the amount in the Trust Account is approximately $10.16 per Public Share (inclusive of interest in the amount of approximately $51,000 that may be released to the Company as described above).

If the Company determines to engage in a tender offer, such tender offer will be structured so that each Public Shareholder may tender any or all of his, her or its Public Shares rather than some pro rata portion of his, her or its shares. In that case, the Company will file tender offer documents with the Securities and Exchange Commission (“SEC”) which will contain substantially the same financial and other information about the initial Business Combination as is required under the SEC’s proxy rules. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or will allow shareholders to sell their shares to it in a tender offer will be made by the Company based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require it to seek shareholder approval. The Company will consummate an initial Business Combination only if it has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, solely if it seeks shareholder approval, a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination.

The Initial Shareholders have agreed to certain obligations and restrictions relating to their securities, including to vote in favor of any proposed Business Combination and in certain cases not to convert any shares in connection with a shareholder vote to approve, or sell their shares to the Company in any tender offer in connection with, a proposed initial Business Combination (See Note 6). The Representative has also agreed to vote its shares included in the Private Placement Units (the “private shares”) in favor of any proposed Business Combination.

F-22

ANDINA ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) will be restricted from seeking conversion rights with respect to 20% or more of the ordinary shares sold in the Initial Public Offering without the prior consent of the Company. Accordingly, all shares in excess of 20% of the shares sold in the Initial Public Offering held by a holder will not be converted to cash.

The Company’s Amended and Restated Memorandum and Articles of Association provides that the Company will continue in existence only until June 1, 2017 (or September 1, 2017 if the Company has entered into a letter of intent, memorandum of understanding or definitive agreement with a target business for a Business Combination by June 1, 2017 and a Business Combination has not yet been consummated by such date). If the Company has not completed a Business Combination by such date, it will trigger the automatic liquidation of the Trust Account and the voluntary liquidation of the Company. In such event, holders of Public Shares will share ratably in the Trust Account, including any interest not previously released to the Company, and any net assets remaining available for distribution to them after payment of liabilities. The Representative and the holders of the insider shares (as defined in Note 5), private shares, and private rights will not participate in any liquidation distribution with respect to their insider shares, private shares or private rights.

Note 2 - Basis of Presentation

The accompanying balance sheet is presented in U.S. dollars and has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Liquidity

As of November 30, 2016, the Company had approximately $64,000 in its operating bank account, approximately $51,000 of interest income held in the Trust Account available to be released to the Company, and working capital of approximately $302,000.

Through November 30, 2016, the Company’s liquidity needs were satisfied through receipt of approximately $686,000 from the sale of the Units held outside of the Trust Account upon closing of the Initial Public Offering, $25,000 from the sale of the insider shares (as described in Note 6), advances from a director in an aggregate amount of $139,000, which was repaid on December 1, 2015 from the proceeds received upon closing of the Initial Public Offering, and interest released from the Trust Account of approximately $103,000 to the Company in June 2016 for working capital purposes.

If needed to finance transaction costs in connection with searching for a target business or consummating an intended initial Business Combination, the Initial Shareholders, officers, directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. Such loans would be evidenced by promissory notes. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of the Company’s initial Business Combination into additional Private Placement Units at a price of $10.00 per Unit (which, for example, would result in the holders being issued 57,142 Ordinary Shares if $500,000 of notes were so converted as the rights included in the Units would result in an additional 7,142 shares being issued, as well as 50,000 Warrants to purchase 25,000 Ordinary Shares). In February 2017, one of the Company’s directors and non-executive Chairman of the Board agreed to loan the Company up to $50,000 for working capital purposes. To date, the Company has not borrowed any amount under such loan.

F-23

ANDINA ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Based on the foregoing, management believes that the Company will have sufficient working capital to meet the Company’s needs through the earlier of the consummation of a Business Combination or June 1, 2017 (or September 1, 2017 if we have entered into a letter of intent, memorandum of understanding or definitive agreement with a target business for a business combination by June 1, 2017 and a business combination has not yet been consummated by such date). The Company anticipates that its uses of cash until September 1, 2017 will be approximately $234,000 of expenses for the search for target businesses and for the legal, accounting and other third-party expenses attendant to the due diligence investigations, structuring and negotiating of a Business Combination.

Note 3 - Significant Accounting Policies

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (“Securities Act”), declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At November 30, 2016, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Cash and Marketable Securities Held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Initial Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. As of November 30, 2016, cash and cash equivalents held in the Trust Account consisted of approximately $40.6 million in United States Treasury Bills and approximately $44,000 in cash. At November 30, 2016, there was approximately $51,000 of interest income held in the Trust Account available to be released to the Company.

F-24

ANDINA ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Ordinary Shares Subject to Possible Conversion

The Company accounts for its Ordinary Shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary Shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Ordinary Shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Ordinary Shares subject to possible conversion at conversion value are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Offering Costs

Offering costs consist principally of legal, accounting and underwriting costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to approximately $1.8 million (including $1.3 million in underwriters’ fees) were charged to shareholder’s equity upon completion of the Initial Public Offering.

Net Loss per Share

Loss per share is computed by dividing net loss by the weighted-average number of Ordinary Shares outstanding during the period. An aggregate of 3,537,686 Ordinary Shares subject to possible redemption at November 30, 2016, have been excluded from the calculation of basic loss per ordinary share since such Ordinary Shares, if redeemed, only participate in their pro rata share of the trust earnings. For the period from July 1, 2015 (Inception) through August 31, 2015, the weighted average shares were reduced for the effect of an aggregate of 150,000 ordinary shares that were repurchased in December 2015 upon receiving notice of not exercising the over-allotment option by the underwriters. The Company has not considered the effect of (i) warrants sold in the Public Offering and Private Placement to purchase 2,155,000 Ordinary Shares of the Company, (ii) rights to acquire 615,713 Ordinary Shares of the Company and (iii) 400,000 Ordinary Shares, warrants to purchase 200,000 Ordinary Shares and rights to acquire 57,142 Ordinary Shares included in the unit purchase option sold to the underwriter, in the calculation of diluted loss per share, since the exercise of the unit purchase option and warrants as well as the conversion of rights is contingent on the occurrence of future events.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Income Taxes

The Company was registered as an Exempted Company in the Cayman Islands, and therefore, is not subject to Cayman Islands income taxes for 20 years from the Date of Inception. While the Company has no intention of conducting any business activities in the United States, the Company would be subject to United States income taxes based on such activities that would occur in the United States. The Company accounts for income taxes under ASC Topic 740 “Income Taxes”. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecoginition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position.

The Company might be subject to major tax jurisdictions in United States and New York. The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of November 30, 2016. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

F-25

ANDINA ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 4 - Initial Public Offering

On December 1, 2015, the Company consummated the Initial Public Offering of 4,000,000 Units. The Units were sold at an offering price of $10.00 per Unit, generating net proceeds of approximately $38.7 million, net of offering costs of approximately $1.8 million, inclusive of $454,000 of deferred offering costs incurred prior to the closing of the Initial Public Offering.

Each Unit consists of one ordinary share in the Company, one right to receive one-seventh (1/7) of a share upon consummation of an initial Business Combination and one redeemable warrant (“Warrant”) to purchase one half of one ordinary share for $11.50 per full share. No fractional shares will be issued. In the event the Company will not be the surviving company upon completion of an initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the 1/7 of a share underlying each right upon consummation of the Business Combination. There is no length of time within which an investor must affirmatively elect to convert the rights. However, until a holder affirmatively elects to convert his, her or its rights, the right certificates held by such holder will not represent the ordinary shares they are convertible for but instead will simply represent the right to receive such ordinary shares.

Each Warrant entitles the holder to purchase one-half of one ordinary share at a price of $11.50 per full ordinary share commencing on the later of the Company’s completion of its initial Business Combination or November 24, 2016, and expiring five years from the completion of the Company’s initial Business Combination. The Company will not issue fractional shares. As a result, investors must exercise Warrants in multiples of two Warrants, at a price of $11.50 per full share, subject to adjustment, to validly exercise the Warrants. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $24.00 per share for any 20 trading days within a 30-trading day period (“30-Day Trading Period”) ending on the third day prior to the date on which notice of redemption is given, provided there is a current registration statement in effect with respect to the ordinary shares underlying such Warrants commencing five business days prior to the 30-Day Trading Period and continuing each day thereafter until the date of redemption. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Warrants sold and issued in the Initial Public Offering the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. If a registration statement is not effective within 90 days following the consummation of a Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In the event that a registration statement is not effective at the time of exercise or no exemption is available for a cashless exercise, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the Warrant exercise. Additionally, in no event will the Company be required to net cash settle the Rights.

F-26

ANDINA ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

If the Company is unable to complete an initial Business Combination within the required time period and the Company redeems the Public Shares for the funds held in the Trust Account, holders of rights and warrants will not receive any of such funds for their rights and warrants and the rights and warrants will expire worthless.

Note 5 - Private Placement

Simultaneously with the consummation of the Initial Public Offering, the Company consummated the Private Placement of 310,000 Private Placement Units, at $10.00 per Private Placement Unit for a total purchase price of $3.1 million. Of the Private Placement Units, 265,000 were purchased by Initial Shareholders and their affiliates and designees and 45,000 were purchased by EBC. The Private Placement Units are identical to the units sold in the Initial Public Offering except the warrants included in the Private Placement Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. Additionally, because the warrants included in the Private Placement Units were issued in a private transaction, the holders and their transferees will be allowed to exercise such warrants for cash even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective and receive unregistered ordinary shares. Furthermore, the purchasers have agreed (A) to vote the private shares in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the Company’s proposed amended and restated memorandum and articles of association to be effected prior to the completion of the Initial Public Offering with respect to its pre-Business Combination activities prior to the consummation of such a Business Combination unless the Company provides dissenting Public Shareholders with the opportunity to convert their Public Shares in connection with any such vote, (C) not to convert any private shares for cash from the Trust Account in connection with a shareholder vote to approve a proposed initial Business Combination (or to sell such shares to the Company in any tender offer the Company may engage in) or a vote to amend the provisions of the Company’s amended and restated memorandum and articles of association relating to shareholders’ rights or pre-Business Combination activity and (D) that the private shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. The purchasers have also agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to certain permitted transferees) until the completion of an initial Business Combination.

F-27

ANDINA ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Note 6 - Related Party Transactions

Initial Shares

In July 2015, the Company issued 1,150,000 ordinary shares (the “insider shares”) to the Initial Shareholders for an aggregate purchase price of $25,000. The insider shares held by the Initial Shareholders included an aggregate of 150,000 shares repurchased for an aggregate purchase price of $0.01 and cancelled by the Company in December 2015 upon receiving notice that the underwriters’ over-allotment option was not exercised in full.

The insider shares are identical to the ordinary shares included in the Units sold in the Initial Public Offering. However, the initial shareholders have agreed (subject to certain exceptions) (A) to vote their insider shares (as well as any public shares acquired in or after the Initial Public Offering) in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the amended and restated memorandum and articles of association with respect to pre-Business Combination activities prior to the consummation of such a Business Combination unless the Company provides dissenting public shareholders with the opportunity to convert their public shares into the right to receive cash from the trust account in connection with any such vote, (C) not to convert any insider shares (as well as any other shares acquired in or after the Initial Public Offering) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a proposed initial Business Combination (or sell any shares they hold to the Company in a tender offer in connection with a proposed initial Business Combination) or a vote to amend the provisions of the amended and restated memorandum and articles of association relating to shareholders’ rights or pre-Business Combination activity and (D) that the insider shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. Additionally, the Initial Shareholders have agreed not to transfer, assign or sell any of the insider shares (except to certain permitted transferees) until (1) with respect to 50% of the insider shares, the earlier of one year after the date of the consummation of initial Business Combination and the date on which the closing price of ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after initial business combination and (2) with respect to the remaining 50% of the insider shares, one year after the date of the consummation of initial Business Combination, or earlier, in either case, if, subsequent to initial business combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Transactions

Prior to the closing of the Initial Public Offering, a director has advanced an aggregate of approximately $139,000 to cover expenses related to the Company’s formation and the Initial Public Offering. The Company repaid this amount on December 1, 2015 from the proceeds received upon closing of the Initial Public Offering.

The Company maintains its principal executive offices in office space provided to us at no cost by a third party affiliated with one of the Company’s directors.

The Company is also permitted to pay consulting fees to its officers, directors, shareholders or their affiliates for assisting us in consummating our initial business combination in an amount not to exceed an aggregate of $500,000.

F-28

ANDINA ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Note 7 - Commitments and Contingencies

Underwriting Agreement

On November 24, 2015, the Company entered into an agreement with EBC (“Underwriting Agreement”), pursuant to which the Company paid an underwriting discount of $1.3 million. The Company has further engaged EBC to assist the Company with its initial Business Combination. Pursuant to this arrangement, the Company anticipates that EBC will assist the Company in holding meetings with shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EBC a cash fee of 4% of the gross proceeds of the Initial Public Offering for such services upon the consummation of its initial Business Combination (exclusive of any applicable finders’ fees which might become payable); provided that up to 25% of the fee may be allocated at the Company’s sole discretion to one or more advisors that assist the Company in identifying and consummating an initial Business Combination. The Company will also reimburse EBC for up to $20,000 of its reasonable costs and expenses incurred by it (including reasonable fees and disbursements of counsel) in connection with the performance of its services pursuant to the agreement; provided, however, all expenses in excess of $5,000 in the aggregate shall be subject to prior written approval, which approval will not be unreasonably withheld.

Unit Purchase Option

The Company sold to EBC and its designees for $100, unit purchase options to purchase an aggregate of 400,000 units (collectively, the “Unit Purchase Option”). The Unit Purchase Option is exercisable at $10.00 per unit, commencing on the later of the consummation of a Business Combination and November 24, 2016. The Unit Purchase Option expires on November 24, 2020. Since the option is not exercisable until the consummation of a Business Combination at the earliest, and the rights will result in the issuance of shares upon consummation of a Business Combination, the option will effectively represent the right to purchase an aggregate 457,142 ordinary shares (which includes the 57,142 ordinary shares issuable for the rights included in the units, as well as 400,000 warrants to purchase 200,000 ordinary shares for $11.50 per share). The Unit Purchase Option grants to the holders demand and “piggy back” registration rights for periods of five and seven years, respectively, from November 24, 2015 with respect to the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves.

The Company accounted for the fair value of the Unit Purchase Option, inclusive of the receipt of a $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of the Unit Purchase Option is approximately $2 million (or $5.01 per unit) using the Black-Scholes option-pricing model. The fair value of the Unit Purchase Option is estimated as of the date of grant using the following assumptions: (1) expected volatility of 57.71%, (2) risk-free interest rate of 1.52%, and (3) expected life of five years. The Unit Purchase Option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the Unit Purchase Option (the difference between the exercise prices of the Unit Purchase Option and the market price of the Units and underlying ordinary shares) to exercise the Unit Purchase Option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the Unit Purchase Option or underlying rights and warrants.

Advisory Agreements

On October 8, 2015, the Company engaged B. Riley & Co. LLC (“B. Riley”) to provide certain advisory services in connection with the Company’s initial Business Combination in exchange for $250,000 in service fees, which were paid in December 2015.

F-29

ANDINA ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

The Company has also signed agreements with individuals in the business community of their respective countries (the “Originators”) to supplement the efforts of the management team on its search of targets for a potential Business Combination. The agreements with the Originators are for a period of three to six months. In exchange for the services, the Company agreed to pay the Originators a finder’s fee of 0.75% of the transaction value, payable upon the completion of a Business Combination. The aggregated amount of the finders’ fee for the Financial Advisor and the Originators should be below 2.8% of the amount invested by the Company in the target company.

Registration Rights

The Initial Shareholders and purchasers of the private Placement Units are entitled to registration rights with respect to their securities, pursuant to an agreement dated as of November 24, 2015. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Private Placement Units (or underlying securities) issued in payment of working capital loans made to the Company can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Note 8 - Shareholder Equity

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of November 30, 2016, there are no preferred shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 100,000,000 ordinary shares with a par value of $0.0001 per share.

In July 2015, the Company issued 1,150,000 insider shares to the Initial Shareholders for an aggregate purchase price of $25,000. The insider shares held by the Initial Shareholders included an aggregate of 150,000 shares repurchased for an aggregate purchase price of $0.01 and cancelled by the Company in December 2015 upon receiving notice that the underwriters’ over-allotment option was not exercised.

As of November 30, 2016, after the consummation of the Initial Public Offering and the Private Placement, the Company has an aggregate of 5,310,000 ordinary shares outstanding, inclusive of 3,537,686 ordinary shares subject to possible conversion classified as temporary equity in the accompanying Balance Sheet.

F-30

ANDINA ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Note 9 - Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured on a recurring basis as of November 30, 2016, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Quoted Prices
in Active Markets
Description	(Level 1)
Cash and marketable securities held in Trust Account	$40,651,426

Approximately $44,000 of the balance in the Trust Account was held in cash as of November 30, 2016.

Note 10 - Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements are filed for potential recognition or disclosure. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 3, 2017, Andina Acquisition Corp. II (the “Company”) received a notice from the Listing Qualifications Department of The Nasdaq Stock Market (” Nasdaq “) stating that the Company failed to hold an annual meeting of stockholders within 12 months after its fiscal year ended December 31, 2015, as required by Nasdaq Listing Rules 5620(a) and 5810(c)(2)(G). The Company submitted the plan to regain compliance pursuant to the procedures set forth in the Nasdaq Listing Rules on February 13, 2017. While the plan is pending, the Company’s securities will continue to trade on Nasdaq.

F-31

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017 (Unaudited) and December 31, 2016

F-32

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

F-33

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	As of
	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets
Cash	$8,079	$4,158
Receivables, net of allowance for doubtful accounts of $1,149 and $705 at September 30, 2017 and December 31, 2016, respectively	21,358	13,686
Inventories	98,940	124,067
Income tax receivable	-	1,327
Prepaid expenses and other	3,327	3,241
Total current assets	131,704	146,479

Property and equipment, net	46,512	48,448
Goodwill	25,216	25,216
Intangible assets, net	26,047	26,606
Other assets	388	395
Total assets	$229,867	$247,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$23,499	$23,037
Income tax payable	2,680	-
Contingent liability, current portion	667	1,333
Financing liability, current portion	562	465
Floor plan notes payable, net of debt discount	83,630	95,682
Revolving line of credit	-	3,000
Long-term debt, current portion	1,860	1,871
Total current liabilities	112,898	125,388

Long term liabilities
Long term debt, non-current portion, net of debt discount	7,743	8,986
Financing liability, non-current portion, net of debt discount	53,814	54,183
Contingent liability, non-current portion	-	667
Deferred tax liability	1,083	886
Total liabilities	175,538	190,110

Stockholders’ Equity
Preferred stock, $0.001 par value 150,000 shares authorized:
Senior Preferred Stock, convertible and 8% cumulative dividend; 10,000 shares designated; -0- and 10,000 shares issued and outstanding; liquidation preference $0 and $10,000 at September 30, 2017 and December 31, 2016, respectively	-	-
Common stock, $0.001 par value; 4,500,000 shares authorized; 3,333,331 and 1,000,000 shares issued and 3,333,166 and 999,835 shares outstanding at September 30, 2017 and December 31, 2016, respectively	3	1
Additional paid-in capital	49,671	49,261
Treasury stock, 165 shares, at cost	(11)	(11)
Retained earnings	4,666	7,783
Total stockholders’ equity	54,329	57,034
Total liabilities and stockholders’ equity	$229,867	$247,144

See accompanying notes to condensed consolidated financial statements.

F-34

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollar amounts in thousands)

	For the Nine Months Ended
	September 30,
	2017	2016
Revenues
New vehicles	$260,868	$251,969
Pre-owned vehicles	163,501	149,827
Parts, service and other	25,062	20,425
Finance and insurance, net	23,354	23,060
Campground	2,582	2,648
Other	2,930	3,246
Total revenue	478,297	451,175

Cost of revenues
New vehicles	227,878	225,593
Pre-owned vehicles	134,618	123,716
Parts, service and other	10,928	8,800
Finance and insurance	674	1,155

Total cost of revenues	374,098	359,264

Gross profit	104,199	91,911
Selling, general, and administrative expenses	78,179	72,739

Income from operations	26,020	19,172

Interest expense	(6,710)	(5,274)
Income before income tax expense	19,310	13,898

Income tax expense	(7,427)	(5,082)

Net income	$11,883	$8,816

See accompanying notes to condensed consolidated financial statements.

F-35

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

(Dollar amounts in thousands)

					Additional
	Preferred Stock		Common Stock		Paid-In	Treasury	Retained
	Shares	Amount	Shares	Amount	Capital	Stock	Earnings	Total

Balance - December 31, 2016	10,000	$-	1,000,000	$1	$49,261	$(11)	$7,783	$57,034
Net income	-	-	-	-	-	-	11,883	11,883
Conversion of preferred stock	(10,000)	-	2,333,331	2	(2)	-	-	-
Stock-based compensation	-	-	-	-	412	-	-	412
Dividends	-	-	-	-	-	-	(15,000)	(15,000)
Balance - September 30, 2017	-	$-	3,333,331	$3	$49,671	$(11)	$4,666	$54,329

See accompanying notes to condensed consolidated financial statements.

F-36

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollar amounts in thousands)

	For the Nine Months Ended
	September 30,
	2017	2016
Cash Flows From Operating Activities
Net income	$11,883	$8,816
Adjustments to reconcile net income to net cash provided by operating activities:
Stock based compensation	412	11
Bad debt expense	444	233
Depreciation and amortization of property and equipment	4,016	3,157
Amortization of intangible assets	559	559
Amortization of debt discount	289	170
Deferred income taxes	197	(1,102)
Changes in operating assets and liabilities:
Receivables	(8,116)	(434)
Inventories	25,528	8,695
Prepaid expenses and other	(86)	549
Income tax receivable/payable	4,007	(9,616)
Other assets	7	(30)
Accounts payable, accrued expenses and other liabilities	462	(1,246)

Total Adjustments	27,719	946

Net Cash Provided By Operating Activities	39,602	9,762

Cash Flows From Investing Activities
Proceeds from sale of property and equipment	122	-
Purchases of property and equipment	(2,603)	(2,123)

Net Cash Used In Investing Activities	(2,481)	(2,123)

Cash Flows From Financing Activities
Net repayments under floor plan	(12,069)	(16,732)
Net repayments under revolver line of credit	(3,000)	(4,500)
Repayments under long term debt	(1,313)	(1,621)
Repayments of financing liability	(346)	-
Payment of contingent liability - RV America acquisition	(1,333)	-
Loan issuance costs	(139)	(155)
Dividend distribution	(15,000)	(44,498)

Net Cash Used In Financing Activities	(33,200)	(67,506)

Net Increase (Decrease) In Cash	3,921	(59,867)

Cash - Beginning	4,158	68,192

Cash - Ending	$8,079	$8,325

See accompanying notes to condensed consolidated financial statements.

F-37

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollar amounts in thousands)

(continued)

	For the Nine Months Ended
	September 30,
	2017	2016
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$6,390	$5,255
Cash paid during the year for income taxes	$3,221	$15,756

Non-Cash Investing and Financing Activities
Rental vehicles transferred to (from) inventory, net	$401	$(2,697)
Conversion of preferred stock into common stock	$2	$-

See accompanying notes to condensed consolidated financial statements.

F-38

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share amounts)

NOTE 1 – NATURE OF OPERATIONS

Through its subsidiaries, Lazy Days’ R.V. Center, Inc. sells and services new and pre-owned recreational vehicles and related parts and accessories from five locations, one in the state of Florida, one in the state of Arizona and three in the state of Colorado. It also offers to its customers such ancillary services as extended service contracts, overnight campground and restaurant facilities. The Company also arranges financing for vehicle sales through third-party financing sources.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The condensed consolidated financial statements include the accounts of Lazy Days’ R.V. Center, Inc. (“Lazy Days”), a Delaware Corporation, and its wholly owned subsidiary LDRV Holdings Corp. LDRV Holdings Corp is the sole owner of Lazydays Arizona, LLC, Lazydays Land Holdings, LLC, Lazydays Tampa Land Holdings, LLC, Lazydays RV America, LLC, Lazydays RV Discount, LLC, and Lazydays Mile Hi RV, LLC (collectively, the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the unaudited condensed consolidated financial statements of the Company as of September 30, 2017, and for the nine months ended September 30, 2017 and 2016. The results of operations for the nine months ended September 30, 2017 are not necessarily indicative of the operating results for the year ending December 31, 2017. It is suggested that these unaudited condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto for the years ended December 31, 2016 and 2015. The balance sheet as of December 31, 2016 has been derived from the Company’s audited financial statements.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the assumptions used in the valuation of goodwill and other intangible assets, provision for charge-backs, inventory write-downs and the allowance for doubtful accounts.

F-39

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share amounts)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers all short- term, highly liquid investments purchased with a maturity date of three months or less to be cash equivalents. The carrying value amount approximates fair value because of the short-term maturity of these instruments. Cash consists of business checking accounts with its bank, the first $250 of which is insured by an agency of the Federal Government. The Company also has an additional interest-bearing account that was established for the floor plan (see Note 6 - Debt). This account balance at September 30, 2017 and December 31, 2016 was $1,800 and $0, respectively, and is not insured by any agency of the Federal Government.

Revenue Recognition

The Company recognizes revenue when the following four criteria are met: (1) delivery has occurred or services rendered; (2) persuasive evidence of an arrangement exists; (3) fees are fixed or determinable, and (4) the collection of related accounts receivable is probable.

Revenue from the sale of vehicles is recognized on delivery, transfer of title and completion of financing arrangements. Revenue from parts sales and service is recognized on delivery of the service or product.

The Company receives commissions from the sale of insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various financial institutions and receives commissions. The Company may be charged back (“charge-backs”) for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by the customers. The revenues from financing fees and commissions are recorded at the time of the sale of the vehicles and a provision for future charge-backs is established based on historical operating results and the termination provisions of the applicable contracts. The provision for charge-backs totaled $1,899 and $1,790 at September 30, 2017 and December 31, 2016, respectively.

Deposits on vehicles received in advance are accounted for as a liability and recognized into revenue upon completion of each respective transaction.

Occupancy Costs

As a retail merchandising organization, the Company has elected to classify occupancy costs as an operating cost.

Inventories

Vehicle and parts inventories are recorded at the lower of cost or net realizable value, with cost determined by the last-in, first-out (“LIFO”) method. Cost includes purchase costs, reconditioning costs, dealer-installed accessories, and freight for vehicles accepted in trades, the cost is the fair value of such used vehicles at the time of the trade-in. Retail parts, accessories, and other inventories primarily consist of retail travel and leisure specialty merchandise. The current replacement costs of LIFO inventories exceeded their recorded values by $6,506 at September 30, 2017 and $8,158 at December 31, 2016.

Fair Value of Financial Instruments

The carrying amounts of cash, receivables and accounts payable approximate fair value as of September 30, 2017, and December 31, 2016 because of the relatively short maturities of these instruments. The carrying amount of the Company’s bank debt approximates fair value as of September 30, 2017 and December 31, 2016 based upon the terms and conditions available to the Company at those dates in comparison to the terms and conditions of outstanding debts.

F-40

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share amounts)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising Costs

Advertising and promotion costs are charged to operations in the year incurred and totaled approximately $6,459 and $6,286 for the nine months ended September 30, 2017 and September 30, 2016, respectively.

Vendor Concentrations

The Company purchases substantially all of its new recreational vehicles and replacement parts from various manufacturers. During the nine months ended September 30, 2017, four major vendors accounted for 23%, 13%, 12% and 12% of purchases. During the nine months ended September 30, 2016, three major vendors accounted for 23%, 12% and 12% of total purchases.

The Company is subject to dealer agreements with each manufacturer. The manufacturer is entitled to terminate the dealer agreement if the Company is in material breach of the agreement terms.

Geographic Concentrations

During the nine months ended September 30, 2017 and 2016, approximately 76% and 79%, respectively, of revenues were from customers of the Florida location and approximately 16% and 15%, respectively, of revenues were from customers of the Colorado locations. These geographic concentrations increase the Company’s exposure to adverse developments related to competition, as well as economic, demographic and other changes in this region.

Subsequent Events

Management of the Company has analyzed the activities and transactions subsequent to September 30, 2017 through the date these consolidated financial statements were available to be issued to determine the need for any adjustments to or disclosures within the financial statements. Except as disclosed in Note 10, the Company did not identify any recognized or non-recognized subsequent events that would require disclosure in the consolidated financial statements.

Recently Issued and Adopted Accounting Standards

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 amends the existing guidance to require that inventory should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2017. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

F-41

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share amounts)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued and Adopted Accounting Standards, continued

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations”, in April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing” and in May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). This update provides clarifying guidance regarding the application of ASU No. 2014-09 - Revenue From Contracts with Customers which is not yet effective. These new standards provide for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. In July 2015, the FASB deferred the effective date of ASU 2014-09 until annual and interim periods beginning on or after December 15, 2017. It will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective. The Company is currently evaluating the effects, if any, that adoption of this guidance will have on its financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The amendment addresses several aspects of the accounting for share-based payment award transactions, including: allowing the accounting policy election to record forfeitures as they occur for employee share-based payments; income tax consequences; classification of awards as either equity or liabilities; and classification on the statement of cash flows. This standard will be effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, with early adoption permitted. The Company adopted this guidance on January 1, 2017. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). This ASU clarifies the definition of a business to exclude gross assets acquired (or disposed of) that have substantially all of their fair value concentrated in a single identifiable asset or group of similar identifiable assets. The ASU also updates the definition of the term “output” to be consistent with Accounting Standards Codification (“ASC”) Topic No. 606. The ASU is effective for annual reporting periods beginning after December 15, 2017 and interim periods within those annual periods. Early adoption is permitted and the Company adopted ASU 2017-01 as of January 1, 2017. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (Topic 718): (“ASU 2017-09”). ASU 2017-09 provides clarity on the accounting for modifications of stock-based awards. ASU 2017-09 requires adoption on a prospective basis in the annual and interim periods for our fiscal year ending December 31, 2019 for share-based payment awards modified on or after the adoption date. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated cash flows and related disclosures.

F-42

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share amounts)

NOTE 3 – RECEIVABLES, NET

Receivables consist of the following:

	September 30, 2017	December 31, 2016
	(unaudited)
Contracts in transit and vehicle receivables	$17,279	$9,350
Manufacturer receivables	3,682	3,900
Finance and other receivables	1,546	1,141
	22,507	14,391

Less: Allowance for doubtful accounts	(1,149)	(705)

	$21,358	$13,686

Contracts in transit represent receivables from financial institutions for the portion of the vehicle sales price financed by the Company’s customers through financing sources arranged by the Company. Manufacturer receivables are due from the manufacturers for incentives, rebates and other programs. These incentives and rebates are treated as a reduction of cost of revenues.

NOTE 4 – INVENTORIES

Inventories consist of the following:

	September 30, 2017	December 31, 2016
	(unaudited)
New recreational vehicles	$73,721	$91,152
Pre-owned recreational vehicles	26,657	36,642
Parts, accessories and other	5,068	4,431
	105,446	132,225

Less: Excess of current cost over LIFO	(6,506)	(8,158)

	$98,940	$124,067

F-43

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share amounts)

NOTE 5 – ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	September 30, 2017	December 31, 2016
	(unaudited)
Accounts payable	$10,742	$12,013
Other accrued expenses	3,968	2,756
Customer deposits	2,642	3,446
Accrued compensation	3,986	2,801
Provision for charge-backs	1,899	1,790
Accrued interest	262	231
Total	$23,499	$23,037

NOTE 6 – DEBT

Floor Plan Notes Payable

On February 27, 2017, the Company and Bank of America amended the Floor Plan Notes Payable asset-based borrowing facility to (a) increase the aggregate availability from $120 million to $140 million; (b) add or modify certain financial covenants; (c) decrease the interest rate applicable to the facility over time until it reaches LIBOR plus 2.25% for the period from November 1, 2017 until the maturity date of the facility; and (d) amend or modify other terms and conditions.

The entire facility may be used to finance new vehicle inventory but only up to $40.0 million may be used to finance pre-owned vehicle inventory, of which a maximum of $5.0 million may be used to finance rental units. Borrowings outstanding under this facility totaled $83,930 and $95,999 at September 30, 2017 and December 31, 2016, respectively. The facility is secured by new and used inventory, accounts receivable and chattel paper. Interest is based on LIBOR plus 2.75% and 3.25% (3.98% and 4.03% at September 30, 2017 and December 31, 2016, respectively). Principal is due upon the sale of the respective vehicle. Interest expense on the floor plan notes payable was approximately $2,847 and $1,722 for the nine months ended September 30, 2017 and 2016, respectively.

The Company’s floor plan facility is subject to certain financial and restrictive covenants including current ratio as defined in the credit agreement. The Company was in compliance with all covenants at September 30, 2017 and December 31, 2016.

During the nine months ended September 30, 2017 and 2016, respectively, the Company incurred financing costs of $139 and $155, respectively, in connection with amendments of the floor plan financing agreement, which have been recorded as debt discount.

F-44

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share amounts)

NOTE 6 – DEBT (continued)

Floor Plan Notes Payable, continued

Floor plan notes payable consist of the following:

	September 30, 2017	December 31, 2016
	(unaudited)
Floor plan notes payable, gross	$83,930	$95,999
Debt discount	(300)	(317)
Floor plan notes payable, net of debt discount	$83,630	$95,682

Revolving Line of Credit

On November 18, 2015, the Company entered into a credit agreement with Bank of America for an aggregate commitment amount of $20,000, which includes two facilities (the “BOA Credit Agreement”). One of the two facilities under the BOA Credit Agreement is a $7,000 revolving line of credit (“Revolver”) which matures on November 18, 2020. The Revolver bears interest at LIBOR plus 3.5% per annum and has no minimum payment requirements. The principal balance on the Revolver was $0 and $3,000 and the availability on the Revolver was $7,000 and $4,000 at September 30, 2017 and December 31, 2016, respectively. The two facilities are backed by collateral of the Company’s accounts receivables, inventory and equipment.

Interest expense on the BOA Revolver was $67 and $127 for the nine months ended September 30, 2017 and 2016, respectively.

Long-Term Debt

The second of two facilities under the BOA Credit Agreement is a $13,000 term note payable (“Term Loan”) which is collateralized by accounts receivable, inventory and equipment and matures on November 18, 2020 with a balloon payment due of $3,867. The Term Loan bears interest at LIBOR plus 3.5% (4.7% at September 30, 2017) per annum and requires monthly payments equal to $155 of principal, plus interest. The principal balance on the Term Loan was $9,672 and $10,988 at September 30, 2017 and December 31, 2016, respectively. Interest expense on the BOA Term Loan was $354 and $367 for the nine months ended September 30, 2017 and 2016, respectively.

F-45

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share amounts)

NOTE 6 – DEBT (continued)

Long Term Debt, continued

The Company’s BOA Credit Agreement is subject to certain financial and restrictive covenants including current ratio as defined in the credit agreement. The Company was in compliance with all covenants at September 30, 2017 and December 31, 2016.

Long term debt consists of the following:

	September 30, 2017			December 31, 2016
		(unaudited)
	Gross Principal Amount	Debt Discount	Total Debt, Net of Debt Discount	Gross Principal Amount	Debt Discount	Total Debt, Net of Debt Discount

Term loan	$9,672	$(84)	$9,588	$10,988	$(143)	$10,845
Capital lease obligation-equipment	15	-	15	12	-	12
Total long-term debt	9,687	(84)	9,603	11,000	(143)	10,857
Less: current portion	1,860	-	1,860	1,871	-	1,871
Long term debt, non-current	$7,827	$(84)	$7,743	$9,129	$(143)	$8,986

NOTE 7 - EMPLOYEE BENEFIT PLANS

The Company has a profit sharing plan with 401(k) provisions (the “Plan”). The Plan covers substantially all employees. The Plan allows employee contributions to be made on a salary reduction basis under Section 401(k) of the Internal Revenue Code. Under the 401(k) provision, the Company makes discretionary matching contributions to employees 401(k). The Company made contributions to the Plan in the amount of $510 and $442 for the nine months ended September 30, 2017 and 2016, respectively.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Termination Benefits

Effective May 10, 2017, the Company entered into a separation agreement with an executive officer which entitles him to contractual termination benefits, including all accrued compensation, twelve months of post-separation payments, seven months of health insurance continuation and eligibility for certain bonus payments, beginning on his September 30, 2017 termination date. As of September 30, 2017, the Company accrued $244 for the estimated remaining aggregate liability to the former executive officer.

Effective June 6, 2017, the Company entered into an agreement with a new executive officer who commenced work on June 12, 2017. The new executive officer has contractual termination benefits pursuant to which the executive officer is entitled to salary continuation for twelve months and aggregate payments ranging of $265, if the executive officer is terminated without cause.

F-46

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share amounts)

NOTE 8 - COMMITMENTS AND CONTINGENCIES (continued)

Legal Proceedings

The Company is a party to numerous legal proceedings that arise in the ordinary course of business. The Company has certain insurance coverage and rights of indemnification. The Company does not believe that the ultimate resolution of these matters will have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flows. However, the results of these matters cannot be predicted with certainty and an unfavorable resolution of one or more of these matters could have a material adverse effect on the Company’s business, results of operations, financial condition, and/or cash flows.

Operating Leases

The Company leases various land, office and dealership equipment under non-cancellable operating leases. These leases have terms ranging from 36 months to 4 years or 2022 and expire through 2021. Rent expense on operating leases for the nine months ended September 30, 2017 and 2016 was $2,576 and $2,233, respectively.

Transaction Incentive Plan

On January 30, 2017, the Company’s Board of Directors approved the Company’s Transaction Incentive Plan, which provides incentives to eight directors and employees of the Company upon the consummation of a qualifying sale transaction. The Transaction Incentive Plan expires on October 31, 2020. To the extent the proceeds received in a qualifying sale transaction exceed certain specified thresholds (the “Excess Amount”), participants in the Transaction Incentive Plan who meet the specified service requirements are entitled to a cash and stock award on the closing date of the qualifying sale transaction equal to their awarded percentage of the Excess Amount. The cash and stock awards will be paid from the consideration of the qualifying sale transaction. The Contemplated Mergers (see Note 10 – Subsequent Events – Merger Agreement) represent a qualifying sale transaction that, if consummated with no purchase price adjustments, would result in the payment to plan participants an aggregate of approximately $1,680,000 of cash and approximately $485,000 of value of the purchaser’s common stock.

F-47

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share amounts)

NOTE 9 – STOCKHOLDERS’ EQUITY

Equity Incentive Plans

On January 30, 2017, the Company cancelled its 2010 Equity Incentive Plan (“2010 Plan”). See Stock Options, below, for details on the stock options previously granted under the 2010 Plan that were cancelled on January 30, 2017.

On January 30, 2017, the Company’s Board of Directors approved the Company’s 2017 Equity Incentive Plan (“2017 Plan”), which provides for the issuance of incentive stock options, non-statutory stock options, rights to purchase common stock, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units to employees, directors and consultants of the Company and its affiliates. The common stock that may be issued pursuant to awards shall not exceed 333,333 shares in the aggregate, provided that, no more than ten percent (10%) of such shares shall be incentive stock options. The 2017 Plan shall terminate on January 30, 2027. The 2017 Plan requires the exercise price of stock options to be greater than or equal to the fair value of the Company’s common stock on the date of grant. As of the date the financial statements are available to be issued, there were 50,000 shares available for future issuance under the 2017 Plan.

Dividends

On April 10, 2017, the Company declared dividends totaling $15,000, which were distributed on April 19, 2017 in the form of a cash dividend to the preferred and common stockholders of record on April 10, 2017. Dividends in arrears on outstanding preferred stock were $0 and $815 as of September 30, 2017 and December 31, 2016, respectively. The Senior Preferred Stock accrues dividends at a rate of 8% per annum, compounded quarterly. Dividends on the Senior Preferred Stock are paid when and as declared by the Board of Directors.

Preferred Stock Conversion into Common Stock

On March 2, 2017, the Company issued a Notice of Redemption to the holders of all of the then designated, issued and outstanding shares of Senior Preferred Stock, after which the holders surrendered all 10,000 shares of Senior Preferred Stock for conversion into 2,333,331 shares of common stock.

Stock Options

On January 30, 2017, holders of options to purchase an aggregate of 75,561 shares of common stock under the 2010 Plan with exercise prices of both $68.80 and $137.60 per share agreed to cancel their option awards in exchange for new awards under the Company’s Transaction Incentive Plan (see Note 8 – Commitments and Contingencies – Transaction Incentive Plan for details of the Transaction Incentive Plan awards). As a result of the option cancellation, the Company derecognized aggregate compensation expense of $14 related to the cancelled options that were unvested at the time of the cancellation.

F-48

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share amounts)

NOTE 9 – STOCKHOLDERS’ EQUITY (continued)

Stock Options, continued

During January 2017, the Company granted ten-year, non-statutory stock options to purchase an aggregate of 216,667 shares of common stock under the 2017 Plan to two Company executives with an exercise price of $26.00 per share. The options vest in equal installments of 25% on each of the next four anniversary dates from the date of grant. Upon a change of control, vesting of all then unvested shares is accelerated. During April 2017, concurrent with the declaration of the stockholder dividend, the exercise prices of the options were reduced to $21.77 per share. The incremental fair value of $269,000 of the modified option is being recognized ratably over the vesting term of the options, along with the unrecognized compensation expense associated with the original options.

During June 2017, the Company granted ten-year, non-statutory stock options to purchase an aggregate of 66,666 shares of common stock under the 2017 Plan to Company a new Company executive with an exercise price of $26.00 per share. The options vest in equal installments of 25% on each of the next four anniversary dates from the date of grant. Upon a change of control, vesting of all then unvested shares is accelerated. The estimated aggregate grant date fair value of $466 is being recognized ratably over the vesting term of the options.

The Company accounts for stock based compensation in accordance with ASC 718, Compensation - Stock Compensation (“ASC 718”). ASC 718 establishes accounting for stock-based awards exchanged for employee services. Under the provisions of ASC 718, stock based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period (generally the vesting period of the equity grant). The fair value of the Company’s common stock options are estimated using the Black Scholes option-pricing model with the following assumptions: expected volatility, dividend rate, risk free interest rate and the expected life. The Company calculates the expected volatility using the historical volatility of comparable companies over the most recent period equal to the expected term and evaluates the extent to which available information indicates that future volatility may differ from historical volatility. The expected dividend rate is zero as the Company does not expect to pay or declare any cash dividends on common stock. The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of the grant. The Company has not experienced significant exercise activity on stock options. Due to the lack of historical information, the Company determined the expected term of its stock option awards issued using the simplified method.

The grant date value of options granted during the nine months ended September 30, 2017 was determined using the Black Scholes method with the following assumptions used:

For the Nine Months Ended
September 30, 2017
Risk free interest rate	1.90% - 2.11%
Expected term (years)	6.17 - 6.25
Expected volatility	36%
Expected dividends	0.00%

F-49

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share amounts)

NOTE 9 – STOCKHOLDERS’ EQUITY (continued)

Stock Options, continued

The Company recognized stock-based compensation expense related to stock options for the nine months ended September 30, 2017 and 2016 of $412 and $11, respectively, which is included within operating expenses on the condensed consolidated statements of income. As of September 30, 2017, there was $2,200 of unrecognized stock-based compensation expense that will be recognized over the weighted average remaining vesting period of 3.3 years.

A summary of the option activity during the nine months ended September 30, 2017 is presented below:

				Weighted
		Weighted		Average
		Average		Remaining	Aggregate
	Number of	Exercise		Life	Intrinsic
	Options	Price		In Years	Value
Outstanding, December 31, 2016	75,561	$98.69
Granted	283,333	26.00
Forfeited	(75,561)	98.69
Outstanding, September 30, 2017	283,333	$22.77	(1)	9.4	$-

Exercisable, September 30, 2017	-	$-		-	$-

(1)	In April 2017, options for the purchase of 216,667 common shares were modified such that the exercise price was reduced from $26.00 per share to $21.77 per share (see Note 9).

NOTE 10 – SUBSEQUENT EVENTS

Merger Agreement

On October 27, 2017, the Company entered into a Merger Agreement (the “Merger Agreement”) by and among Andina Acquisition Corp. II, a Cayman Islands exempted company (“Andina”), Andina II Holdco Corp., a Delaware corporation and wholly owned subsidiary of Andina (“Holdco”) and Andina II Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”).

The Merger Agreement provides for a business combination transaction by means of (i) the merger of Andina with and into Holdco, with Holdco surviving and becoming a new public company (the “Redomestication Merger”) and (ii) the merger of the Company with and into Merger Sub with the Company surviving and becoming a direct wholly owned subsidiary of Holdco (the “Transaction Merger” and together with the Redomestication Merger, the “Mergers”). As a result of the Mergers, the Company’s stockholders and the shareholders of Andina will become stockholders of Holdco.

F-50

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share amounts)

NOTE 10 – SUBSEQUENT EVENTS (continued)

Under the Merger Agreement, upon consummation of the Redomestication Merger, (i) each ordinary share of Andina will be exchanged for one share of common stock of Holdco (” Holdco Shares “), except that holders of ordinary shares of Andina sold in its initial public offering (“public shares”) shall be entitled to elect instead to receive a pro rata portion of Andina’s trust account, as provided in Andina’s charter documents, (ii) each Andina right will entitle the holder to receive one-seventh of a Holdco Share and (iii) each Andina warrant will entitle the holder to purchase one-half of one Holdco Share at a price of $11.50 per whole share. Upon consummation of the Transaction Merger, the Company’s stockholders (the “Stockholders”) will receive their pro rata portion of: (i) 2,857,143 Holdco Shares; and (ii) $85,000,000 in cash, subject to adjustments based on the Company’s working capital and debt as of closing and also subject to any such Holdco Shares and cash that are issued and paid to the Company’s option holders and participants under the Transaction Incentive Plan.

Upon the consummation of the Mergers, Holdco will be the new public entity and will change its name to “Lazydays Holdings, Inc.” The Mergers are expected to be consummated in the first quarter of 2018 after the required shareholder approvals are obtained and the fulfillment of certain other conditions, as described in the Merger Agreement.

F-51

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016 and 2015

F-52

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

F-53

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Stockholders

of Lazy Days’ R.V. Center, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Lazy Days’ R.V. Center, Inc. and Subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lazy Days’ R.V. Center, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum llp

Melville, NY
October 26, 2017

F-54

LAZYDAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

CONSOLDIATED BALANCE SHEETS

(Dollar amounts in thousands)

	As of
	December 31,
	2016	2015

ASSETS
Current assets
Cash	$4,158	$68,192
Receivables, net of allowance for doubtful accounts of $705 and $435 at December 31, 2016 and 2015, respectively	13,686	15,536
Inventories	124,067	113,398
Income tax receivable	1,327	-
Prepaid expenses and other	3,241	2,754
Total current assets	146,479	199,880

Property and equipment, net	48,448	47,646
Goodwill	25,216	25,216
Intangible assets, net	26,606	27,352
Other assets	395	366
Total assets	$247,144	$300,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$23,037	$22,582
Contingent liability, current portion	1,333	-
Income taxes payable	-	10,409
Dividend payable	-	44,498
Financing liability, current portion	465	-
Floor plan notes payable, net of debt discount	95,682	95,652
Revolving line of credit	3,000	6,500
Long-term debt, current portion	1,871	1,886
Total current liabilities	125,388	181,527

Long term liabilities
Long term debt, non-current portion, net of debt discount	8,986	10,781
Financing liability, non-current portion, net of debt discount	54,183	54,579
Contingent liability, non-current portion	667	2,000
Deferred income taxes	886	2,335
Total liabilities	190,110	251,222

Stockholders’ Equity

Preferred stock, $0.001 par value 150,000 shares authorized: Senior Preferred Stock, convertible and 8% cumulative dividend; 10,000 shares designated; 10,000 shares issued and outstanding; liquidation preference $10,815 and $10,000 at December 31, 2016 and 2015, respectively	-	-
Common stock, $0.001 par value; 4,500,000 shares authorized 1,000,000 shares issued and 999,835 shares outstanding	1	1
Additional paid-in capital	49,261	49,248
Treasury stock, 165 shares, at cost	(11)	(11)
Retained earnings	7,783	-
Total stockholders’ equity	57,034	49,238
Total liabilities and stockholders’ equity	$247,144	$300,460

See accompanying notes to consolidated financial statements.

F-55

LAZYDAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands)

	For the Years Ended,
	December 31,
	2016	2015
Revenue
New vehicles	$308,625	$273,534
Pre-owned vehicles	192,147	187,287
Parts, service and other	27,877	20,845
Finance and insurance, net	29,044	24,282
Campground	3,482	3,423
Other	3,254	2,530
Total revenue	564,429	511,901

Cost of revenues
New vehicles	276,309	248,742
Pre-owned vehicles	158,813	157,298
Parts, service and other	11,695	9,362
Finance and insurance	1,350	1,225
Total cost of revenues	448,167	416,627
Gross profit	116,262	95,274
Selling, general, and administrative expenses	96,694	77,078
Income from operations	19,568	18,196

Interest expense	(7,274)	(2,853)

Income before income tax expense	12,294	15,343

Income tax expense	(4,511)	(6,313)

Net income	$7,783	$9,030

See accompanying notes to consolidated financial statements.

F-56

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollar amounts in thousands)

					Additional
	Preferred Stock		Common Stock		Paid-In	Treasury	Retained
	Shares	Amount	Shares	Amount	Capital	Stock	Earnings	Total

Balance - December 31, 2014	10,000	$-	1,000,000	$1	$68,929	$(11)	$25,766	$94,685
Net income	-	-	-	-	-	-	9,030	9,030
Stock-based compensation	-	-	-	-	21	-	-	21
Dividends	-	-	-	-	(19,702)	-	(34,796)	(54,498)
Balance - December 31, 2015	10,000	-	1,000,000	1	49,248	(11)	-	49,238
Net income	-	-	-	-	-	-	7,783	7,783
Stock-based compensation	-	-	-	-	13	-	-	13
Balance - December 31, 2016	10,000	$-	1,000,000	$1	$49,261	$(11)	$7,783	$57,034

See accompanying notes to consolidated financial statements.

F-57

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

	For the Years Ended
	December 31,
	2016	2015
Cash Flows From Operating Activities
Net income	$7,783	$9,030
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Stock based compensation	13	21
Bad debt expense	270	36
Depreciation and amortization of property and equipment	4,510	2,601
Amortization of intangible assets	746	334
Amortization of debt discount	240	19
Gain on sale of property and equipment	-	(368)
Deferred income taxes	(1,449)	(9,013)
Changes in operating assets and liabilities:
Receivables	1,580	(4,265)
Inventories	(9,505)	6,531
Prepaid expenses and other	(487)	(523)
Income tax receivable/payable	(11,736)	13,229
Other assets	(29)	(107)
Accounts payable, accrued expenses and other liabilities	455	5,395

Total Adjustments	(15,392)	13,890

Net Cash (Used In) Provided by Operating Activities	(7,609)	22,920

Cash Flows From Investing Activities
Proceeds from sale of property and equipment	-	1,023
Purchases of property and equipment	(6,476)	(5,996)

Net Cash Used In Investing Activities	(6,476)	(4,973)

Cash Flows From Financing Activities
Net borrowings under floor plan	195	10,264
Net (repayments) borrowings under revolver line of credit	(3,500)	1,727
Repayments under notes payable to shareholder	-	(10,000)
Repayments under long term debt	(1,886)	(109)
Proceeds from financing liability	-	56,000
Payment of financing liability	-	(401)
Loan issuance costs	(260)	(1,410)
Dividend distribution	(44,498)	(10,000)

Net Cash (Used In) Provided By Financing Activities	(49,949)	46,071

Net (Decrease) Increase In Cash	(64,034)	64,018

Cash - Beginning	68,192	4,174

Cash - Ending	$4,158	$68,192

See accompanying notes to consolidated financial statements.

F-58

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

(Continued)

	For The Years Ended
	December 31,
	2016	2015
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$6,966	$3,040
Cash paid during the year for income taxes, net of refunds received	$17,664	$2,097

Non-Cash Investing and Financing Activities
Dividends accrued and unpaid	$-	$44,498
Rental vehicles transferred to inventory, net	$1,164	$-
Shareholder note repaid from BOA revolver line of credit	$-	$4,773
Purchase of RVA America Inc. funded from BOA term loan (see Note 3)	$-	$12,995

See accompanying notes to consolidated financial statements.

F-59

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 1 – NATURE OF OPERATIONS

Through its subsidiaries, Lazy Days’ R.V. Center, Inc. sells and services new and pre-owned recreational vehicles and related parts and accessories from five locations, one in the state of Florida, one in the state of Arizona and three in the state of Colorado. It also offers to its customers such ancillary services as extended service contracts, overnight campground and restaurant facilities. The Company also arranges financing for vehicle sales through third-party financing sources.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of Lazy Days’ R.V. Center, Inc. (“Lazy Days”), a Delaware Corporation, and its wholly owned subsidiary LDRV Holdings Corp. LDRV Holdings Corp is the sole owner of Lazydays Arizona, LLC, Lazydays Land Holdings, LLC, Lazydays Tampa Land Holdings, LLC, Lazydays RV America, LLC, Lazydays RV Discount, LLC, and Lazydays Mile Hi RV, LLC (collectively, the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the assumptions used in the valuation of goodwill and other intangible assets, provision for charge-backs, inventory write-downs and the allowance for doubtful accounts.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments purchased with a maturity date of three months or less to be cash equivalents. The carrying value amount approximates fair value because of the short-term maturity of these instruments. Cash consists of business checking accounts with its bank, the first $250 of which is insured by an agency of the Federal Government. The Company also has an additional interest-bearing account that was established for the floor plan (see Note 11 - Debt). This account balance at December 31, 2016 and 2015 was $0 and $3,000, respectively, and is not insured by any agency of the Federal Government.

F-60

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company recognizes revenue when the following four criteria are met: (1) delivery has occurred or services rendered; (2) persuasive evidence of an arrangement exists; (3) fees are fixed or determinable, and (4) the collection of related accounts receivable is probable.

Revenue from the sale of vehicles is recognized on delivery, transfer of title and completion of financing arrangements. Revenue from parts sales and service is recognized on delivery of the service or product.

Revenue from rental of vehicles is recognized pro rata over the period of the rental agreement. The rental agreements are generally short-term in nature. Revenue from rentals is included in other revenue on the accompanying statements of income.

The Company receives commissions from the sale of insurance and vehicle service contracts to customers. In addition, the Company arranges financing for customers through various financial institutions and receives commissions. The Company may be charged back (“charge-backs”) for financing fees, insurance or vehicle service contract commissions in the event of early termination of the contracts by the customers. The revenues from financing fees and commissions are recorded at the time of the sale of the vehicles and a provision for future charge-backs is established based on historical operating results and the termination provisions of the applicable contracts. The provision for charge-backs totaled $1,790 and $1,205 at December 31, 2016 and 2015, respectively.

Deposits on vehicles received in advance are accounted for as a liability and recognized into revenue upon completion of each respective transaction.

  Occupancy Costs

As a retail merchandising organization, the Company has elected to classify occupancy costs as an operating cost.

Shipping and Handling Fees and Costs

The Company reports shipping and handling costs billed to customers as a component of revenues, and related costs are reported as a component of costs applicable to revenues. For the years ended December 31, 2016 and 2015, $3,506 and $2,714 of shipping and handling fees, respectively, were included in revenue.

Receivables

The Company sells to customers and arranges third-party financing, as is customary in its industry. Interest is not normally charged on receivables. Management establishes an allowance for doubtful accounts based on its historic loss experience and current economic conditions. Losses are charged to the allowance when management deems further collection efforts will not produce additional recoveries.

F-61

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories

Vehicle and parts inventories are recorded at the lower of cost or net realizable value, with cost determined by the last-in, first-out (“LIFO”) method. Cost includes purchase costs, reconditioning costs, dealer-installed accessories, and freight for vehicles accepted in trades, the cost is the fair value of such used vehicles at the time of the trade-in. These costs are exclusive of depreciation and amortization in the amount of $4,510 and $2,601, respectively, for the years ended December 31, 2016 and 2015. Retail parts, accessories, and other inventories primarily consist of retail travel and leisure specialty merchandise. The current replacement costs of LIFO inventories exceeded their recorded values by $8,158 and $6,226 and at December 31, 2016 and 2015, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to expense in the period incurred. Betterments and additions are capitalized. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets. Useful lives range from 15 to 20 years for buildings and improvements and from 2 to 7 years for vehicles and equipment. Leasehold improvements are amortized using the straight-line method over the lesser of the useful life of the asset or the term of the lease.

Goodwill and Intangibles

The Company’s goodwill, trademarks and tradenames are deemed to have indefinite lives, and accordingly are not amortized, but are evaluated at least annually for impairment and more often whenever changes in facts and circumstances may indicate that the carrying value may not be recoverable. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgment is required to estimate the fair value of reporting units which includes estimating future cash flows, determining appropriate discount rates, consideration of the Company’s aggregate fair value, and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

When testing goodwill for impairment, the Company may assess qualitative factors for some or all of our reporting units to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount, including goodwill. Alternatively, the Company may bypass this qualitative assessment for some or all of our reporting units and perform a detailed quantitative test of impairment (step 1). If the Company performs the detailed quantitative impairment test and the carrying amount of the reporting unit exceeds its fair value, the Company would perform an analysis (step 2) to measure such impairment. At December 31, 2016 and 2015, the Company performed a qualitative assessment to identify and evaluate events and circumstances to conclude whether it is more likely than not that the fair value of the Company’s reporting units is less than their carrying amounts. Based on the Company’s qualitative assessments, the Company concluded that a positive assertion can be made from the qualitative assessment that it is more likely than not that the fair value of the reporting units exceeded their carrying values and no impairments were identified at December 31, 2016 and 2015.

F-62

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Goodwill and Intangibles, continued

Other intangible assets include manufacturer relationships and customer database. Manufacturer relationships are being amortized using the straight-line method over 13 to 18 years. The customer database is fully amortized, and had a net carrying value of $0 at December 31, 2016 and 2015.

Vendor Allowances

As a component of the Company’s consolidated procurement program, the Company frequently enters into contracts with vendors that provide for payments of rebates. These vendor payments are reflected in the carrying value of the inventory when earned or as progress is made toward earning the rebates and as a component of cost of sales as the inventory is sold. Certain of these vendor contracts provide for rebates that are contingent upon the Company meeting specified performance measures such as a cumulative level of purchases over a specified period of time. Such contingent rebates are given accounting recognition at the point at which achievement of the specified performance measures are deemed to be probable and reasonably estimable.

Financing Costs

Debt financing costs are recorded as debt discount and are amortized over the term of the related debt. Amortization of debt discount included in interest expense was $240 and $19 for the years ended December 31, 2016 and 2015, respectively.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized for the amount by which the carrying value of the asset exceeds its fair value.

The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. Management believes no material impairment of long-lived assets existed at December 31, 2016 and 2015.

F-63

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The carrying amounts of cash, receivables and accounts payable approximate fair value as of December 31, 2016 and 2015 because of the relatively short maturities of these instruments. The carrying amount of the Company’s bank debt approximates fair value as of December 31, 2016 and 2015 based upon the terms and conditions available to the Company at those dates in comparison to the terms and conditions of outstanding debts.

Parts and Service Internal Profit

The Company’s parts and service departments recondition the majority of used vehicles acquired by the Company’s used vehicle departments and perform minor preparatory work on new vehicles acquired by the Company’s new vehicle departments. The parts and service departments charge the new and used vehicle departments as if they were third parties in order to account for total activity performed by that department. The revenue and costs applicable to revenue associated with the internal work performed by the Company’s parts and service departments are eliminated in consolidation. Also in consolidation, the Company eliminates the internal profit on vehicles and parts inventory that have not been sold.

Advertising Costs

Advertising and promotion costs are charged to operations in the year incurred and totaled approximately $10,611 and $7,497 for the years ended December 31, 2016, and 2015, respectively.

Income Taxes

The Company accounts for income taxes under Accounting Standards Codification (“ASC”) 740 Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

F-64

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes, continued

Tax benefits claimed or expected to be claimed on a tax return are recorded in the Company’s financial statements. A tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Uncertain tax positions have had no impact on the Company’s financial condition, results of operations or cash flows. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

The Company’s policy is to classify assessments, if any, for tax related interest and penalties as income tax (benefit) expense in the consolidated statements of operations.

Vendor Concentrations

The Company purchases substantially all of its new recreational vehicles and replacement parts from various manufacturers. During the year ended December 31, 2016, three major vendors accounted for 23.0%, 11.9% and 11.1% of purchases. During the year ended December 31, 2015, four major vendors accounted for 28.0%, 13.4%, 12.0% and 10.1% of total purchases.

The Company is subject to dealer agreements with each manufacturer. The manufacturer is entitled to terminate the dealer agreement if the Company is in material breach of the agreement terms.

Geographic Concentrations

During the years ended December 31, 2016 and 2015, approximately 79% and 90%, respectively, of revenues were to customers of the Company’s Florida location. During the years ended December 31, 2016 and 2015, approximately 14% and 1%, respectively, of revenues were to customers of the Company’s Colorado location. This geographic concentration increases the Company’s exposure to adverse developments related to competition, as well as economic, demographic and other changes in this region.

Leases

For operating leases, rent is recognized on a straight-line basis over the expected lease term, including cancellable option periods where we are reasonably assured to exercise the options. Differences between amounts paid and amounts expensed are recorded as deferred rent. Capital leases are recorded as an asset and an obligation at an amount equal to the present value of the minimum lease payments during the lease term. Sale-leasebacks are transactions through which assets are sold at fair value and subsequently leased back from the seller. Failed sale-leaseback transactions result in retention of the “sold” assets within property and equipment, with a financing lease obligation equal to the amount of proceeds received recorded as a financing liability, on the accompanying consolidated balance sheets.

F-65

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Compensated Absences

The Company recognizes liabilities for compensated absences dependent on whether the obligation is attributable to employee services already rendered, related to rights that vest or accumulate, and for which payment is probable and estimable. As of December 31, 2016 and 2015, the Company’s liability for paid time off earned by permanent employees, but not taken, was approximately $1,180.

Subsequent Events

Management of the Company has analyzed the activities and transactions subsequent to December 31, 2016 through the date these consolidated financial statements were available to be issued to determine the need for any adjustments to or disclosures within the financial statements. Except as disclosed in Note 16, the Company did not identify any recognized or non-recognized subsequent events that would require disclosure in the consolidated financial statements.

Recently Issued Accounting Standards

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 amends the existing guidance to require that inventory should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company is currently evaluating the effects of ASU 2015–11 on its financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). The FASB issued ASU 2015-17 as part of its ongoing Simplification Initiative, with the objective of reducing complexity in accounting standards. The amendments in ASU 2015-17 require entities that present a classified balance sheet to classify all deferred tax liabilities and assets as a noncurrent amount. This guidance does not change the offsetting requirements for deferred tax liabilities and assets, which results in the presentation of one amount on the balance sheet. Additionally, the amendments in ASU 2015-17 align the deferred income tax presentation with the requirements in International Accounting Standards (IAS) 1, Presentation of Financial Statements. The amendments in ASU 2015-17 are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently evaluating ASU 2015-17 and its impact on financial statements and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its financial statements and disclosures.

F-66

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Standards, continued

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations”, in April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606) - Identifying Performance Obligations and Licensing” and in May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). This update provides clarifying guidance regarding the application of ASU No. 2014-09 - Revenue From Contracts with Customers which is not yet effective. These new standards provide for a single, principles-based model for revenue recognition that replaces the existing revenue recognition guidance. In July 2015, the FASB deferred the effective date of ASU 2014-09 until annual and interim periods beginning on or after December 15, 2017. It will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective. The Company will evaluate the effects, if any, that adoption of this guidance will have on its financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The amendment addresses several aspects of the accounting for share-based payment award transactions, including: allowing the accounting policy election to record forfeitures as they occur for employee share-based payments; income tax consequences; classification of awards as either equity or liabilities; and classification on the statement of cash flows. This standard will be effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact that the adoption of the provisions of the ASU will have on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). The amendment addresses several specific cash flow issues with the objective of reducing the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The standard will be effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the impact that the adoption of the provisions of the ASU will have on its consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, a consensus of the FASB Emerging Issues Task Force (“ASU 2016-18”). The amendments require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this ASU do not provide a definition of restricted cash or restricted cash equivalents. The standard will be effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company does not expect the adoption of this ASU to materially impact its consolidated financial statements or results of operations.

F-67

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Standards, continued

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805) – Clarifying the Definition of a Business (“ASU 2017-01”). This ASU clarifies the definition of a business to exclude gross assets acquired (or disposed of) that have substantially all of their fair value concentrated in a single identifiable asset or group of similar identifiable assets. The ASU also updates the definition of the term “output” to be consistent with Accounting Standards Codification (“ASC”) Topic No. 606. The ASU is effective for annual reporting periods beginning after December 15, 2017 and interim periods within those annual periods. Early adoption is permitted and the Company expects to early adopt ASU 2017-01 as of January 1, 2017. The Company is currently evaluating the impact that the adoption of this ASU to materially impact its consolidated financial statements or results of operations.

In January 2017, the FASB issued ASU No. 2017-04, “Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). ASU 2017-04 eliminates Step 2 from the goodwill impairment test. Under the amendments in ASU 2017-04, an entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU2017-04 is effective for public entities for fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this guidance will have on our consolidated financial statements.

NOTE 3 – BUSINESS COMBINATION

Acquisition of RVA

On November 16, 2015, the Company, in order to expand its operations geographically, acquired specific assets and assumed certain liabilities of an unrelated RV dealership business, RV America Inc. (“RVA”), operating in three locations in the State of Colorado, for a purchase price of $14,995. The acquisition was accounted for as a business combination under ASC 805 and the results of the operation of this entity are included in the consolidated financial statements since the acquisition date. Goodwill of $5,089, which is deductible for tax purposes, represents the excess of the purchase price over the fair value of the net acquired assets that is not allocable to separately identifiable intangible assets and liabilities assumed.

F-68

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 3 – BUSINESS COMBINATION, continued

Acquisition of RVA, continued

In connection with the acquisition, the Company paid cash consideration of $12,995 which was sourced from the BOA credit facility (see Note 11- Debt) and agreed to pay up to $2,000 of additional consideration over the next three years, based upon the acquired entity attaining defined revenue targets (the “earn-out”). The value of the earn-out was based upon RVA’s projected undiscounted cash flows, which approximated its discounted cash flows. The Company recorded a contingent consideration liability totaling $2,000, of which $1,333 is included in current liabilities and $667 is included in non-current liabilities on the accompanying balance sheet at December 31, 2016. The Company paid $1,333 related to the earn-out on April 11, 2017.

With regard to the acquisition, the total consideration is as follows:

Cash	$12,995
Contingent consideration	2,000
Fair value of total consideration	$14,995

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the acquisition date of November 16, 2015:

Accounts receivable	$443
Prepaid expenses	170
Inventory	24,474
Property and equipment	2,252
Intangible assets	6,100
Goodwill	5,089
Total assets acquired	38,528

Accounts payable and accrued expenses	691
Customer deposits	576
Floor plan liability	22,266
Total liabilities assumed	23,533

Fair value of net assets acquired	$14,995

The fair value of the inventory and the property and equipment were determined using the market approach. The fair value of the manufacturer relationship intangible assets were determined using an income approach, discounted cash flow analysis. The purchase price in excess of the tangible and identifiable intangible assets acquired less liabilities assumed is recognized as goodwill.

F-69

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 3 – BUSINESS COMBINATION (continued)

Acquisition of RVA, continued

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the acquisition date to estimate the fair value of assets acquired and liabilities assumed. As of December 31, 2015, the Company recorded the net assets acquired of $14,995 as shown in the table above.

In connection with the transaction, the Company incurred approximately $366 of transaction related costs, which were expensed upon execution of the transaction and reported within the consolidated statements of income for the year ended December 31, 2015.

The results of operations of RVA for the year ended December 31, 2016 and for the period from November 16, 2015 to December 31, 2015 are reflected in the Company’s consolidated results for the years ended December 31, 2016 and 2015 in the accompanying consolidated statements of income.

Unaudited Pro-Forma Financial Information

The following presents the unaudited pro-forma combined results of operations of the Company with RVA from the beginning of the year of acquisition of their net assets. The acquisition date was November 16, 2015 for RVA.

For the Year Ended December 31, 2015

Revenues	$580,846

Net income	$10,115

The pro forma combined results are not necessarily indicative of the results that actually would have occurred if the acquisition of RVA had been completed as of the beginning of 2015, nor are they necessarily indicative of future consolidated results. The revenue and net income (loss) generated from RVA were $4,177 and ($172), respectively, during the period from November 16, 2015 to December 31, 2015 and were $79,777 and $2,001 respectively, during the year ended December 31, 2016, which were included in the consolidated results of operations of the Company during such periods.

F-70

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 4 – RECEIVABLES

Receivables consist of the following:

	As of December 31,
	2016	2015
Contracts in transit and vehicle receivables	$9,350	$9,962
Manufacturer receivables	3,900	4,236
Finance and other receivables	1,141	1,773
	14,391	15,971
Less: Allowance for doubtful accounts	(705)	(435)
	$13,686	$15,536

Contracts in transit represent receivables from financial institutions for the portion of the vehicle sales price financed by the Company’s customers through financing sources arranged by the Company. Manufacturer receivables are due from the manufacturers for incentives, rebates and other programs. These incentives and rebates are treated as a reduction of cost of revenues.

NOTE 5 – INVENTORIES

Inventories consist of the following:

	As of December 31,
	2016	2015

New recreational vehicles	$91,152	$87,839
Pre-owned recreational vehicles	36,642	27,713
Parts, accessories and other	4,431	4,072
	132,225	119,624
Less: Excess of current cost over LIFO	(8,158)	(6,226)
	$124,067	$113,398

F-71

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	As of December 31,
	2016	2015

Land	$10,366	$10,366
Buildings and improvements, including leasehold improvements	41,213	40,143
Furniture and equipment	13,565	12,133
Company vehicles and rental units	3,980	2,101
Construction in progress	268	368
	69,392	65,111

Less: Accumulated depreciation and amortization	(20,944)	(17,465)
	$48,448	$47,646

For the years ended December 31, 2016 and 2015, depreciation and amortization expense amounted to $4,510 and $2,601 respectively.

NOTE 7 – GOODWILL

During the year ended December 31, 2015, the Company recorded goodwill of $5,089 in connection with the acquisition of certain assets and liabilities of RVA, which represents the amount of purchase price paid in excess of tangible and identifiable intangible assets acquired, less liabilities assumed (see Note 3 – Business Combination). As of December 31, 2016 and 2015, the carrying amount of goodwill was $25,216.

The changes in the carrying value of goodwill for the years ended December 31, 2016 and 2015 were as follows:

Balance at January 1, 2015	$20,127
Goodwill arising from acquisition	5,089
Balance at December 31, 2015 and 2016	$25,216

F-72

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 8 – INTANGIBLE ASSETS

Intangible assets and the related accumulated amortization are summarized as follows:

	As of December 31,
	2016			2015
	Gross		Net	Gross		Net
	Carrying	Accumulated	Asset	Carrying	Accumulated	Asset
	Amount	Amortization	Value	Amount	Amortization	Value

Amortizable intangible assets:
Manufacturer relationships	$11,100	$2,494	$8,606	$11,100	$1,748	$9,352
Customer database	1,300	1,300	-	1,300	1,300	-
	12,400	3,794	8,606	12,400	3,048	9,352
Non-amortizable intangible assets:
Trade names and trademarks	18,000	-	18,000	18,000	-	18,000
	$30,400	$3,794	$26,606	$30,400	$3,048	$27,352

Amortization expense for the years ended December 31, 2016 and 2015 was $746 and $334, respectively.

Estimated future amortization expense is as follows:

Year ended December 31,

2017	$746
2018	746
2019	746
2020	746
2021	746
Thereafter	4,876

$8,606

F-73

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 9 – FAILED SALE-LEASEBACK ARRANGEMENT

On December 23, 2015, the Company sold certain land, building and improvements for $56,000 and is leasing back the property from the purchaser over a non-cancellable period of 20 years. The lease contains renewal options at lease termination, with three options to renew for 10 additional years each, and contains a right of first offer in the event the property owner intends to sell any portion or all of the property to a third party. These rights and obligations constitute continuing involvement, which results in failed sale-leaseback (financing) accounting. The financing liability has an implied interest rate of 7.4%. The Company incurred financing costs of $1,025 in connection with this transaction.

The financing liability, net of debt discount, is summarized as follows:

	As of December 31,
	2016	2015

Financing liability	$55,599	$55,599
Debt discount	(951)	(1,020)
Financing liability, net of debt discount	$54,648	$54,579

The future minimum payments required by the arrangement are as follows:

			Total
Year ending December 31,	Principal	Interest	Payment
2017	$465	$4,104	$4,569
2018	595	4,065	4,660
2019	737	4,017	4,754
2020	892	3,956	4,848
2021	1,061	3,885	4,946
Thereafter	43,536	37,059	80,595
	$47,286	$57,086	$104,372

At the conclusion of the 20-year lease period, the financing liability residual will be $8,313, which will correspond to the carrying value of the land. Payments totaling $4,106 were made to the lessor and interest incurred on the financing liability was $4,131 during 2016, resulting in $25 of accrued interest, which is included on the balance sheet in accounts payable, accrued expenses and other current liabilities. Payments totaling $481 were made during 2015, of which $80 represented payment of interest and $401 reduced the Company’s financing obligation. The Company recorded $69 and $5 of interest expense on the failed sale-leaseback financing related to the amortization of the debt discount during 2016 and 2015, respectively.

F-74

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 10 – ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accounts payable, accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2016	2015

Accounts payable	$12,013	$11,288
Other accrued expenses	2,756	4,315
Customer deposits	3,446	3,114
Accrued compensation	2,801	2,497
Provision for charge-backs	1,790	1,205
Accrued interest	231	163
Total	$23,037	$22,582

NOTE 11 – DEBT

Floor Plan Notes Payable

The Company maintains a floor plan financing agreement with Bank of America (as amended on July 19, 2016) with asset-based borrowing availability of up to $120 million through November 18, 2018. The entire facility may be used to finance new vehicle inventory but only up to $40.0 million may be used to finance pre-owned vehicle inventory, of which a maximum of $5.0 million may be used to finance rental units. Borrowings outstanding under this facility totaled $95,999 and $95,804 at December 31, 2016 and 2015, respectively. The facility is secured by new and used inventory, accounts receivable and chattel paper. Interest is based on LIBOR (4.03% and 2.48% at December 31, 2016 and 2015, respectively) plus 3.25% and 2.05% at December 31, 2016 and 2015, respectively. Principal is due upon the sale of the respective vehicle. Interest expense on the floor plan notes payable was approximately $2,270 and $1,275 for the years ended December 31, 2016 and 2015, respectively.

The Company’s floor plan facility is subject to certain financial and restrictive covenants, as defined in the credit agreement. The Company was in compliance with all covenants at December 31, 2016 and 2015. The Company is permitted to declare dividends so long as it is in compliance with its debt covenants. Further, the Company had outstanding letters of credit amounting to $254 and $254 at December 31, 2016 and 2015, respectively. These letters of credit reduce the availability to borrow on the floor plan.

During the years ended December 31, 2016 and 2015, the Company incurred financing costs of $260 and $160, respectively, in connection with the floor plan financing agreement, which have been recorded as debt discount.

F-75

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 11 – DEBT (continued)

Floor Plan Notes Payable, continued

Floor plan notes payable consist of the following:

	As of December 31,
	2016	2015

Floor plan notes payable, gross	$95,999	$95,804
Debt discount	(317)	(152)
Floor plan notes payable, net of debt discount	$95,682	$95,652

Revolving Line of Credit

On November 18, 2015, the Company entered into a credit agreement with Bank of America for an aggregate commitment amount of $20,000, which includes two facilities (the “BOA Credit Agreement”). One of the two facilities under the BOA Credit Agreement is a $7,000 revolving line of credit (“Revolver”) which matures on November 18, 2020. The Revolver bears interest at LIBOR plus 3.5% per annum and has no minimum payment requirements. The principal balance on the Revolver was $3,000 and $6,500 and the availability on the Revolver was $4,000 and $500 at December 31, 2016 and 2015, respectively. The two facilities are backed by collateral of the Company’s accounts receivables, inventory and equipment.

Interest expense on the BOA Revolver was $159 and $37 for the years ended December 31, 2016 and 2015, respectively.

Long-Term Debt

The second of two facilities under the BOA Credit Agreement is a $13,000 term note payable (“Term Loan”) which is collateralized by accounts receivable, inventory and equipment and matures on November 18, 2020 with a balloon payment due of $3,867. The Term Loan bears interest at LIBOR plus 3.5% (4.73% at December 31, 2016) per annum and requires monthly payments equal to $155 of principal, plus interest. The principal balance on the Term Loan was $10,988 and $12,845 at December 31, 2016 and 2015, respectively. Interest expense on the BOA Term Loan was $474 and $58 for the years ended December 31, 2016 and 2015, respectively.

The Company incurred financing costs of $0 and $225 during the years ended December 31, 2016 and 2015, respectively, which have been recorded as debt discount.

The Company’s BOA Credit Agreement is subject to certain financial and restrictive covenants, as defined in the credit agreement. The Company was in compliance with all covenants at December 31, 2016 and 2015. The Company is permitted to declare dividends so long as it is in compliance with its debt covenants.

F-76

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 11 – DEBT (continued)

Long Term Debt, continued

Long term debt consists of the following:

	As of December 31,
	2016			2015
	Gross Principal Amount	Debt Discount	Total Debt, Net of Debt Discount	Gross Principal Amount	Debt Discount	Total Debt, Net of Debt Discount

Term loan	$10,988	$(143)	$10,845	$12,845	$(219)	$12,626
Capital lease obligation-equipment	12	-	12	41	-	41
Total long-term debt	11,000	(143)	10,857	12,886	(219)	12,667
Less: current portion	1,871	-	1,871	1,886	-	1,886
Long term debt, non-current	$9,129	$(143)	$8,986	$11,000	$(219)	$10,781

The maturities of the long-term debt are as follows:

Years ending December 31,
2017	$1,871
2018	1,859
2019	1,859
2020	5,411
$11,000

Effective October 21, 2013, the Company entered into a $23,000 note payable with a shareholder of the Company. The note bore interest at 18% and was payable monthly. The note was to mature March 2016 at which time the principal balance would be due. The note was secured by certain real property of the Company and guaranteed by Lazy Days R.V. Center, Inc. and the Company. In May 2015, the Company paid down approximately $10,000 of the note. In November 2015, the Company paid off the remaining principal balance of approximately $4,773 which was sourced by funds from the BOA credit facility. Interest expense on this note was $1,384 for the year ended December 31, 2015.

F-77

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 12 – INCOME TAXES

The components of the Company’s income tax expense (benefit) are as follows:

	Year Ended December 31, 2016	Year Ended December 31, 2015
Current:
Federal	$4,994	$13,027
State	966	2,299
	5,960	15,326
Deferred:
Federal	(1,172)	(7,687)
State	(277)	(1,326)
	(1,449)	(9,013)
	$4,511	$6,313

A reconciliation of income taxes calculated using the statutory federal income tax rate (34% in 2016 and 2015) to the Company’s income tax expense for the years ended December 31 is as follows:

	Year Ended December 31, 2016		Year Ended December 31, 2015
	Amount	%	Amount	%
Income taxes at statutory rate	$4,181	34.0%	$5,217	34.0%
Non-deductible expense	38	0.3%	27	0.2%
State income taxes, net of federal tax Effect	454	3.7%	569	3.7%
Effect of increase in statutory rate for current year	56	0.5%	394	2.5%
Other credits and changes in estimate	(218)	-1.8%	106	0.7%

Income tax expense	$4,511	36.7%	$6,313	41.1%

F-78

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 12 – INCOME TAXES (continued)

Deferred tax assets and liabilities were as follows:

	As of December 31,
	2016	2015
Deferred tax assets:
Accounts receivable	$282	$196
Provision for charge-backs	660	419
Other accrued liabilities	1,110	601
Goodwill	563	688
Financing liability (see Note 9)	20,628	20,582
Stock based compensation	62	57
Other, net	386	283
	23,691	22,826

Deferred tax liabilities:
Prepaid expenses	(181)	(183)
Inventories	(2,042)	(2,706)
Property and equipment	(14,807)	(14,750)
Intangible assets	(7,547)	(7,522)
	(24.577)	(25,161)

Net deferred tax liabilities	$(886)	$(2,335)

It is the Company’s policy to recognize interest and penalties accrued relative to unrecognized tax benefits in their respective federal or state income taxes accounts. Interest and penalties recorded in the Statements of Income for the periods presented were insignificant.

No significant increases or decreases in the amounts of unrecognized tax benefits are expected in the next 12 months.

The Company is subject to U.S. federal income tax and income tax in the states of Florida, Arizona and Colorado. The Company is no longer subject to the examination by Federal and state taxing authorities for the years before 2013. The Company recognizes interest and penalties related to income tax matters in income tax (benefit) expense.

F-79

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 13 - EMPLOYEE BENEFIT PLANS

The Company has a profit sharing plan with 401(k) provisions (the “Plan”). The Plan covers substantially all employees. The Plan allows employee contributions to be made on a salary reduction basis under Section 401(k) of the Internal Revenue Code. Under the 401(k) provision, the Company makes discretionary matching contributions to employees 401(k). The Company made contributions to the Plan in the amount of $537 and $484 for the years ended December 31, 2016 and 2015, respectively.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Termination Benefits

Effective October 27, 2016, the Company entered into a separation agreement with an executive officer which entitles him to contractual termination benefits, including all accrued compensation, seven months of post-separation payments, seven months of health insurance continuation and eligibility for certain bonus payments, beginning on his December 1, 2016 termination date. As of December 31, 2016, the Company accrued $272 for the estimated remaining aggregate liability to the former executive officer.

Effective December 2, 2016, the Company entered into an employment agreement with a new executive officer which includes contractual termination benefits pursuant to which the executive officer is entitled to salary continuation for twenty-four months (aggregate payments of $930) up until June 30, 2018 and eighteen months after that date (aggregate payments of $697) if the executive officer is terminated without cause or they resign for Good Reason, as defined. In addition, upon or following a Change of Control, the termination benefits for this executive officer described above shall be in the form of a lump-sum payment rather than as salary continuation.

Effective December 20, 2016, the Company entered into an agreement with a new executive officer who was scheduled to commence work on or about January 30, 2017. The new executive officer has contractual termination benefits pursuant to which they are entitled to salary continuation for six months and aggregate payments of $132, if they are terminated without cause.

Legal Proceedings

The Company is a party to numerous legal proceedings that arise in the ordinary course of business. The Company has certain insurance coverage and rights of indemnification. The Company does not believe that the ultimate resolution of these matters will have a material adverse effect on the Company’s business, results of operations, financial condition, and/or cash flows. However, the results of these matters cannot be predicted with certainty and an unfavorable resolution of one or more of these matters could have a material adverse effect on the Company’s business, results of operations, financial condition, and/or cash flows.

F-80

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 14 - COMMITMENTS AND CONTINGENCIES (continued)

Capital and Operating Leases

Gross assets recorded under capital leases were $73 at December 31, 2016 and 2015. The assets are included in property and equipment on the accompany balance sheets net of accumulated amortization of $14 and $22 at December 31, 2016 and 2015, respectively.

The Company leases various land, office and dealership equipment under non-cancellable operating leases. These leases have terms ranging from 36 months to 5 years and expire through 2021. Future minimum payments under operating and capital leases are as follows:

Year ended December 31,
2017	$2,845
2018	2,479
2019	2,185
2020	1,698
2021	1,420
$10,627

Rent expense on operating leases for the years ended December 31, 2016 and 2015 was $2,953 and $1,583, respectively.

NOTE 15 – STOCKHOLDERS’ EQUITY

Authorized Capital

As of December 31, 2016, the Company was authorized to issue 4,500,000 shares of common stock, $0.001 par value, and 150,000 shares of preferred stock, $0.001 par value. The holders of the Company’s common stock are entitled to one vote per share. The preferred stock is designated as follows: 10,000 shares to Senior Preferred Stock; and 140,000 shares undesignated. The holders of Senior Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which the holder’s shares are convertible.

2010 Equity Incentive Plan

The Company’s 2010 Equity Incentive Plan (”2010 Plan”) provides for the issuance of incentive stock options, non-statutory stock options, rights to purchase common stock, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units to employees, directors and consultants of the Company and its affiliates. The Company believes that such awards better align the interests of its employees with those of its shareholders. The common stock that may be issued pursuant to awards shall not exceed 100,000 shares in the aggregate, provided that, no more than 14,000 shares shall be incentive stock options. The 2010 Plan became effective on October 19, 2010 and shall terminate on the tenth (10th) anniversary of the effective date. The 2010 Plan requires the exercise price of stock options to be greater than or equal to the fair value of the Company’s common stock on the date of grant. As of December 31, 2016, there were 49,939 securities available for future issuance under the 2010 Plan.

F-81

 LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 15 – STOCKHOLDERS’ EQUITY (continued)

Senior Preferred Stock

At any time, the Company, at its option and with prior notice provided, may redeem outstanding shares of Senior Preferred Stock for an amount equal to 102% of the then liquidation value as of the applicable redemption date, which is defined as an amount equal to $1,000 per share of Senior Preferred Stock plus all accumulated and unpaid dividends. The redemption price shall be paid in cash. The holders of Senior Preferred Stock have the right, at their option at any time, to convert such shares into shares of common stock at the Conversion Price, which is computed by dividing an amount in cash equal to $1,000 per share of Senior Preferred Stock by the then Conversion Price (initially $4.285715 per share of common stock). The Conversion Price may be reduced on a weighted average basis in the event of any sales of common stock for a price less than the Conversion Price. Each share of Senior Preferred Stock shall automatically be converted into common stock upon the sale of common stock by the Company in an underwritten public offering that results in gross cash proceeds to the Company of at least $50,000. The holders of Senior Preferred Stock are entitled to vote together with the shares of common stock on an as-converted basis. So long as any shares of Senior Preferred Stock remain outstanding, the Company shall not, without the written consent of the requisite holders of Senior Preferred Stock, perform certain actions such as issuing shares of the Company, amend the Certificate of Designation or approve the merger of the Company, as specified in the Certificate of Designation. The holders of Senior Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the annual rate of 8% of the liquidation value, which is defined as an amount equal to $1,000 per share of Senior Preferred Stock plus all accumulated and unpaid dividends. Such dividends are compounded quarterly and, to the extent declared, are payable in cash by the Company on a quarterly basis. If undeclared, dividends continue to accumulate. At liquidation, after payment of debts and liabilities, the holders of Senior Preferred Stock shall be entitled to receive an amount in cash equal to $1,000 per share of Senior Preferred Stock plus all unpaid dividends, whether or not declared, before any distribution is made to holders of shares of any junior securities.

In December 2009, the Company issued 10,000 shares of Senior Preferred Stock to certain investors for consideration of $1,000 per share or $10,000 in the aggregate. As of December 31, 2016 and 2015, there were 10,000 shares of Senior Preferred Stock outstanding.

The Senior Preferred Stock is redeemable at the Company’s option and an analysis of its features determined that it is more akin to equity and, therefore, has been classified within stockholders’ equity on the consolidated balance sheets. While the embedded conversion option (“ECO”) is subject to an anti-dilution price adjustment, since the ECO is clearly and closely related to the equity host, it is not required to be bifurcated and is not accounted for as a derivative liability under ASC 815. The Company determined the Senior Preferred Stock includes a beneficial conversion feature (“BCF”) since the effective conversion price was less than the commitment date fair value. As a result, the Company recorded the BCF discount of $10,000 and, since the Senior Preferred Stock was immediately convertible, the Company recognized the $10,000 BCF as a deemed dividend during the year ended December 31, 2009.

F-82

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 15 – STOCKHOLDERS’ EQUITY (continued)

Dividends

The Company declared dividends totaling $54,498 in 2015. The first distribution, in an aggregate amount of $10,000, was made on December 22, 2015 in the form of a cash dividend to the stockholders of record on December 17, 2015. This dividend was allocated first to payment of accumulated and current cumulative dividends in the aggregate amount of $6,085 on Senior Preferred Stock for all periods ending on and before December 21, 2015, and then to payment of a cash dividend in the aggregate amount of $3,915 to the holders of common stock and the holders of Senior Preferred Stock on an as-if converted basis.

The second distribution, in an aggregate amount of $44,498, was made on January 5, 2016 in the form of a cash dividends to the stockholders of record on December 24, 2015. This dividend was allocated first to payment of current cumulative dividends in the aggregate amount of $29 on Senior Preferred Stock for the period of December 22, 2015 through January 4, 2016, and then to payment of a cash dividend in the aggregate amount of $44,469 to the holders of common stock and the holders of Senior Preferred Stock on an as-if converted basis.

Dividends in arrears on outstanding preferred stock were $815 and $0 as of December 31, 2016 and 2015, respectively. The Senior Preferred Stock accrues dividends at a rate of 8% per annum, compounded quarterly. Dividends on the Senior Preferred Stock are paid when and as declared by the Board of Directors.

Stock Options

The Company recognized stock-based compensation expense related to stock options for the years ended December 31, 2016 and 2015 of $13 and $21, respectively which is included within operating expenses on the consolidated statements of income. As of December 31, 2016, there was $7 of unrecognized stock-based compensation expense that will be recognized over the weighted average remaining vesting period of 1.1 years. See Note 16 – Subsequent Events for information related to the cancellation of these awards.

A summary of the option activity during the year ended December 31, 2016 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Life	Intrinsic
	Options	Price	In Years	Value
Outstanding, December 31, 2015	84,061	$100.52
Granted	-	-
Forfeited	(8,500)	103.20
Outstanding, December 31, 2016	75,561	$100.21	3.5	$-

Exercisable, December 31, 2016	66,471	$100.09	3.0	$-

F-83

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 15 – STOCKHOLDERS’ EQUITY (continued)

Stock Options, continued

The following table presents information related to stock options at December 31, 2016:

Options Outstanding		Options Exercisable
		Weighted
	Outstanding	Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Options	In Years	Options
$68.80	41,061	3.1	36,243
$137.60	34,500	2.9	30,228
	75,561	3.0	66,471

NOTE 16 – SUBSEQUENT EVENTS

Transaction Incentive Plan

On January 30, 2017, the Company’s Board of Directors approved the Company’s Transaction Incentive Plan, which provides incentives to eight directors and employees of the Company upon the consummation of a qualifying sale transaction. The Transaction Incentive Plan expires on October 31, 2020. To the extent the proceeds received in a qualifying sale transaction exceed certain specified thresholds (the “Excess Amount”), participants in the Transaction Incentive Plan who meet the specified service requirements are entitled to a cash and stock award on the closing date of the qualifying sale transaction equal to their awarded percentage of the Excess Amount. The Company did not accrue a liability related to the Transaction Incentive Plan because no qualifying sale transaction has closed.

2010 Equity Incentive Plan

On January 30, 2017, the Company cancelled its 2010 Plan. In connection with the cancellation of the 2010 Plan, options for the purchase of aggregate of 75,561 shares of common stock issued under the 2010 Plan, with exercise prices of both $68.80 and $137.60 per share, were cancelled. As a result of the option cancellation, the Company derecognized aggregate compensation expense of $14 related to the cancelled options that was unvested at the time of the cancellation.

F-84

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 16 – SUBSEQUENT EVENTS (continued)

2017 Equity Incentive Plan

On January 30, 2017, the Company’s Board of Directors approved the Company’s 2017 Equity Incentive Plan (“2017 Plan”), which provides for the issuance of incentive stock options, non-statutory stock options, rights to purchase common stock, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units to employees, directors and consultants of the Company and its affiliates. The common stock that may be issued pursuant to awards shall not exceed 333,333 shares in the aggregate, provided that, no more than ten percent (10%) of such shares shall be incentive stock options. The 2017 Plan shall terminate on January 30, 2027. The 2017 Plan requires the exercise price of stock options to be greater than or equal to the fair value of the Company’s common stock on the date of grant. As of the date the financial statements are available to be issued, there were 50,000 shares available for future issuance under the 2017 Plan.

In 2017, the Company granted ten-year, non-statutory stock options to purchase an aggregate of 283,333 shares of common stock under the 2017 Plan to Company executives with an exercise price of $26.00 per share. The options vest in equal installments of 25% on each of the next four anniversary dates from the date of grant. Upon a change of control, vesting of all then unvested shares is accelerated.

Floor Plan Notes Payable Amendment

On February 27, 2017, the Company and Bank of America amended the Floor Plan Notes Payable asset-based borrowing facility to (a) increase the aggregate availability from $120 million to $140 million; (b) add or modify certain financial covenants; (c) decrease the interest rate applicable to the facility over time until it reaches LIBOR plus 2.25% for the period from November 1, 2017 until the maturity date of the facility; and (d) amend or modify other terms and conditions.

Preferred Stock Conversion into Common Stock

On March 2, 2017, the Company issued a Notice of Redemption to the holders of all of the then designated, issued and outstanding shares of Senior Preferred Stock, after which the holders surrendered all 10,000 shares of Senior Preferred Stock for conversion into 2,333,331 shares of common stock.

Dividends

On April 10, 2017, the Company declared dividends totaling $15,000, which were distributed on April 19, 2017 in the form of a cash dividend to the common stockholders of record on April 10, 2017.

F-85

LAZY DAYS’ R.V. CENTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share amounts)

December 31, 2016 and 2015

NOTE 16 – SUBSEQUENT EVENTS (continued)

Termination Benefits

Effective May 10, 2017, the Company entered into a separation agreement with an executive officer which entitles him to contractual termination benefits, including all accrued compensation, twelve months of post-separation payments, seven months of health insurance continuation and eligibility for certain bonus payments, beginning on his June 30, 2017 termination date. As of June 30, 2017, the Company accrued $325 for the estimated remaining aggregate liability to the former executive officer.

Effective June 6, 2017, the Company entered into an agreement with a new executive officer who was scheduled to commence work on or about June 12, 2017. The new executive officer has contractual termination benefits pursuant to which they are entitled to salary continuation for twelve months and aggregate payments of $325, if they are terminated without cause.

F-86

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ANDINA ACQUISITION CORP. II,

ANDINA II HOLDCO CORP.,

ANDINA II MERGER SUB INC.,

LAZY DAYS’ R.V. CENTER, INC.

and

A. LORNE WEIL

DATED AS OF OCTOBER 27, 2017

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of October 27, 2017, by and among Andina Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), Andina II Holdco Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Holdco”), Andina II Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), Lazy Days’ R.V. Center, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Sections 8.3(a), 10.1, 10.3, 10.4(a), 10.7, 10.8, 10.9, 10.10, 10.11 (solely as Section 10.11 relates to Sections 8.3(a), 10.1, 10.3, 10.4(a), 10.7, 10.8, 10.9, 10.10, 10.11 and 10.12) and 10.12 hereof, A. Lorne Weil, an individual (“Weil”). The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule). Each of Parent, Holdco, Merger Sub, the Company and, solely for purposes of the Sections of this Agreement referred to in the immediately preceding sentence, Weil shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties”; provided, however, on and at all times after the Closing Date, the terms “Party” and “Parties” shall include the Representative. Defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law (2016 Revision) of the Cayman Islands (the “Companies Law”), the Delaware General Corporation Law (the “DGCL”) and other applicable Legal Requirements, the Parties intend to enter into a business combination transaction by which (i) Parent will merge with and into Holdco with Holdco being the surviving entity of such merger (the “Redomestication Merger”) and becoming a public company (“Surviving Pubco”) and (ii) immediately after the consummation of the Redomestication Merger, Merger Sub will merge with and into the Company with the Company being the surviving entity of such merger (the “Transaction Merger” and together with the Redomestication Merger, the “Mergers”) and a direct wholly-owned Subsidiary of Surviving Pubco (the “Surviving Company”), on the terms and subject to the conditions set forth in this Agreement.

B. (i) The boards of directors of each of Parent, Holdco and Merger Sub have adopted this Agreement and determined that the transactions contemplated hereby, taken together, are advisable and in the best interests of their respective stockholders, (ii) Parent, in its capacity as the sole stockholder of Holdco, approved this Agreement, the Redomestication Merger and the other transactions contemplated hereby and (iii) Holdco, in its capacity as the sole stockholder of Merger Sub, approved this Agreement, the Transaction Merger and the other transactions contemplated by this Agreement.

C. The board of directors of the Company has (i) adopted this Agreement and determined that the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company’s stockholders, and (ii) recommended acceptance and approval by the Company’s stockholders of this Agreement, the Transaction Merger and the other transactions contemplated hereby.

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D. Concurrently with the execution of this Agreement, the stockholders of the Company identified on Schedule 1 attached hereto (the “Supporting Stockholders”) have entered into a support agreement with Parent (the “Support Agreement”), pursuant to which each of the Supporting Stockholders has agreed, among other things, to vote all of the shares of Company Common Stock beneficially owned by such Supporting Stockholder in favor of the Transaction Merger (which vote may be done by executing a written consent as provided for in Section 5.24 hereof).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and Weil agree as follows:

ARTICLE I

THE MERGERS

1.1 The Mergers.

(a) At the Redomestication Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Companies Law and the DGCL, Parent shall be merged with and into Holdco, the separate corporate existence of Parent shall cease and Holdco shall continue as the Surviving Pubco after the Redomestication Merger.

(b) At the Transaction Effective Time (which shall occur immediately after the Redomestication Effective Time) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the Transaction Merger and as a wholly owned Subsidiary of Holdco.

1.2 Effective Times; Closing. Subject to the conditions of this Agreement, on the Closing Date, the Parties shall cause the Redomestication Merger to be consummated by filing with the Cayman Islands Registrar of Companies a Plan of Merger (the “Plan of Merger”) and by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Redomestication Certificate of Merger”), each in such form as is required by, and executed and filed in accordance with, the applicable provisions of the Companies Law and the DGCL, as the case may be (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Plan of Merger and the Redomestication Certificate of Merger being the “Redomestication Effective Time”). Subject to the conditions of this Agreement, on the Closing Date and immediately after the Redomestication Effective Time, the Parties shall cause the Transaction Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Transaction Certificate of Merger” and together with the Plan of Merger and the Redomestication Certificate of Merger, the “Merger Certificates”), in such form as is required by, and executed and filed in accordance with, the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Transaction Certificate of Merger being the “Transaction Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Merger Certificates, shall take place at the offices of Graubard Miller, counsel to Parent, at the Chrysler Building, 405 Lexington Avenue, New York, New York 10174-1901, at a time and date to be specified by the Parties, which shall be no later than the first (1st) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or at such other time, date and location as the Parties agree in writing (the day on which the Closing occurs being the “Closing Date”). Closing signatures may be transmitted by facsimile or by email pdf files.

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1.3 Effect of the Mergers. At the Redomestication Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Plan of Merger, the Redomestication Merger Certificate and the applicable provisions of the Companies Law, the DGCL and other applicable Legal Requirements; and at the Transaction Effective Time, the effect of the Transaction Merger shall be as provided in this Agreement, the Transaction Merger Certificate and the applicable provisions of the DGCL and other applicable Legal Requirements. Without limiting the generality of the foregoing, and subject thereto, (i) at the Redomestication Effective Time, (A) all the property, rights, privileges, powers and franchises of each of Parent and Holdco shall vest in Surviving Pubco, and all debts, liabilities and duties of each of Parent and Holdco (including the liabilities and obligations of Parent and Holdco under this Agreement) shall become the debts, liabilities and duties of Surviving Pubco, and (B) each Parent Ordinary Share and each Parent Right shall be converted as described in Section 1.9 hereof, and (ii) at the Transaction Effective Time, (A) all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in Surviving Company, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of Surviving Company and (B) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Transaction Effective Time shall be converted into and become one (1) fully paid and validly issued share of common stock of the Surviving Company.

1.4 Governing Documents.

(a) At the Redomestication Effective Time, the Certificate of Incorporation and Bylaws of Holdco in effect immediately prior to the Effective Time shall become the Certificate of Incorporation and Bylaws of the Surviving Pubco, except that such Certificate of Incorporation and Bylaws shall reflect “Lazydays Holdings, Inc.” as the name of the Surviving Pubco as of the Redomestication Effective Time.

(b) At the Transaction Effective Time, the Certificate of Incorporation and Bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the Certificate of Incorporation and Bylaws of the Surviving Company, except that such Certificate of Incorporation and Bylaws shall reflect “Lazy Days’ R.V. Center, Inc.” as the name of the Surviving Company as of the Transaction Effective Time.

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1.5 Transaction Merger Consideration; Effect on Securities.

(a) Closing Date Transaction Merger Consideration. The aggregate consideration to be paid by Holdco at the Closing (subject to Section 1.5(e), Section 1.10 and Section 1.15) (i) to the holders of shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Transaction Effective Time (other than holders of any shares of Company Common Stock to be canceled pursuant to Section 1.5(f)) (such holders, the “Stockholders”) in exchange for the cancellation of their shares of Company Common Stock and their rights as such holders of shares of Company Common Stock, (ii) to the Participating Optionholders in exchange for the cancellation of their Company Stock Options and (iii) to the Bonus Payment Recipients in respect of their Bonus Payments shall be:

(i) 2,857,143 shares of common stock, par value $0.0001 per share, of Holdco (“Holdco Shares”) to be issued at the Closing (the “Closing Date Merger Consideration Shares”); and

(ii) an amount of cash to be paid at the Closing equal to (the “Closing Date Merger Consideration Cash” and, together with the Closing Date Merger Consideration Shares, the “Closing Date Merger Consideration”) (A) $85,000,000, plus (B) if the Estimated Closing Date Working Capital as set forth in the Closing Statement is greater than the Working Capital Upper Target, an amount equal to the difference between the Estimated Closing Date Working Capital and the Working Capital Upper Target, minus (C) if the Working Capital Lower Target is greater than the Estimated Closing Date Working Capital as set forth in the Closing Statement, an amount equal to the difference between the Working Capital Lower Target and the Estimated Closing Date Working Capital, plus (D) if the Estimated Closing Date Debt Amount as set forth in the Closing Statement is less than the Debt Amount Target, an amount equal to the difference between the Debt Amount Target and the Estimated Closing Date Debt Amount, minus (E) if the Estimated Closing Date Debt Amount as set forth in the Closing Statement is greater than the Debt Amount Target, an amount equal to the difference between the Estimated Closing Date Debt Amount and the Debt Amount Target.

At least two (2) Business Days, but not more than five (5) Business Days, prior to the anticipated Closing Date, the Company shall prepare and deliver to Parent a statement (the “Closing Statement”), which shall set forth (x) the Company’s estimates of the Closing Date Debt Amount (the “Estimated Closing Date Debt Amount”) and the Closing Date Working Capital (the “Estimated Closing Date Working Capital”) and, (y) based on such estimates, the Closing Date Bonus Payments Amount, the Closing Date Bonus Payments Cash, the Closing Date Bonus Payments Share Value and the Closing Date Bonus Payments Shares. The Closing Statement shall, to the extent necessary, be updated by the Company from time to time prior to the Closing to reflect any changes therein of which the Company becomes aware prior to the Closing, and the most recently updated Closing Statement shall constitute the Closing Statement for all purposes of this Agreement. The Closing Date Merger Consideration shall be subject to adjustment after the Closing Date pursuant to Section 1.5(e), and the Closing Date Merger Consideration as so adjusted (or not adjusted after application of the provisions of Section 1.5(e)) is referred to herein as the “Final Merger Consideration”. The term “Merger Consideration” means the Closing Date Merger Consideration or the Final Merger Consideration, as the context may require. All Closing Date Merger Consideration Shares issued at the Closing shall be validly authorized, validly issued, fully paid and nonassessable.

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(b) Payment of Closing Date Bonus Payments Amount.

(i) At the Closing, Holdco shall pay to the Company (from, and not in addition to, the Distributable Closing Date Merger Consideration Cash), for distribution to the Bonus Payment Recipients in accordance with the Bonus Plan and their respective Bonus Award Agreements, the Closing Date Bonus Payments Cash. Upon receipt by the Company of the Closing Date Bonus Payments Cash, the Company shall pay to each Bonus Payment Recipient the portion of the Closing Date Bonus Payments Cash to which such Bonus Payment Recipient is entitled to receive pursuant to the terms of the Bonus Plan and such Bonus Payment Recipient’s Bonus Award Agreement (less any applicable Required Withholding Amounts with respect to such Bonus Payment Recipient). The payments required to be made by the Company pursuant to this Section 1.5(b)(i) shall be made to the Bonus Payment Recipients through the Company’s payroll system on the Closing Date (or, if such payments cannot be made through the Company’s payroll system on the Closing Date, the first reasonably practicable day following the Closing Date on which such payments can be made through the Company’s payroll system).

(ii) At the Closing, Holdco shall issue to each Bonus Payment Recipient (from, and not in addition to, the Distributable Closing Date Merger Consideration Shares) an amount of Closing Date Bonus Payments Shares to which such Bonus Payment Recipient is entitled to receive pursuant to the terms of the Bonus Plan and such Bonus Payment Recipient’s Bonus Award Agreement (less any reduction of Closing Date Bonus Payments Shares to satisfy any Required Withholding Amounts with respect to such Bonus Payment Recipient).

(c) Conversion of Shares of Company Common Stock. Other than any shares of Company Common Stock to be canceled pursuant to Section 1.5(f), each of the shares of Company Common Stock issued and outstanding immediately prior to the Transaction Effective Time (“Outstanding Shares of Company Common Stock”), will be canceled at the Transaction Effective Time and the rights pertaining thereto will be automatically converted (subject to Sections 1.5(g) and 1.5(h)) into the following Merger Consideration:

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(i) an amount of cash equal to Per Share Closing Date Merger Consideration Cash; plus

(ii) an amount of Holdco Shares equal to the Per Share Closing Date Merger Consideration Shares; plus

(iii) the right to receive a Pro Rata Share of (A) subject to the provisions of Section 1.5(e), the amount of any Sellers Positive Amount pursuant to Section 1.5(e)(v), (B) subject to the provisions of Section 1.12 and Section 1.15, any portion of the Administrative Expense Amount released by the Representative for distribution to the Sellers pursuant to Section 1.15, and (C) subject to the provisions of Section 1.5(e), Section 1.10 and Section 1.12, any portion of the Escrow Amount released by the Escrow Agent and distributed to the Sellers pursuant to either of the Escrow Agreements and this Agreement (the amounts described in the foregoing clauses (A), (B) and (C), collectively, the “Additional Merger Consideration”).

The number of Holdco Shares issued at Closing and cash paid at Closing pursuant to this Section 1.5(c) to Stockholders who are entitled to dissenter rights under applicable Legal Requirements, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to the shares of Company Common Stock owned by such Stockholders in accordance with applicable Legal Requirements (“Dissenting Shares”) shall not be issued and paid, as applicable, to such Stockholders.

(d) Treatment of Company Stock Options.

(i) Each Company Stock Option (including any Underwater Options) held by an Optionholder that is outstanding immediately prior to the Transaction Effective Time, whether or not then vested or exercisable, shall be deemed cancelled at and as of the Closing pursuant to the terms of the applicable option award agreement and the Equity Incentive Plan, and in exchange therefor, the Optionholder that holds such Company Stock Option shall be entitled to receive the amounts (if any) set forth in clauses (ii) and (iii) of this Section 1.5(d).

(ii) As of the Transaction Effective Time, each Optionholder shall be entitled to receive, for each share of Company Common Stock issuable upon exercise of such Optionholder’s Company Stock Options, the following:

(A) an amount of cash equal to (less any applicable Required Withholding Amounts with respect to such Optionholder) the product of (x) an amount equal to (I) the Per Share Closing Date Merger Consideration, minus (II) the exercise price per share of Company Common Stock applicable to such Company Stock Options, and (y) the Cash Percentage, and

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(B) an amount of Holdco Shares equal to (less any reduction of Holdco Shares to satisfy any Required Withholding Amounts with respect to such Optionholder) the quotient obtained by dividing (1) an amount equal to the product of (x) an amount equal to (I) the Per Share Closing Date Merger Consideration, minus (II) the exercise price per share of Company Common Stock of such Company Stock Options, and (y) the Stock Percentage, by (2) the Stated Price;

provided, however, that if the Aggregate Per Share Closing Date Merger Consideration is less than or equal to the exercise price per share of Company Common Stock for any of the Company Stock Options, such Company Stock Options shall be deemed to have been cancelled and no longer outstanding immediately prior to the Closing, and the Optionholder that owns such Company Stock Options shall receive no distributions in respect of such Company Stock Options pursuant to this Agreement and the Aggregate Per Share Closing Date Merger Consideration shall be re-calculated excluding the exercise price per share of Company Common Stock for such Company Stock Options and the number of shares of Company Common Stock issuable upon exercise of such Company Stock Options from such calculation, and such re-calculation shall be repeated until there are no Company Stock Options for which the Aggregate Per Share Closing Date Merger Consideration exceeds the exercise price per share of Company Common Stock for such Company Stock Options (such Company Stock Options, collectively, “Underwater Options”).

For the avoidance of doubt, amounts paid pursuant to this Section 1.5(d)(ii) shall be included within, and not in addition to, the Closing Date Merger Consideration.

(iii) Following the Transaction Effective Time, each Optionholder that is a Participating Optionholder shall also have the right to receive (subject to the provisions of Section 1.5(e), Section 1.10, Section 1.12 and Section 1.15), from time to time, (x) such Participating Optionholder’s Pro Rata Share of any Additional Merger Consideration distributed to the Sellers, minus (y) any applicable Required Withholding Amounts with respect to such Participating Optionholder.

(e) Adjustments to Merger Consideration.

(i) As soon as practicable after the Closing, but not later than forty-five (45) days after the Closing Date, Surviving Pubco shall deliver to the Representative and the Escrow Agent a statement (the “Adjustment Statement”) showing, in reasonable detail, Surviving Pubco’s calculation of (A) the Closing Date Debt Amount (the “Calculated Closing Date Debt Amount”) and (B) the Closing Date Working Capital (the “Calculated Closing Date Working Capital”), in each case as determined in accordance with this Agreement. For purposes of preparing the Adjustment Statement, no effect shall be given to any new accounting pronouncements that may be issued following the Closing Date. After the date that Surviving Pubco delivers the Adjustment Statement to the Representative and until the completion of the Final Statement, Surviving Pubco shall (and Surviving Pubco shall cause the Surviving Company and its Subsidiaries to) provide the Representative and any accountants (and/or other representatives) of the Representative with access to (and the right to examine and make copies of), at all reasonable times, the properties, books, work papers, records and materials of the Surviving Company, each of its Subsidiaries, Surviving Pubco and its accountants (including, without limitation, all supporting schedules and other materials that show the calculation of each component of the Calculated Closing Date Working Capital and the Calculated Closing Date Debt Amount), and personnel of Surviving Pubco, the Surviving Company and/or any of its Subsidiaries (and Surviving Pubco shall cause such personnel to cooperate and work in good faith with the Representative), for purposes of reviewing the Adjustment Statement, disputing the Adjustment Statement and/or agreeing upon a Final Statement. Surviving Pubco shall provide such access to the Representative (and/or any accountants or other representatives of the Representative), including, at the Representative’s election, by providing to the Representative copies of any books, records, materials and/or work papers requested by the Representative, within two (2) Business Days after the Representative delivers a request to Surviving Pubco for such access, and if such access is not provided to the Representative (and/or any accountants or other representatives of the Representative) within such two (2)-Business Day period, then the 45-day period referred to in Section 1.5(e)(ii) shall be extended by the number of days it takes Surviving Pubco to provide such access in excess of such two (2)-Business Day period.

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(ii) If the Representative disagrees with any aspect of the Adjustment Statement, the Representative shall notify Surviving Pubco of such disagreement in writing (a “Dispute Notice”) specifying any and all items of disagreement (each, an “Item of Dispute”) within forty-five (45) days after the Representative’s receipt of the Adjustment Statement. The Representative and Surviving Pubco shall use their commercially reasonable efforts for a period of fifteen (15) Business Days after the Representative’s delivery of a Dispute Notice (or such longer period as the Parties may mutually agree upon) to resolve all Items of Dispute. If, at the end of such 15-Business Day period, the Representative and Surviving Pubco do not resolve any such Item of Dispute, the Representative and Surviving Pubco shall submit such unresolved Item of Dispute to a mutually acceptable independent accounting firm of recognized national standing to review and resolve each such unresolved Item of Dispute. In the event the Representative and Surviving Pubco cannot agree upon an accounting firm within five (5) Business Days after the end of such 15-Business Day period (or if an accounting firm does not accept the engagement and the Representative and Surviving Pubco cannot agree upon a replacement accounting firm within five (5) Business Days after the accounting firm notifies the Representative and Surviving Pubco that it will not accept the engagement), the Representative and Surviving Pubco shall each submit to their respective accountants the name of an accounting firm (which shall not be either of their respective accounting firms or any other accounting firm which had a material relationship with either the Company or Parent), and the accounting firm shall be selected by lot from these two firms by the respective accountants of the Representative and Surviving Pubco (the accounting firm selected in accordance with the preceding two sentences is referred to herein as the “Accounting Firm”). The Parties shall request that the Accounting Firm render a determination on each Item of Dispute. The Accounting Firm, acting as experts and not as arbitrators, shall determine, in accordance with the Agreed Principles (in the case of the Calculated Closing Date Working Capital) and/or the other applicable terms and provisions of this Agreement, and only with respect to the remaining unresolved Items of Dispute, whether and to what extent, if any, the Adjustment Statement requires adjustment. In resolving any Item of Dispute, the Accounting Firm may not assign a value to any item, calculation or other matter greater than the greatest value for such item, calculation or other matter claimed by Surviving Pubco or the Representative or less than the smallest value for such item, calculation or other matter claimed by Surviving Pubco or the Representative, in either case in the Adjustment Statement or the Dispute Notice. The determination by the Accounting Firm shall be set forth in a written statement with a reasonably detailed explanation for such determination, and shall be final, binding and conclusive on the Parties and the Sellers absent fraud, bad faith or manifest error. Any fees and expenses relating to the engagement of the Accounting Firm shall be borne solely by Surviving Pubco.

(iii) The “Final Statement” shall be deemed to be (A) the Adjustment Statement if no Dispute Notice is delivered by the Representative within the 45-day period specified in Section 1.5(e)(ii) (as such period may be extended pursuant to Section 1.5(e)(i)), (B) the Adjustment Statement if the Representative notifies Surviving Pubco in writing that the Representative agrees with the Adjustment Statement in its entirety at any time during the 45-day period specified in Section 1.5(e)(ii) (as such period may be extended pursuant to Section 1.5(e)(i)), or (C) if a Dispute Notice is delivered by the Representative within the 45-day period specified in Section 1.5(e)(ii) (as such period may be extended pursuant to Section 1.5(e)(i)), the Adjustment Statement as adjusted by (x) the written agreement of the Representative and Surviving Pubco and/or (y) the written statement of the Accounting Firm. The Final Statement shall be final and binding on the Surviving Pubco, the Surviving Company, the Representative and the Sellers.

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(iv) Within five (5) Business Days after the date that the Adjustment Statement becomes the Final Statement in accordance with Section 1.5(e)(iii), the Closing Date Merger Consideration shall be adjusted (if required) as follows:

(A) if the Working Capital Adjustment Amount is greater than zero (0), then the Closing Date Merger Consideration shall be adjusted upward in an amount equal to the Working Capital Adjustment Amount;

(B) if the Working Capital Adjustment Amount is less than zero (0), then the Closing Date Merger Consideration shall be adjusted downward in an amount equal to the Working Capital Adjustment Amount;

(C) if the Calculated Closing Date Debt Amount as set forth in the Final Statement is greater than the Estimated Closing Date Debt Amount as set forth in the Closing Statement, then the Closing Date Merger Consideration shall be adjusted downward in an amount equal to the difference between the Calculated Closing Date Debt Amount as set forth in the Final Statement and the Estimated Closing Date Debt Amount as set forth in the Closing Statement; and

(D) if the Estimated Closing Date Debt Amount as set forth in the Closing Statement is greater than the Calculated Closing Date Debt Amount as set forth in the Final Statement, then the Closing Date Merger Consideration shall be adjusted upward in an amount equal to the difference between the Estimated Closing Date Debt Amount as set forth in the Closing Statement and the Calculated Closing Date Debt Amount as set forth in the Final Statement.

All adjustments set forth in this Section 1.5(e)(iv) shall be netted against each other. The date the Closing Date Merger Consideration is adjusted as set forth above in this Section 1.5(e)(iv) is referred to herein as the “Final Determination Date”.

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(v) If the Final Merger Consideration exceeds the Closing Date Merger Consideration (such difference, the “Positive Amount”), then, Surviving Pubco shall pay the Positive Amount in cash as follows: (A) a portion of the Positive Amount equal to the aggregate amount of Bonus Payments owed to the Bonus Payment Recipients pursuant to the terms of the Bonus Plan and the Bonus Award Agreements on account of the payment of the Positive Amount (such amount, the “Bonus Payment Recipient Positive Amount” and the remaining portion of the Positive Amount, the “Sellers Positive Amount”) shall be paid to the Bonus Payment Recipients (provided, that the portion of the Bonus Payment Recipient Positive Amount actually paid to any Bonus Payment Recipient shall be net of the Required Withholding Amounts with respect to such Bonus Payment Recipient), (B) a portion of the Sellers Positive Amount equal to the product of (1) the Sellers Positive Amount and (2) the aggregate Pro Rata Shares of the Stockholders shall be paid to the Exchange Agent, as agent for the Stockholders, by wire transfer of immediately available funds in accordance with the wire transfer instructions for the Exchange Agent set forth in the Exchange Agent Agreement, and the Exchange Agent will promptly distribute such amount to the Stockholders such that the Stockholders receive their respective Pro Rata Shares of the Sellers Positive Amount (provided, that Parent shall pay directly to any Specified Stockholder such Specified Stockholder’s Pro Rata Share of the Sellers Positive Amount), and (C) each of the Participating Optionholders shall be paid a portion of the Sellers Positive Amount equal to the product of (1) the Sellers Positive Amount and (2) such Optionholder’s Pro Rata Share (provided, that the portion of the Sellers Positive Amount actually paid to any Participating Optionholder shall be net of the Required Withholding Amounts with respect to such Participating Optionholder). Surviving Pubco, the Surviving Company and their respective Subsidiaries shall be jointly and severally liable for the payment of the Positive Amount required to be made by Surviving Pubco pursuant to this Section 1.5(e)(v). In addition, if the Final Merger Consideration exceeds the Closing Date Merger Consideration, the Representative and Surviving Pubco shall execute and deliver to the Escrow Agent a joint letter instructing the Escrow Agent to promptly pay the Adjustment Escrow Cash to the Exchange Agent (for further distribution to the Stockholders (other than the Specified Stockholders)), to the Specified Stockholders and to the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), all in accordance with the terms of the Adjustment Escrow Agreement.

(vi) If the Closing Date Merger Consideration exceeds the Final Merger Consideration, the Representative and Surviving Pubco shall execute and deliver to the Escrow Agent a joint letter instructing the Escrow Agent to promptly pay, in accordance with the terms of the Adjustment Escrow Agreement, the amount of such difference (the “Negative Amount”) to Surviving Pubco from the Adjustment Escrow Account, and Surviving Pubco shall not be entitled to receive any portion of the Negative Amount that exceeds the Adjustment Escrow Cash. In no event shall Surviving Pubco be entitled to receive all or any portion of the Negative Amount from the Representative, any of the Sellers or any of the Bonus Payment Recipients, or to bring or pursue any claim directly or personally against the Representative, any of the Sellers or any of the Bonus Payment Recipients in respect of all or any portion of the Negative Amount. If the Adjustment Escrow Cash exceeds the Negative Amount, the Representative and Surviving Pubco shall execute and deliver to the Escrow Agent a joint letter instructing the Escrow Agent to promptly pay the difference between the Adjustment Escrow Cash and the Negative Amount to the Exchange Agent (for further distribution to the Stockholders (other than the Specified Stockholders)), to the Specified Stockholders and to the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), all in accordance with the terms of the Adjustment Escrow Agreement.

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(vii) All payments and delivery of joint letters to the Escrow Agent required to be made pursuant to Section 1.5(e)(v) and Section 1.5(e)(vi) shall be made on the Final Determination Date.

(f) Cancellation of Treasury and Parent-Owned Shares. Each share of Company Common Stock owned by Parent, Holdco, the Company or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Transaction Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

(g) Adjustments to Exchange Ratios. The number of Holdco Shares issuable pursuant to this Section 1.5 shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdco Shares or ordinary shares, par value $0.0001 per share, of Parent (“Parent Ordinary Shares”)), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Shares or Parent Ordinary Shares occurring on or after the date hereof but at or prior to the Transaction Effective Time. Nothing in this Section 1.5(g) shall amend, change, supersede or otherwise alter the obligations of Parent, Holdco and Merger Sub under Section 4.2.

(h) Fractional Shares. No fraction of a Holdco Share will be issued by virtue of the Mergers, and each holder of Parent Ordinary Shares or shares of Company Common Stock, each Participating Optionholder and each Bonus Payment Recipient who would otherwise be entitled to a fraction of a Holdco Share any time Holdco Shares are distributed to any such Person pursuant to this Agreement or the Escrow Agreements (after aggregating all fractional Holdco Shares that otherwise would be received by such holder in connection with such distribution) shall, upon compliance with Section 1.6 (in the case of the Stockholders), receive from Holdco, in lieu of such fractional share, one (1) Holdco Share.

1.6 Merger Consideration Exchange Procedures.

(a) Prior to the Effective Time, Parent shall appoint a reputable bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the distribution of the Merger Consideration to be distributed in the Transaction Merger to the Stockholders pursuant to an exchange agent agreement in form and substance mutually agreeable to Parent and the Company (the “Exchange Agent Agreement”). It is hereby acknowledged and agreed by the Company that Continental Stock Transfer & Trust Company (“Continental”) is acceptable as Exchange Agent.

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(b) As soon as reasonably practicable after the Transaction Effective Time, the Exchange Agent and Surviving Pubco shall deliver to each Stockholder a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to Surviving Pubco and the Company (the “Letter of Transmittal”) to be completed and executed by such Stockholder to receive such Stockholder’s portion of the Merger Consideration to which such Stockholder is entitled to receive as contemplated by Section 1.5. The Letter of Transmittal will contain, among other things, (i) customary representations of each Stockholder relating to (as applicable for Stockholders that are individuals) existence, power and authority, due authorization, due execution, enforceability and ownership of the shares of Company Common Stock owned by such Stockholder, (ii) the appointment of the Representative pursuant to this Agreement, (iii) an agreement to be bound by the indemnification provisions set forth in Article VII hereof and (iv) a general release of claims by each Stockholder in favor of the Released Parties on the same terms as set forth in Section 10.15 (it being understood and agreed that such release is an integral part of the transactions contemplated by this Agreement and is a material inducement to Parent’s, Holdco’s and Merger Sub’s entering into this Agreement, and is being provided by each such Stockholder in consideration for the substantial direct and indirect benefits to be received by such Stockholder as a result of such transactions). Upon delivery to the Exchange Agent of a validly executed and delivered Letter of Transmittal, the Exchange Agent shall (x) issue to the applicable Stockholder (or its designee) the number of Holdco Shares to which such Stockholder is entitled under Section 1.5(c)(ii), (y) distribute to the applicable Stockholder (or its designee) an amount of cash to which such Stockholder is entitled under Section 1.5(c)(i) and (z) if the adjustments provided for therein have been fully completed by such date, an amount of cash to which such Stockholder is entitled to receive under Section 1.5(e) (it being understood and agreed that such Stockholder shall also be entitled to receive all other Additional Merger Consideration to which it is entitled to receive pursuant to Section 1.5(c)(iii) hereof at the times set forth herein).

(c) If payment of Merger Consideration in respect of a Stockholder is to be made to a recipient other than the Person in whose name shares of Company Common Stock are registered, it shall be a condition of payment that the Person requesting such payment must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such shares of Company Common Stock or establish to the satisfaction of Surviving Pubco that the Tax has been paid or is not applicable.

(d) On the date that is twelve (12) months after the Closing Date, the Surviving Pubco shall instruct the Exchange Agent to deliver to the Surviving Pubco any portion of the Merger Consideration deposited with the Exchange Agent by Holdco that remains undistributed to the Stockholders pursuant to instructions provided to the Exchange Agent by the Surviving Pubco at such time, unless required otherwise by applicable Legal Requirements. Thereafter, any Stockholders who have not complied with the provisions of this Agreement for receiving their portion of the Merger Consideration from the Exchange Agent shall look only to the Surviving Pubco for such amounts, without any interest or dividends thereon.

(e) Anything herein to the contrary notwithstanding, any Stockholder that has properly completed, executed and delivered to the Exchange Agent a Letter of Transmittal and all other documentation required by the Letter of Transmittal prior to or on the Closing Date shall be entitled to receive directly from Surviving Pubco, and Surviving Pubco shall deliver directly to such Stockholder (each, a “Specified Stockholder”), in accordance with the delivery and payment instructions set forth in such Specified Stockholder’s Letter of Transmittal, the portion of the Merger Consideration which such Specified Stockholder is entitled to receive.

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1.7 No Distributions Until Delivery of Letter of Transmittal. No dividends or other distributions declared or made after the date of this Agreement with respect to Holdco Shares with a record date on or after the Closing Date will be paid to Stockholders that have not yet completed, executed and delivered to the Exchange Agent a Letter of Transmittal until such Stockholder completes, executes and delivers to the Exchange Agent a Letter of Transmittal. Subject to applicable Legal Requirements, following the completion, execution and delivery to the Exchange Agent of a Letter of Transmittal by a Stockholder, Holdco shall promptly deliver to such Stockholder (or its designee identified in such Letter of Transmittal), without interest, the Holdco Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date on or after the Closing Date theretofore paid with respect to Holdco Shares.

1.8 [Reserved].

1.9 Conversion of Parent Securities.

(a) Subject to the terms and conditions of this Agreement, and as more particularly set out in the Plan of Merger, the following shall occur in the Redomestication Merger:

(i) Each Parent Ordinary Share issued and outstanding immediately prior to the Redomestication Effective Time will be automatically converted at the Redomestication Effective Time (subject to Sections 1.5(g) and 1.5(h)) into one Holdco Share and the holders thereof shall cease to have any further rights as holders of Parent Ordinary Shares. Each certificate that evidenced Parent Ordinary Shares immediately prior to the Redomestication Effective Time (“Parent Ordinary Share Certificate”) shall entitle the holder thereof to the applicable number of Holdco Shares into which the Parent Ordinary Shares evidenced by such Parent Ordinary Share Certificate is convertible in accordance with this Section 1.9(a)(i); provided, however, that each Parent Ordinary Share Certificate owned by holders who have validly elected to receive a portion of the proceeds held in the Trust Fund shall entitle the holder thereof to receive only such portion of the Trust Fund as provided for in Parent’s Charter Documents.

(ii) Each right of Parent that entitles the holder thereof to acquire one-seventh of one Parent Ordinary Share (each, a “Parent Right” and, collectively, “Parent Rights”) that is issued and outstanding immediately prior to the Redomestication Effective Time, will be automatically converted at the Redomestication Effective Time (subject to Sections 1.5(g) and 1.5(h)) into one-seventh of one Holdco Share and the holders thereof shall cease to have any further rights as holders of Parent Rights. Each certificate that evidenced Parent Rights immediately prior to the Redomestication Effective Time (a “Parent Right Certificate”) shall entitle the holder thereof to the applicable number of Holdco Shares into which the Parent Rights evidenced by such Parent Right Certificate is convertible in accordance with this Section 1.9(a)(ii).

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(iii) Each Parent Ordinary Share and each Parent Right held by Parent, Holdco, Merger Sub or the Company immediately prior to the Redomestication Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

1.10 Escrow Agreements.

(a) As the sole and exclusive remedy (subject to such limited exceptions as to the sole and exclusive nature of the remedies with respect to Surviving Claims, as expressly set forth in Article VII) for amounts (if any) owed to Parent Indemnified Parties pursuant to Section 7.1, an aggregate of $4,250,000 of cash to be paid as part of the Closing Date Merger Consideration Cash (the “Indemnity Escrow Cash”) and 142,857 of the Holdco Shares to be issued as part of the Closing Date Merger Consideration Shares (the “Indemnity Escrow Shares” and together with the Indemnity Escrow Cash, the “Indemnity Escrow Fund”) shall be deposited in escrow (the “Indemnity Escrow Account”), which, upon release from the Indemnity Escrow Account, shall be paid to (i) the Bonus Payment Recipients (in an amount equal to the aggregate amount of Bonus Payments owed to the Bonus Payment Recipients pursuant to the terms of the Bonus Plan and the Bonus Award Agreements on account of the payment of the portion of the Indemnity Escrow Fund to be released) and (ii) the Sellers (in an amount equal to the portion of the Indemnity Escrow Fund to be released less such portion that is paid to the Bonus Payment Recipients) in accordance with their respective Pro Rata Shares, in each case, pursuant to the terms and conditions of the escrow agreement to be entered into at the Closing between Holdco, the Representative, the Committee and Continental (or such other Person as may be agreed by Holdco and the Representative), as escrow agent (“Escrow Agent”), in form and substance reasonably acceptable to the Company and Parent (the “Indemnity Escrow Agreement”). For purposes of Article VII, the Indemnity Escrow Shares shall be deemed to have a value equal to the Stated Price per share and the amount of any payment made from the Indemnity Escrow Fund that is in the form of Indemnity Escrow Shares shall be calculated based on such value per share.

(b) As the sole and exclusive remedy for amounts (if any) owed to Surviving Pubco pursuant to Section 1.5(e)(vi), an aggregate of $2,000,000 in cash to be paid as part of the Closing Date Merger Consideration Cash (the “Adjustment Escrow Cash” and, together with the Indemnity Escrow Fund, the “Escrow Amount”) shall be deposited in escrow (the “Adjustment Escrow Account” and, together with the Indemnity Escrow Account, the “Escrow Accounts”), which, upon release from the Adjustment Escrow Account, shall be paid to (i) the Bonus Payment Recipients (in an amount equal to the aggregate amount of Bonus Payments owed to the Bonus Payment Recipients pursuant to the terms of the Bonus Plan and the Bonus Award Agreements on account of the payment of the portion of the Adjustment Escrow Cash to be released) and (ii) the Sellers (in an amount equal to the portion of the Adjustment Escrow Cash to be released less such portion that is paid to the Bonus Payment Recipients) in accordance with their respective Pro Rata Shares, in each case, pursuant to the terms and conditions of the escrow agreement to be entered into at the Closing between Holdco, the Representative, the Committee and the Escrow Agent, in form and substance reasonably acceptable to the Company and Parent (the “Adjustment Escrow Agreement” and together with the Indemnity Escrow Agreement, the “Escrow Agreements”).

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1.11 Committee.

(a) Holdco Committee. Prior to the Closing, the Board of Directors of Holdco shall appoint a committee consisting of one or more of its then members to act on behalf of Surviving Pubco to take all necessary actions and make all decisions on behalf of Surviving Pubco pursuant to the Escrow Agreements. In the event of a vacancy in such committee, the board of directors of Holdco or, after the consummation of the Mergers, a majority of those Persons who served on Holdco’s board of directors immediately prior to the Closing Date, shall appoint as a successor some other Person who would qualify as an “independent” director of Holdco and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in the Escrow Agreements.

1.12 Representative.

(a) By virtue of the approval and adoption of this Agreement, the Transaction Merger and the transactions contemplated hereby by the requisite consent of the holders of shares of Company Common Stock, each of the Stockholders shall be deemed to have irrevocably authorized, directed and appointed Wayzata Opportunities Fund II, L.P. (the “Representative”) as its agent, proxy, attorney-in-fact and representative for such Stockholder under this Agreement and all of the other Transaction Documents to take such action on behalf of such Stockholder, and to exercise such rights, powers and authority, as are authorized, delegated and granted to the Representative pursuant to this Agreement or any of the other Transaction Documents, or as the Representative shall deem necessary, appropriate, advisable or desirable in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents, including, without limitation, the power to (i) execute and deliver all amendments and waivers to this Agreement and the other Transaction Documents that the Representative deems necessary or appropriate, (ii) execute and deliver all other amendments and waivers, ancillary agreements, stock powers, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive funds, make payments of funds, and give receipts for funds, (iv) make disputes regarding, and to agree to, adjustments to the Merger Consideration, (v) engage and retain advisors and consultants with respect to the transactions contemplated by this Agreement and the other Transaction Documents or any disputes or other controversies arising out of any thereof or the subject matter thereof, (vi) act on behalf of the Stockholders and/or the Optionholders in any litigation, arbitration or other proceeding involving this Agreement or any other Transaction Document (including any proceeding to enforce this Agreement), (vii) act for the Stockholders and/or the Optionholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise or settle any indemnity claim and to transact matters of litigation, (viii) deal with the Administrative Expense Account in accordance with Section 1.15, (ix) distribute any portion of the Administrative Expense Amount to the Exchange Agent (for further distribution to the Stockholders (other than the Specified Stockholders)), to the Specified Stockholders, and to the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), (x) determine whether the conditions to Closing set forth in Article VI have been satisfied and supervise the Closing, including the right to waive any condition, as determined by the Representative in its sole discretion, (xi) terminate this Agreement pursuant to Article VIII, (xii) elect, on behalf of the Stockholders and/or Participating Optionholders, in connection with any distribution of the Indemnity Escrow Fund from the Indemnity Escrow Account to Holdco or any of the other Parent Indemnified Parties in accordance with the terms of the Indemnity Escrow Agreement, to substitute any amount of Indemnity Escrow Shares to be so distributed by the Escrow Agent with cash (any such cash, “Substituted Cash”), including cash from the Administrative Expense Account and (xiii) do or refrain from doing any further act or deed on behalf of the Stockholders and/or the Optionholders that the Representative deems necessary, appropriate, advisable or desirable in its sole discretion relating to the subject matter of this Agreement or any of the other Transaction Documents as fully and completely as the Stockholders and/or the Optionholders could do if personally present.

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(b) If the Person serving as the Representative ceases to serve in such capacity, for any reason, the Majority Stockholders shall promptly select a replacement Representative. Such Person or replacement is intended to be the “Representative” referred to herein and all other Transaction Documents. All decisions and actions by the Representative shall be binding upon all of the Stockholders and/or the Optionholders, and no Stockholder and/or the Optionholder shall have the right to object, dissent, protest or otherwise contest the same. Parent, Holdco and Merger Sub shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination and payment of the Merger Consideration and any other actions required or permitted to be taken by the Representative hereunder, and no party hereunder or any Stockholder and/or the Optionholder shall have any cause of action against Parent, Holdco or Merger Sub for any action taken by Parent, Holdco or Merger Sub in reliance upon the written instructions or decisions of the Representative. The provisions of this Section 1.12 are independent and severable, are irrevocable and coupled with an interest sufficient in law to support an irrevocable power, shall survive the death, incompetency, disability, incapacity, merger, consolidation, liquidation, bankruptcy, insolvency or dissolution of any Stockholder and/or the Optionholder, and shall be enforceable notwithstanding any rights or remedies that any Stockholder and/or the Optionholder may have in connection with the transactions contemplated by this Agreement. The provisions of this Section 1.12 shall be binding upon the heirs, legal representatives, successors and assigns of each Stockholder and each Optionholder, and any references in this Agreement to a Stockholder or Optionholder shall mean and include the successors to the rights of the Stockholders and Optionholders (as applicable) hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

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(c) By virtue of the approval and adoption of this Agreement, the Transaction Merger and the transactions contemplated hereby by the requisite consent of the holders of shares of Company Common Stock, each of the Stockholders shall be deemed to have agreed that (i) the Representative shall not be liable to the Stockholders or the Optionholders for any actions taken or omitted to be taken by the Representative under or in connection with this Agreement or any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby (including, without limitation, any liability for losses resulting from investment of the Administrative Expense Amount or otherwise dealing with the Administrative Expense Amount); (ii) the Representative will be entitled to reimbursement from the Sellers for its reasonable out-of-pocket fees and expenses in the performance of its obligations as Representative (it being understood and agreed that the Representative will be entitled to receive such reimbursement (without limiting the right of the Representative to pursue any Seller individually for any such reimbursement) (x) directly from the Administrative Expense Account (to the extent of any funds therein) at any time the Representative shall so elect and/or (y) from any Escrow Account at any time when any portion of the Escrow Amount is to be distributed to the Sellers, and the Representative is hereby authorized and empowered to apply any portion of the Administrative Expense Amount and/or to direct the Escrow Agent to release any applicable portion of the Escrow Amount to satisfy such reimbursement obligations; provided, however, that the obligation of the Sellers to reimburse the Representative shall not be altered, impaired, reduced or otherwise diminished if the Administrative Expense Amount and/or the Escrow Amount so distributed is insufficient to reimburse the Representative in full or if the Representative elects not to receive such reimbursement from the Administrative Expense Amount and/or the Escrow Amount); (iii) the Representative shall not owe any fiduciary duty or have any fiduciary responsibility or other obligation or duty of trust to any of the Stockholders, any of the Optionholders, the Company, Parent, Holdco, Merger Sub or any of their respective Affiliates pursuant to this Agreement or any of the other Transaction Documents; and (iv) it shall, jointly and severally with each other Seller, defend, indemnify and hold harmless the Representative and its Affiliates (which shall not include the Company or any of its Subsidiaries for purposes of this Section 1.12(c)) and each of their respective officers, directors, managers, employees, stockholders, members, partners, employers, advisors, attorneys, owners, agents and representatives from and against all expenses (including fees and expenses of counsel), losses, claims, fines, liabilities, damages, judgments or amounts paid in settlement in respect of any threatened, asserted, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative, regulatory or investigative, based on, arising out of or relating to the fact that such Person is or was a Representative hereunder (or is or was an Affiliate of the Representative, or an officer, director, manager, employee, stockholder, member, partner, employer, advisor, attorney, owner, agent or representative of the Representative or any such Affiliate) or arising out of acts or omissions of such Person in such capacity (including in respect of acts or omissions in connection with this Agreement or any of the other Transaction Documents, and the transactions contemplated hereby or thereby) except for, in any case, the gross negligence or willful misconduct of the Representative as determined by a final and non-appealable judgment of a court of competent jurisdiction (it being understood and agreed that the Representative will be entitled to receive such indemnities (without limiting the right of the Representative to pursue any Seller individually for any such indemnities) (A) directly from the Administrative Expense Account (to the extent of any funds therein) at any time the Representative shall so elect and/or (B) from any Escrow Account at any time when any portion of the Escrow Amount is to be distributed to the Sellers, and the Representative is hereby authorized and empowered to apply any portion of the Administrative Expense Amount and/or to direct the Escrow Agent to release any applicable portion of the Escrow Amount to the Representative to satisfy such indemnification obligations); provided, however, that the obligation of the Sellers to indemnify the Representative shall not be altered, impaired, reduced or otherwise diminished if the Administrative Expense Amount and/or the Escrow Amount so distributed is insufficient to indemnify the Representative in full or if the Representative elects not to receive such indemnification from the Administrative Expense Account and/or any Escrow Account).

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1.13 [Reserved].

1.14 Shares Subject to Appraisal Rights. Notwithstanding Section 1.5 hereof, Dissenting Shares shall not be converted into a right to receive Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for his Dissenting Shares pursuant to the DGCL shall receive payment therefor from Surviving Company in accordance with the DGCL, provided, however, that (i) if any shareholder of the Company who asserts appraisal rights in connection with the Transaction Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for his Dissenting Shares or waived or lost his right to payment for his Dissenting Shares under the appraisal rights process under the DGCL, the shares of Company Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Transaction Effective Time, into a right to receive Merger Consideration as provided in Section 1.5. The Company shall give Holdco prompt notice of any demands for payment received by the Company from a Person asserting appraisal rights, and Holdco shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except in accordance with the DGCL and with the prior written consent of Holdco which consent shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to, or settle or offer to settle, any such demands or negotiate or enter into any agreement with respect to any demands for payment received by the Company from a Person asserting appraisal rights.

1.15 Administrative Expense Account.

(a) At the Closing, Holdco shall pay to the Representative an aggregate of $1,500,000 in cash to be paid as part of the Closing Date Merger Consideration Cash (the “Administrative Expense Amount”) and such amount shall be paid by Holdco by wire transfer of immediately available funds into an account designated by the Representative (the “Administrative Expense Account”). The Representative shall hold the Administrative Expense Amount in the Administrative Expense Account as a fund from which the Representative shall be permitted to pay, in its sole and absolute discretion, (i) any fees, costs and expenses of the Representative that were incurred in connection with the negotiation, preparation, execution and/or delivery of this Agreement or any of the other Transaction Documents, and/or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents (to the extent not paid at Closing), (ii) any fees, expenses, costs, losses or damages it incurs in performing its duties and obligations under this Agreement, including, without limitation, fees, costs and expenses incurred pursuant to the procedures and provisions set forth in Section 1.5(e) and Article VII, and legal, accounting and consultant fees, expenses and costs for reviewing, analyzing, defending, pursuing and/or prosecuting any claim or process arising under or pursuant to this Agreement or any of the other Transaction Documents and (iii) any amount of Substituted Cash to the Escrow Agent in accordance with Section 1.12(a) and the Indemnity Escrow Agreement. The Representative may, in its sole and absolute discretion, invest and reinvest all or any portion of the Administrative Expense Amount (including any interest earned thereon) in any manner it so determines or, at the sole option of the Representative, it may elect not to invest and/or reinvest all or any portion of the Administrative Expense Amount (including any interest earned thereon).

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(b) At such time, and from time to time, that the Representative determines in its sole and absolute discretion that any portion of the Administrative Expense Amount will not be required for the payment of fees, expenses, costs, losses or damages described in Section 1.15(a), the Representative shall distribute such amount from the Administrative Expense Account (any such amount to be distributed from the Administrative Expense Account being referred to as a “Released Administrative Expense Amount”). On each occasion when any Released Administrative Expense Amount is released by the Representative from the Administrative Expense Account, the Representative shall direct the financial institution which maintains the Administrative Expense Account to distribute such Released Administrative Expense Amount to the Exchange Agent (for further distribution to the Stockholders (other than the Specified Stockholders)), to the Specified Stockholders and to the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), all in the same amounts and in the same manner that such Released Administrative Expense Amount would be distributed to such Persons if such Released Administrative Expense Amount was an Escrow Amount distributed pursuant to the terms of the Escrow Agreement. Nothing in this Section 1.15(b) shall be deemed to relieve, limit, diminish or otherwise reduce or impair the reimbursement and indemnification obligations of the Sellers to the Representative under Section 1.12 or any of the reimbursement or indemnification obligations of Holdco pursuant to Section 7.7.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company hereby represents and warrants to Parent, Holdco and Merger Sub, as of the date of this Agreement and as of the Closing Date, as follows (as used in this Article II, and elsewhere in this Agreement, the term “Company” includes the Company’s Subsidiaries, unless the context clearly otherwise indicates):

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2.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders issued by Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted in the ordinary course, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Certificate of Incorporation and Bylaws (collectively referred to herein as “Charter Documents” and, (i) with respect to any entity that is a limited liability company, “Charter Documents” shall mean the Certificate of Formation and limited liability company agreement of such entity and (ii) with respect to any Cayman Islands exempted company, “Charter Documents” shall mean the Memorandum of Association and Articles of Association of such entity) of the Company, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel. The Company is not in violation of any provision of its Certificate of Incorporation and is not in violation in any material respect with any provision of its Bylaws.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and, to the extent such concept is recognized, is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed to do business as a foreign corporation is listed in Schedule 2.1(b).

2.2 Subsidiaries.

(a) The Company has no direct or indirect Subsidiaries other than those listed in Schedule 2.2. The Company owns all of the outstanding equity securities of its Subsidiaries, free and clear of all Liens, except for Permitted Liens. Except for its Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

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(b) Each Subsidiary of the Company that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.2) and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted in the ordinary course, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary of the Company, as amended and currently in effect, have been heretofore delivered or made available to Parent or Parent’s counsel. No Subsidiary of the Company is in violation of any of the provisions of its Charter Documents, except for any such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and, to the extent such concept is recognized, is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which each Subsidiary of the Company is so qualified or licensed to do business as a foreign corporation or foreign limited liability company is listed in Schedule 2.2.

2.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital of the Company consists of 4,500,000 shares of Company Common Stock, of which 3,333,331 shares are issued and outstanding as of the date of this Agreement, all of which shares are validly issued, fully paid and nonassessable. Other than the shares of Company Common Stock and except as set forth in the Company’s Charter Documents, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the shareholders of the Company and the number of shares of Company Common Stock owned by each shareholder as of October 17, 2017, as set forth in the stock ledger provided to the Company by its stock transfer agent.

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(b) Except as set forth in Schedule 2.3(b) hereto, as of the date of this Agreement, no shares of Company Common Stock are reserved by the Company for issuance upon the exercise of outstanding Company Stock Options. No shares of Company Common Stock are reserved by the Company for issuance upon the exercise of outstanding warrants or other rights (other than Company Stock Options) to purchase shares of Company Common Stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed on Schedule 2.3(b), there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Transaction Merger. All outstanding shares of Company Common Stock and all outstanding Company Stock Options have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable Legal Requirements, and (y) in all material respects, all requirements set forth in any applicable Material Company Contracts. The Company has heretofore delivered to Parent or Parent’s counsel true and accurate copies of the forms of documents used for the issuance of Company Stock Options and a true and complete list of the holders thereof, including their names and the numbers of shares of Company Common Stock underlying such holders’ Company Stock Options.

(c) Except as set forth in Schedule 2.3(c) hereto or as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Except as set forth in Schedule 2.3(d) or as contemplated by this Agreement, there are no registrations rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting or transfer of any securities of the Company.

(e) Except as provided for in this Agreement or as set forth in Schedule 2.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) Except as set forth on Schedule 2.3(f), no outstanding shares of Company Common Stock are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

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2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Transaction Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Transaction Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI, but excluding the Company Stockholder Approval), and no other corporate proceedings on the part of the Company are necessary (other than the Company Stockholder Approval) to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to applicable Legal Requirements and the terms and conditions of this Agreement. The affirmative vote of the Supporting Stockholders to approve this Agreement, the Transaction Merger and the other transactions contemplated by this Agreement will be sufficient to obtain the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties and Weil, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

2.5 No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any applicable Legal Requirements to which the Company is subject, (iii) assuming that all consents, approvals, authorizations, permits, filings and notifications described in Section 2.5(b) have been made or obtained, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company pursuant to, any Material Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Company Contract, including any “change in control” or similar provision of any Material Company Contract, except, (A) with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, giving of rights, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company and (B) for any such conflicts, violations, breaches, defaults, impairments, alterations, giving of rights, triggerings, accelerations, increases or other occurrences that occur or happen as a result of matters related to, or actions taken by or at the request or direction of, Parent or its Affiliates.

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(b) The execution and delivery of this Agreement by the Company do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party pursuant to a Material Company Contract (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the required waiting period thereunder, (iii) the consents, approvals, authorizations, permits, filings and notifications described in Schedule 2.5(b), and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent consummation of the Transaction Merger or otherwise prevent the Company from performing its obligations under this Agreement.

2.6 Compliance. Except as set forth in Schedule 2.6, the Company has complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, the businesses and activities of the Company have not been and are not being conducted in violation of any applicable Legal Requirements, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance by the Company with any applicable Legal Requirements has been received by the Company from any Governmental Entity (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Material Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7 Financial Statements.

(a) The Company has made available to Parent true and complete copies of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended December 31, 2016 and 2015 that have been audited by Marcum LLP (the “Audited Financial Statements”), and unaudited draft consolidated financial statements of the Company and its Subsidiaries for the six-month period ended June 30, 2017 that were prepared substantially concurrently with the Audited Financial Statements (the “Unaudited Financial Accounts,” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements were prepared in accordance with GAAP as in effect at the time of such preparation applied on a consistent basis throughout the periods involved, and fairly present in all material respects the financial position of the Company and its Subsidiaries at the dates thereof and the results of their operations and cash flows for the periods indicated; in each case, subject, with respect to the Unaudited Financial Accounts, to the absence of footnotes, to year-end adjustments and as set forth on Schedule 2.7(b).

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(c) The Company has established and maintained a system of internal controls for financial reporting. To the Company’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP as in effect at the time of such preparation.

(d) Except as set forth in Schedule 2.7(d), or as otherwise noted in the Audited Financial Statements, the accounts and notes receivable of the Company and its Subsidiaries reflected in the Audited Financial Statements (net of allowances for doubtful accounts as reflected thereon) (excluding any such receivable arising from sales between the Company and any of its Subsidiaries or from sales between any Subsidiaries of the Company): (i) arose from bona fide sales transactions in the ordinary course of business, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought, (iii) are not subject to any valid set-off or counterclaim to which the Company has been notified in writing as of the date hereof except to the extent set forth in the balance sheet contained therein or reflected in the books and records of the Company, and (iv) are not the subject of any actions or proceedings before a Governmental Entity brought by or on behalf of the Company or any of its Subsidiaries as of the date hereof.

2.8 No Undisclosed Liabilities. The Company (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet prepared in accordance with the Agreed Principles that would, individually or in the aggregate, reasonably be expected to have a material impact on the Company, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the Unaudited Financial Accounts, (ii) such liabilities arising in the ordinary course of the Company’s business since the date of the balance sheet included in the Unaudited Financial Accounts (such date, the “Balance Sheet Date”), and (iii) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement.

2.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth on Schedule 2.9, since the Balance Sheet Date until the date of this Agreement there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, the shares of Company Common Stock, or any purchase, redemption or other acquisition by the Company of any shares of Company Common Stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of the shares of Company Common Stock, (iv) except as required by any Company Plan, any granting by the Company of any increase in compensation or fringe benefits, except for normal increases in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay, in each case referred to in this clause (iv) with respect to any employee of the Company or any of its Subsidiaries with an aggregate annual base salary of at least $200,000 prior to giving effect to any increases, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice (including licenses for commercially available software) or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) except as may be reflected in the Financial Statements, any material change by the Company in its accounting methods, principles or practices, except as required by changes in GAAP or any applicable Legal Requirement, (vii) except for the engagement of Marcum LLP in connection with the preparation of the Financial Statements, any change in the auditors of the Company, (vii) any issuance of capital stock of the Company, or (viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business or as may be required by GAAP.

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2.10 Litigation. Except as disclosed in Schedule 2.10 hereto and except in the ordinary course of business, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which, if adversely determined, would reasonably be expected to have a material effect on the Company.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) (other than arrangements that provide for at-will employment and which do not provide for severance benefits) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect for which the Company has liability by reason of being treated as a single employer with the Company in accordance with Section 414 of the Code (individually, a “Company Plan” and, collectively, the “Company Plans”). All Company Plans have been maintained and administered in substantial compliance with their respective terms and any and all statutes, orders, rules and regulations which are applicable to such Company Plans. All liabilities with respect to the Company Plans have been properly reflected in the financial statements and records of the Company except as would not be material individually or in the aggregate. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Company Plan. There are no audits or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Company Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Plans have been timely made or accrued except as would not be material individually or in the aggregate. The Company has not promised or communicated to employees of the Company any new arrangement which if implemented would be a Company Plan and has not promised or communicated to employees of the Company modification to any Company Plan that would materially increase the costs to the Company of such Company Plan (except to the extent required by applicable Legal Requirements or to conform any such Company Plan to the requirements of any applicable Legal Requirement. Except as disclosed in Schedule 2.11(a), each Company Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or the Surviving Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

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(b) Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any severance payment, incentive payment or golden parachute to be made by the Company becoming due to any shareholder, director, officer or employee of the Company under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any benefits under any Company Plan, in each case, other than any of the foregoing that occurs, happens or results from matters related to, or actions taken by or at the request or direction of, Parent or any of its Affiliates.

2.12 Labor Matters.

(a) The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. There are no pending grievance or similar proceedings involving the Company and any of its employees subject to a collective bargaining agreement or other labor union contract and there are no continuing obligations of the Company pursuant to the resolution of any such proceeding that is no longer pending.

(b) Each employee and consultant of the Company is terminable “at will” subject to applicable notice periods as set forth by law or in any applicable employment agreement, but in any event not more than ninety (90) days. To the knowledge of the Company, as of the date hereof, none of its officers or key employees intends to terminate his or her employment with the Company. The Company is in compliance in all material respects and, to the Company’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company and such individuals.

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(c) Except as set forth on Schedule 2.12(c), the Company is in compliance in all material respects with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto, except for any such non-compliance or liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company’s obligations to provide statutory severance pay to its employees are fully funded or accrued on the Company’s books and records and, to the knowledge of the Company, there is no reasonable circumstance that could give rise to any valid claim by a current or former employee of the Company for compensation on termination of employment (beyond compensation required under applicable Company Plans or the statutory severance pay to which employees are entitled). All material amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, except as would not be material individually or in the aggregate, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment that that it has not complied with in all material respects. Except as set forth on Schedule 2.12(c), there are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company by any employee in connection with such employee’s employment or termination of employment by the Company which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Company.

(d) Except as set forth on Schedule 2.12(d), no employee or former employee of the Company is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13 Restrictions on Business Activities. There is no agreement or commitment with, or judgment, injunction, order or decree issued by, a Governmental Entity binding upon the Company or its assets or to which the Company is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property.

(a) All real property owned by the Company (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the most recent Audited Financial Statements. The Company has good and valid fee simple title to the real property owned by it, and except as set forth in the most recent Audited Financial Statements or on Schedule 2.14(a) hereto, all of such owned real property is held free and clear of (i) all leases and licenses and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than Permitted Liens. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which the Company has a right to acquire or the obligation to sell any interest in real property.

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(b) Schedule 2.14(b) hereto contains a list of all leases of real property to which the Company is a party. The Company has good and valid title to all tangible property and assets that are used in the conduct of the business of the Company (the “Personal Property”), and all such owned Personal Property is in each case held free and clear of all Liens, except for Permitted Liens.

(c) All leases pursuant to which the Company leases from others material real property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the knowledge of the Company, any other party thereto (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company is in possession of, or has valid and effective rights to, all properties, assets and rights required, in all material respects for the conduct of its business, as it is currently operated, in the ordinary course.

2.15 Taxes.

(a) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof (taking into account all available extensions). All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

(ii) All material Taxes that the Company is required by applicable Legal Requirements to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(iv) To the knowledge of the Company, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

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(v) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

2.16 Environmental Matters. Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company: (a) the Company has complied in all material respects with all applicable Environmental Laws; (b) to the Company’s knowledge, there has been no Release of Hazardous Substances on or at the real properties currently owned or operated by the Company (including soils, groundwater, surface water, air, buildings or other structures) (the “Real Property Assets”) which has resulted in any liability on the part of the Company under any Environmental Law; (c) there are no Hazardous Substances on or at the Real Property Assets that are not being used in compliance with all applicable Environmental Laws; (d) to the Company’s knowledge, there has been no Release of Hazardous Substances on or at any real property formerly owned or operated by the Company, during the period of the Company’s ownership or operation, which has resulted in any liability on the part of the Company under any Environmental Law; (e) to the Company’s knowledge, the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (f) the Company has not received any written notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; (g) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (h) the Company has provided to Parent all material environmental studies, investigations, reports and other similar documents within the Company’s possession related to environmental conditions on or at the Real Property Assets.

2.17 Brokers; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.18 Intellectual Property.

(a) Schedule 2.18 hereto contains a listing of all Company Registered Intellectual Property.

(b) To the knowledge of the Company, the Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted in the ordinary course. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property owned by the Company is subject to any material proceeding before any Governmental Entity or outstanding decree, order, judgment or stipulation issued by any Governmental Entity restricting in any manner the use, transfer or licensing thereof by the Company, or which adversely affects the validity, use or enforceability of such Company Intellectual Property, which in any such case would reasonably be expected to have a Material Adverse Effect on the Company.

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(c) Except as disclosed in Schedule 2.18 hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding (i) licenses and related restrictions granted by the Company in the ordinary course of business, (ii) licenses granted to the Company or by the Company in the ordinary course pursuant to Company Contracts providing for nonexclusive rights to use Registered Intellectual Property and (iii) Permitted Liens).

(d) To the knowledge of the Company, the operation of the business of the Company as such business currently is conducted in the ordinary course, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined) in effect on the date of this Agreement, specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders and sales orders, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) with any Person (other than the Company or any of its Subsidiaries, and commercial banks, credit unions or other sources of financing for recreational vehicles sold by the Company) who has made, or is reasonably likely to make, payments to the Company or any of its Subsidiaries during the 2017 calendar year in excess of $2.5 million (for purposes of determining whether any such Person has made, or is reasonably likely to make, payments to the Company or any of its Subsidiaries during the 2017 calendar year in excess of $2.5 million, such determination shall be made based on the actual amount of such payments made by such Person to the Company or any of its Subsidiaries during the period commencing on January 1, 2017 and ending on August 31, 2017, expressed on an annualized basis) or (B) with any Person (other than the Company or any of its Subsidiaries, commercial banks, stock transfer agents, Governmental Entities, insurance companies and landlords) to whom the Company or any of its Subsidiaries has made, or is reasonably likely to make, payments to such Person (which shall include payments made by the lender under the Floor Plan Credit Agreement Documents to such Person on behalf of the Company or any of its Subsidiaries) during the 2017 calendar year in excess of $5.0 million (for purposes of determining whether the Company or any of its Subsidiaries has made, or is reasonably likely to make, payments to such Person during the 2017 calendar year in excess of $5.0 million, such determination shall be made based on the actual amount of such payments made by the Company or any of its Subsidiaries to such Person during the period commencing on January 1, 2017 and ending on August 31, 2017, expressed on an annualized basis), and (y) the limitations of subclause (x) notwithstanding, each of the following Company Contracts:

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(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company by any of the Company’s officers, directors, shareholders, employees or holders of derivative securities issued by the Company (other than advances to employees of the Company for travel and business expenses);

(ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company from any of the Company’s officers, directors, shareholders, employees or holders of derivative securities issued by the Company;

(iii) any guaranty, direct or indirect, by the Company, of any obligation for any borrowing of money, excluding endorsements made for collection in the ordinary course of business;

(iv) any written Company Contract of employment or management that provides for an annual base salary in excess of $200,000;

(v) any Company Contract providing for the grant of any preferential rights to purchase or lease any asset of the Company;

(vi) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;

(viii) any collective bargaining agreement with any labor union;

(ix) any Company Contract granting or purporting to grant any interest (including, without limitation, a leasehold interest) in real property;

(x) any Company Contract to which any of the Company’s officers, directors or shareholders that hold more than ten percent (10%) of the issued and outstanding shares of Company Common Stock (each, an “Insider”) is a party (other than a Company Contract that would constitute a Company Plan); and

(xi) any written offer or proposal which, if accepted, would constitute any of the foregoing.

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(b) Each Material Company Contract is in full force and effect (other than any Material Company Contract that has expired or has terminated in accordance with its terms or that has been terminated not in violation of this Agreement) and, to the extent in full force and effect, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts have been heretofore delivered or made available to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19 and assuming that all consents, approvals, notices and disclosures described on Schedule 2.5(b) are obtained or made (as applicable), neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, which (in any such case), individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.

2.20 Insurance. Schedule 2.20 sets forth the Company’s insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The coverages provided by such Insurance Policies are adequate in amount and scope for the Company’s business and operations, including any insurance required to be maintained by Material Company Contracts.

2.21 Governmental Actions/Filings.

(a) Except as set forth in Schedule 2.21(a), the Company has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company of its business (as presently conducted), except for any Governmental Actions/Filings the failure of which to have been granted to, held by or made by the Company would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. True, complete and correct copies of each such Governmental Actions/Filing has heretofore been delivered or made available to Parent. Each such Governmental Actions/Filing is in full force and effect and the Company is in substantial compliance with all of its obligations with respect thereto, except for any such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect upon the Company. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

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(b) Except as set forth in Schedule 2.21(b), no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is materially consistent with current practice.

2.22 Interested Party Transactions. Except as set forth in Schedule 2.22 hereto, no employee, officer, director or shareholder of the Company or a member of his or her immediate family is liable to the Company for any borrowed money, nor is the Company liable to any such Person for any borrowed money (or committed to make loans to, or guarantee credit for the benefit of, any such Person), other than (i) for payment of compensation for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, (iii) for other employee benefits made generally available to all employees, (iv) obligations under any employment agreement with any such Person and (v) pursuant to a Company Plan (including with respect to any Person’s ownership of shares or right to purchase shares of the Company). Except as set forth in Schedule 2.22, to the Company’s knowledge, none of the Insiders has any direct or indirect ownership interest in any Person (other than the Company) that is a party to any Material Company Contract, or in any Person that competes with the Company, except that each Insider and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. Except as set forth in Schedule 2.22, to the knowledge of the Company, no Insider or any member of an Insider’s immediate family (with respect to an Insider that is an individual) is, directly or indirectly, financially interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company or any Company Plan).

2.23 Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved, subject to the Company Stockholder Approval, this Agreement and the transactions contemplated hereby.

2.24 NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE II (AS MODIFIED BY THE COMPANY SCHEDULE), NEITHER THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, THE REPRESENTATIVE, ANY SELLER, ANY AFFILIATE OF ANY SELLER OR THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, THE REPRESENTATIVE, ANY SELLER, THE COMPANY COMMON STOCK, THE BUSINESS OF THE COMPANY AND ITS SUBSIDAIRIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, AND THE COMPANY AND THE SELLER HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER IMPLIED OR MADE BY THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, THE REPRESENTATIVE, ANY SELLER, OR ANY OF THEIR RESPECTIVE OFFICERS, MANAGERS, DIRECTORS, STOCKHOLDERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE II (AS MODIFIED BY THE COMPANY SCHEDULE), THE COMPANY AND THE SELLERS HEREBY EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY ANY MANAGER, OFFICER, DIRECTOR, STOCKHOLDER, MEMBER, PARTNER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE COMPANY OR ANY OF THE SELLERS, OR ANY OF THEIR RESPECTIVE AFFILIATES). THE COMPANY AND THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES TO PARENT OR MERGER SUB REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES.

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2.25 Reliance/Acknowledgement. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS TO THE CONTRARY, THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENT, HOLDCO AND MERGER SUB IN ARTICLE III OF THIS AGREEMENT (AS MODIFIED BY THE PARENT SCHEDULE): (I) NONE OF PARENT, HOLDCO, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO PARENT, HOLDCO, MERGER SUB, THE HOLDCO SHARES, THE BUSINESS OF PARENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO PARENT, HOLDCO, MERGER SUB, OR ANY ASSETS OR LIABILITIES OF ANY OF THE FOREGOING; (II) THE COMPANY HAS NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ENTERED INTO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN RELIANCE UPON, AND HEREBY SPECIFICALLY DISCLAIMS RELIANCE UPON, ANY PROMISE, STATEMENT, PROJECTION, FORECAST, REPRESENTATION OR WARRANTY WHATSOEVER MADE OR OMITTED TO BE MADE TO THE COMPANY OR ANY OF ITS AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, INCLUDING ANY SUCH PROMISE, STATEMENT, PROJECTION, FORECAST, REPRESENTATION OR WARRANTY AS TO THE CONDITION, VALUE, QUALITY OR PROSPECTS OF THE PARENT, HOLDCO, OR ANY ASSETS OR LIABILITIES OF PARENT OR HOLDCO; AND (III) NONE OF PARENT, HOLDCO, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO THE ACCURACY OR COMPLETENESS OF ANY PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE COMPANY OR ANY OF ITS AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY OF THE FOREGOING MADE IN RESPONSE TO ANY DUE DILIGENCE REQUEST LIST OR MADE DURING ANY DUE DILIGENCE TELEPHONIC OR IN-PERSON MEETINGS), AND NONE OF PARENT, HOLDCO, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO THE COMPANY OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE COMPANY OR ANY OF ITS AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF, OR ANY SUCH PERSON’S USE OF OR RELIANCE ON, ANY SUCH PROJECTION, FORECAST, STATEMENT OR INFORMATION OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), Parent, Holdco and Merger Sub jointly and severally represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date, as follows (as used in this Article III, and elsewhere in this Agreement, the term “Parent” includes Parent’s Subsidiaries, unless the context clearly otherwise indicates):

3.1 Organization and Qualification.

(a) Parent is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of Holdco and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Holdco and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent, Holdco and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of each of Parent, Holdco and Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company. Neither Parent, Holdco nor Merger Sub is in violation of any of the provisions of its Charter Documents.

(b) Each of Parent, Holdco and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each jurisdiction in which Parent, Holdco or Merger Sub is so qualified or licensed is listed in Schedule 3.1(b)

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3.2 Subsidiaries.

(a) Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities other than Holdco and Merger Sub. Parent owns all of the outstanding equity securities of Holdco and Holdco owns all of the outstanding equity securities of Merger Sub, in each case free and clear of all Liens. Except for Holdco and Merger Sub, Parent does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 Parent Ordinary Shares and 1,000,000 preferred shares, par value $0.0001 per share (“Parent Preferred Shares”). As of the date of this Agreement, there are 4,877,231 Parent Ordinary Shares issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no Parent Preferred Shares issued and outstanding.

(b) Except as set forth in Schedule 3.3(b), (i) no Parent Ordinary Shares or Parent Preferred Shares are reserved for issuance upon the exercise of outstanding options to purchase Parent Ordinary Shares or Parent Preferred Shares granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no Parent Ordinary Shares or Parent Preferred Shares are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Ordinary Shares or Parent Preferred Shares (“Parent Warrants”) and there are no outstanding Parent Warrants; (iii) no Parent Ordinary Shares or Parent Preferred Shares are reserved for issuance upon the exercise of any outstanding Parent Rights and there are no outstanding Parent Rights; and (iv) no Parent Ordinary Shares or Parent Preferred Shares are reserved for issuance upon the conversion of the Parent Preferred Shares or any outstanding notes, debentures or other securities that are convertible into, or exercisable or exchangeable for, Parent Ordinary Shares or Parent Preferred Shares (“Parent Convertible Securities”) and there are no outstanding Parent Convertible Securities. All Parent Ordinary Shares and Parent Preferred Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding Parent Ordinary Shares, Parent Warrants, Parent Rights and Parent Convertible Securities have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable Legal Requirements and regulations, and (y) all requirements set forth in any applicable Material Parent Contract. Parent has heretofore delivered to Parent true, complete and accurate copies of the Parent Warrants, the Parent Rights and the Parent Convertible Securities, including any and all documents and agreements relating thereto.

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(c) Except as set forth in Schedule 3.3(c) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Holdco is a party or by which it is bound obligating Parent or Holdco to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or Holdco or obligating Parent or Holdco to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement, there are no registrations rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent or Holdco is a party or by which Parent or Holdco is bound with respect to any equity security of any class of Parent or Holdco.

(e) Except as provided for in this Agreement or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options, rights or other securities of Parent or Holdco are issuable and no rights in connection with any shares, warrants, rights, options or other securities of the Parent or Holdco accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) Except as set forth in Schedule 3.3(f), no outstanding Parent Ordinary Shares or Holdco Shares are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with Parent or Holdco.

(g) The Holdco Shares to be issued by Holdco in connection with the Mergers, upon issuance in accordance with the terms of this Agreement, will (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) be issued in compliance with (A) Holdco’s Charter Documents, (B) all applicable Legal Requirements, and (C) all requirements set forth in any applicable Material Parent Contracts, and (iii) not be subject to preemptive rights of any other stockholder of Parent and will effectively vest in the applicable Seller and/or Bonus Payment Recipient title to all such securities, free and clear of all Liens.

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(h) As of the date of this Agreement, the authorized capital stock of Holdco consists of 100,000,000 Holdco Shares and 5,000,000 preferred shares, par value $0.0001 per share (“Holdco Preferred Shares”). As of the date of this Agreement, there are 10 Holdco Shares issued and outstanding, all of which are validly issued, fully paid and nonassessable and owned by Parent free and clear of all Liens, and no Holdco Preferred Shares are issued and outstanding. As of immediately after the Transaction Effective Time, after giving effect to the transactions contemplated by this Agreement and the PIPE Investment, the authorized capital stock of Holdco shall consist of 100,000,000 Holdco Shares and 5,000,000 Holdco Preferred Shares, of which 600,000 shares will be designated as Series A Preferred Shares (“Series A Shares”). As of immediately after the Transaction Effective Time, after giving effect to the transactions contemplated by this Agreement and the PIPE Investment and assuming that no holder of Parent Ordinary Shares elects to require Parent to repurchase such holder’s Parent Ordinary Shares (or otherwise elects to convert such holder’s Parent Ordinary Shares into cash) in connection with either of the Mergers (or the approval thereof) or the extension being sought by Parent as described in Section 3.26 hereof, each pursuant to Parent’s Charter Documents, the equity capitalization of Holdco will be as set forth on Schedule 3.3(h), and, except for the authorized number of Holdco Shares and Holdco Preferred Shares described in the immediately preceding sentence and except as set forth on Schedule 3.3(h), there will be no authorized, issued or outstanding shares of capital stock or other equity securities or ownership interests of Holdco or any securities convertible into, or exercisable or exchangeable for, shares of capital stock or other equity securities or ownership interests of Holdco, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests of Holdco or any securities convertible into, or exercisable or exchangeable for, shares of capital stock or other equity securities or other ownership interests of Holdco.

(i) The authorized and outstanding share capital of the Merger Sub is 100 shares of common stock, par value $0.0001 per share. Holdco owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens.

(j) Holders of not less than 1,310,000 Parent Ordinary Shares that are issued and outstanding on the date of this Agreement are (i) not entitled to elect to require Parent to repurchase such holder’s Parent Ordinary Shares (or otherwise elect to convert such holder’s Parent Ordinary Shares into cash) in connection with either of the Mergers or any other business combination (or the approval of any thereof) pursuant to Parent’s Charter Documents or otherwise and (ii) required to vote such holder’s Parent Ordinary Shares to authorize and approve the Mergers.

3.4 Authority Relative to this Agreement. Each of Parent, Holdco and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each Transaction Document that Parent, Holdco and Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s, Holdco’s and Merger Sub’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Mergers). The execution and delivery of this Agreement by Parent, Holdco and Merger Sub and the consummation by Parent, Holdco and Merger Sub of the transactions contemplated hereby (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of Parent, Holdco and Merger Sub (including the approval by its respective boards of directors), and no other corporate proceedings on the part of Parent, Holdco or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Holdco and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent, Holdco and Merger Sub, enforceable against Parent, Holdco and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

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3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 3.5(a), the execution and delivery of this Agreement by Parent, Holdco and Merger Sub do not, and the performance of this Agreement by Parent, Holdco and Merger Sub will not: (i) conflict with or violate Parent’s, Holdco’s or Merger Sub’s respective Charter Documents, (ii) conflict with or violate any applicable Legal Requirements to which Parent, Holdco and Merger Sub is subject, or (iii) assuming that all consents, approvals, authorizations, permits, filings and notifications described in Section 3.5(b) have been made or obtained, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s, Holdco’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent, Holdco or Merger Sub pursuant to, any Material Parent Contract, except, (A) with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults, impairments, alterations, giving of rights or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent and (B) for any such conflicts, violations, breaches, defaults, impairments, alterations, giving of rights or other occurrences that occur or happen as a result of matters related to, or actions taken by or at the request or direction of, the Company or its Affiliates.

(b) The execution and delivery of this Agreement by Parent, Holdco and Merger Sub do not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party pursuant to a Material Parent Contract, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent, Holdco or Merger Sub is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration or termination of the required waiting period thereunder, (iii) the qualification of Parent as a foreign corporation in those jurisdictions in which the applicable business of the Company makes such qualification necessary, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Mergers or otherwise prevent the Parent, Holdco or Merger Sub from performing its obligations under this Agreement.

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3.6 Compliance. Each of Parent, Holdco and Merger Sub has complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The businesses and activities of Parent, Holdco and Merger Sub have not been and are not being conducted in violation of any applicable Legal Requirements, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. Except as set forth in Schedule 3.6, no written notice of non-compliance by Parent, Holdco or Merger Sub with any applicable Legal Requirements has been received by Parent, Holdco or Merger Sub (and neither Parent, Holdco nor Merger Sub has any knowledge of any such notice delivered to any other Person). Neither Parent, Holdco nor Merger Sub is in violation of any term of any Material Parent Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent.

3.7 Parent SEC Reports and Financial Statements.

(a) Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to Parent or the Parent SEC Reports. To the knowledge of Parent, as of the date hereof, (i) none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Report. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

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(b) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c) Parent has established and maintained a system of internal controls sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent and its Subsidiaries reflected in the Parent Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting creditors’ rights generally, and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought, (iii) are not subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of Parent or any of its Subsidiaries as of the date hereof.

3.8 No Undisclosed Liabilities. Except as set forth in Schedule 3.8 hereto, Parent (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP that would, individually or in the aggregate, reasonably be expected to have Material Adverse Effect on Parent, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, (ii) such liabilities arising in the ordinary course of Parent’s business since the date of the balance sheet included in the most recent Parent Financial Statements, and (iii) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement.

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3.9 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the date of the balance sheet included in the most recent Parent Financial Statements, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, or any payment by Parent of any bonus, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or applicable Legal Requirements, (vii) any change in the auditors of Parent, (vii) any issuance of capital stock of Parent, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent.

3.10 Litigation. There are no claims, suits, actions, or proceedings pending or to Parent’s, Holdco’s or Merger Sub’s knowledge, threatened against Parent, Holdco or Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11 Employee Benefit Plans. Except as may be contemplated by the Holdco Plan, neither Parent, Holdco nor Merger Sub maintains, and neither has any liability under any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) (other than arrangements that provide for at-will employment and which do not provide for severance benefits) covering any active or former employee, director or consultant of Parent, Holdco or Merger Sub, or any trade or business (whether or not incorporated) which is under common control with Parent, Holdco or Merger Sub, with respect to which Parent, Holdco or Merger Sub has liability by reason of being treated as a single employer with Parent, Holdco or Merger Sub in accordance with Section 414 of the Code (individually, a “Parent Benefit Plan,” and, collectively, the “Parent Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Parent, Holdco or Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Other than the current officers of Parent, Holdco and Merger Sub set forth on Schedule 3.12 hereto, neither Parent, Holdco nor Merger Sub has ever had any employees. Neither Parent, Holdco nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent, Holdco or Merger Sub nor, to the knowledge of Parent, Holdco or Merger Sub, are there any activities or proceedings of any labor union to organize any such employees.

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3.13 Business Activities. Since its organization, neither Parent, Holdco nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in Parent’s Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree issued by a Governmental Entity binding upon Parent, Holdco or Merger Sub or to which Parent, Holdco or Merger Sub is a party with a Governmental Entity which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, Holdco or Merger Sub, any acquisition of property by Parent, Holdco or Merger Sub or the conduct of business by Parent, Holdco or Merger Sub as currently conducted, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have, a Material Adverse Effect on Parent.

3.14 Title to Property. Except as set forth in Schedule 3.14, neither Parent, Holdco nor Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which Parent, Holdco or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Taxes. Except as set forth in Schedule 3.15 hereto:

(a) Each of Parent, Holdco and Merger Sub has timely filed all material Returns required to be filed by Parent, Holdco or Merger Sub with any Tax authority prior to the date hereof (taking into account all available extensions). All such Returns are true, correct and complete in all material respects. Each of Parent, Holdco and Merger Sub has paid all Taxes shown to be due on such Returns.

(b) All material Taxes that Parent, Holdco or Merger Sub is required by applicable Legal Requirements to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Neither Parent, Holdco nor Merger Sub has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, Holdco or Merger Sub, nor has Parent, Holdco or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(d) No audit or other examination of any Return of Parent, Holdco or Merger Sub by any Tax authority is presently in progress, nor has Parent, Holdco or Merger Sub been notified in writing of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by Parent, Holdco or Merger Sub has been proposed in writing, formally or informally, by any Tax authority to Parent, Holdco, Merger Sub or any representative thereof.

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3.16 Environmental Matters.

(a) Except as disclosed in Schedule 3.16(a) hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Parent: (i) Parent has complied in all material respects with all applicable Environmental Laws; (ii) to Parent’s knowledge, there has been no Release of Hazardous Substances on or at the real properties currently operated by Parent (including soils, groundwater, surface water, air, buildings or other structures) which has resulted in any liability on the part of Parent under any Environmental Law; (iii) to Parent’s knowledge, there has been no Release of Hazardous Substances on or at any real property formerly owned or operated by Parent during the period of Parent’s ownership or operation by Parent which has resulted in any liability on the part of Parent under any Environmental Law; (iv) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) Parent has not been associated with any Release or threat of Release of any Hazardous Substance; (vi) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (vii) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) Schedule 3.16(b) sets forth all environmental studies and investigations completed or in process with respect to Parent and/or its Subsidiaries or their respective properties, assets or operations, including all phase reports, that are known to Parent. All such written reports and material documentation relating to any such study or investigation has been provided by Parent to the Company.

3.17 Brokers. Except as set forth in Schedule 3.17, neither Parent, Holdco nor Merger Sub has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18 Intellectual Property. Neither Parent, Holdco nor Merger Sub owns, licenses or otherwise has any right, title or interest in any Intellectual Property.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 3.19, other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, permits, franchises, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent, Holdco or Merger Sub is a party or by or to which any of the properties or assets of Parent, Holdco or Merger Sub may be bound, subject or affected (“Material Parent Contracts”). All Material Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

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(b) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Material Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to Parent’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought. To Parent’s knowledge, no other party to a Material Parent Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Parent Contracts and all offers and proposals that, if accepted, would constitute Material Parent Contracts (or written summaries in the case of oral Material Parent Contracts or offers or proposals) have been heretofore delivered to the Company or the Company’s counsel.

(c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Parent Contract, and no party to any Material Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent.

3.20 Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any insurance policies.

3.21 Governmental Actions/Filings.

(a) Except as set forth in Schedule 3.21(a), each of Parent, Holdco and Merger Sub has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by Parent, Holdco and Merger Sub of their respective businesses (as presently conducted, except for any Governmental Actions/Filings the failure of which to have been granted to, held by or made by Parent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True, complete and correct copies of each such Governmental Action/Filing has heretofore been delivered or made available to the Company or its counsel. Each such Governmental Actions/Filing is in full force and effect and each of Parent, Holdco and Merger Sub is in substantial compliance with all of its obligations with respect thereto, except for any such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on Parent. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

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(b) Except as set forth in Schedule 3.21(b), no Governmental Action/Filing is necessary to be obtained, secured or made by Parent, Holdco or Merger Sub to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is materially consistent with current practice.

3.22 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or shareholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent; (b) to Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, shareholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent; and (c) to Parent’s knowledge, no officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.23 Listing of Securities. Parent’s Ordinary Shares, units, rights and warrants are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “ANDA”, “ANDAU”, “ANDAR” and “ANDAW”, respectively. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of Parent Ordinary Shares or Parent’s units, rights or warrants on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of Parent Ordinary Shares or Parent’s units, rights or warrants under the Exchange Act.

3.24 Board Approval. The board of directors of each of Parent, Holdco and Merger Sub (including any required committee or subgroup of the board of directors of each of Parent, Holdco and Merger Sub) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Mergers are in the best interests of the shareholders of Parent, Holdco and Merger Sub and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund.

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3.25 PIPE Investment. Prior to the date hereof, Parent has delivered to the Company true, complete and correct copies of executed securities purchase agreements, each dated as of October 27, 2017, from the investors party thereto (together with all exhibits (including documents attached as exhibits), schedules, annexes and other attachments thereto, collectively, the “PIPE Documents”) pursuant to which such investors have committed to purchase securities of Holdco for an aggregate purchase price of $88,541,250 in a private placement to be consummated simultaneously with the Closing (the “PIPE Investment”). The PIPE Documents are legal, valid and binding obligations of Holdco and, to the knowledge of Parent and Holdco, each other party thereto, enforceable against Holdco and, to the knowledge of Parent and Holdco, each such other party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought, and are in full force and effect. No event or circumstance has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of Holdco or, to the knowledge of Parent, any of the other parties thereto under any of the PIPE Documents, and Parent, Holdco and Merger Sub have no reason to believe that Holdco will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by Holdco contained in any of the PIPE Documents. None of the PIPE Documents have been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect (and no such amendment or modification is contemplated), and Parent, Holdco and Merger Sub have no reason to believe that any portion of the PIPE Investment contemplated by any of the PIPE Documents will not be available as of the Closing. There are no conditions precedent or other contingencies related to the funding of the full amounts of the PIPE Investment, other than as set forth in the PIPE Documents. There are no agreements, side letters, contracts or arrangements to which Parent, Holdco or Merger Sub or any of their Affiliates is a party relating to the PIPE Documents or the PIPE Investment that have not been entirely superseded by the PIPE Documents. Parent, Holdco and Merger Sub have fully paid any and all commitment fees or other fees and amounts required by any of the PIPE Documents to be paid on or before the date of this Agreement. Except as set forth on Schedule 3.25, the PIPE Investment constitutes all of the financing required for the payment by Parent, Holdco and Merger Sub of the Merger Consideration and all fees and expenses incurred by Parent, Holdco and Merger Sub in connection with the transactions contemplated by this Agreement and the other Transaction Documents or for which Parent, Holdco or Merger Sub is liable pursuant hereto or thereto (including all Fees and Expenses).

3.26 Trust Fund. As of the date of this Agreement, there is not less than $36,400,000 of cash held in the Trust Fund pursuant to the Trust Agreement, and such amount is held in the Trust Fund free and clear of all Liens other than the rights of the holders of Parent Ordinary Shares (other than holders referred to in Section 3.3(j)) to convert such holder’s Parent Ordinary Shares into such holder’s pro rata share of the Trust Fund in connection with (i) the currently proposed extension of time by which Parent is required to complete a business combination that Parent is seeking to obtain from its shareholders at Parent’s upcoming extraordinary general meeting of shareholders to be held on October 31, 2017 and (ii) the Transaction Merger (or the approval thereof), each pursuant to Parent’s Charter Documents.

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3.27 NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENT, HOLDCO AND MERGER SUB IN THIS ARTICLE III (AS MODIFIED BY THE PARENT SCHEDULE), NEITHER PARENT, HOLDCO, MERGER SUB, THE COMMITTEE, ANY AFFILIATE OF PARENT, HOLDCO OR MERGER SUB NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT, HOLDCO, MERGER SUB, THE PARENT ORDINARY SHARES, THE HOLDCO SHARES, THE BUSINESS OF PARENT AND ITS SUBSIDAIRIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, AND PARENT, HOLDCO AND MERGER SUB HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER IMPLIED OR MADE BY PARENT, HOLDCO, MERGER SUB OR ANY OF THEIR RESPECTIVE OFFICERS, MANAGERS, DIRECTORS, STOCKHOLDERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENT, HOLDCO AND MERGER SUB IN THIS ARTICLE III (AS MODIFIED BY THE PARENT SCHEDULE), PARENT, HOLDCO AND MERGER SUB HEREBY EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE COMPANY, THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE COMPANY, THE SELLERS ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY ANY MANAGER, OFFICER, DIRECTOR, STOCKHOLDER, MEMBER, PARTNER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF PARENT, HOLDCO OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES). PARENT, HOLDCO AND MERGER SUB MAKE NO REPRESENTATIONS OR WARRANTIES TO THE COMPANY OR THE SELLERS REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF PARENT AND ITS SUBSIDIARIES.

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3.28 Reliance/Acknowledgement. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS TO THE CONTRARY, PARENT, HOLDCO AND MERGER SUB ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE II OF THIS AGREEMENT (AS MODIFIED BY THE COMPANY SCHEDULE): (I) NONE OF THE COMPANY, THE REPRESENTATIVE, ANY SELLER, ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, THE COMPANY COMMON STOCK, THE COMPANY STOCK OPTIONS, THE BUSINESS OF THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, ANY ASSETS OR LIABILITIES OF THE COMPANY OR ANY SUBSIDIARIES OF THE COMPANY OR THE BUSINESS OF THE COMPANY OR ANY PART THEREOF; (II) PARENT, HOLDCO AND MERGER SUB HAVE NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ENTERED INTO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN RELIANCE UPON, AND HEREBY SPECIFICALLY DISCLAIM RELIANCE UPON, ANY PROMISE, STATEMENT, PROJECTION, FORECAST, REPRESENTATION OR WARRANTY WHATSOEVER MADE OR OMITTED TO BE MADE TO PARENT, HOLDCO OR MERGER SUB OR ANY OF THEIR AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, INCLUDING ANY SUCH PROMISE, STATEMENT, PROJECTION, FORECAST, REPRESENTATION OR WARRANTY AS TO THE CONDITION, VALUE, QUALITY OR PROSPECTS OF THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, ANY ASSETS OR LIABILITIES OF THE COMPANY OR ANY SUBSIDIARIES OF THE COMPANY OR THE BUSINESS OF THE COMPANY OR ANY PART THEREOF; (III) THE COMPANY, THE SUBSIDIARIES OF THE COMPANY AND THE BUSINESS OF THE COMPANY ARE BEING TRANSFERRED “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”; AND (IV) NONE OF THE COMPANY, THE REPRESENTATIVE, ANY SELLER, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO THE ACCURACY OR COMPLETENESS OF ANY PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, HOLDCO OR MERGER SUB OR ANY OF THEIR AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY OF THE FOREGOING MADE IN RESPONSE TO ANY DUE DILIGENCE REQUEST LIST OR MADE DURING ANY DUE DILIGENCE TELEPHONIC OR IN-PERSON MEETINGS), AND NONE OF THE COMPANY, THE REPRESENTATIVE, ANY SELLER, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT, HOLDCO OR MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT, HOLDCO OR MERGER SUB OR ANY OF THEIR AFFILIATES, ADVISORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF, OR ANY SUCH PERSON’S USE OF OR RELIANCE ON, ANY SUCH PROJECTION, FORECAST, STATEMENT OR INFORMATION OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM.

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ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company and each of its Subsidiaries shall, except to the extent that Parent shall otherwise consent in writing or as contemplated by this Agreement, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements (except where noncompliance would not be reasonably expected to have a Material Adverse Effect on the Company or as expressly contemplated by Schedule 4.1 hereto), pay its debts, Taxes and other material obligations when due subject to good faith disputes over such debts, Taxes or other material obligations and subject to the delay in the payment of any of the foregoing that is done in the ordinary course of business, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as (w) required or permitted by the terms of this Agreement, (x) set forth on Schedule 4.1, (y) required by the terms of Company Contracts in existence on the date of this Agreement (including any Company Plan) or (z) required by applicable Legal Requirements, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company and each of its Subsidiaries shall not do any of the following:

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(a) waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) (i) grant any material severance or termination pay to any officer of the Company or any employee of the Company, (ii) adopt any new severance plan, or (iii) amend, modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) transfer or license to any Person, or otherwise extend, amend or modify any material rights to, any Company Intellectual Property or enter into grants to transfer or license to any Person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company license on an exclusive basis or sell any Company Intellectual Property;

(d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combine or reclassify any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Company;

(e) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of the Company;

(f) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests of the Company or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests of the Company, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests of the Company or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests of the Company, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities, except that the Company shall be permitted to issue shares of Company Common Stock pursuant to the exercise of Company Stock Options;

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(g) amend its Charter Documents;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise materially restrict the Company’s ability to compete or to offer or sell any products or services in the ordinary course of business;

(i) sell, lease, license, encumber (except for Permitted Liens) or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) sales, leases or dispositions of properties or assets that are replaced by similar assets or properties, (C) dispositions of used, worn out, obsolete or surplus properties or assets, (D) transfers of properties or assets by and among the Company and its Subsidiaries and (E) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of the Company;

(j) except in the ordinary course of business consistent with past practice (including borrowings by the Company’s Subsidiaries under the Specified Loan Documents and the Floor Plan Credit Agreement Documents), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, or enter into any “keep well” or other agreement to maintain any financial statement condition;

(k) adopt or amend any Company Plan, grant or agree to grant any special bonus or special remuneration to any director or officer of the Company, or increase the salaries or wage rates, severance or indemnification of its directors, officers, employees or consultants, except, in the case of any of the foregoing, in the ordinary course of business consistent with past practices;

(l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction of (x) any claims, liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with the terms of the Company Contract giving rise to such claim, liability or obligation, or (y) liabilities recognized or disclosed in the Company’s most recent Financial Statements or incurred since the date of such Financial Statements; or waive the benefits of, agree to materially modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary;

(m) except in the ordinary course of business consistent with past practices, modify, amend or terminate (other than an expiration in accordance with its terms) any Material Company Contract in a manner that is adverse to the Company, or waive, delay the exercise of, release or assign any material rights or claims thereunder; provided, that this clause (m) shall not prohibit the Company or any of its Subsidiaries from enforcing any rights or remedies against the counterparty to any Material Company Contract upon a breach thereof by such counterparty;

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(n) except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) except in the ordinary course of business consistent with past practices (which shall include, for the avoidance of doubt, capital expenditures that are consistent with the Company’s capital budget at the time such capital expenditures are made or committed), incur or enter into any agreement, contract or commitment requiring the Company or any of its Subsidiaries to pay in excess of $5,000,000 in any 12 month period;

(p) settle any litigation (x) that would materially restrict the ability of the Company to conduct its business in the ordinary course or (y) to which an Insider is an adverse party to the Company;

(q) make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company, settle or compromise any material income Tax liability or materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r) form or establish any Subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(s) make capital expenditures except in accordance with prudent business and operational practices consistent with past practice (which shall include, for the avoidance of doubt, capital expenditures that are consistent with the Company’s capital budget at the time such capital expenditures are made or committed);

(t) enter into any transaction with or distribute or advance any assets or property to any of its Insiders other than (A) the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice or (B) to the extent not prohibited by Section 4.1(k); or

(u) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (t) above.

4.2 Conduct of Business by Parent, Holdco and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of Parent, Holdco and Merger Sub shall, except to the extent that the Company shall otherwise consent in writing or as contemplated by this Agreement, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements (except where noncompliance would not be reasonably expected to have a Material Adverse Effect on Parent or as expressly contemplated by Schedule 4.2 hereto), pay its debts, Taxes and other material obligations when due subject to good faith disputes over such debts, Taxes and other material obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as (x) required or permitted by the terms of this Agreement, or (y) required by applicable Legal Requirements, without the prior written consent of the Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of Parent, Holdco and Merger Sub shall not do any of the following:

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(a) waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) (i) grant any material severance or termination pay to any officer of Parent, Holdco or Merger Sub or any employee of Parent, Holdco or Merger Sub, except pursuant to any applicable Legal Requirement, written agreements outstanding, or policies existing on the date hereof, (ii) adopt any new severance plan, or (iii) amend, modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any Person future patent rights;

(d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other securities or ownership interests of Parent, Holdco or Merger Sub;

(f) except as set forth on Schedule 4.2, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

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(g) amend its Charter Documents;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise materially restrict Parent’s, Holdco’s or Merger Sub’s ability to compete or to offer or sell any products or services;

(i) sell, lease, license, encumber or otherwise dispose of any properties or assets;

(j) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, or enter into any “keep well” or other agreement to maintain any financial statement condition;

(k) adopt or amend any Parent Benefit Plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or waive the benefits of, agree to materially modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which Parent, Holdco or Merger Sub is a party or of which Parent, Holdco or Merger Sub is a beneficiary;

(m) modify, amend or terminate any Material Parent Contract in a manner that is adverse to Parent, Holdco or Merger Sub, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) incur or enter into any agreement, contract or commitment requiring Parent, Holdco or Merger Sub to pay in excess of $500,000 in any 12 month period;

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(p) settle any litigation (x) that would materially restrict the ability of Parent, Holdco or Merger Sub to conduct the business of the Company in the ordinary course or (y) to which any of Parent’s officers, directors or shareholders that hold more than ten percent (10%) of the issued and outstanding Parent Ordinary Shares is an adverse party to Parent, Holdco or Merger Sub;

(q) make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Parent, Holdco or Merger Sub, settle or compromise any material income Tax liability or materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r) form or establish any Subsidiary except as contemplated by this Agreement;

(s) make capital expenditures;

(t) enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice; or

(u) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.2(a) through (t) above.

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ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Registration Statement; Extraordinary General Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent and Holdco shall prepare a registration statement on Form S-4 (“Registration Statement”), with the assistance of the Company, and file such Registration Statement with the SEC under the Securities Act, and with all other applicable regulatory bodies, for the purpose of registering (1) the Holdco Shares to be issued or issuable in the Redomestication Merger, including upon exercise of the Parent Warrants and Parent Rights in accordance with their terms and (2) the Holdco Shares to be issued in the Transaction Merger, and include in such Registration Statement proxy materials for the purpose of soliciting proxies from holders of Parent Ordinary Shares to vote, at a meeting of holders of Parent Ordinary Shares to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of (i) the adoption of this Agreement and the Plan of Merger and the approval of the Mergers (the “Merger Proposal”), (ii) the election to the board of directors of Holdco of certain individuals, two of which individuals will be designated by the Company (such designation to be made in writing by the Company to Parent) and will be in the class of directors that has the longest term in office from the Closing Date (the “Director Proposal”); (iii) approving the material differences between Parent’s Charter Documents and Holdco’s Charter Documents to be effective upon the Closing (the “Charter Amendments Proposal”), (iv) the adoption of an Incentive Equity Plan (the “Holdco Plan”); (v) the approval of the PIPE Investment (the “PIPE Proposal”); (vi) any other proposals Parent and the Company deem necessary or desirable to effectuate the transactions contemplated herein; and (vii) an adjournment proposal, if necessary, to adjourn the Extraordinary General Meeting. The Holdco Plan shall provide that an aggregate number of Holdco Shares that is mutually acceptable to the Company and Parent shall be reserved for issuance pursuant to the Holdco Plan. The Company shall furnish to Parent all information concerning the Company as Parent may reasonably request in connection with the preparation of the Registration Statement. The Company and its counsel shall be given an opportunity to review and comment on the Registration Statement prior to its filing with the SEC. Parent and Holdco shall not file the Registration Statement, or any amendment or supplement thereto, with the SEC without obtaining the Company’s prior written approval of such filing (which will not be unreasonably withheld, conditioned or delayed). In the event Parent and/or Holdco receive from the staff of the SEC (either before or after the Registration Statement is declared effective under the Securities Act) any oral or written comments on, or other communication relating to, the Registration Statement (including any request by the SEC staff for an amendment of or supplement to the Registration Statement or for additional information), Parent and Holdco shall promptly deliver to the Company and its counsel a copy of such written communication or, in the case of an oral communication, a complete summary thereof. Parent and Holdco, with the assistance of the Company, shall, subject to obtaining the prior written approval of the Company (which shall not be unreasonably withheld, conditioned or delayed), promptly respond to any SEC staff comments on the Registration Statement and shall otherwise use commercially reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement or any amendment or supplement thereto has been filed with the SEC, and the time when the Registration Statement is declared effective or any stop order relating to the Registration Statement is issued.

(b) As soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC, Parent and Holdco shall distribute the proxy statement and other proxy materials included in the Registration Statement to the holders of Parent Ordinary Shares and, pursuant thereto, shall call the Extraordinary General Meeting in accordance with applicable Legal Requirements and Parent’s Charter Documents to be held on a date as soon as practicable following the effectiveness of the Registration Statement and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the Plan of Merger and the approval of the Mergers and the other matters presented to the shareholders of Parent for approval or adoption at the Extraordinary General Meeting, including, without limitation, the matters described in Section 5.1(a).

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(c) Parent and Holdco shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of applicable Legal Requirements in the preparation, filing and distribution of the Registration Statement, the solicitation of proxies thereunder, and the calling and holding of the Extraordinary General Meeting. Parent shall ensure that the Registration Statement does not, as of the date on which the Registration Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Ordinary Shares and at the time of the Extraordinary General Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information furnished by the Company in writing to Parent for inclusion in the Registration Statement).

(d) Parent, acting through its board of directors, shall include in the proxy statement contained in the Registration Statement the recommendation of its board of directors that the holders of Parent Ordinary Shares vote in favor of the adoption of the Merger Proposal, the Director Proposal, the Charter Amendments Proposal, the Holdco Plan and the PIPE Proposal and shall otherwise use commercially reasonable best efforts to obtain the approval of such proposals by the holders of Parent Ordinary Shares. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company), the Parent board of directors’ recommendation that the holders of Parent Ordinary Shares vote in favor of the adoption of the Merger Proposal, the Director Proposal, the Charter Amendments Proposal, the Holdco Plan and the PIPE Proposal. No amendment or supplement to the Registration Statement will be made by Parent without the prior written approval of the Company, which shall not be unreasonably withheld, and Parent shall promptly transmit any such amendment or supplement to its shareholders, if at any time prior to the Extraordinary General Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement.

5.2 HSR Act. As promptly as practicable after the date of this Agreement (but in no event later than ten (10) Business Days after the date of this Agreement), Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions, (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation, (d) not participate in any meeting with any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby without giving the other party reasonable prior notice of the meeting and, if requested by the other party, the Company or Parent (as applicable) shall request that the other party be permitted to participate in the meeting and (e) consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either such party in connection with all meetings, actions and proceedings under or relating to the HSR Act or any other applicable competition laws; provided, however, that notwithstanding anything in this Agreement to the contrary, neither the Company nor Parent (nor their respective ultimate parent entities, as such term is used in the HSR Act) shall be required to disclose to any other party any information contained in its HSR Notification and Report Form (or other applicable form, filing, application or submission made or submitted under any other applicable competition law) which such Person, in its sole discretion, deems confidential. Each of Parent and the Company shall use commercially reasonable efforts to take such action as may be required to cause the termination or expiration of the notice periods under the HSR Act and any other applicable competition Laws as promptly as possible after the date of this Agreement. Filing fees with respect to the notifications required under the HSR Act shall be split evenly between Parent and the Company.

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5.3 Other Actions.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), which shall be in form and substance reasonably satisfactory to the Company. Any language included in the Signing Form 8-K that reflects the Company’s comments, as well as any text as to which the Company has not commented upon being given a reasonable opportunity to comment, shall, notwithstanding the provisions of Section 5.1(a) and Section 5.6, be deemed to have been approved by the Company and may henceforth be used by Parent in other filings made by it with the SEC and in other documents distributed by Parent in connection with the transactions contemplated by this Agreement without further review or consent of the Company so long as such language (x) is being used in such other filings or documents in the same context as it was originally being used and approved by the Company in the Signing Form 8-K and (y) is not materially misleading in light of the circumstances under which it is made in such other filings or documents.

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release in form and substance reasonably satisfactory to Parent and the Company announcing the execution of this Agreement (the “Signing Press Release”).

(c) At least five (5) days prior to Closing, Parent and Holdco shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Mergers in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be reasonably acceptable to the Company. Prior to Closing, Parent, Holdco and the Company shall prepare a press release in form and substance reasonably satisfactory to Parent and the Company announcing the consummation of the Mergers (“Closing Press Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Surviving Pubco shall file the Closing Form 8-K with the SEC.

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(d) Parent shall file all such forms, reports and documents required to be filed by Parent with the SEC subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). The Additional Parent SEC Reports shall be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder, and, to the extent any such Additional Parent SEC Reports relate to the Mergers, the Company or the transactions contemplated by this Agreement, such Additional Parent SEC Reports shall be in form and substance reasonably satisfactory to the Company. The Additional Parent SEC Reports will not, at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 5.3, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.4 Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing, notice or application made by or on behalf of Parent, Holdco and/or the Company to any Governmental Entity or other third party in connection with the Mergers and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, Parent, Holdco and the Company each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and shareholders (including the directors of Parent and the Company to be elected to the board of Parent effective as of the Closing pursuant to Section 5.1 hereof) and such other matters as may be reasonably necessary or advisable in connection with the preparation of such materials.

(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either Parent, Holdco or Merger Sub, on the one hand, or the Company, on the other hand, the other Party shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c) Prior to the Closing Date, each of Parent, Holdco and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. Parent, Holdco and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any requests or comments of the SEC. All correspondence and communications to the SEC made by Parent, Holdco or the Company with respect to the transactions contemplated by this Agreement or any other Transaction Document shall be considered to be Reviewable Documents subject to the provisions of this Section 5.4.

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5.5 Confidentiality; Access to Information.

(a) Confidentiality. Parent, Holdco and Merger Sub shall, and Parent, Holdco and Merger Sub shall cause their Subsidiaries and Representatives (as defined in the Confidentiality Agreement) to, treat all nonpublic information obtained in connection with this Agreement (including in connection with the access provisions of Section 5.5(b) hereof) and the transactions contemplated hereby as confidential in accordance with the terms of that certain letter agreement, dated June 16, 2017, between the Company and Parent (as amended, supplemented or otherwise modified from time to time, the “Confidentiality Agreement”). The Company agrees to treat all nonpublic information regarding Parent obtained by the Company in connection with this Agreement and the transactions contemplated hereby as confidential and to abide by the same restrictions on disclosure of such information as Parent has agreed to with respect to “Evaluation Material” (as defined in the Confidentiality Agreement); provided, that (x) such obligations of confidentiality and non-disclosure shall be subject to the same exceptions as are set forth in the Confidentiality Agreement and (y) the scope of such nonpublic information regarding Parent shall be subject to the same exceptions as are applicable to Evaluation Material as set forth in the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 8.2(b) hereof.

(b) Access to Information.

(i) The Company will afford Parent, at Parent’s expense, and its financial advisors, accountants, counsel and other representatives (provided, that Parent shall cause such financial advisors, accountants, counsel and other representatives to treat any information gained thereby as confidential) reasonable access during normal business hours, upon reasonable notice, to the properties, books, records, Specified Company Employees and, with the prior written consent of a Specified Company Employee, any of the other employees of the Company and its Subsidiaries to which any Specified Company Employee provides his or her written consent during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers. Anything herein to the contrary notwithstanding, the Company shall not be required to provide any such access to the extent that it would require the Company or any of its Subsidiaries to (y) disclose information subject to attorney-client privilege, (y) violate any applicable Legal Requirements or (z) violate any confidentiality obligations to which the Company or any of its Subsidiaries are bound. All requests for such access shall be directed to a Specified Company Employee or such other person as the Company may designate in writing to Parent from time to time. Anything in this Agreement to the contrary notwithstanding, prior to the Closing, without the express prior written consent of a Specified Company Employee, which consent may be withheld for any reason, neither Parent, Holdco nor Merger Sub, nor any of their officers, directors, employees, auditors or other agents (A) shall contact any vendors or suppliers of the Company or any of its Subsidiaries for any reason related to this Agreement, the transactions contemplated hereby or the Company or its Subsidiaries or the business of the Company, or (B) shall have any right to perform sampling or any invasive or subsurface investigations of any properties or facilities of the Company or any of its Subsidiaries.

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(ii) Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

5.6 Public Disclosure. From the date of this Agreement until Closing or termination of this Agreement, the Parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no Party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transactions contemplated hereby without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent, Holdco or Merger Sub), except as required by any applicable Legal Requirements or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system (but subject to the terms of Section 5.3). Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. Subject to the terms of Section 5.3, if any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transactions contemplated hereby public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or such transactions as may be reasonably requested by the other Party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors. Nothing in Section 5.5, this Section 5.6 or elsewhere in this Agreement or the Confidentiality Agreement shall restrict or prohibit (a) the Company from communicating with the Sellers relating to this Agreement, the Mergers and the transactions contemplated hereby or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any of the other Transaction Documents.

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5.7 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, desirable or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. This obligation shall include, on the part of Parent, sending a termination letter to Continental, in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and Continental dated as of November 24, 2015 (the “Trust Agreement”), no later than the day prior to the Closing Date. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Mergers, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Mergers and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.8 No Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its commercially reasonable efforts to require each of its officers, directors, employees, agents, advisors and representatives to comply with the foregoing requirement.

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5.9 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that it has read Parent’s final prospectus dated November 24, 2015 (“Final Prospectus”) and understands that Parent has established a trust account for the benefit of Parent’s public shareholders (“Trust Fund”) and that Parent may disburse monies from the Trust Fund only in certain limited situations described in the Final Prospectus. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by the time period set forth in Parent’s Charter Documents, Parent will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its Subsidiaries, directors, officers, employees, shareholders, representatives, advisors and Affiliates, hereby waives all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided, however, that nothing in this Section 5.9 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief (including, without limitation, the right of the Company to compel specific performance by Parent, Holdco and Merger Sub of their respective obligations under this Agreement) or (b) bring or seek a claim for damages against Parent, Holdco and/or Merger Sub, or any of their respective successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Fund or any funds distributed from the Trust Fund to holders of Parent Ordinary Shares in accordance with Parent’s Charter Documents). This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.

5.10 Disclosure of Certain Matters. Each of Parent and the Company will provide the other with written notice, promptly after obtaining knowledge thereof, of any event, development or condition that (a) would cause any of such Party’s representations and warranties to become untrue or misleading such that any of the conditions set forth in Article VI will not be satisfied or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such Party any reason to believe that any of the conditions set forth in Article VI is likely not to be satisfied by the Outside Date, or (d) would require any amendment or supplement to the Registration Statement. Each of Parent and the Company shall have the obligation to supplement or amend the Company Schedule and the Parent Schedule, as applicable (collectively, the “Disclosure Schedules”), being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules prepared by such Party (any such supplement or amendment a “Disclosure Supplement”) and, upon delivery of any such Disclosure Supplement, the applicable Disclosure Schedules shall be deemed supplemented and amended. The obligations of each of Parent and the Company to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 7.1(b)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

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5.11 Securities Listing. Parent and Holdco shall use commercially reasonable best efforts to continue the listing for trading of Holdco’s securities on Nasdaq from and after the Mergers and to cause the Holdco Shares to be issued in connection with the transactions contemplated hereby to be approved for listing on Nasdaq at the Closing.

5.12 No Solicitation.

(a) The Company will not, and will use its commercially reasonable efforts to cause its respective Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or knowingly encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests and/or assets (other than assets sold in the ordinary course of business) of the Company, recapitalization or similar transaction involving the Company, and, until the Closing, each of Parent, Holdco and Merger Sub will not, and will use its commercially reasonable efforts to cause its respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets of Parent, Holdco or Merger Sub, recapitalization or similar business combination transaction involving Parent, Holdco or Merger Sub. In addition, (i) the Company will, and will cause its Affiliates, employees, agents and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, sale of ownership interests and/or assets (other than assets sold in the ordinary course of business) of the Company, recapitalization or similar transaction involving the Company and (ii) each of Parent, Holdco and Merger Sub will, and will cause its respective Affiliates, employees, agents and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, purchase of ownership interests and/or assets of Parent, Holdco or Merger Sub, recapitalization or similar business combination transaction involving Parent, Holdco or Merger Sub. The Company will promptly notify Parent if it receives, or, to the knowledge of the Company, if any of its or its Affiliates’ employees, agents, officers, directors or representatives receives, after the date of this Agreement any proposal, offer or submission with respect to any alternative merger, sale of ownership interests and/or assets (other than assets sold in the ordinary course of business) of the Company, recapitalization or similar transaction involving the Company. Parent will promptly notify the Company if it receives, or, to the knowledge of Parent, if any of its or its Affiliates’ employees, agents, officers, directors or representatives receives, after the date of this Agreement any proposal, offer or submission with respect to any alternative merger, sale of ownership interests and/or assets of Parent, Holdco or Merger Sub, recapitalization or similar transaction involving Parent, Holdco or Merger Sub.

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(b) Notwithstanding anything in this Agreement to the contrary, at any time following the execution of this Agreement and prior to the time, but not after, the Company Stockholder Approval is obtained, if the Company receives an Acquisition Proposal from any Person that did not result from a breach of Section 5.12(a), (i) the Company and its Subsidiaries and their respective directors, officers, employees, attorneys, accountants and other advisors or representatives (collectively, “Company Representatives”) may provide non-public information and data concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on terms not materially more favorable to such Person with respect to confidentiality than those contained in the Confidentiality Agreement, and (ii) the Company and the Company Representatives may engage or participate in any discussions or negotiations with such Person regarding an Acquisition Proposal (with the Company promptly updating Parent as to the results of such discussions or negotiations), except, in the case of clause (ii), such actions shall be permitted if (x) the Board of Directors of the Company (or an authorized committee thereof) determines (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements, and (y) the Board of Directors of the Company (or an authorized committee thereof) has determined (after consultation with outside legal counsel) that such Acquisition Proposal would be, or is reasonably likely to lead to, a Superior Proposal; provided, however, that the Company and the Company Representatives may contact such Person, before making the determination set forth in clause (x) and clause (y) above, to clarify the terms and conditions of such proposal, including to clarify whether such Acquisition Proposal would be, or is reasonably likely to lead to, a Superior Proposal and the extent of any diligence that may be required by such Person.

(c) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Stockholder Approval is obtained, the Board of Directors of the Company (or an authorized committee thereof) may (x) withdraw, qualify or modify its recommendation that the stockholders of the Company adopt this Agreement or recommend, adopt or approve any Superior Proposal (any of the foregoing, a “Recommendation Withdrawal”), or (y) terminate this Agreement pursuant to and in accordance with Section 8.1(h), in either case if (i) the Company receives a Superior Proposal, (ii) the Board of Directors of the Company (or an authorized committee thereof) determines, after consultation with its outside counsel, that failure to make such Recommendation Withdrawal or to terminate this Agreement would be inconsistent with its fiduciary duties under applicable Legal Requirements, (iii) the Company notifies Parent in writing, at least five (5) Business Days in advance of such Recommendation Withdrawal or termination, that it intends to make a Recommendation Withdrawal or to terminate this Agreement pursuant to Section 8.1(h), which notice shall specify the material terms and conditions of such Superior Proposal, (iv) after providing such notice and prior to making such Recommendation Withdrawal or terminating this Agreement pursuant to Section 8.1(h), the Company shall negotiate in good faith with Parent during such five (5)-Business Day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement and the PIPE Investment as would permit the Board of Directors of the Company not to make such Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.1(h) in response to such Superior Proposal, and (v) the Board of Directors of the Company (or an authorized committee thereof) shall have considered any changes to this Agreement and the PIPE Investment definitively offered by Parent and shall have determined in good faith that, after giving effect to such changes, (A) such Superior Proposal would continue to constitute a Superior Proposal or (B) the failure to make such Recommendation Withdrawal or to terminate this Agreement would still be inconsistent with the fiduciary duties of the Board of Directors of the Company (or an authorized committee thereof) under applicable Legal Requirements; provided, however, that in the event that the Superior Proposal is thereafter modified in any material respect by the party making such Superior Proposal, the Company shall provide written notice of such modified Superior Proposal to Parent and shall again comply with this Section 5.12(c) and provide Parent with an additional notice prior to terminating this Agreement pursuant to Section 8.1(h) (and shall do so for each subsequent material modification).

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5.13 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) If the Closing occurs, all rights to exculpation, indemnification, contribution and reimbursement and advancement of expenses, and all limitations on liability, existing in favor of any current or former officer, employee, agent or member of the board of directors or board of managers (or comparable governing body) of the Company and/or any of its Subsidiaries (collectively, the “Company Indemnitees”) as provided in the Charter Documents of the Company or any of its Subsidiaries, and/or in any agreements or arrangements of the Company or any of its Subsidiaries providing for similar rights and limitations in favor of any of the Company Indemnitees, in any such case as in effect as of immediately prior to the Closing shall survive the consummation of the transactions contemplated hereby and continue in full force and effect in accordance with their terms, and Parent shall, and Parent shall cause the Surviving Company and each of its Subsidiaries to, honor all such rights and limitations after the Closing. All such rights of exculpation, indemnification, contribution and reimbursement and advancement of expenses, and all such limitations on liability, shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees shall be third party beneficiaries of this Section 5.13(a)). If the Closing occurs, Parent, the Surviving Company and the Subsidiaries of the Surviving Company shall pay all costs and expenses to any Company Indemnitee, as incurred, in connection with enforcing the exculpation, indemnity, contribution, reimbursement, advancement, limitations or other rights or obligations provided for in this Section 5.13(a).

(b) At the Closing, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, obtain, maintain and fully pay for irrevocable “tail” officers’ and directors’ liability insurance and fiduciary liability insurance policies naming the Company Indemnitees as direct beneficiaries with a claims period of at least six (6) years from the Closing Date in respect of acts or omissions occurring on or prior to the Closing Date, such insurance policies to contain terms with respect to coverage and to be in an amount not less favorable than the officers’ and directors’ liability insurance and fiduciary liability insurance policies maintained by the Company and its Subsidiaries as in effect on the date of this Agreement and shall be reviewed by, and approved in advance by, the Company. In the event that any Company Indemnitee is entitled to coverage under any such officers’ and directors’ liability insurance policy or fiduciary liability insurance policy pursuant to this Section 5.13(b) and any such policy has lapsed, terminated, been repudiated or is otherwise in breach or default as a result of Parent’s, the Surviving Company’s or any of its Subsidiaries’ failure to maintain and fulfill its obligations pursuant to such policy, Parent shall, or shall cause the Surviving Company or such Subsidiary to, pay to the Company Indemnitee such amounts and provide any other coverage or benefits as the Company Indemnitee shall have received pursuant to such policy.

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(c) In the event Parent, the Surviving Pubco or any Subsidiary of the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Company or its applicable Subsidiary (or their respective successors and assigns) assume in writing the obligations set forth in this Section 5.13 (the Surviving Pubco being deemed to have assumed such obligations).

5.14 Insider Loans; Equity Ownership in Subsidiaries. The Company shall cause each Insider of the Company or its Subsidiaries to, at or prior to Closing (i) repay to the Company any loan by the Company to such Person and any other amount owed by such Person to the Company (other than the loan set forth on Schedule 5.14); (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated; and (iii) cease to own any direct equity interests in any Subsidiary of the Company or in any other Person that utilizes the name “Lazy Days” or any derivative thereof.

5.15 Certain Financial Information. Within fifteen (15) Business Days after the end of each month (commencing with the month of November) between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations, statement of cash flows and statement of shareholders’ equity, that are certified by the Chief Financial Officer of the Company as being prepared in accordance with GAAP applied on a consistent basis with the Unaudited Financial Accounts and fairly presenting in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company. This Section 5.15 shall not be deemed to limit the obligation of the Company under Section 5.5(b)(i) hereof.

5.16 Access to Financial Information. The Company will, and will instruct its auditors to (a) continue to provide Parent and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Accounts and the financial information furnished pursuant to Section 5.15 hereof and (b) reasonably cooperate with any reviews performed by Parent or its advisors of any such financial statements or information.

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5.17 Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers and/or shareholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing (or convertible into units of Parent (at a price per unit equal to $10.00) in accordance with the terms of the promissory notes issued to evidence the borrowing, as described in the Final Prospectus).

5.18 Trust Fund Disbursement. Parent shall cause the Trust Fund to be disbursed to Parent immediately upon the Closing. All liabilities of Parent due and owing or incurred at or prior to the Transaction Effective Time shall be paid as and when due, including: (i) to shareholders who elect to have their Parent Ordinary Shares converted to cash in accordance with the provisions of Parent’s Charter Documents, (ii) for income Tax or other Tax obligations of Parent prior to Closing, (iii) as repayment of loans and reimbursement of expenses to Parent’s directors, officers, shareholders and/or their affiliates, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a business combination, including the Transaction Merger.

5.19 [Intentionally Deleted]

5.20 Registration Rights Agreement.

(a) At the Closing, Holdco agrees to enter into a registration rights agreement (the “Registration Rights Agreement”) in a form to be mutually agreed upon between Parent and the Company pursuant to which Holdco will agree to register for resale under the Securities Act the Holdco Shares to be issued to the Stockholders pursuant to this Agreement.

(b) Parent and Holdco shall amend any existing registration rights agreements to which it is a party or similar agreements or instruments to which it is a party providing for registration rights with respect to Parent’s or Holdco’s securities held by any Person (“Existing Registration Rights Agreements”) such that the securities of Parent or Holdco held by the Stockholders will be equal in priority with all other securities of Parent or Holdco (other than securities held by holders who have demanded or initiated the underwritten offering) in connection with a reduction in the number or amount of securities that will be sold in an underwritten offering of securities of Parent or Holdco. Each such amendment shall be referred to herein, collectively, as the “RRA Amendment”.

5.21 Lock-Up Agreements. Each Stockholder set forth on Schedule 5.21 shall agree to be subject to certain transfer restrictions with respect to the Holdco Shares such Stockholder receives in connection with the Transaction Merger in accordance with the terms of the Lock-Up Agreement (the “Lock-Up Agreement”) in the form of Exhibit A annexed hereto. Certificates representing Holdco Shares issued as a result of the Transaction Merger, if any, shall bear a prominent legend to such effect.

5.22 [Intentionally Deleted]

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5.23 PIPE Investment.

(a) Each of Parent and Holdco shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the PIPE Investment on the terms set forth in the PIPE Documents, including using Parent’s and Holdco’s commercially reasonable efforts to (i) maintain in full force and effect the PIPE Documents in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Investment set forth in the PIPE Documents that are applicable to Holdco or any of its Subsidiaries, and to consummate the PIPE Investment at or prior to the Closing, including using its commercially reasonable efforts to cause the investor parties thereto to fund the PIPE Investment at the Closing, (iii) comply on a timely basis with Holdco’s obligations under the PIPE Documents and (iv) enforce its rights under the PIPE Documents, including (at the request of the Company and only if Parent and its Subsidiaries have sufficient funds) by filing one or more lawsuits against the investor parties thereto to fully enforce the investors’ obligations (and the rights of Holdco) thereunder or assigning the rights of Holdco to bring such lawsuits to the Company so as to enable the Company to file such lawsuits against the investors on behalf of Holdco. Parent and Holdco shall provide the Company with copies of all documents relating to the PIPE Investment and shall give the Company prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the PIPE Documents, (B) any actual or potential failure to carry out any of the terms of any of the PIPE Documents, (C) any actual or threatened termination or repudiation of any of the PIPE Documents by any party thereto, (D) any material dispute or disagreement between or among any of the parties to any of the PIPE Documents or (E) the occurrence of an event or development that Parent or Holdco expects to have a material and adverse impact on the ability of Holdco to obtain all or any portion of the PIPE Investment. Parent and Holdco shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the PIPE Investment. Without the prior written consent of the Company, neither Parent nor Holdco shall permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, any of the PIPE Documents (including, without limitation, any amendment, modification or waiver that (v) adversely affects the availability of all or any portion of the PIPE Investment, (w) adversely affects the termination provisions of, or would result in the termination of, any of the PIPE Documents, (x) reduces the aggregate amount of the PIPE Investment, (y) imposes additional conditions precedent to the availability of the PIPE Investment or amends or modifies any of the existing conditions to the funding of the PIPE Investment or (z) adversely impacts the ability of Holdco to enforce its rights against the investors under any of the PIPE Documents), or release or consent to the termination of the obligations of the investors under any of the PIPE Documents.

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(b) If, notwithstanding the use of commercially reasonable efforts by Parent and Holdco to satisfy their respective obligations under Section 5.23(a), any of the PIPE Documents expires or is terminated, or any portion of the PIPE Investment contemplated by any of the PIPE Documents otherwise becomes unavailable, in whole or in part, for any reason, Parent and Holdco shall (i) promptly notify the Company of such expiration, termination or unavailability and the reasons therefor and/or the circumstances giving rise thereto and (ii) use their respective commercially reasonable efforts promptly, and in any event prior to the Closing, to arrange for alternative financing from other sources (which alternative financing shall be in an amount at least equal to the PIPE Investment or such unavailable portion thereof and which shall not include any conditions to funding or availability that are more onerous than, or in addition to, the conditions set forth in the applicable PIPE Document(s)) (the “Alternative Financing”) to replace the PIPE Investment or the portion thereof which otherwise became unavailable, and to obtain a new financing commitment letter with respect to such Alternative Financing (the “Alternative Documents”). In the event any Alternative Documents are obtained, (x) any reference in this Agreement to the “PIPE Investment” shall mean the PIPE Investment contemplated by the PIPE Documents, as modified pursuant to clause (y) below and (y) any reference in this Agreement to the “PIPE Documents” shall be deemed to include the PIPE Documents to the extent not superseded by an Alternative Document at the time in question and any Alternative Documents to the extent then in effect. Parent shall deliver to the Company complete and correct copies of all amendments, supplements, other modifications or agreements pursuant to which any Alternative Financing shall be made available to Parent or Holdco promptly after Parent or Holdco enters into any of the same (it being understood that all such amendments, supplements, other modifications or agreements shall be subject to the last sentence of Section 5.23(a)).

5.24 Company Stockholder Approval. The Company shall, as promptly as practicable after effectiveness of the Registration Statement, give notice in accordance with the DGCL and the Company’s Charter Documents to all of its stockholders calling for a special meeting of such stockholders to consider and vote upon this Agreement and the Transaction Merger and the other transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Stockholder Meeting”). The Company shall timely send copies of the prospectus included in the Registration Statement and all other relevant information and documentation to its stockholders in connection with the Company Stockholder Meeting. The Company and its board of directors shall cause the Company Stockholder Meeting to take place in accordance with the foregoing and in compliance with the DGCL and the Company’s Charter Documents and use commercially reasonable best efforts to secure the Company Stockholder Approval at the Company Stockholder Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Stockholder Approval, without a need for calling a Company Stockholder Meeting, by obtaining the written consent of holders of a majority of the issued and outstanding shares of Company Common Stock that is executed and delivered by such holders after the date on which the Registration Statement is declared effective by the SEC and the prospectus included in the Registration Statement is delivered to such holders; provided, that, in the event that the Company elects to obtain the Company Stockholder Approval pursuant to such written consent, consents with respect to this Agreement, the Transaction Merger and the other transactions contemplated hereby will be solicited from all holders of shares of Company Common Stock.

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ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each Party to this Agreement to effect the Mergers shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Parent Shareholder Approval. The Merger Proposal, Director Proposal, Charter Amendments Proposal and the PIPE Proposal shall have been duly approved and adopted by the members of Parent by the requisite vote under applicable Legal Requirements and the Parent’s Charter Documents.

(b) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets upon consummation of the Mergers and after giving effect to the exercise by holders of Parent Ordinary Shares issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(d) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired or been terminated and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Mergers, substantially on the terms contemplated by this Agreement.

(e) PIPE Investment. The PIPE Investment, consistent with the PIPE Documents (as the PIPE Documents may have been amended or modified after the date of this Agreement in accordance with the last sentence of Section 5.23(a)), shall have been, or concurrently with the Closing shall be, completed.

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC, and no stop order shall have been entered against the Registration Statement.

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6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Transaction Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each of (A) the representations and warranties of Parent, Holdco and Merger Sub contained in this Agreement (other than the Specified Representations of Parent, Holdco and Merger Sub) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (other than for such representations and warranties that are made as of a specific date which shall be so true and correct as of such date, subject to the qualification below), except where the failure of such representations and warranties to be so true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not reasonably be expected to have a Material Adverse Effect on Parent, and (B) the Specified Representations of Parent, Holdco and Merger Sub shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any of the Specified Representations of Parent, Holdco and Merger Sub that are made as of a specific date which shall be so true and correct in all material respects as of such date). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, Holdco and Merger Sub by an authorized officer of Parent, Holdco and Merger Sub (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Parent Closing Certificate shall include a provision to such effect.

(c)  No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of a material portion of the transactions contemplated by this Agreement, (ii) cause a material portion of the transactions contemplated by this Agreement to be rescinded following Closing or (iii) affect materially and adversely or otherwise encumber the title of the Holdco Shares to be issued to the Sellers by Holdco in connection with the Transaction Merger and no order, judgment, decree, stipulation or injunction issued by a Governmental Entity to any such effect shall be in effect.

(d) Consents. Parent, Holdco and Merger Sub shall have obtained the consents, waivers and approvals set forth on Schedule 6.2(d).

(e) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f) SEC Compliance. From the date of this Agreement until the Closing, Parent shall have been in compliance with the reporting requirements under the Securities Act and Exchange Act.

(g) Registration Rights Agreement. The Registration Rights Agreement shall be executed by the parties thereto and delivered to the Company.

(h) Opinion of Counsel. The Company shall have received from Graubard Miller and Maples and Calder, counsel to Parent, opinions of such counsel covering such matters that are customarily covered by third party legal opinions delivered for transactions similar to the Mergers, and such opinion shall be in form and substance reasonably satisfactory to the Company.

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(i) Other Deliveries. At or prior to Closing, Parent, Holdco and Merger Sub shall have delivered to the Company copies of resolutions and actions taken by Parent’s, Holdco’s and Merger Sub’s boards of directors and shareholders/members in connection with the approval of this Agreement, the Mergers and the transactions contemplated hereunder.

(j) Resignations. The persons listed in Schedule 6.2(j) shall have resigned from all of their positions and offices with Parent, Holdco and Merger Sub.

(k) Escrow Agreements. Holdco, the Committee and the Escrow Agent shall have executed and delivered to the Representative each of the Escrow Agreements.

(l) Exchange Agent Agreement. The Exchange Agent Agreement shall have been executed by the parties thereto and delivered to the Company.

(m) RRA Amendment. The RRA Amendment shall (i) have been executed and delivered by all of the parties thereto, (ii) be in form and substance satisfactory to the Company, and (iii) be in full force and effect and not subject to any unfulfilled conditions or contingencies.

(n) Listing. The Holdco Shares to be issued at Closing to the Sellers and the Bonus Payment Recipients shall have been approved for listing on the Nasdaq (subject to official notice and round lot holder requirements).

(o) Holdco Organizational Documents. (i) The certificate of incorporation of Holdco (including any certificate of designations with respect to the Series A Shares) shall (x) reflect authorized shares of capital stock of Holdco consistent with the representations and warranties set forth in Section 3.3(h), (y) with respect to the Series A Shares (including the rights, preferences, privileges, powers, qualifications, limitations, restrictions, and relative, participating, optional and other special rights with respect to the Series A Shares), be consistent with the PIPE Documents, and (z) otherwise be in form and substance reasonably acceptable to the Company (collectively, the “Holdco Certificate of Incorporation”), (ii) the Holdco Certificate of Incorporation shall have been duly executed and acknowledged by Holdco in accordance with applicable Legal Requirements and filed with the Secretary of State of the State of Delaware, (iii) the Company shall have received evidence that the Holdco Certificate of Incorporation has been duly filed with the Secretary of State of the State of Delaware, and (iv) the Holdco Certificate of Incorporation shall be in full force and effect. The bylaws of Holdco shall be in form and substance reasonably acceptable to the Company.

(p) Other Registration Rights. Except for the registration rights agreements that are part of the PIPE Documents, neither Parent nor Holdco shall be a party to, or bound by, any registration rights agreement or similar agreement or instrument providing for registration rights with respect to Parent’s or Holdco’s securities held by any Person that does not (i) permit the Stockholders to participate in full in any registration demanded or initiated by such Person (subject to customary cutbacks for underwritten offerings, subject to clause (ii) below) or (ii) provide that the securities of Parent or Holdco held by the Stockholders are equal in priority with all other securities of Parent or Holdco (other than securities held by holders who have demanded or initiated the underwritten offering) in connection with a reduction in the number or amount of securities that will be sold in an underwritten offering of securities of Parent or Holdco.

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(q) Redomestication Merger. The Redomestication Effective Time shall have occurred and the Redomestication Merger shall have been consummated in accordance with the terms of the Plan of Merger.

6.3 Additional Conditions to the Obligations of Parent, Holdco and Merger Sub. The obligations of Parent, Holdco and Merger Sub to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each of (A) the representations and warranties of the Company contained in this Agreement (other than the Specified Representations of the Company) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (other than for such representations and warranties that are made as of a specific date which shall be so true and correct as of such date, subject to the qualification below), except where the failure of such representations and warranties to be so true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not reasonably be expected to have a Material Adverse Effect on the Company, and (B) the Specified Representations of the Company shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any of the Specified Representations of the Company that are made as of a specific date which shall be so true and correct in all material respects as of such date). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of a material portion of the transactions contemplated by this Agreement, (ii) cause a material portion of the transactions contemplated by this Agreement to be rescinded following Closing or (iii) affect materially and adversely the right of the Surviving Company to own, operate or control a material portion of the assets and operations of the Company following the Transaction Merger and no order, judgment, decree, stipulation or injunction issued by a Governmental Entity to any such effect shall be in effect.

(d) [Intentionally Deleted]

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(e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Lock-Up Agreements. The Lock-Up Agreements shall have been executed and delivered to Parent by each Stockholder set forth on Schedule 5.21 hereto and such Lock-Up Agreements shall all be in full force and effect.

(g) Opinion of Counsel. Parent shall have received from Stroock & Stroock & Lavan LLP, counsel to the Company, an opinion of counsel covering such matters that are customarily covered by third party legal opinions delivered for transactions similar to the Transaction Merger, and such opinion shall be in form and substance reasonably satisfactory to Parent.

(h) [Intentionally Deleted]

(i) Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent copies of resolutions (or written consents) and actions taken by the Company’s board of directors and shareholders authorizing the approval of this Agreement and the transactions contemplated hereunder.

(j) Stockholder Agreement. The Stockholder Agreement shall have been terminated.

(k) Letter of Transmittal. Each of the Stockholders set forth on Schedule 6.3(k) shall have delivered a Letter of Transmittal to Holdco.

(l) Derivative Securities. Except for the Company Stock Options identified on Schedule 2.3(b) (which Company Stock Options shall be cancelled as of the Closing as set forth in Section 1.5(d)), there shall be outstanding no options, warrants or other derivative securities of the Company entitling the holders thereof to acquire any capital stock or other securities of the Company.

(m) Insider Loans; Equity Ownership in Subsidiaries. All outstanding indebtedness owed to the Company by the Company’s Insiders (other than the loan set forth on Schedule 5.14) shall have been repaid in full or otherwise been extinguished; all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any of the Company’s Insiders to a third party shall have been terminated; and (iii) except as set forth on Schedule 5.14 as of the date of this Agreement (without regard to any subsequent change or supplement thereto) no Insider shall own any direct equity interests in any Subsidiary of the Company.

(n) Dissenting Shares. The aggregate number of Dissenting Shares shall not exceed eight percent (8%) of the Company Common Stock outstanding as of immediately prior to the Transaction Effective Time.

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ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), if the Closing occurs, Parent, Surviving Pubco and Surviving Company and their respective representatives, successors and permitted assigns (the “Parent Indemnified Parties”) shall be indemnified, defended and held harmless by the Sellers, on a several (and not joint and several or joint) basis (based on the Pro Rata Shares of each of the Sellers), solely from, and not exceeding, the Indemnity Escrow Fund (except with respect to Losses arising from Surviving Claims, subject to the terms and conditions of this Article VII (including the provisions of Section 7.4(d)(ii))), from and against all Losses incurred by any Parent Indemnified Party by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company made in Article II of this Agreement or in the Company Closing Certificate (in each case, when made); and

(ii) the non-fulfillment or breach prior to the Closing of any covenant or agreement of the Company contained in this Agreement.

(b) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), if the Closing occurs, the Representative, the Sellers and each of their respective representatives, successors and permitted assigns (the “Company Indemnified Parties” and, together with the Parent Indemnified Parties, the “Indemnified Parties”) shall be indemnified, defended and held harmless by Holdco and the Surviving Company from and against all Losses incurred by any Company Indemnified Party by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Parent, Holdco or Merger Sub made in Article III of this Agreement or in the Parent Closing Certificate (in each case, when made); and

(ii) the non-fulfillment or breach of any covenant or agreement of Parent, Holdco or Merger Sub contained in this Agreement.

(c) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties, provided that, in no event shall Losses include any consequential, punitive, special, exemplary, treble, speculative or similar losses, diminution in value, or losses based on either reduced prior, current or future profitability or earnings, or losses based on a multiple of such profitability, earnings or any other factor, or a reduction therein. In addition, any unavailability to Surviving Pubco, the Surviving Company or any of their respective Subsidiaries of, or reduction in, any net operating loss, Tax basis or other Tax asset shall not constitute an indemnifiable Loss for purposes of this Agreement. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the Indemnified Parties may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by the words “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

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7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against an Indemnified Party by a Person other than a Parent Indemnified Party (in the case of a claim brought against any of the Sellers) or a Company Indemnified Party (in the case of a claim brought against Surviving Pubco or the Surviving Company) (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Such Indemnified Party will give the Representative (in the case where the indemnification is being sought by a Parent Indemnified Party) or Parent (in the case where the indemnification is being sought by a Company Indemnified Party), as applicable, prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss incurred, or the anticipated potential Loss to be incurred, by such Indemnified Party in connection with such Third Party Claim (including any costs or expenses which have been or may be reasonably incurred in connection therewith), (iii) whether such Loss may be covered (in whole or in part) under any insurance, indemnification rights or other arrangements, and the estimated amount of such Loss which may be covered under such insurance, indemnification rights or other arrangements, and (iv) the basis for which such Indemnified Party is claiming indemnification under this Agreement, including a reference to the specific provision of this Agreement to which such Indemnified Party believes it is entitled to indemnification. The Representative (in the case where the indemnification is being sought by a Parent Indemnified Party) or Parent (in the case where the indemnification is being sought by a Company Indemnified Party), as applicable, shall be entitled to participate in the defense of such Third Party Claim at its expense. The Persons from which indemnification under this Article VII is sought shall be referred to herein as the “Indemnifying Parties”. If the Indemnifying Parties are any of the Sellers, notices (including a Notice of Claim) shall be sent to the Representative and the Representative shall have the right to take all actions under this Section 7.2 on behalf of the Indemnifying Parties. If the Indemnifying Parties are Surviving Pubco and the Surviving Company, notices (including a Notice of Claim) shall be sent to Holdco and Holdco shall take all actions under this Section 7.2 on behalf of the Indemnifying Parties.

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(b) Defense. The Indemnifying Party shall have the right, at its option (subject to the limitations set forth in Section 7.2(c) below) and at its own expense, by written notice to the Indemnified Party to assume the entire control of, subject to the right of the Indemnified Party to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense. If the Indemnifying Party is permitted and elects to assume the defense of a Third Party Claim:

(i) the Indemnifying Party shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnified Party reasonably informed of the status of such defense; provided, however, that the Indemnified Party shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; provided, that, in the event that the Indemnifying Party provides prior written notice to the Indemnified Party of any settlement or compromise of, or offer to settle or compromise, any Third Party Claim in full and the Indemnified Party withholds its consent to such settlement or compromise then, in the event indemnification is ultimately determined to be owing to an Indemnified Party hereunder with respect to such Third Party Claim, in no event shall indemnification be provided to such Indemnified Party in respect of such Third Party Claim in an amount greater than the amount contained in such settlement or compromise of, or offer to settle or compromise, such Third Party Claim; and

(ii) the Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnified Party shall make available to the Indemnifying Party all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Indemnifying Party shall not be entitled to assume control of the defense of a Third Party Claim if (i) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against an Indemnified Party; or (ii) such Third Party Claim seeks an injunction or equitable relief against an Indemnified Party.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) by an Indemnifying Party to any Third Party Claim for which an Indemnified Party seeks indemnification hereunder, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Party to defend against such Third Party Claim or caused the Losses for which such Indemnified Party is entitled to recover to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder or provided relevant documents or relevant available data. So long as the Indemnifying Party is defending any such Third Party Claim actively and in good faith, the Indemnified Party (or anyone acting on its behalf) shall not settle such Third Party Claim. Promptly after the delivery of a Notice of Claim, the Indemnified Party shall make available to the Indemnifying Party all relevant records and other relevant materials required by the Indemnifying Party and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Third Party Claim, and shall in all other respects give reasonable cooperation in such defense.

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(e) Failure to Defend. If the Indemnifying Party fails to defend a Third Party Claim actively and in good faith within thirty (30) days after receiving a Notice of Claim, the Indemnified Party will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Indemnifying Party shall have the right to approve any compromise or settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f) Indemnified Party Rights. Anything in this Section 7.2 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the applicable Indemnified Parties of a full and unconditional release from all liability and obligation in respect of such Third Party Claim, without any payment by any Indemnified Party.

(g) Consent. Unless the Indemnifying Party has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Indemnity Escrow Agreement.

7.3 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are recoverable pursuant to indemnification rights or other reimbursement arrangements or pursuant to insurance, Parent shall use commercially reasonable best efforts to obtain the maximum recovery under such indemnification rights, reimbursement arrangements or insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay recovery by Parent for such Loss pursuant to the indemnification provisions contained herein and otherwise determined to be recoverable by Parent. If Parent has received the payment required by this Agreement from the Indemnity Escrow Fund in respect of any Loss and later receives proceeds from indemnification rights or other reimbursement arrangements or pursuant to insurance in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnity Escrow Account pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

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7.4 Limitations on Indemnification.

(a) Survival; Time Limitation. Claims for indemnification pursuant to Section 7.1(a) and/or Section 7.1(b) shall not be made after the date that is twelve (12) months after the Closing Date (the “Survival Expiration Date”); provided, however, that (i) claims for indemnification pursuant to Section 7.1(b)(ii) for breaches of covenants, which by their terms are to be performed, in whole or in part, or which prohibit actions, subsequent to the Closing Date (collectively, “Post-Closing Covenants”), may be made until thirty (30) days after the last date on which each such Post-Closing Covenant was required to be performed (in each case, a “Post-Closing Covenant Survival Expiration Date”), and (ii) claims for indemnification pursuant to (x) Section 7.1(a)(i) resulting from any inaccuracy or breach of any of the Specified Representations of the Company or (y) Section 7.1(b)(i) resulting from any inaccuracy or breach of any of the Specified Representations of Parent, Holdco or Merger Sub (the claims described in clauses (x) and (y), collectively, the “Surviving Claims”) may be made until the date that is five (5) years after the Closing Date (the “Extended Survival Expiration Date”). Any claim for indemnification under Section 7.1(a) or Section 7.1(b) not made by the applicable Indemnified Party on or prior to the Survival Expiration Date, the Post-Closing Covenant Survival Expiration Date or the Extended Survival Expiration Date, as applicable, shall be deemed irrevocably and unconditionally released and waived. In addition, no Indemnified Party shall have any right to assert any claims for indemnification pursuant to this Article VII with respect to any Loss, cause of action or other claim to the extent it is (A) a possible or potential Loss, cause of action or claim that such Indemnified Party believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been filed of record against such Indemnified Party or paid or incurred by such Indemnified Party or (B) a Loss, cause of action or claim with respect to which such Indemnified Party has taken action (or caused action to be taken) to accelerate the time period in which such Loss, cause of action or claim is asserted or payable.

(b) Any indemnification claim made by Indemnified Parties prior to the Survival Expiration Date, the Post-Closing Covenant Survival Expiration Date or the Extended Survival Expiration Date, as applicable, shall be preserved (but solely to the extent of the stated amount of such claim in the Notice of Claim relating thereto) despite the subsequent passage of such date, and any claim set forth in a Notice of Claim sent prior to the passage of such date shall survive until final resolution thereof.

(c) Deductible. The Indemnified Parties shall not be entitled to receive indemnification for Losses pursuant to Section 7.1(a) or Section 7.1(b) unless and until the aggregate amount of indemnifiable Losses otherwise recoverable by all Indemnified Parties pursuant to Section 7.1(a) or Section 7.1(b), as applicable, exceeds $1,000,000 (the “Deductible”), and then the Indemnified Parties shall be entitled to indemnification for the amount in excess thereof (it being understood and agreed that the Deductible is intended as a deductible, and no Indemnified Party shall be entitled to receive indemnification for any Losses under Section 7.1(a) or Section 7.1(b) that are less than the Deductible for which the Indemnified Parties are otherwise entitled to indemnification); provided, however, that (i) Losses arising from Surviving Claims shall not be subject to the Deductible and shall not be included in calculating whether the Deductible has been satisfied, and (ii) no Indemnified Party shall be entitled to receive indemnification under this Article VII to the extent any Losses are caused by any action taken or omitted to be taken by, or on behalf of, any Indemnified Party.

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(d) Aggregate Amount Limitation.

(i) Notwithstanding anything to the contrary contained in this Agreement, if any Parent Indemnified Party is entitled to be indemnified for Losses pursuant to Section 7.1(a) (other than Losses resulting from any of the Surviving Claims), then (A) the sole and exclusive remedy and source of recovery of the Parent Indemnified Parties for such Losses shall be against the Indemnity Escrow Fund in accordance with the terms of this Agreement and the Indemnity Escrow Agreement, (B) none of the Sellers shall have any liability to any Parent Indemnified Party for such Losses, except to the extent of such Seller’s interest in the Indemnity Escrow Fund (it being understood that the Sellers will only be Indemnifying Parties to the extent of such interest and any amount of such Losses that the Parent Indemnified Parties recover from the Indemnity Escrow Fund (based on the amount of the Indemnity Escrow Cash and the value of the Indemnity Escrow Shares so recovered) shall be deemed to have been paid by each Seller to the extent of such Seller’s interest in such Indemnity Escrow Fund) and (C) no Parent Indemnified Party shall have any right, or be entitled, to bring or pursue any claim directly or personally against any Seller or the Representative in respect of such Loss.

(ii) Subject to the other limitations set forth in this Article VII or elsewhere in this Agreement, (A) the aggregate amount of Losses for which the Parent Indemnified Parties are entitled to receive indemnification pursuant to Section 7.1(a)(i) resulting from the Surviving Claims shall not exceed 75% of the full amount of the Merger Consideration actually received by the Sellers, (B) the aggregate amount of Losses payable by each Seller pursuant to Section 7.1(a)(i) resulting from any Surviving Claim shall not exceed the amount of such Losses multiplied by such Seller’s Pro Rata Share, and (C) the aggregate amount of Losses payable by each Seller pursuant to Section 7.1(a)(i) resulting from the Surviving Claims shall not exceed 75% of the full amount of the Merger Consideration actually received by such Seller, less in each case set forth in this Section 7.4(d)(ii) the aggregate amount of Losses previously paid or to be paid by such Seller pursuant to this Article VII.

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(e) Calculation of Losses. In calculating amounts payable to an Indemnified Party pursuant to this Article VII, the amount of the indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant or obligation and shall be computed net of any Tax benefit (whether in the form of reduced Taxes payable, increased rights to Tax refunds or otherwise) realized or realizable by the Indemnified Party or any of its Affiliates with respect to such Losses. The Indemnified Parties shall use reasonable best efforts to realize any Tax benefit with respect to such Losses. If an Indemnified Party realizes a Tax benefit with respect to Losses at any time subsequent to any indemnification provided pursuant to this Article VII (and provided such Tax benefit was not taken into account in determining the amount that the Indemnifying Party was required to pay to the Indemnified Party hereunder in connection with such Losses by reducing the amount of such payment), then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification up to such amount realized by such Indemnified Party (but in no event in excess of the amount paid by the Indemnifying Party in connection with the indemnification claim giving rise thereto). Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Parent Indemnified Party be entitled to indemnification pursuant to this Article VII with respect to any liability that is accrued (and then only to the extent thereof) on the Final Statement or any amount that was the subject of a dispute submitted to, and resolved by, the Accounting Firm pursuant to Section 1.5 or that was resolved by the Parties pursuant to Section 1.5, or that was otherwise taken into account in the calculation of the Final Merger Consideration.

(f) Mitigation. Each Indemnified Party shall take all commercially reasonable steps to mitigate any indemnifiable Loss. In the event the Indemnified Party shall fail to take, or cause to be taken, such commercially reasonable steps, then notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall not be entitled to recover that portion of Losses that would reasonably have been expected to have been avoided if the Indemnified Party had taken, or caused to be taken, such commercially reasonable steps.

(g) Subrogation. To the extent that an Indemnifying Party makes any payment pursuant to this Article VII in respect of Losses for which the Indemnified Party or any of its Affiliates has a right to recover against a third party (including an insurance company), the Indemnifying Party shall be subrogated to the right of the Indemnified Party or any of its Affiliates to seek and obtain recovery from such third party; provided, however, that if the Indemnifying Party shall be prohibited from such subrogation, the Indemnified Party or its Affiliates, as applicable, shall seek recovery from such third party on the Indemnifying Party’s behalf and shall pay any such recovery to the Indemnifying Party; provided, that any amount so paid to the Indemnifying Party shall not exceed the amount of the indemnification payment made by it to the Indemnified Party hereunder. Any such Indemnified Party shall, or shall cause its applicable Affiliate to, execute any instrument reasonably requested by the Indemnifying Party to evidence such subrogation rights.

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7.5 Exclusive Remedy. Parent, on behalf of itself and the other Parent Indemnified Parties, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the Parent Indemnified Parties with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the provisions set forth in this Article VII. In furtherance of the foregoing, Parent, on behalf of itself and the other Parent Indemnified Parties, hereby waives, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims, remedies and causes of action for any breach of any representation, warranty, covenant or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against any of the Sellers (including, without limitation, any rights, claims and causes of action arising under or based upon any federal, state, local or foreign statute, ordinance, rule, regulation or other Legal Requirements), except pursuant to the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit a Parent Indemnified Party’s right to (i) specific performance or injunctive relief or (ii) bring any claim, demand or suit against the other party based upon the actual fraud of the Company with respect to any of the representations and warranties expressly made by the Company in Article II, it being understood that a mere breach of a representation and warranty by the Company does not constitute fraud, provided however, that the maximum aggregate amount that may be recovered shall not exceed the Merger Consideration actually received by the Sellers and no Seller shall be liable for more than the Merger Consideration actually received by such Seller.

7.6 Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall be deemed for all Tax purposes to be an adjustment to the Merger Consideration, except as otherwise required by Legal Requirements.

7.7 Representative Capacities; Application of Escrow. The Parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Sellers in the manner set forth in the Indemnity Escrow Agreement and that the Representative shall have no personal responsibility for any expenses incurred by it in such capacity. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Indemnity Escrow Fund upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Indemnity Escrow Agreement). The Parties further acknowledge that all actions to be taken by the Parent Indemnified Parties pursuant to this Article VII shall be taken on their behalf by the Committee in accordance with the provisions of the Indemnity Escrow Agreement. Notwithstanding anything to the contrary contained herein, the Representative shall have no liability to the Company or any Stockholder or any party hereto for any action taken or omitted to be taken hereunder, unless such liability is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Representative. The Company shall defend, indemnify and hold harmless the Representative for all losses, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Representative of its duties and obligations under this Agreement, unless such liability is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Representative.

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ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by the written notice of Parent to the Company, or by written notice of the Company to Parent, in either case, if the Closing shall not have occurred on or before June 30, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of, or shall have resulted in the failure of, the Mergers to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent by written notice to the Company, or the Company by written notice to Parent, in either case, if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company by written notice to Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent, Holdco or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent, Holdco or Merger Sub set forth in this Agreement shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach or occurrence is curable by Parent, Holdco or Merger Sub prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach or occurrence, provided Parent, Holdco or Merger Sub continues to exercise commercially reasonable best efforts to cure such breach or occurrence (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent, Holdco or Merger Sub or such representation or warranty of Parent, Holdco or Merger Sub having become untrue is cured during such thirty (30)-day period); provided, however, that the failure of Parent to deliver any portion of the Closing Date Merger Consideration as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company;

(e) by Parent by written notice to the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company set forth in this Agreement shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach or occurrence is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach or occurrence, provided the Company continues to exercise commercially reasonable efforts to cure such breach or occurrence (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company or such representation or warranty of the Company having become untrue is cured during such thirty (30)-day period);

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(f) by either Parent by written notice to the Company, or the Company by written notice to Parent, in either case, if, at the Extraordinary General Meeting (including any adjournments thereof), the Merger Proposal, Director Proposal, Charter Amendments Proposal and the PIPE Proposal are not approved by the affirmative vote of the holders of Parent Ordinary Shares required under Parent’s Charter Documents, or Parent will have less than $5,000,001 of net tangible assets upon consummation of the Mergers and after giving effect to the exercise by the holders of Parent Ordinary Shares issued in Parent’s initial public offering of their rights to convert the Parent Ordinary Shares held by them into cash in accordance with Parent’s Charter Documents;

(g) by either Parent by written notice to the Company, or the Company by written notice to Parent, in either case, delivered within two (2) Business Days after the Company or Parent, as applicable, delivers a Disclosure Supplement to Parent or the Company, as applicable, in accordance with Section 5.10 and the matter(s) disclosed in such Disclosure Supplement shall have resulted in a Material Adverse Effect on the Company or Parent, as applicable; or

(h) by the Company by written notice to Parent if at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 5.12), to terminate this Agreement pursuant to Section 5.12(c).

8.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the first proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Mergers shall be abandoned, and there shall be no liability or obligation hereunder on the part of the Company, the Representative, the Sellers, Parent, Holdco, Merger Sub or any of their respective Affiliates, or any of their respective managers, directors, stockholders, members, partners, officers, employees, agents, representatives, successors or assigns, except for and subject to the following: (i) Sections 5.5(a), 5.9, 8.2 and 8.3, Article X (General Provisions) (other than Section 10.15) and any defined terms used in such sections or Article shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement, including a breach by a Party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such Party constituting a principal cause of or resulting in the failure of the Mergers to occur on or before the Outside Date (subject to Section 8.3(b)). Following any termination of this Agreement, the Confidentiality Agreement shall survive and remain in full force and effect for the longer of (x) the remainder of the term as set forth in the Confidentiality Agreement and (y) one (1) year following such termination. Nothing in this Article VIII shall be deemed to impair the right of any Party to bring any action or actions for specific performance, injunctive and/or other equitable relief (including, without limitation, the right of any Party to compel specific performance by another Party of its obligations under this Agreement).

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8.3 Fees and Expenses.

(a) Except as set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Transaction Merger is consummated; provided, however, that (a) if the Mergers are not consummated and the Company is not then in material breach of this Agreement and has not terminated this Agreement pursuant to Section 8.1(h) and Parent has not terminated this Agreement pursuant to Sections 8.1(e) or 8.1(g), Weil will pay 50% of the PCAOB Amounts that constitute the fees, costs and expenses of the Company owed to Marcum LLP in connection with the preparation of the Financial Statements within fifteen (15) days after the termination of this Agreement and receipt by Weil from the Company of an invoice for such fees, costs and expenses and (b) if the Transaction Merger is consummated, then Parent shall pay, and be responsible for, all Fees and Expenses.

(b) If the Company terminates this Agreement pursuant to Section 8.1(h), then the Company shall pay to Parent, within one (1) Business Day after the date of such termination, an amount of cash equal to $2,200,000 (the “Termination Fee”).

(c) The Company acknowledges that the damages to Parent in the event the Company terminates this Agreement pursuant to Section 8.1(h) are impossible to quantify and that Parent would be required to dissolve and liquidate pursuant to its Charter Documents if this occurred. Accordingly, the Company agrees that the payment of the Termination Fee in such a circumstance is reasonable. Notwithstanding anything to the contrary in this Agreement, in the circumstances where Parent is entitled to receive the Termination Fee from the Company pursuant to Section 8.3(b), receipt of such payment shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent, Holdco and Merger Sub against the Company, its Subsidiaries and their respective Affiliates, and any of their respective former, current or future managers, directors, stockholders, members, partners, officers, employees, agents, representatives, successors or assigns (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform hereunder or otherwise (excluding willful breaches of this Agreement), and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Mergers (except with respect to willful breaches of this Agreement).

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ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section number in which the definition of each such term is located:

“Acquisition Proposal”	Section 10.2(a)
“Additional Merger Consideration”	Section 1.5(b)(iii)
“Additional Parent SEC Reports”	Section 5.3(d)
“Adjustment Escrow Account”	Section 1.10(b)
“Adjustment Escrow Agreement”	Section 1.10(b)
“Adjustment Escrow Cash”	Section 1.10(b)
“Adjustment Statement”	Section 1.5(e)(i)
“Administrative Expense Account”	Section 1.15(a)
“Administrative Expense Amount”	Section 1.15(a)
“Affiliate”	Section 10.2(b)
“Aggregate Distributable Closing Date Merger Consideration”	Section 10.2(c)
“Aggregate Per Share Closing Date Merger Consideration”	Section 10.2(d)
“Agreed Principles”	Section 10.2(e)
“Agreement”	Preamble
“Alternative Documents”	Section 5.23(b)
“Approvals”	Section 2.1(a)
“Audited Financial Statements”	Section 2.7(a)
“Balance Sheet Date”	Section 2.8
“Bonus Award Agreement”	Section 10.2(f)
“Bonus Payment Recipient”	Section 10.2(g)
“Bonus Payment Recipient Positive Amount”	Section 1.5(v)
“Bonus Payments”	Section 10.2(h)
“Bonus Plan”	Section 10.2(i)
“Business Day”	Section 10.2(j)
“Calculated Closing Date Debt Amount”	Section 1.5(e)(i)
“Calculated Closing Date Working Capital”	Section 1.5(e)(i)
“Cash Percentage”	Section 10.2(k)
“Charter Amendments Proposal”	Section 5.1(a)
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Date Bonus Payments Amount”	Section 10.2(l)
“Closing Date Bonus Payments Cash”	Section 10.2(m)
“Closing Date Bonus Payments Share Value”	Section 10.2(n)
“Closing Date Bonus Payments Shares”	Section 10.2(o)
“Closing Date Debt Amount”	Section 10.2(p)
“Closing Date Merger Consideration”	Section 1.5(a)(ii)
“Closing Date Merger Consideration Cash”	Section 1.5(a)(ii)

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“Closing Date Merger Consideration Shares”	Section 1.5(a)(i)
“Closing Date Working Capital”	Section 10.2(q)
“Closing Form 8-K”	Section 5.3(e)
“Closing Press Release”	Section 5.3(e)
“Closing Statement”	Section 1.5(a)
“Committee”	Section 1.11(a)
“Common Stock Number”	Section 10.2(r)
“Common Stock Pro Rata Share”	Section 10.2(s)
“Companies Law”	Recital A
“Company”	Preamble
“Company Charter”	Section 10.2(t)
“Company Closing Certificate”	Section 6.3(a)
“Company Common Stock”	Section 1.5(a)
“Company Contracts”	Section 2.19(a)
“Company Indemnified Parties”	Section 7.1(b)
“Company Indemnitee”	Section 5.13(a)
“Company Intellectual Property”	Section 10.2(u)
“Company Plan”	Section 2.11(a)
“Company Registered Intellectual Property”	Section 10.2(u)
“Company Related Parties”	Section 8.3(c)
“Company Representatives”	Section 5.12(b)
“Company Schedule”	Article II Preamble
“Company Stock Options”	Section 10.2(w)
“Company Stockholder Approval”	Section 10.2(x)
“Company Stockholder Meeting”	Section 5.24
“Confidentiality Agreement”	Section 5.5(a)
“Continental”	Section 1.6(a)
“Copyrights”	Section 10.2(oo)(iii)
“Current Assets”	Section 10.2(y)
“Current Liabilities”	Section 10.2(z)
“Debt Amount Target”	Section 10.2(aa)
“Deductible”	Section 7.4(c)
“DGCL”	Recital A
“Director Proposal”	Section 5.1(a)
“Disclosure Schedules”	Section 5.10
“Disclosure Supplement”	Section 5.10
“Dispute Notice”	Section 1.5(e)(ii)
“Dissenter”	Section 1.14
“Dissenting Shares”	Section 1.5(b)
“Distributable Closing Date Merger Consideration Cash”	Section 10.2(bb)
“Distributable Closing Date Merger Consideration Share Value”	Section 10.2(cc)
“Distributable Closing Date Merger Consideration Shares”	Section 10.2(dd)
“e-mail”	Section 10.1

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“Environment”	Section 10.2(ee)
“Environmental Law”	Section 10.2(ff)
“Equity Incentive Plan”	Section 10.2(gg)
“Escrow Accounts”	Section 1.10(b)
“Escrow Agent”	Section 1.10(a)
“Escrow Agreements”	Section 1.10(b)
“Escrow Amount”	Section 1.10(b)
“Estimated Closing Date Debt Amount”	Section 1.5(a)
“Estimated Closing Date Working Capital”	Section 1.5(a)
“Exchange Agent”	Section 1.6(a)
“Exchange Agent Agreement”	Section 1.6(a)
“Existing Registration Rights Agreements”	Section 5.20(b)
“Extraordinary General Meeting”	Section 5.1(a)
“Fees and Expenses”	Section 10.2(hh)
“Final Determination Date”	Section 1.5(e)(iv)
“Final Merger Consideration”	Section 1.5(a)
“Final Statement”	Section 1.5(e)(iii)
“Financial Statements”	Section 2.7(a)
“Floor Plan Credit Agreement Documents”	Section 10.2(ii)
“GAAP”	Section 10.2(jj)
“Governmental Action/Filing”	Section 10.2(kk)
“Governmental Entity”	Section 10.2(ll)
“Hazardous Substance”	Section 10.2(mm)
“Holdco”	Preamble
“Holdco Certificate of Incorporation”	Section 6.2(p)
“Holdco Plan”	Section 5.1(a)
“Holdco Preferred Shares”	Section 3.3(h)
“Holdco Shares”	Section 1.5(a)(i)
“HSR Act”	Section 2.5(b)
“Indebtedness”	Section 10.2(nn)
“Indemnifying Parties”	Section 7.2(a)
“Indemnity Escrow Account”	Section 1.10(a)
“Indemnity Escrow Agreement”	Section 1.10(a)
“Indemnity Escrow Cash”	Section 1.10(a)
“Indemnity Escrow Fund”	Section 1.10(a)
“Indemnity Escrow Shares”	Section 1.10(a)
“Insider”	Section 2.19(a)(x)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 10.2(oo)
“knowledge”	Section 10.2(pp)
“LDRV”	Section 10.2(qq)
“Legal Requirements”	Section 10.2(rr)
“Letter of Transmittal”	Section 1.6(b)
“Lien”	Section 10.2(ss)
“Lock-Up Agreement”	Section 5.21
“Losses”	Section 7.1(b)

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“Majority Stockholders”	Section 10.2(tt)
“Material Adverse Effect”	Section 10.2(uu)
“Material Company Contracts”	Section 2.19(a)
“Material Parent Contracts”	Section 3.19(a)
“Measurement Time”	Section 10.2(vv)
“Mergers”	Recital A
“Merger Certificates”	Section 1.2
“Merger Consideration”	Section 1.5(a)
“Merger Sub”	Preamble
“Merger Proposal”	Section 5.1(a)
“Nasdaq”	Section 3.23
“Negative Amount”	Section 1.5(e)(vi)
“Notice of Claim”	Section 7.2(a)
“Optionholder”	Section 10.2(ww)
“Optionholder Pro Rata Share”	Section 10.2(xx)
“Outside Date”	Section 8.8(b)
“Outstanding Shares of Company Common Stock”	Section 1.5(b)
“Parent”	Preamble
“Parent Audited Financial Statements”	Section 3.7(a)
“Parent Benefit Plan”	Section 3.11
“Parent Closing Certificate”	Section 6.2(a)
“Parent Convertible Securities”	Section 3.3(b)
“Parent Financial Statements”	Section 3.7(a)
“Parent Indemnified Parties”	Section 7.1(a)
“Parent Ordinary Share Certificate”	Section 1.9(a)(i)
“Parent Ordinary Shares”	Section 1.5(e)
“Parent Preferred Shares”	Section 3.3(a)
“Parent Right”	Section 1.9(a)(ii)
“Parent Right Certificate”	Section 1.9(a)(ii)
“Parent Schedule”	Article III Preamble
“Parent SEC Reports”	Section 3.7(a)
“Parent Stock Options”	Section 3.3(b)
“Parent Unaudited Financial Statements”	Section 3.7(a)
“Parent Warrants”	Section 3.3(b)
“Participating Optionholder”	Section 10.2(yy)
“Party/Parties”	Preamble
“Patents”	Section 10.2(oo)(i)
“PCAOB Amounts”	Section 10.2(zz)
“Per Share Closing Date Merger Consideration”	Section 10.2(aaa)
“Per Share Closing Date Merger Consideration Cash”	Section 10.2(bbb)
“Per Share Closing Date Merger Consideration Cash Value”	Section 10.2(ccc)
“Per Share Closing Date Merger Consideration Shares”	Section 10.2(ddd)
“Permitted Liens”	Section 10.2(eee)
“Person”	Section 10.2(fff)

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“Personal Property”	Section 2.14(b)
“PIPE Documents”	Section 3.25
“PIPE Investment”	Section 3.25
“PIPE Proposal”	Section 5.1(a)
“Plan of Merger”	Section 1.2
“Positive Amount”	Section 1.5(v)
“Post-Closing Covenants”	Section 7.4(a)
“Post-Closing Covenant Survival Expiration Date”	Section 7.4(a)
“Pro Rata Share”	Section 10.2(ggg)
“Recommendation Withdrawal”	Section 5.12(c)
“Redomestication Certificate of Merger”	Section 1.2
“Redomestication Effective Time”	Section 1.2
“Redomestication Merger”	Recital A
“Registered Intellectual Property”	Section 10.2(hhh)
“Registration Rights Agreement”	Section 5.20(a)
“Registration Statement”	Section 5.1(a)
“Release”	Section 10.2(iii)
“Released Administrative Expense Amount”	Section 1.15(b)
“Released Claims”	Section 10.15
“Released Parties”	Section 10.15
“Releasing Parties”	Section 10.15
“Representative”	Section 1.12(a)
“Required Withholding Amounts”	Section 10.2(jjj)
“Returns”	Section 2.15(a)(i)
“Reviewable Document”	Section 5.4
“RRA Amendment”	Section 5.20(b)
“SEC”	Section 10.2(kkk)
“Seller”	Section 10.2(lll)
“Sellers Positive Amount”	Section 1.5(v)
“Series A Shares”	Section 3.3(h)
“Signing Form 8-K”	Section 5.3(a)
“Signing Press Release”	Section 5.3(b)
“Specified Company Employees”	Section 10.2(mmm)
“Specified Loan Documents”	Section 10.2(nnn)
“Specified Representations”	Section 10.2(ooo)
“Specified Stockholder”	Section 1.6(e)
“Stated Price”	Section 10.2(ppp)
“Stock Percentage”	Section 10.2(qqq)
“Stockholders”	Section 1.5(a)
“Stockholder Agreement”	Section 10.2(rrr)
“Stockholder Pro Rata Share”	Section 10.2(sss)
“Stroock”	Section 10.16
“Subsidiary”	Section 10.2(ttt)
“Substituted Cash”	Section 1.12(a)
“Superior Proposal”	Section 10.2(uuu)
“Support Agreement”	Recital D

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“Supporting Stockholders”	Recital D
“Survival Expiration Date”	Section 7.4(a)
“Surviving Claims”	Section 7.4(a)
“Surviving Company”	Recital A
“Surviving Pubco”	Recital A
“Target Working Capital”	Section 10.2(vvv)
“Tax/Taxes	Section 10.2(www)
“Termination Fee”	Section 8.3(b)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 10.2(oo)(vii)
“Transaction Certificate of Merger”	Section 1.2
“Transaction Documents”	Section 10.2(xxx)
“Transaction Effective Time”	Section 1.2
“Transaction Merger”	Recital A
“Trust Agreement”	Section 5.7
“Trust Fund”	Section 5.9
“Unaudited Financial Accounts”	Section 2.7(a)
“Underwater Options”	Section 1.5(d)(ii)
“Working Capital Adjustment Amount”	Section 10.2(yyy)
“Working Capital Lower Target”	Section 10.2(zzz)
“Working Capital Upper Target”	Section 10.2(aaaa)
“Weil”	Preamble

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices, requests, demands, document deliveries and other communications hereunder shall be in writing and shall be deemed given, provided or made (a) when delivered personally, (b) when sent by electronic mail (“e-mail”) or facsimile, (c) one (1) Business Day after deposit with an overnight courier service or (d) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid to the Parties at the following addresses, facsimile numbers or e-mail addresses (or at such other address, facsimile number or e-mail address for a party as shall be specified by like notice):

if to Parent, Holdco
or Merger Sub, to:	Andina Acquisition Corp. II
250 West 57th Street
Suite 2223
New York, New York 10107
Attn: Julio A. Torres
Email: jtorres@andacq.com

with a copy to:	Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: David Alan Miller, Esq. / Jeffrey M. Gallant, Esq.
Fax: 212-818-8881
Email: dmiller@graubard.com / jgallant@graubard.com

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if to Weil, to:	250 West 57th Street
Suite 2223
New York, New York 10107
Email: lorne@hydramgmt.com

with a copy to:	Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Douglas Ellenoff, Esq.
Fax: 212-370-7889
Email: ellenoff@ellenoff.com

if to the Company to:	Lazy Days R.V. Center, Inc.
6130 Lazy Days Blvd.
Seffner, Florida 33584
Attn: William P. Murnane
Fax: 813-246-5240
Email: bmurnane@lazydays.com

with a copy to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038-4982
Attn: Matthew A. Schwartz, Esq.
Fax: (212) 806-6006
Email: mschwartz@stroock.com

if to the Representative, to:	Wayzata Investment Partners LLC
701 East Lake Street, Suite 300
Wayzata, MN 55391
Attn: Ray Wallander, Esq.
Fax: (952) 345-8901
Email: rwallander@wayzpartners.com

with a copy to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038-4982
Attn: Matthew A. Schwartz, Esq.
Fax: (212) 806-6006
Email: mschwartz@stroock.com

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10.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of more than 20% of the consolidated assets of the Company and its Subsidiaries taken as a whole (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company (or a duly authorized committee thereof)), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of more than 20% of the outstanding equity or voting securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than 20% of the outstanding equity or voting securities of the Company or (iv) merger, consolidation, share exchange, other business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or more than 20% of the aggregate equity or voting securities of the Company or of the surviving entity;

(b) the term “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(c) the term “Aggregate Distributable Closing Date Merger Consideration” shall mean the sum of (i) the Distributable Closing Date Merger Consideration Cash and (ii) the Distributable Closing Date Merger Consideration Share Value;

(d) the term “Aggregate Per Share Closing Date Merger Consideration” shall mean the quotient obtained by dividing (i) an amount equal to the sum of (A) the Aggregate Distributable Closing Date Merger Consideration, plus (B) the Administrative Expense Amount (excluding any portion of the Administrative Expense Amount that would be distributed to the Surviving Company for further distribution to the Bonus Payment Recipients pursuant to this Agreement), plus (C) the Escrow Amount (excluding any portion of the Escrow Amount that would be distributed to the Surviving Company for further distribution to the Bonus Payment Recipients pursuant to this Agreement and the Escrow Agreements), plus (D) the aggregate exercise price for all Options outstanding as of immediately prior to the Closing (but excluding Underwater Options), by (ii) the Common Stock Number;

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(e) the term “Agreed Principles” shall mean GAAP applying consistent principles, policies, methodologies and practices that were used in the preparation of the Audited Financial Statements;

(f) the term “Bonus Award Agreements” shall mean each of the letter agreements or award notices entered into between the Company and a Bonus Payment Recipient which governs the terms and conditions of the Bonus Payments provided to such Bonus Payment Recipient pursuant to the Bonus Plan, as any of the same are amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to (but not at or after) the Closing;

(g) the term “Bonus Payment Recipients” shall mean the employees of the Company and/or any of its Subsidiaries and the members of the board of directors of the Company who have been selected to participate in the Bonus Plan and are eligible to receive a Bonus Payment pursuant to the terms of the Bonus Plan and the Bonus Award Agreement to which any such individual is a party;

(h) the term “Bonus Payments” shall mean the payments to be made by the Company to the Bonus Payment Recipients pursuant to the terms of the Bonus Plan and the Bonus Award Agreements as a result of the consummation of the transactions contemplated by this Agreement;

(i) the term “Bonus Plan” shall mean the Company’s Transaction Incentive Plan, effective as of January 30, 2017, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to (but not at or after) the Closing;

(j) the term “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which the banks in New York City are authorized or obligated by Legal Requirements to close;

(k) the term “Cash Percentage” shall mean a fraction, expressed as a percentage, (i) the numerator of which is the Distributable Closing Date Merger Consideration Cash and (ii) the denominator of which is the Aggregate Distributable Closing Date Merger Consideration;

(l) the term “Closing Date Bonus Payments Amount” shall mean the aggregate amount of Bonus Payments (expressed as a dollar amount) owed to the Bonus Payment Recipients on the Closing Date pursuant to (and as determined in accordance with) the terms of the Bonus Plan and the Bonus Award Agreements. For the avoidance of doubt, the Closing Date Bonus Payments Amount shall not include any Bonus Payments that become due and payable after the Closing Date, including, without limitation, any Bonus Payments that become due and payable upon release and distribution of any portion of the Administrative Expense Amount and/or the Escrow Amount;

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(m) the term “Closing Date Bonus Payments Cash” shall mean an amount of cash equal to the product of (i) the Closing Date Bonus Payments Amount and (ii) the Cash Percentage;

(n) the term “Closing Date Bonus Payments Share Value” shall mean an amount equal to the product of (i) the Closing Date Bonus Payments Amount and (ii) the Stock Percentage;

(o) the term “Closing Date Bonus Payments Shares” shall mean an amount of Holdco Shares equal to the quotient obtained by dividing (i) the Closing Date Bonus Payments Share Value by (ii) the Stated Price;

(p) the term “Closing Date Debt Amount” shall mean, without duplication, the aggregate amount of all Indebtedness of the Company and its Subsidiaries outstanding as of the Measurement Time; provided, however, that none of the following shall be included in the Closing Date Debt Amount: (i) any indebtedness, amounts, liabilities or other obligations of the Company and/or any of its Subsidiaries owing to the Company and/or any of its Subsidiaries, (ii) any indebtedness, amounts, liabilities or other obligations of the Company or any of its Subsidiaries under or relating to any letters of credit outstanding as of the Measurement Time, (iii) any amounts owed by, or other obligations of, the Company and/or any of its Subsidiaries under that certain Amended and Restated Asset Purchase Agreement, dated November 11, 2015, by and among the Company, the Subsidiaries of the Company party thereto as “Acquisition Subs” thereunder and the Persons party thereto as “Seller Parties” thereunder, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (including the obligations of certain Subsidiaries of the Company to pay the “Additional Purchase Price” pursuant to Section 1.14 of such Amended and Restated Asset Purchase Agreement), (iv) all Fees and Expenses, (v) all Current Liabilities, (vi) any allowances against or reductions in Current Assets, and (vii) all indebtedness, amounts, liabilities or other obligations of the Company or any of its Subsidiaries under or relating to (x) the Floor Plan Credit Agreement Documents or (y) any of the leases of real property (including, without limitation, the Lease Agreement, dated as of December 23, 2015, by and between Cars MTI-4 L.P., as “Landlord” thereunder, and LDRV, as “Tenant” thereunder);

(q) the term “Closing Date Working Capital” shall mean (i) Current Assets minus (ii) Current Liabilities. A sample calculation of Closing Date Working Capital as of December 31, 2016, based on the information included in the Audited Financial Statements for the fiscal year ended December 31, 2016, is attached hereto as Exhibit B;

(r) the term “Common Stock Number” shall mean a number equal to the sum of (i) all shares of Company Common Stock issued and outstanding as of immediately prior to the Closing (excluding any shares of Company Common Stock to be canceled pursuant to Section 1.5(f)) and (ii) the total number of shares of Company Common Stock issuable upon exercise of all Company Stock Options outstanding as of immediately prior to the Closing (but excluding any Underwater Options);

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(s) the term “Common Stock Pro Rata Share” shall mean, with respect to each share of Company Common Stock, a fraction (expressed as a percentage), (i) the numerator of which is one (1), and (ii) the denominator of which is the Common Stock Number;

(t) the term “Company Charter” shall mean the Company’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 22, 2009, as amended, restated, amended and restated, supplemented or otherwise modified from time to time through the Closing Date immediately prior to giving effect to the Closing;

(u) the term “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software);

(v) the term “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company;

(w) the term “Company Stock Options” shall mean options to purchase shares of Company Common Stock granted by the Company under and pursuant to the Equity Incentive Plan;

(x) the term “Company Stockholder Approval” shall mean approval (including by written consent) of this Agreement and the Transaction Merger by holders of a majority of the issued and outstanding shares of Company Common Stock;

(y) the term “Current Assets” shall mean, as of the Measurement Time, all of the current assets of the Company and its Subsidiaries on a consolidated basis (including, without limitation, all cash of the Company and its Subsidiaries), as determined in accordance with the Agreed Principles; provided, however, that Current Assets shall not be reduced by the amount of any Fees and Expenses that are paid by the Company at or prior to the Closing Date (it being understood that if the Company pays any Fees and Expenses at or prior to the Closing, then Current Assets shall be increased by the amount of such Fees and Expenses);

(z) the term “Current Liabilities” shall mean, as of the Measurement Time, the current liabilities of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with the Agreed Principles; provided, however, that Current Liabilities shall not include (i) all Fees and Expenses, (ii) the Closing Date Debt Amount or any of the amounts set forth in the proviso to the definition of “Closing Date Debt Amount” (other than clause (iii), clause (v) and clause (vii)(x) of such proviso), (iii) all deferred income Tax liabilities and (iv) all dividends payable;

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(aa) the term “Debt Amount Target” shall mean $10,000,000;

(bb) the term “Distributable Closing Date Merger Consideration Cash” shall mean an amount of cash equal to (i) the Closing Date Merger Consideration Cash, minus (ii) the Indemnity Escrow Cash, minus (iii) the Adjustment Escrow Cash, minus (iv) the Administrative Expense Amount;

(cc) the term “Distributable Closing Date Merger Consideration Share Value” shall mean an amount equal to the product of (i) the Distributable Closing Date Merger Consideration Shares and (ii) the Stated Price;

(dd) the term “Distributable Closing Date Merger Consideration Shares” shall mean an amount of Holdco Shares equal to (i) the Closing Date Merger Consideration Shares minus (ii) the Indemnity Escrow Shares;

(ee) the term “Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources or as otherwise defined in any Environmental Law;

(ff) the term “Environmental Law” shall mean any Legal Requirement relating to (i) the protection, preservation or restoration of the Environment or the protection of human health and safety or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of, or exposure to, Hazardous Substance;

(gg) the term “Equity Incentive Plan” shall mean the Company’s 2017 Equity Incentive Plan effective as of January 30, 2017, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to (but not at or after) the Closing;

(hh) the term “Fees and Expenses” shall mean all fees, expenses and other obligations incurred by the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement, including (i) all legal fees and expenses and the fees and expenses of other advisors and consultants, (ii) the PCAOB Amounts, (iii) all fees, costs and expenses of obtaining a fairness opinion, (iv) all Bonus Payments, (v) all fees, costs, expenses, losses or other liabilities incurred by the Company or any of its Subsidiaries arising from or caused by Parent’s exercise of its rights under Section 5.5(b)(i), (vi) all fees, costs and expenses incurred in connection with the appraisal rights process under the DGCL and all payments made to any Dissenter or otherwise in respect of Dissenting Shares, and (vii) all payments made in respect of the Company Stock Options;

(ii) the term “Floor Plan Credit Agreement Documents” shall mean, collectively, (i) that certain Fourth Amended and Restated Floor Plan Credit Agreement, dated as of November 18, 2015, by and among Bank of America, N.A. as “Lender” thereunder, and each of the Subsidiaries of the Company party thereto from time to time as “Loan Parties” thereunder, and (ii) the other “Financing Documents” (as defined in such Fourth Amended and Restated Floor Plan Credit Agreement), in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time;

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(jj) the term “GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied;

(kk) the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority;

(ll) the term “Governmental Entity” shall mean any court, administrative agency, commission, governmental or regulatory authority or similar body, domestic or foreign;

(mm) the term “Hazardous Substance” shall mean any hazardous substance, hazardous material, hazardous waste, any petroleum product or petroleum-based contaminant, polychlorinated biphenyls or any substance or compound containing polychlorinated biphenyls, asbestos or any asbestos containing materials, radon or any other radioactive materials, and any other chemical, substance, waste or material defined or regulated as hazardous or toxic, or as a pollutant or contaminant, under any Environmental Law;

(nn) the term “Indebtedness” shall mean, without duplication, all (i) indebtedness for borrowed money; (ii) obligations for the deferred purchase price of property or services (but excluding any accounts payable or any indebtedness or other monetary obligations to trade creditors and all other accrued current liabilities), (iii) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (iv) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (v) obligations under leases which must be, in accordance with GAAP as in effect on the date of this Agreement (without regard to or giving effect to any ability of any Person to adopt or apply, prior to the date required by the Financial Accounting Standards Board or any other Governmental Entity, any new or modified accounting standards), recorded as capital leases in respect of which such Person is liable as lessee (it being understood, for the avoidance of doubt, that obligations under operating leases shall not constitute Indebtedness); (vi) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions in respect of amounts actually drawn or funded; (vii) guarantees made by the Company on behalf of any third party (other than a Subsidiary of the Company) in respect of obligations of the kind referred to in the foregoing clauses (i) through (vi); and (viii) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment at the Closing (but only if actually prepaid at the Closing) of any of the obligations referred to in the foregoing clauses (i) through (vii);

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(oo) the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing (as applicable);

(pp) the term “knowledge” shall mean, (i) with respect to the Company, the actual knowledge or awareness as to a specified fact or event of Bill Murnane and Maura Berney, and (ii) with respect to Parent, Holdco and Merger Sub, actual knowledge or awareness, as to a specified fact or event of a Person that is an individual or of an executive officer or director of Parent, Holdco or Merger Sub;

(qq) the term “LDRV” shall mean LDRV Holdings Corp., a Delaware corporation;

(rr) the term “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(ss) the term “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(tt) the term “Majority Stockholders” shall mean (i) as of any time of determination prior to the Closing, any Person or Persons holding a majority of the shares of Company Common Stock (excluding treasury shares and Dissenting Shares) outstanding as of such time or (ii) as of any time of determination after the Closing, any Person or Persons who held a majority of the shares of Company Common Stock outstanding as of immediately prior to the Closing;

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(uu) the term “Material Adverse Effect” when used in connection with the Company or Parent, as the case may be, shall mean any change, event, or occurrence, individually or when aggregated with other changes, events, or occurrences, that has or would reasonably be expected to have a materially adverse effect on the business, operations or financial condition, of the Company or Parent, as applicable, and their respective Subsidiaries taken as a whole, provided however that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect or be considered in any determination as to whether a Material Adverse Effect has occurred or is continuing: any changes, events, occurrences or effects arising out of, resulting from or attributable to (A) business or economic conditions in the world or the industries in which the Company or any of its Subsidiaries operates except to the extent (and solely to the extent) it impacts the Company or Parent disproportionately to the industry in which it operates as a whole, (B) the economy, credit or financial or capital markets anywhere in the world (including, without limitation, changes in interest or exchange rates) except to the extent (and solely to the extent) it impacts the Company or Parent disproportionately to the industry in which it operates as a whole, (C) changes in GAAP or any accounting standards or policies, (D) changes in law or other directives issued by any Governmental Entity, (E) the failure of the financial or operating performance of the Company or any of its Subsidiaries to meet projections, forecasts or budgets for any period, (F) any damage, destruction, loss or casualty to any of the properties or assets of the Company or any of its Subsidiaries that is covered by insurance, (G) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (H) earthquakes, hurricanes, tornados or other natural disasters, or (I) changes attributable to the public announcement, pendency or consummation of the transactions contemplated hereby;

(vv) the term “Measurement Time” shall mean 11:59 p.m. (prevailing Eastern Time) on the day immediately prior to the Closing Date;

(ww) the term “Optionholder” shall mean any Person that holds one or more outstanding Company Stock Options as of immediately prior to the Closing;

(xx) the term “Optionholder Pro Rata Share” shall mean (i) for each Participating Optionholder, a fraction (expressed as a percentage), (A) the numerator of which is the total number of shares of Company Common Stock issuable pursuant to Company Stock Options held by such Participating Optionholder as of immediately prior to the Closing (but excluding any Underwater Options held by such Participating Optionholder) and (B) the denominator of which is the Common Stock Number and (ii) for each Optionholder that is not a Participating Optionholder, zero;

(yy) the term “Participating Optionholder” shall mean each Optionholder entitled to receive payment of a portion of the Closing Date Merger Consideration pursuant to Section 1.5(d);

(zz) the term “PCAOB Amounts” shall mean all fees, costs and expenses incurred by the Company in connection with the preparation of the Financial Statements;

(aaa) the term “Per Share Closing Date Merger Consideration” shall mean an amount equal to the quotient obtained by dividing (i) an amount equal to (A) the Aggregate Distributable Closing Date Merger Consideration, minus (B) the Closing Date Bonus Payments Amount, plus (C) the aggregate exercise price for all Company Stock Options outstanding as of immediately prior to the Closing (but excluding Underwater Options), by (ii) the Common Stock Number;

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(bbb) the term “Per Share Closing Date Merger Consideration Cash” shall mean an amount equal to the product of (i) the Per Share Closing Date Merger Consideration and (ii) the Cash Percentage;

(ccc) the term “Per Share Closing Date Merger Consideration Share Value” shall mean an amount equal to the product of (i) the Per Share Closing Date Merger Consideration and (ii) the Stock Percentage;

(ddd) the term “Per Share Closing Date Merger Consideration Shares” shall mean an amount of Holdco Shares equal to the quotient obtained by dividing (i) the Per Share Closing Date Merger Consideration Share Value by (ii) the Stated Price;

(eee) the term “Permitted Liens” shall mean, with respect to any Person or any Person’s assets, securities, rights or properties, (i) all statutory or other Liens for Taxes which are not yet due and payable (or which may be paid without interest or penalties) or the validity or amount of which are being contested in good faith by appropriate proceedings; (ii) all cashiers’, landlords’, workmens’, repairmens’, mechanics’, warehousemens’ and carriers’ Liens and other similar Liens imposed by law or pursuant to customary reservations or retentions of title, incurred in the ordinary course of business for amounts not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings; (iii) all pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) or securing liability for reimbursement or indemnification obligations of insurance carriers providing insurance to the Company or any of its Subsidiaries; (iv) all leases, subleases, licenses or sublicenses to which such Person or any of its Subsidiaries is a party; (v) all purchase money Liens; (vi) all zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities which do not materially interfere with the present use of any of the properties or assets of such Person or any of its Subsidiaries; (vii) all covenants, conditions, restrictions, easements, charges, rights-of-way, defects or imperfections of title and other Liens that do not materially impair the current use or value of any of the properties or assets of such Person or any of its Subsidiaries; (viii) all matters shown in any Lien, pending suits and judgments searches or in any title reports or title policies made available to Parent or the Company, as applicable, prior to the date of this Agreement and all facts shown on any surveys made available to Parent or the Company, as applicable, prior to the date of this Agreement; (ix) matters which would be disclosed by an accurate survey or inspection of real property which do not materially impair the occupancy or current use of the real property they encumber; (x) (in the case of the Company and its Subsidiaries) Liens that secure any indebtedness, obligations or other liabilities under any of the Specified Loan Documents or any of the Floor Plan Credit Agreement Documents (in either case, whether direct or indirect, absolute or contingent, or due or to become due); (xi) Liens in favor of a bank or other financial institution encumbering deposits or other funds maintained with a bank or other financial institution; (xii) Liens that will be terminated at or prior to the Closing; and (xiii) Liens arising out of, under or in connection with applicable federal, state and/or local securities laws;

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(fff) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(ggg) the term “Pro Rata Share” shall mean (i) with respect to any Stockholder, the Stockholder Pro Rata Share for such Stockholder, (ii) with respect to a share of Company Common Stock, the Common Stock Pro Rata Share, and (iii) with respect to any Optionholder, the Optionholder Pro Rata Share for such Optionholder;

(hhh) the term “Registered Intellectual Property” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority;

(iii) the term “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing of any Hazardous Substance in, into, onto, under or through the Environment;

(jjj) the term “Required Withholding Amounts” shall mean any amounts that are required by applicable federal, state, local or foreign withholding Legal Requirements to be withheld by Holdco, the Company or any Subsidiaries of the Company from a payment to which a Participating Optionholder or Bonus Payment Recipient is entitled under this Agreement and that are payable to a Governmental Entity pursuant to such withholding Legal Requirements;

(kkk) the term “SEC” shall mean the U.S. Securities and Exchange Commission;

(lll) the term “Seller” shall mean each Stockholder and each Participating Optionholder;

(mmm) the term “Specified Company Employees” shall mean Bill Murnane and Maura Berney;

(nnn) the term “Specified Loan Documents” shall mean, collectively, (i) that certain Credit Agreement, dated as of November 18, 2015, by and among LDRV, as “Borrower” thereunder, the Company, as “Parent” and “Guarantor” thereunder, the other “Guarantors” thereunder, the “Lenders” thereunder and Bank of America, N.A. as “Administrative Agent” and “L/C Issuer” thereunder, (ii) the other “Loan Documents” (as defined in such Credit Agreement), in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(ooo) the term “Specified Representations” shall mean (i) in the case of the Company, the representations and warranties of the Company made in Section 2.1, Section 2.2, Section 2.3 and Section 2.4, and (ii) in the case of Parent, Holdco and Merger Sub, the representations and warranties of Parent, Holdco and Merger Sub made in Section 3.1, Section 3.2, Section 3.3 and Section 3.4;

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(ppp) the term “Stated Price” shall mean $8.75;

(qqq) the term “Stock Percentage” shall mean a fraction, expressed as a percentage, (i) the numerator of which is the Distributable Closing Date Merger Consideration Share Value and (ii) the denominator of which is the Aggregate Distributable Closing Date Merger Consideration;

(rrr) the term “Stockholder Agreement” shall mean the Stockholders Agreement, dated as of December 22, 2009, by and among the Company and the stockholders of the Company party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(sss) the term “Stockholder Pro Rata Share” shall mean, for each Stockholder, a fraction (expressed as a percentage), (i) the numerator of which is the total number of shares of Company Common Stock held by such Stockholder as of immediately prior to the Closing and (ii) the denominator of which is the Common Stock Number;

(ttt) the term “Subsidiary” shall mean, as of any time of determination and with respect to any specified Person, (i) a corporation more than fifty percent (50%) of the voting or capital stock of which is, as of such time, directly or indirectly owned by such Person and (ii) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity as of such time;

(uuu) the term “Superior Proposal” shall mean a bona fide written Acquisition Proposal that: (i) is made by a third party that did not result from the breach by the Company of Section 5.12(a), (ii) is on terms that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel, is more favorable to the holders of the shares of Company Common Stock (in their capacities as such) from a financial point of view than the Transaction Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any offer by Parent to amend the terms of the Transaction Merger and the other transactions contemplated by this Agreement), and (iii) is reasonably capable to be completed in accordance with its terms, taking into account all legal, financial, financing, regulatory, conditionality, timing and other aspects of the Acquisition Proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;

(vvv) the term “Target Working Capital” shall mean $18,000,000;

(www) the term “Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties, together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts;

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(xxx) the term “Transaction Documents” shall mean, collectively, this Agreement, the Escrow Agreements, the Registration Statement, the Exchange Agent Agreement, the Registration Rights Agreement, the RRA Amendment, the Merger Certificates and the certificates delivered at the Closing pursuant to Section 6.2(a) and Section 6.3(a);

(yyy) the term “Working Capital Adjustment Amount” shall mean an amount equal to the sum of: (i)(A) (if the Calculated Closing Date Working Capital as set forth in the Final Statement is greater than the Working Capital Upper Target) the difference between the Calculated Closing Date Working Capital as set forth in the Final Statement and the Working Capital Upper Target (expressed as a positive number), (B) (if the Calculated Closing Date Working Capital as set forth in the Final Statement is less than the Working Capital Lower Target) the difference between the Calculated Closing Date Working Capital as set forth in the Final Statement and the Working Capital Lower Target (expressed as a negative number), or (C) (if the Calculated Closing Date Working Capital as set forth in the Final Statement is neither greater than the Working Capital Upper Target nor less than the Working Capital Lower Target) zero, plus (ii) if, and only if, the Closing Date Merger Consideration was calculated with any increase thereto pursuant to Section 1.5(a)(ii)(B) or any decrease thereto pursuant to Section 1.5(a)(ii)(C), (A) the amount of any increase to the Closing Date Merger Consideration pursuant to Section 1.5(a)(ii)(B) (expressed as a negative number) or (B) the amount of any decrease to the Closing Date Merger Consideration pursuant to Section 1.5(a)(ii)(C) (expressed as a positive number);

(zzz) the term “Working Capital Lower Target” shall mean an amount equal to (i) the Target Working Capital minus (ii) $2,000,000; and

(aaaa) the term “Working Capital Upper Target” shall mean an amount equal to (i) the Target Working Capital plus (ii) $2,000,000.

10.3 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all such Parties need not sign the same counterpart. Delivery by facsimile or electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

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10.4 Entire Agreement; Third Party Beneficiaries.

(a) This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, it being understood that the letter of intent between Parent and the Company executed on or about July 20, 2017, as amended, is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

(b) This Agreement is for the sole benefit of the Parties, Weil, the Sellers, the Representative and their respective successors and permitted assigns, and nothing herein, express or implied, shall give or be construed to give to any other Person any legal or equitable rights hereunder, except that (i) each Company Indemnitee shall be a third party beneficiary of Section 5.13, (ii) each Indemnified Party that is not a party hereto shall be a third party beneficiary of Article VII, and (iii) each Released Party shall be a third party beneficiary of Section 10.15.

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each the Parties and the third party beneficiaries of this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies. Each of the Parties hereby agrees not to assert that specific performance, injunctive and other equitable remedies are unenforceable, violate public policy, invalid, contrary to Legal Requirements or inequitable for any reason. The right of specific performance, injunctive and other equitable remedies is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company, Parent, Holdco nor Merger Sub would have entered into this Agreement.

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10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Venue; Consent to Jurisdiction. ALL JUDICIAL PROCEEDINGS OR OTHER ACTIONS BROUGHT AGAINST THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS REFERRED TO IN THE IMMEDIATELY PRECEDING SENTENCE; (II) WAIVES ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTIONS OR PROCEEDINGS BROUGHT AGAINST THE PARTIES HERETO ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN SUCH COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; AND (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES HERETO IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

10.9 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10 Assignment. No Party to this Agreement may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties to this Agreement; provided, however, that the Representative may assign and/or delegate any of its rights, interests or obligations under this Agreement (on a full or partial basis, permanently or temporarily, or for one or more specific instances or circumstances) to any Person (including any Stockholder) that is approved by the Majority Stockholders. Subject to the first sentence of this Section 10.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

10.11 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

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10.12 Extension; Waiver. At any time prior to the Closing, any Party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.13 Currency. All references to currency amounts in this Agreement shall mean United States dollars unless otherwise noted.

10.14 Disclosure Schedules. The information furnished in the Disclosure Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Disclosure Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is clear from a reasonable reading of the Disclosure Schedules and such other Sections of this Agreement that such disclosure is also applicable to such other Sections of this Agreement. The Disclosure Schedules and the information and disclosures contained in such Disclosure Schedules are intended only to qualify and limit the representations and warranties of the Parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Disclosure Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any Party and any Person who is not a Party.

10.15 Waiver and Release. Effective on and as of the Closing Date, and for and in consideration of the benefits to be received by each Stockholder in this Agreement and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), each Stockholder, on behalf of itself and its successors and assigns (the “Releasing Parties”), fully, finally and irrevocably releases, acquits and forever discharges each other Stockholder, the Company, the Subsidiaries of the Company, each member of the board of directors or board of managers (or other governing body) of the Company or any of its Subsidiaries, each of their respective Affiliates, and each of their and their Affiliates’ respective officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, parents, subsidiaries, joint ventures, investment funds, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives and attorneys of any of them (collectively, the “Released Parties”), from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, and obligations of every kind and nature whatsoever (including any of the foregoing arising under or relating to the Stockholder Agreement), at law or in equity, whether known or unknown, direct or derivative, contingent or otherwise, or whether or not such Stockholder or any of its Releasing Parties is aware of such claims or suspects them to exist in such Stockholder’s or any of its Releasing Parties’ favor, which such Stockholder or any of its Releasing Parties had, has, or may have had at any time prior to (and including) the Closing Date against any of the Released Parties (“Released Claims”), but only to the extent that such Released Claims arise from or are in connection with the Company or any of its Subsidiaries prior to (and including) the Closing or the conduct of the business of the Company prior to (and including) the Closing; provided, however, that nothing contained herein shall operate to release, and Released Claims shall not include, (i) any claims arising under this Agreement, any other Transaction Document or any other documents, instruments or agreements delivered pursuant hereto or thereto, (ii) any rights of a Releasing Party to indemnification, exculpation, contribution, reimbursement and advancement of expenses, and/or limitation of liability arising under any insurance policy, the Charter Documents of the Company or any of its Subsidiaries, and/or any other agreements or arrangements to which the Company or any of its Subsidiaries is a party or otherwise bound, (iii) any claims or rights of a Releasing Party arising under or relating to Section 10.2 of the Company Charter and/or Section 3.03 of the Stockholder Agreement (to the extent Section 3.03 of the Stockholder Agreement relates to Section 10.2 of the Company Charter) or (iv) any of the authorizations, obligations, covenants or liabilities of a Released Party under or arising from Section 10.2 of the Company Charter and/or Section 3.03 of the Stockholder Agreement (to the extent Section 3.03 of the Stockholder Agreement relates to Section 10.2 of the Company Charter).

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10.16 Conflicts and Privilege. Parent, Holdco, Merger Sub and the Company (on behalf of itself and its Subsidiaries) agree that, notwithstanding any current or prior representation of the Company or any of its Subsidiaries by Stroock & Stroock & Lavan LLP (“Stroock), Stroock shall be allowed to represent any Seller, the Representative or any of their respective Affiliates in any matters and/or disputes (or any other matter), including any matter or dispute adverse to Parent, the Company, any Subsidiaries of Parent or the Company, or any of their respective Affiliates that either is existing on the date hereof or that arises in the future and relates to this Agreement or any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby, and Parent, Holdco, Merger Sub and the Company (on behalf of itself and its Subsidiaries) hereby (a) waive any claim they have or may have that Stroock has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Surviving Pubco, the Surviving Company, any Subsidiaries of Surviving Pubco or the Surviving Company or any of their respective Affiliates (on the one hand) and any Seller, the Representative or any of their respective Affiliates (on the other hand), Stroock may represent such Seller, the Representative or such Affiliate in such dispute even though the interests of such Seller, the Representative or such Affiliate may be directly adverse to Surviving Pubco, the Surviving Company, any Subsidiaries of Surviving Pubco or the Surviving Company or any of their respective Affiliates and even though Stroock may have represented the Company and its Subsidiaries in a matter related to such dispute. Parent, Holdco and the Company (on behalf of itself and its Subsidiaries) also further agree that, as to all communications between or among Stroock and the Company, any of the Subsidiaries of the Company, any of the Sellers, the Representative and/or any of their respective Affiliates that relate in any way to (i) the business, operations, finances, assets, securities, liabilities or prospects of, or any other matters relating to, the Company or any of its Subsidiaries or (ii) any of the transactions contemplated by the Transaction Documents, the attorney-client privilege and the expectation of client confidence belongs to the Representative and may be controlled by the Representative and shall not pass to or be claimed by Parent, Holdco, the Company or any Subsidiary of Parent, Holdco or the Company.

10.17 Non-Recourse. This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein). Following the Closing, (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the Persons that are expressly identified as parties hereto and (b) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, trustee, Affiliate, agent, attorney or representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or any of the other Transaction Documents or with respect to any claim or cause of action that may arise out of or relate to this Agreement or any of the other Transaction Documents, or the negotiation, execution or performance of this Agreement or any of the other Transaction Documents.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ANDINA ACQUISITION CORP. II

By:	/s/ Julio Torres
Name:	Julio Torres
Title:	Chief Executive Officer

ANDINA II HOLDCO CORP.

By:	/s/ Julio Torres
Name:	Julio Torres
Title:	Chief Executive Officer

ANDINA II MERGER SUB INC.

By:	/s/ Julio Torres
Name:	Julio Torres
Title:	Chief Executive Officer

LAZY DAYS’ R.V. CENTER, INC.

By:	/s/ William P. Murnane
Name:	William P. Murnane
Title:	Chairman and CEO

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Solely with respect to Sections 8.3(a), 10.1, 10.3, 10.4(a), 10.7, 10.8, 10.9, 10.10, 10.11 (solely as Section 10.11 relates to Sections 8.3(a), 10.1, 10.3, 10.4(a), 10.7, 10.8, 10.9, 10.10, 10.11 and 10.12) and 10.12:

/s/ A. Lorne Weil
A. LORNE WEIL

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Annex B

Annex C

Annex D

Annex E

Annex F

PROSPECTUS FOR UP TO 7,622,788 SHARES OF COMMON STOCK AND 2,812,142 SHARES OF COMMON STOCK UNDERLYING WARRANTS AND UNIT PURCHASE OPTIONS

OF

ANDINA II HOLDCO CORP.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until [insert date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

The Holdco charter provides that Holdco will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former directors and officers, as well as those persons who, while directors or officers of Holdco, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Holdco charter will be indemnified by Holdco in connection with a proceeding initiated by such person only if such proceeding was authorized by Holdco’s board of directors, except for proceedings to enforce rights to indemnification.

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The right to indemnification conferred by the Holdco charter is a contract right that includes the right to be paid by Holdco the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Holdco charter may have or hereafter acquire under law, the Holdco charter, Holdco’s bylaws, an agreement, vote of shareholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Holdco charter affecting indemnification rights, whether by Holdco’s shareholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits Holdco to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Holdco charter also permits the Company, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Holdco charter.

Holdco’s bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the Holdco charter. In addition, Holdco’s bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by Holdco within a specified period of time. Holdco’s bylaws also permit Holdco to purchase and maintain insurance, at Holdco’s expense, to protect Holdco and/or any director, officer, employee or agent of Holdco or another entity, trust or other enterprise against any expense, liability or loss, whether or not Holdco would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of Holdco’s bylaws affecting indemnification rights, whether by Holdco’s board of directors, shareholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits Holdco to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Upon closing of the Mergers, Holdco intends to enter into indemnification agreements with each of its directors. These agreements will require Holdco to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Holdco, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Holdco also intends to enter into indemnification agreements with its future directors.

Holdco also agreed to cause (including by paying premiums on the current insurance policies) to be maintained in effect for six years after the closing date of the Mergers the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of Andina with respect to matters occurring prior to the closing of the Mergers. Notwithstanding the foregoing, Holdco may substitute for such coverage policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered).

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Item 21. Exhibits and Financial Statement Schedules

Exhibit no	Description
2.1

Agreement and Plan of Merger, dated as of October 27, 2017, by and among Andina Acquisition Corp. II, Andina II Holdco Corp., Andina II Merger Sub Inc., Lazy Days’ R.V. Center, Inc. and A. Lorne Weil (included as Annex A to the proxy statement/prospectus/information statement).

3.1	Form of Amended and Restated Certificate of Incorporation of Holdco (included as Annex B to the proxy statement/prospectus/information statement).
3.2	Form of Bylaws of Holdco (included as Annex B to the proxy statement/prospectus/information statement).
3.3	Amended and Restated Memorandum and Articles of Association of Andina (incorporated by reference to Exhibit 3.1 of Andina’s Form S-1/A filed on November 6, 2015).
4.1	Specimen Unit Certificate of Andina (incorporated by reference to Exhibit 4.1 of Andina’s Form S-1/A filed on November 6, 2015).
4.2	Specimen Ordinary Share Certificate of Andina (incorporated by reference to Exhibit 4.2 of Andina’s Form S-1/A filed on November 6, 2015).
4.3	Specimen Right Certificate of Andina (incorporated by reference to Exhibit 4.3 of Andina’s Form S-1/A filed on November 6, 2015).
4.4	Specimen Warrant Certificate of Andina (incorporated by reference to Exhibit 4.6 of Andina’s Form S-1/A filed on November 6, 2015).
4.4	Specimen Common Stock Certificate of Holdco.*
4.5	Form of Unit Purchase Option issued to EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 4.5 of Andina’s Form S-1/A filed on November 6, 2015).
4.6	Warrant Agreement between Continental Stock Transfer & Trust Company and Andina (incorporated by reference to Exhibit 4.7 of Andina’s Form S-1/A filed on November 6, 2015).
5.1	Opinion of Graubard Miller.*
10.1	Form of Letter Agreement among Andina, EarlyBirdCapital, Inc. and each of Andina’s Officers, Directors and Sponsors (incorporated by reference to Exhibit 10.1 of Andina’s Form S-1/A filed on November 6, 2015).
10.2	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Andina (incorporated by reference to Exhibit 10.2 of Andina’s Form S-1/A filed on November 6, 2015).
10.3	Escrow Agreement between Andina, Continental Stock Transfer & Trust Company and the Initial Shareholders (incorporated by reference to Exhibit 10.3 of Andina’s Form S-1/A filed on November 6, 2015).
10.5	Registration Rights Agreement between Andina and certain security holders of Andina (incorporated by reference to Exhibit 10.1 of Andina’s Current Report on Form 8-K filed on December 1, 2015).
10.6	Form of Adjustment Escrow Agreement among Andina II Holdco Corp., the Representative (as described in the Agreement and Plan of Merger), the Committee (as described in the Agreement and Plan of Merger) and Continental Stock Transfer & Trust Company, as Escrow Agent.*
10.7	Form of Indemnity Escrow Agreement among Andina II Holdco Corp., the Representative (as described in the Agreement and Plan of Merger), the Committee (as described in the Agreement and Plan of Merger) and Continental Stock Transfer & Trust Company, as Escrow Agent.*
10.8	Form of Lock-Up Agreement between Andina Acquisition Corp. II, Andina II Holdco Corp., and certain of the Stockholders.
10.9	Form of Registration Rights Agreement between Andina II Holdco Corp. and certain holders identified therein.*
10.10	2017 Long-Term Incentive Plan (included as Annex C to the proxy statement/prospectus/information statement)
10.11	Employment Agreement between Andina II Holdco Corp. and William Murnane
10.12	Employment Agreement between Andina II Holdco Corp. and Maura Berney
10.13.1	Form of Securities Purchase Agreement (Preferred)
10.13.2	Form of Securities Purchase Agreement (Unit)
23.1	Consent of Marcum LLP
23.2	Consent of Graubard Miller (included in exhibit 5.1).*
99.1	Consent of William Murnane (Director nominee)*.
99.2	Consent of [●] (Director nominee)*
99.3	Consent of [●] (Director nominee)*
99.4	Consent of [●] (Director nominee)*
99.5	Consent of [●] (Director nominee)*
99.6	Form of proxy card*

*       To be filed by amendment.

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Item 22. Undertakings

(A) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g) (2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(C) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, United States of America on December 29, 2017.

ANDINA II HOLDCO CORP.

By:	/s/ Julio A. Torres
Julio A. Torres
Chief Executive Officer
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Julio A. Torres and Mauricio Orellana acting singly, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this proxy statement/prospectus/information statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Julio A. Torres	Chief Executive Officer	December 29 , 2017
Julio A. Torres	(Principal Executive Officer)

/s/ Mauricio Orellana	Chief Financial Officer	December 29 , 2017
Mauricio Orellana	(Principal Accounting Officer)

/s/ B. Luke Weil	Director	December 29 , 2017
B. Luke Weil